Form 10-K405, Exhibit 13
period 1996-12-31
ML GLOBAL HORIZONS LP
filed 1997-03-27
CIK 904918

                ML Global Horizons L.P.
                (A Delaware Limited Partnership)

                Financial Statements for the years ended December 31, 1996, 1995 and the period from January 4, 1994 (commencement of operations) to December 31, 1994 and Independent Auditors' Report

To:        The Limited Partners of ML Global Horizons L.P.

ML Global Horizons L.P. (the "Fund" or the "Partnership") ended its third fiscal year of trading on December 31, 1996 with a Net Asset Value ("NAV") per Unit of $142.95, representing an increase of 14.96% from the December 31, 1995 NAV per Unit of $124.35. During the fiscal year, trading profits were generated in the interest rate, currency, energy and metals sectors while losses were incurred in the stock index and agriculture sectors.

In 1996, strong price trends prevailed in several key markets enabling the Fund's Trading Advisors to trade profitably for the Fund. Although trading in stock index and agricultural commodity markets may have been lackluster, the global bond and currency markets offered substantial trading opportunities. Interest rate and currency price trends resulted in profitable trading opportunities in these markets throughout the year.

As the new year began, the U.S. dollar rallied throughout most of January, after being locked in a tight trading range for the two prior months. However, the dollar weakened against major currencies in February, and returned to a relatively narrow trading range. In March, crude oil prices rose throughout most of the month, as unusually cold weather in the U.S. and Europe resulted in an extended period of strong demand and oil talks between the United Nations and Iraq were suspended.

During April, grain and soybean prices rallied to new highs, sometimes daily, as adverse weather conditions and strong demand affected prices. Difficult trading conditions in many markets prevailed and a lack of clear price trends in key markets negatively impacted the Fund's performance in May and June. For example, U.S. bond markets remained trendless as continued volatility, reflected investor confusion over conflicting reports on the direction of the economy.

As the third quarter of 1996 began, it was the U.S. stock market that experienced increased volatility coupled with sharp declines in July. In the currency markets, the U.S. dollar posted its biggest one-day gain against the Deutsche mark in almost four months on August 14, after comments from the Bundesbank's chief economist encouraged expectations for lower German interest rates. In September, crude oil prices continued, as they had during the summer, to trend upward throughout most of the month.

Despite continued price volatility during the final quarter of 1996, the Fund's Trading Advisors were able to single out trends in key markets, such as the world's major bond markets which rallied into October and November. Additionally, price trends prevailed in several major foreign currency markets, for instance, the British pound extended its rally into November, as it soared to a 4-year high against the U.S. dollar and a 29-month high against the Deutsche mark on November 20. In December, however, the world's major bond market rallies came to an abrupt halt early in the month. Specifically, U.S. Treasury prices dropped on reports of strength in the economy, as well as a weaker dollar which further encouraged investor selling of treasury securities.

1996 proved to be a profitable year for the Fund. As General Partner of the Fund, we believe that the strategy of focused diversification positioned the Fund to profit from a variety of trading opportunities during the year. We continue to work diligently with the Trading Advisors to meet the Fund's objective of achieving, through speculative trading, substantial capital appreciation over time. We look forward to 1997 and the trading opportunities it may bring.

                              Sincerely,
                              John R. Frawley, Jr.
                              President and Chief Executive Officer
                              Merrill Lynch Investment Partners Inc.
                              (General Partner)

FOR THE EXCLUSIVE USE OF INVESTORS IN ML GLOBAL HORIZONS L.P. THIS ANNUAL REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS WHICH CONTAINS IMPORTANT INFORMATION CONCERNING RISK FACTORS, PERFORMANCE AND OTHER MATERIAL ASPECTS OF THE FUND, TOGETHER WITH RECENT MONTHLY AND ANNUAL REPORTS FOR THE FUND. THE PROSPECTUS MUST BE READ CAREFULLY BEFORE ANY DECISION WHETHER TO INVEST IS MADE. THIS ANNUAL REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                   1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM
  JANUARY 4, 1994 (COMMENCEMENT OF OPERATIONS)
  TO DECEMBER 31, 1994:

  Statements of Financial Condition                                            2

  Statements of Income                                                         3

  Statements of Changes in Partners' Capital                                   4

  Notes to Financial Statements                                             5-11

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Partners of
ML Global Horizons L.P.:

We have audited the accompanying statements of financial condition of ML Global Horizons L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1996 and 1995, and the related statements of income and of changes in partners' capital for the years ended December 31, 1996 and 1995 and the period January 4, 1994 (commencement of operations) to December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of ML Global Horizons L.P. as of December 31, 1996 and 1995, and the results of its operations for the years ended December 31, 1996 and 1995 and the period January 4, 1994 (commencement of operations) to December 31, 1994, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 3, 1997
New York, New York

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                       1996                         1995
                                                                                       ----                         ----
ASSETS
------

Accrued interest (Note 2)                                                               $   349,232                    $   357,496
Equity in commodity futures trading accounts:
    Cash and option premiums                                                             87,463,878                     85,254,980
    Net unrealized profit on open contracts                                               2,335,799                      5,630,789
                                                                             -------------------------    -------------------------

                TOTAL                                                                   $90,148,909                    $91,243,265
                                                                             =========================    =========================


LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:
    Redemptions payable                                                                 $ 3,143,328                    $   674,724
    Profit shares payable (Note 3)                                                        1,434,200                      -
    Incentive override payable (Note 2)                                                     834,271                        855,796
    Brokerage commissions payable (Note 2)                                                  544,798                        551,853
    Administrative fees payable (Note 2)                                                     18,771                      -
    Organization and initial offering costs payable (Note 1)                              -                                 20,399
                                                                             -------------------------    -------------------------

            Total liabilities                                                             5,975,368                      2,102,772
                                                                             -------------------------    -------------------------

PARTNERS' CAPITAL:
    General Partner (8,985 Units and 8,530 Units)                                         1,284,420                      1,052,896
    Limited Partners (579,840 Units and 737,413 Units)                                   82,889,121                     91,708,172
    Subscriptions receivable (0 Units and 29,116 Units)                                   -                            (3,620,575)
                                                                             -------------------------    -------------------------

            Total partners' capital                                                      84,173,541                     89,140,493
                                                                             -------------------------    -------------------------

                TOTAL                                                                   $90,148,909                    $91,243,265
                                                                             =========================    =========================

NET ASSET VALUE PER UNIT                                                                    $142.95                        $124.35
                                                                             =========================    =========================

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM JANUARY 4, 1994 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1994

-----------------------------------------------------------------------------------------------------------------------------


                                                            1996                    1995                      1994
                                                            ----                    ----                      ----
REVENUES:
    Trading profits (losses):
        Realized                                          $20,458,327               $17,455,764               $  453,726
        Change in unrealized                               (3,294,990)                  299,233                5,331,556
                                                     -------------------      ------------------        ------------------

            Total trading results                          17,163,337                17,754,997                5,785,282
                                                     -------------------      ------------------        ------------------

    Interest income (Note 2)                                3,978,137                 3,786,925                1,972,722
                                                     -------------------      ------------------        ------------------

            Total revenues                                 21,141,474                21,541,922                7,758,004
                                                     -------------------      ------------------        ------------------

EXPENSES:
    Profit shares (Note 3)                                  1,808,020                 1,492,857                1,103,649
    Brokerage commissions (Note 2)                          6,646,004                 5,723,755                3,859,267
    Incentive override (Note 2)                               834,271                   965,454                   41,867
    Administrative fees (Note 2)                               57,091                   -                        -
                                                     -------------------      ------------------        ------------------

            Total expenses                                  9,345,386                 8,182,066                5,004,783
                                                     -------------------      ------------------        ------------------

NET INCOME                                                $11,796,088               $13,359,856               $2,753,221
                                                     ===================      ==================        ==================

NET INCOME PER UNIT:
    Weighted average number of Units
      outstanding (Note 4)                                    695,455                   663,663                  523,953
                                                     ===================      ==================        ==================

     Net income per weighted average General
       Partner and Limited Partner Unit                        $16.96                    $20.13                    $5.25
                                                     ===================      ==================        ==================


See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM JANUARY 4, 1994 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1994

------------------------------------------------------------------------------------------------------------------------

                                                           Limited              General       Subscriptions
                                       Units              Partners              Partner         Receivable          Total
                                       -----              --------              -------         ----------          -----

Initial offering                       358,350            $35,467,300           $  367,700      $     -             $35,835,000

Organization and initial
  offering costs                         -                   (442,366)              (4,634)           -                (447,000)

Subscriptions                          317,083             31,598,577              275,531            -              31,874,108

Redemptions                            (30,914)            (3,162,070)              -                 -              (3,162,070)

Net income                               -                  2,722,238               30,983            -               2,753,221
                                ----------------  ---------------------  -------------------  -------------------  --------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1994                    644,519             66,183,679              669,580            -              66,853,259

Subscriptions                          298,294             35,021,556              244,397            -              35,265,953

Subscription receivable                (29,116)                 -                   -                (3,620,575)     (3,620,575)

Redemptions                           (196,870)           (22,718,000)              -                 -             (22,718,000)

Net income                               -                 13,220,937              138,919            -              13,359,856
                                ----------------  ---------------------  -------------------  -------------------  --------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1995                    716,827             91,708,172            1,052,896           (3,620,575)     89,140,493

Subscriptions                          135,271             13,149,821               56,936            3,620,575      16,827,332

Redemptions                           (263,273)           (33,590,372)              -                  -            (33,590,372)

Net income                               -                 11,621,500              174,588             -             11,796,088
                                ----------------  ---------------------  -------------------  -------------------  --------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1996                    588,825            $82,889,121           $1,284,420     $       -             $84,173,541
                                ================  =====================  ===================  ===================  ==============

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND THE PERIOD FROM JANUARY 4, 1994 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1994

--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization
      ------------

      ML Global Horizons L.P. (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. The Partnership issues new units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each month. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

      MLIP selects independent advisors (the "Advisors" or the "Trading Advisors") to manage the Partnership's assets, and allocates and reallocates the Partnership's assets among existing, replacement and additional Advisors.

      Estimates
      ---------

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition
      -------------------

      Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit (loss) on open contracts in the Statements of Financial Condition at the difference between the original contract amount and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

      Organization and Initial Offering Costs; Operating Expenses and Selling
      -----------------------------------------------------------------------
      Commissions
      -----------

      MLIP advanced all organization and initial offering costs related to the Partnership. The Partnership reimbursed MLIP for such costs over a two-year period in 24 equal monthly installments. For financial reporting purposes, the Partnership deducted the total organization and initial offering costs of $447,000 from Partners' capital at inception. For all other purposes, including determining the Net Asset Value per Unit for redemption purposes, the Partnership deducted organization and initial offering cost reimbursements only as actually paid.

      MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the costs of the ongoing offering of the Units. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership as reimbursement for the foregoing expenses.

      No selling commissions have been or are paid by Limited Partners.

      Income Taxes
      ------------

      No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

      Distributions
      -------------

      The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1996.

      Redemptions
      -----------

      A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after issuance are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquires Units at more than one time, such Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable.

      Dissolution of the Partnership
      ------------------------------

      The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances, as set forth in the Limited Partnership Agreement.

2.    RELATED PARTY TRANSACTIONS

       The Partnership's U.S. dollar-denominated assets are held at MLF in cash or short-term Treasury bills. The Partnership receives all interest paid on such Treasury bills. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at rates ranging from .50 of 1% per annum below the prevailing 91-day Treasury bill rate up to the full prevailing 91-day Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

       Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated available assets based on local short-term rates. Merrill Lynch charges the

       Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

      The Partnership paid brokerage commissions to MLF at a flat monthly rate of .625 of 1% (a 7.5% annual rate) of the Partnership's month-end assets allocated to trading. Effective October 1, 1996, this percentage was reduced to .604 of 1% (a 7.25% annual rate) of the Partnership's month-end assets allocated to trading, and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets allocated to trading (this recharacterization had no economic effect on the Partnership). Month-end assets are not reduced, for purposes of calculating brokerage commissions or administrative fees, by any accrued brokerage commissions, administrative fees, profit shares, Incentive Overrides or other fees or charges.

      MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1996, 1995 and 1994 was approximately $74, $88 and $13 respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

      MLF pays the Advisors annual Consulting Fees ranging up to 4% of the Partnership's average month-end assets, after reduction for a portion of the brokerage commissions.

      The Partnership paid to MLIP an Incentive Override equal to 10% of the Net New Gain, as defined, as of December 31, 1996, 1995 and 1994 and will do so as of each subsequent December 31 in respect of any Net New Gain then outstanding. Such payments are also made to MLIP from the redemption value of Units redeemed as of the end of interim months during a year, to the extent of any Net New Gain attributable to such Units when redeemed. Prior to December 31, 1994, the Partnership retained any accrued Incentive Overrides reflected as a reduction in the Net Asset Value of Units when redeemed.

      The Partnership trades forward contracts through a Foreign Exchange Service Desk (the "F/X Desk") established by MLIP that contacts at least two counterparties along with Merrill Lynch International Bank ("MLIB") for all of the Partnership's currency trades. All counterparties other than MLIB are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee equal (at current exchange rates) to approximately $5.00 to $12.50 on each purchase or sale of a futures contract equivalent face amount of a foreign currency. No service fees are charged on trades awarded to MLIB (which receives a "bid-ask" spread on such trades). MLIB is awarded trades only if its price (which includes no service fee) is equal to or better than the best price (including the service fee) offered by any of the other counterparties contacted.

      The F/X Desk trades using credit lines provided by a Merrill Lynch entity. The Partnership is not required to margin or otherwise guarantee its F/X Desk trading.

      Certain of the Partnership's currency trades are executed in the form of "exchange of futures for physical" ("EFP") transactions involving MLIB and MLF. In these transactions, a spot or forward (collectively referred to as "cash") currency position is acquired and exchanged for an equivalent futures position on the Chicago Mercantile Exchange's International Monetary Market. In its EFP trading, the Partnership acquires cash currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a "differential" between the prices of these two positions. This "differential" reflects, in part, the different settlement dates of the cash and the futures contracts as well as prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity.

      The Partnership's F/X Desk service fee and EFP differential costs, have to date, totaled no more than .25 of 1% per annum of the Partnership's average month-end Net Assets.

3.    AGREEMENTS

      The Partnership and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by MLIP.

      Profit shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, as of the end of each calendar quarter, are paid by the Partnership to each Advisor. Profit shares are also paid out in respect of Units redeemed as of the end of interim months during a calendar quarter to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

      The methods by which profit shares and the Incentive Override are calculated may result in certain disproportionate allocations of such fees and possible equity dilution among Partners purchasing Units at different times.

4.    WEIGHTED AVERAGE UNITS

      The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1996, 1995 and 1994 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the preceding period.

5.    FAIR VALUE AND OFF-BALANCE SHEET RISK

      The Partnership trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's trading results by reporting category were as follows:

                                                                 Total Trading Results
                                               ---------------------------------------------------------
                                                         1996                             1995
                                               ------------------------         ------------------------

      Interest Rates                                      $ 9,760,028                      $11,850,333
      Stock Indices                                        (2,898,534)                       1,309,308
      Commodities                                          (1,260,126)                      (2,344,653)
      Currencies                                            6,729,908                        9,620,327
      Energy                                                3,648,527                        1,362,895
      Metals                                                1,183,534                       (4,043,213)
                                               ------------------------         ------------------------

                                                          $17,163,337                      $17,754,997
                                               ========================         ========================

       Market Risk
       -----------

       Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit
       (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the financial instruments are traded.

       The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations--both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner will not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

       Fair Value
       ----------

       The derivative instruments used in the Partnership's trading activities are marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit
       (loss) reflected in trading revenues in the Statements of Income. The contract/notional values of open contracts as of December 31, 1996 and 1995 were as follows:

                                                  1996                                                    1995
                          -----------------------------------------------------    -----------------------------------------------
                              Commitment to                Commitment to               Commitment to               Commitment to
                           Purchase (Futures,             Sell (Futures,            Purchase (Futures,            Sell (Futures,
                           Options & Forwards)          Options & Forwards)         Options & Forwards)         Options & Forwards)
                           ------------------           ------------------          ------------------          ------------------

     Interest Rates              $163,675,871                 $ 19,289,797                 $366,794,659               $115,962,614
     Stock Indices                  2,370,250                       -                         5,256,825                    -
     Commodities                   15,801,477                   20,321,987                   43,376,228                 13,773,026
     Currencies                    98,847,573                   98,585,409                   31,823,922                113,887,626
     Energy                         9,062,561                       -                        28,209,814                    -
     Metals                         8,173,590                   36,875,178                    7,101,823                 23,355,741
                           ----------------------     ---------------------        ---------------------     ----------------------

                                 $297,931,322                 $175,072,371                 $482,563,271               $266,979,007
                           ======================     =====================        =====================     ======================


Substantially all of the Partnership's derivative instruments outstanding at December 31, 1996 expire within one year.

    The contract/notional values of the Partnership's open exchange-traded and non-exchange-traded derivative instrument positions as of December 31, 1996 and 1995 were as follows:

                                                  1996                                                    1995
                          -----------------------------------------------------    -----------------------------------------------
                              Commitment to                Commitment to               Commitment to               Commitment to
                           Purchase (Futures,             Sell (Futures,            Purchase (Futures,            Sell (Futures,
                           Options & Forwards)          Options & Forwards)         Options & Forwards)         Options & Forwards)
                           ------------------           ------------------          ------------------          ------------------
     Exchange
       Traded                    $222,862,462                 $120,557,546                $451,632,138                $210,729,655
     Non-
       Exchange
       Traded                      75,068,860                   54,514,825                  30,931,133                  56,249,352
                           ----------------------     ---------------------        ---------------------     ----------------------

                                 $297,931,322                 $175,072,371                $482,563,271                $266,979,007
                           ======================     =====================        =====================     ======================


    The average fair value of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1996 and 1995 were as follows:

                                                  1996                                                    1995
                          -----------------------------------------------------    -----------------------------------------------
                              Commitment to                Commitment to               Commitment to               Commitment to
                           Purchase (Futures,             Sell (Futures,            Purchase (Futures,            Sell (Futures,
                           Options & Forwards)          Options & Forwards)         Options & Forwards)         Options & Forwards)
                           ------------------           ------------------          ------------------          ------------------
      Interest Rates             $375,821,929                $235,768,354                $392,684,358                $ 52,525,025
      Stock Indices                18,182,219                   6,017,446                  11,263,970                   4,597,664
      Commodities                  31,215,320                  16,934,584                  23,210,531                  11,584,575
      Currencies                  129,897,769                 155,721,135                  96,987,577                  95,012,878
      Energy                       10,495,884                     828,215                   8,271,275                   6,430,540
      Metals                       16,886,459                  41,387,905                  12,245,216                  31,011,275
                          ----------------------     -----------------------       ---------------------    -----------------------
                                 $582,499,580                $456,657,639                $544,662,927                $201,161,957
                          ======================     =======================       =====================    =======================

    A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and to sell the same instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

    Credit Risk
    -----------

    The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

    The fair value amounts in the above tables represent the extent of the Partnership's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included on the Statements of Financial Condition. The Partnership also has credit risk because the sole counterparty or broker with respect to most of the Partnership's assets is MLF.

    As of December 31, 1996 and 1995, $55,365,300 and $71,297,472 of the
    Partnership's assets, respectively, were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

    The gross unrealized profit and net unrealized profit (loss) on the Partnership's open derivative instrument positions as of December 31, 1996 and 1995 were as follows:

                                                   1996                                              1995
                          --------------------------------------------------- --------------------------------------------------

                               Gross Unrealized           Net Unrealized           Gross Unrealized           Net Unrealized
                                    Profit                Profit (Loss)                 Profit                Profit (Loss)
                          ------------------------- ------------------------- ------------------------ -------------------------
 Exchange-Traded                      $3,583,032                $2,072,327                 $7,029,085               $5,952,033
 Non-Exchange Traded                   1,075,337                   263,472                    338,067                 (321,244)
                          ------------------------- ------------------------- ------------------------ -------------------------

                                      $4,658,369                $2,335,799                 $7,367,152               $5,630,789
                          ========================= ========================= ======================== =========================


The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

The Partnership, through its normal course of business, enters into various contracts with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                James M. Bernard
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                             ML Global Horizons L.P.