Form 10-K405, Exhibit 13
period 1997-12-31
ML GLOBAL HORIZONS LP
filed 1998-03-26
CIK 904918

ML Global Horizons, L.P.
(A Delaware Limited Partnership)

Financial Statements for the years ended
December 31, 1997, 1996 and 1995
and Independent Auditors' Report

To:  The Limited Partners of ML GLOBAL HORIZONS L.P.


ML Global Horizons L.P. (the "Fund" or "Partnership") ended its fourth fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $153.86, representing an increase of 7.63% from the December 31, 1996 NAV per Unit of $142.95. During 1997, trading profits were generated in the metals, currency, interest rate and agriculture markets while losses were incurred in energy and stock index trading.

Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nino, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.

In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.

Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.

In energy markets, a slump in crude oil prices was characteristic of its lackluster performance from the beginning of the year. Early in 1997, volatility returned in the energy markets, reflecting the impact of a winter significantly warmer than normal. By mid-year, the decline in prices reversed sharply as Saudi Arabia and Iran, together representing about 45% of OPEC's oil production, joined forces to pressure oil-producing nations to stay within OPEC production quotas. In December, financial and economic problems in Asia reduced demand for oil, and in combination with ample supplies, resulted in crude oil prices declining once again.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.



                              Sincerely,

                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)



FOR THE EXCLUSIVE USE OF INVESTORS IN ML GLOBAL HORIZONS L.P. THIS ANNUAL REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS, AS SUPPLEMENTED, WHICH CONTAINS IMPORTANT INFORMATION CONCERNING RISK FACTORS, PERFORMANCE AND OTHER MATERIAL ASPECTS OF THE FUND, TOGETHER WITH SUMMARY FINANCIAL INFORMATION CURRENT WITHIN 60 DAYS. THE PROSPECTUS MUST BE READ CAREFULLY BEFORE ANY DECISION WHETHER TO INVEST IS MADE. THIS ANNUAL REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS

                                                Page
                                                ----

INDEPENDENT AUDITORS' REPORT                       1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1997, 1996 AND 1995:

  Statements of Financial Condition                2

  Statements of Income                             3

  Statements of Changes in Partners' Capital       4

  Notes to Financial Statements                 5-12

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Partners of
ML Global Horizons L.P.:

We have audited the accompanying statements of financial condition of ML Global Horizons L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1997 and 1996, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, these financial statements present fairly, in all material respects, the financial position of ML Global Horizons L.P. as of December 31, 1997 and 1996, and the results of its operations for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996

                                                                      1997                       1996
                                                               -------------------          ----------------
ASSETS

Accrued interest (Note 2)                                               $ 572,654                 $ 349,232
Equity in commodity futures trading accounts:
    Cash and option premiums                                          127,759,932                87,463,878
    Net unrealized profit on open contracts                             8,665,240                 2,335,799
                                                               -------------------          ----------------
                TOTAL                                               $ 136,997,826              $ 90,148,909
                                                               ===================          ================


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable                                                 $ 612,978               $ 3,143,328
    Profit Shares payable (Note 3)                                      1,196,823                 1,434,200
    Incentive Override payable (Note 2)                                   289,162                   834,271
    Brokerage commissions payable (Note 2)                                825,958                   544,798
    Administrative fees payable (Note 2)                                   28,540                    18,771
                                                               -------------------          ----------------
            Total liabilities                                           2,953,461                 5,975,368
                                                               -------------------          ----------------
PARTNERS' CAPITAL:
    General Partner (10,194 Units and 8,985 Units)                      1,568,439                 1,284,420
    Limited Partner (873,830 Units and 579,840 Units)                 134,446,411                82,889,121
    Subscriptions receivable (12,807 Units and 0 Units)                (1,970,485)                        -
                                                               -------------------          ----------------

            Total partners' capital                                   134,044,365                84,173,541
                                                               -------------------          ----------------

                TOTAL                                               $ 136,997,826              $ 90,148,909
                                                               ===================          ================
NET ASSET VALUE PER UNIT
(Based on 871,217 and 588,825 Units Outstanding)                         $ 153.86                  $ 142.95
                                                               ===================          ================

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                          1997               1996                1995
                                                     ---------------    ----------------    ----------------
REVENUES:
    Trading profits (losses):
        Realized                                        $ 6,111,341        $ 20,458,327        $ 17,455,764
        Change in unrealized                              6,329,441          (3,294,990)            299,233
                                                     ---------------    ----------------    ----------------

            Total trading results                        12,440,782          17,163,337          17,754,997

    Interest income (Note 2)                              5,278,840           3,978,137           3,786,925
                                                     ---------------    ----------------    ----------------

            Total revenues                               17,719,622          21,141,474          21,541,922
                                                     ---------------    ----------------    ----------------

EXPENSES:
    Profit Shares (Note 3)                                1,666,616           1,808,020           1,492,857
    Brokerage commissions (Note 2)                        7,727,226           6,646,004           5,723,755
    Incentive Override (Note 2)                             289,162             834,271             965,454
    Administrative fees (Note 2)                            266,456              57,091                  --
                                                     ---------------    ----------------    ----------------

            Total expenses                                9,949,460           9,345,386           8,182,066
                                                     ---------------    ----------------    ----------------

NET INCOME                                              $ 7,770,162        $ 11,796,088        $ 13,359,856
                                                     ===============    ================    ================

NET INCOME PER UNIT:
    Weighted average number of Units
      outstanding (Note 4)                                  707,741             695,455             663,663
                                                     ===============    ================    ================

     Net income per weighted average General
       Partner and Limited Partner Unit                     $ 10.98             $ 16.96             $ 20.13
                                                     ===============    ================    ================

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                      Limited              General          Subscriptions
                                   Units             Partners              Partner           Receivable              Total
                                -------------    ------------------    ----------------    ----------------     -----------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1994               644,519          $ 66,183,679           $ 669,580                $ --          $ 66,853,259

Subscriptions                     298,294            35,021,556             244,397                  --            35,265,953

Subscriptions receivable          (29,116)                   --                  --          (3,620,575)           (3,620,575)

Redemptions                      (196,870)          (22,718,000)                 --                  --           (22,718,000)

Net income                             --            13,220,937             138,919                  --            13,359,856
                             -------------    ------------------    ----------------    ----------------     -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995               716,827            91,708,172           1,052,896          (3,620,575)           89,140,493

Subscriptions                     135,271            13,149,821              56,936           3,620,575            16,827,332

Redemptions                      (263,273)          (33,590,372)                 --                  --           (33,590,372)

Net income                             --            11,621,500             174,588                  --            11,796,088
                             -------------    ------------------    ----------------    ----------------     -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996               588,825            82,889,121           1,284,420                  --            84,173,541

Subscriptions                     343,963            51,177,808             177,071                  --            51,354,879

Subscriptions receivable          (12,807)                   --                  --          (1,970,485)           (1,970,485)

Redemptions                       (48,764)           (7,283,732)                 --                  --            (7,283,732)

Net income                             --             7,663,214             106,948                  --             7,770,162
                             -------------    ------------------    ----------------    ----------------     -----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997               871,217          $134,446,411         $ 1,568,439        $ (1,970,485)        $ 134,044,365
                             =============    ==================    ================    ================     =================

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
------------

ML Global Horizons L.P. (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. When available for investment, the Partnership issues new units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each month. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

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

Revenue Recognition
-------------------

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

Operating Expenses and Selling Commissions
------------------------------------------

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

Distributions
-------------

The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1997.

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

Dissolution of the Partnership
------------------------------

The Partnership will terminate on December 31, 2023, or at an earlier date if certain conditions occur, as well as under certain other circumstances, as set forth in the Limited Partnership Agreement.

2.    RELATED PARTY TRANSACTIONS

The Partnership's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

The General Partner has determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account will be credited as their response forms are processed. The total
amount of the adjustment is approximately $1,003,000.   Since this amount was
paid directly to investors by the General Partner, it is not reflected in these
financial statements.   The General Partner has determined that interest has
been calculated appropriately since November 1996.

          The Partnership paid brokerage commissions to MLF at a flat monthly rate of .625 of 1% (a 7.5% annual rate) of the Partnership's month-end assets allocated to trading. Effective October 1, 1996, this percentage was reduced to
 .604 of 1% (a 7.25% annual rate) of the Partnership's month-end assets allocated to trading, and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets allocated to trading (this recharacterization had no economic effect on the Partnership). Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares, Incentive Overrides or other fees or charges.

          MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1997, 1996 and 1995 was approximately $98, $74 and $88 respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

          MLF pays the Advisors annual Consulting Fees ranging up to 4% of the Partnership's average month-end assets, after reduction for a portion of the brokerage commissions.

          The Partnership paid to MLIP an Incentive Override equal to 10% of the Net New Gain, as defined, as of December 31, 1997, 1996 and 1995 and will do so as of each subsequent December 31 in respect of any Net New Gain then outstanding. Such payments are also made to MLIP from the redemption value of Units redeemed as of the end of interim months during a year, to the extent of any Net New Gain attributable to such Units when redeemed.

The Partnership trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Partnership access to counterparties in addition to (but also including ) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchanges rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Partnership acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisors, to date, have made little use of EFPs.

The Partnership's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Partnership's average month-end assets.

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

          Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year, are paid by the Partnership to each Advisor. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

          The methods by which Profit Shares and the Incentive Override are calculated may result in certain disproportionate allocations of such fees and possible equity dilution among Partners purchasing Units at different times.

4.  WEIGHTED AVERAGE UNITS

          The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1997, 1996 and 1995 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the preceding period.

5. FAIR VALUE AND OFF-BALANCE SHEET RISK

          The Partnership trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                     Total Trading Results
                    ---------------------------------------------------------
                         1997                 1996                 1995
                    ---------------      ---------------      ---------------
Interest Rates         $ 3,934,415          $ 9,760,028         $ 11,850,333
Stock Indices              (59,105)          (2,898,534)           1,309,308
Commodities              1,154,857           (1,260,126)          (2,344,653)
Currencies               6,017,661            6,729,908            9,620,327
Energy                  (4,302,025)           3,648,527            1,362,895
Metals                   5,694,979            1,183,534           (4,043,213)
                    ---------------      ---------------      ---------------
                      $ 12,440,782         $ 17,163,337         $ 17,754,997
                    ===============      ===============      ===============

Market Risk
-----------

Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations--both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

Fair Value
----------

The derivative instruments traded by the Partnership are marked to market daily with the resulting unrealized profit recorded in the Statements of Financial Condition and the related profit (loss) reflected in trading revenues in the Statements of Income.

The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:


                                             1997                                            1996
                           ---------------------------------------        ---------------------------------------
                           Commitment to            Commitment to            Commitment to           Commitment to
                         Purchase (Futures,        Sell (Futures,          Purchase (Futures,        Sell (Futures,
                        Options & Forwards)      Options & Forwards)      Options & Forwards)      Options & Forwards)
                        ------------------       ------------------       -------------------      -------------------
Interest Rates              $ 361,262,091           $ 216,261,891          $ 163,675,871            $ 19,289,797
Stock Indices                   3,671,625               9,837,452              2,370,250                      --
Commodities                    32,721,460              39,980,310             15,801,477              20,321,987
Currencies                     71,377,618             290,360,085             98,847,573              98,585,409
Energy                                 --              12,218,655              9,062,561                      --
Metals                         28,496,076              51,889,407              8,173,590              36,875,178
                           ---------------         ---------------        ---------------         ---------------
                            $ 497,528,870           $ 620,547,800          $ 297,931,322           $ 175,072,371
                           ===============         ===============        ===============         ===============

Substantially all of the Partnership's derivative instruments outstanding at December 31, 1997 expire within one year.

The contract/notional values of the Partnership's open exchange-traded and non-exchange-traded derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                             1997                                            1996
                           ---------------------------------------        ---------------------------------------
                           Commitment to            Commitment to            Commitment to           Commitment to
                         Purchase (Futures,        Sell (Futures,          Purchase (Futures,        Sell (Futures,
                        Options & Forwards)      Options & Forwards)      Options & Forwards)      Options & Forwards)
                        ------------------       ------------------       -------------------      -------------------
Exchange-Traded               $ 435,918,287          $ 484,549,200           $ 222,862,462           $ 120,557,546
Non-Exchange-Traded              61,610,583            135,998,600              75,068,860              54,514,825
                             ---------------        ---------------         ---------------         ---------------
                              $ 497,528,870          $ 620,547,800           $ 297,931,322           $ 175,072,371
                             ===============        ===============         ===============         ===============

The average fair values, based on contract/notional values, of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1997 and 1996 were as follows:

                                                  1997                                              1996
                             ------------------------------------------         -----------------------------------------
                                 Commitment to            Commitment to            Commitment to            Commitment to
                                Purchase (Futures,        Sell (Futures,         Purchase (Futures,         Sell (Futures,
                               Options & Forwards)      Options & Forwards)      Options & Forwards)      Options & Forwards)
                             ---------------------      -------------------     --------------------     --------------------
Interest Rates                  $ 355,706,292            $ 163,790,120            $ 375,821,929            $ 235,768,354
Stock Indices                      16,261,720               10,889,808               18,182,219                6,017,446
Commodities                        35,250,135               19,213,817               31,215,320               16,934,584
Currencies                         93,524,652              185,718,360              129,897,769              155,721,135
Energy                              5,554,722                5,244,100               10,495,884                  828,215
Metals                             30,160,151               39,147,176               16,886,459               41,387,905
                             -----------------        -----------------         ----------------         ----------------
                                $ 536,457,672            $ 424,003,381            $ 582,499,580            $ 456,657,639
                             =================        =================         ================         ================


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

          The gross unrealized profit and net unrealized profit on the Partnership's open derivative instrument positions as of December 31, 1997 and 1996 were as follows:


                                                 1997                                          1996
                                -------------------------------------          -----------------------------------
                                Gross Unrealized        Net Unrealized       Gross Unrealized       Net Unrealized
                                     Profit                 Profit                Profit               Profit
                                ----------------------------------------------------------------------------------
Exchange-Traded                  $ 10,018,862            $ 7,627,618           $ 3,583,032            $ 2,072,327
Non-Exchange Traded                 2,824,800              1,037,622             1,075,337                263,472
                                --------------          -------------          ------------          -------------

                                 $ 12,843,662            $ 8,665,240           $ 4,658,369            $ 2,335,799
                                ==============          =============          ============          =============

The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                          /s/ Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                            ML Global Horizons L.P.