Form 10-K405, Exhibit 13
period 1998-12-31
ML GLOBAL HORIZONS LP
filed 1999-03-30
CIK 904918

                   ML GLOBAL HORIZONS L.P.
                   (A Delaware Limited Partnership)


                   Financial Statements for the years ended
                   December 31, 1998, 1997 and 1996 And
                   Independent Auditors' Report



[LOGO] MERRILL LYNCH

To: The Limited Partners of ML Global Horizons L.P.

ML Global Horizons L.P. (the "Fund" or the "Partnership") ended its fifth fiscal year of trading on December 31, 1998 with a Net Asset Value ("NAV") per Unit of $163.42, representing an increase of 6.21% from the December 31, 1997 NAV per Unit of $153.86. During 1998, trading profits were generated in the interest rate, energy and currency markets while losses were incurred in metals, stock index and agricultural trading.

Global interest rate markets provided the Fund with its most profitable positions for the first quarter, particularly in European bonds where an extended bond market rally continued despite an environment of robust growth in the United States, Canada and the United Kingdom, as well as a strong pick-up in growth in continental Europe. In the second quarter, swings in the U.S. dollar and developments in Japan affected bond markets, causing the Fund's interest rate trading to result in losses. This was turned around in the third quarter, as markets worldwide were turned upside down and the Fund's non-correlation with general equity and debt markets was strongly exhibited, and trading was particularly profitable in positions in Eurodollars, German and Japanese bonds, and U.S. Treasury notes and bonds. Global investors staged a major flight to quality, resulting in a significant widening of credit spreads on a global basis. In October, investors pushed the yields on U.S. Treasury bonds to a 31-year low. The long bond yield fell about 75 basis points in 1998 as the world economy slowed more than expected, inflation continued to fall, the anticipated small U.S. budget deficit turned into substantial surplus, and the Federal Reserve lowered interest rates.

In energy markets, demand for crude oil in the Middle East was affected by low oil prices early in the year, and trading resulted in losses. Initially buoyed on concerns about a U.S.-led military strike against Iraq, crude oil fell to a nine-year low, as the globally warm winter, the return of Iraq as a producer and the Asian economic crisis added to OPEC's supply glut problems. Despite production cuts initiated by OPEC at the end of March, world oil supplies remained excessive and oil prices stood at relatively low levels throughout the first half of 1998. Short heating oil positions in the third quarter proved profitable for the Fund as the market for heating oil prices dropped to its lowest level in more than a decade. In early December, oil and natural gas prices dropped sharply, causing continued problems for many emerging market countries that depend on commodity exports for economic growth and government financing. These price pressures were mainly due to excessive supply availability and near-term weather indications that inventories would remain at more than adequate levels even in the event of a cold Northern Hemisphere winter. Also, the December U.S. air attack on Iraq failed to cause any damage to oil pumping and shipping operations, and oil prices fell over 10%.

In currency markets, results early in the year were mixed, although marginally profitable. During the second quarter, strong gains were realized in positions in the Japanese yen, which weakened during June to an eight-year low versus the U.S. dollar. Significant gains from Japanese yen trading continued into the third quarter, and Japan's problems spread to other sectors of the global economy, causing commodities prices to decline as demand from the Asian economies weakened. Japan's deepening recession and credit crunch continued through the fourth quarter, and the Fund achieved gains from long yen positions.

Gold prices began the year drifting sideways, and continued to weaken following news in the second quarter of a European Central Bank consensus that ten to fifteen percent of reserves should be made up of gold bullion, which was at the low end of expectations. Gold was unable to extend third quarter rallies or to build any significant upside momentum, resulting in a trendless environment. This was also the case in the fourth quarter, as gold's cost of production declined. Also, silver markets remained range-bound, while also experiencing a significant selloff in November, and aluminum traded at its lowest levels since 1994, with many aluminum smelters operating at a loss.

Trading results in stock index markets were also mixed in early 1998, despite a strong first-quarter performance by the U.S. equity market as several consecutive weekly gains were recorded with most market averages setting new highs. Second quarter results were profitable as the Asia-Pacific region's equity markets weakened across the board. In particular, Hong Kong's Hang Seng index trended downward during most of the second quarter and traded at a three-year low. As U.S. equity markets declined in July and August, the Fund profited from short positions in the S&P 500, most notably during August, when the index dropped 14.5%. Volatility in September made for a difficult trading environment in the stock index sector, and the Fund incurred modest losses, although results remained profitable for the quarter and the year overall in these markets

In agricultural commodity markets, 1998 began with strong gains as live cattle and hog prices trended downward throughout the first quarter. In the second quarter, although the U.S. soybean crop got off to a good start which contributed to higher yield expectations and a more burdensome supply outlook, soybean prices traded in a volatile pattern. Sugar futures maintained mostly a downtrend, as no major buyers emerged to support the market. Similarly, coffee prices trended downward, as good weather conditions in Central America and Mexico increased the prospects of more output from these countries. The third quarter resulted in losses as the U.S. soybean crop increased relative to the USDA's production estimate as a result of timely rains, which contributed to lower prices. These losses continued into the fourth quarter as the Fund was caught on the short side of the soybean complex, as the soybean supply surplus became more manageable following the November 10th USDA reports, causing prices to gain upward momentum.

Despite a year of unprecedented volatility in key global markets, we were pleased with the Fund's ability to generate a profit by trading both the long and short side of a variety of markets, demonstrating its value as an element of diversification in an investor's portfolio. We look forward to 1999 and the opportunities it may present.

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

FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 1998, 1997 AND 1996:

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

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of ML Global Horizons L.P.:

We have audited the accompanying statements of financial condition of ML Global Horizons L.P. (the "Partnership") as of December 31, 1998 and 1997, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Global Horizons L.P. as of December 31, 1998 and 1997, and the results of its operations for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP


New York, New York
February 4, 1999

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------

                                                               1998           1997
                                                          -------------   -------------
ASSETS
Equity in commodity futures trading accounts:
    Cash and option premiums                              $ 106,424,609   $ 127,759,932
    Net unrealized profit on open contracts                   3,947,083       8,665,240
Accrued interest (Note 2)                                       407,106         572,654
                                                          -------------   -------------

                TOTAL                                     $ 110,778,798   $ 136,997,826
                                                          =============   =============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Brokerage commissions payable (Note 2)                $     669,289   $     825,958
    Profit Shares payable (Note 3)                            1,197,683       1,196,823
    Administrative fees payable (Note 2)                         23,079          28,540
    Redemptions payable                                       4,299,253         612,978
    Incentive Override payable (Note 2)                         153,883         289,162
                                                          -------------   -------------

            Total liabilities                                 6,343,187       2,953,461
                                                          -------------   -------------
PARTNERS' CAPITAL:
    General Partner (8,298 Units and 10,194 Units)            1,356,079       1,568,439
    Limited Partners (630,758 Units and 873,830 Units)      103,079,532     134,446,411
    Subscriptions receivable (0 Units and 12,807 Units)            --        (1,970,485)
                                                          -------------   -------------

            Total partners' capital                         104,435,611     134,044,365
                                                          -------------   -------------

                TOTAL                                     $ 110,778,798   $ 136,997,826
                                                          =============   =============
NET ASSET VALUE PER UNIT
(Based on 639,056 and 871,217 Units Outstanding)          $      163.42   $      153.86
                                                          =============   =============


See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                                          1998              1997           1996
                                                      -------------   -------------   -------------

 REVENUES:
     Trading profit (loss):
        Realized                                      $ 17,962,463    $  6,111,341   $ 20,458,327
        Change in unrealized                            (4,718,157)      6,329,441     (3,294,990)
                                                      -------------   -------------   -------------
            Total trading results                       13,244,306      12,440,782     17,163,337

    Interest income (Note 2)                             6,051,782       5,278,840      3,978,137
                                                      -------------   -------------   -------------
            Total revenues                              19,296,088      17,719,622     21,141,474
                                                      -------------   -------------   -------------

EXPENSES:
    Brokerage commissions (Note 2)                       8,970,371       7,727,226      6,646,004
    Profit Shares (Note 3)                               3,920,850       1,666,616      1,808,020
    Administrative fees (Note 2)                           309,323         266,456         57,091
    Incentive Override (Note 2)                            153,883         289,162        834,271
                                                      -------------   -------------   -------------
            Total expenses                              13,354,427       9,949,460      9,345,386
                                                      -------------   -------------   -------------
NET INCOME                                            $  5,941,661    $  7,770,162   $ 11,796,088
                                                      =============   =============  ==============
NET INCOME PER UNIT:
    Weighted average number of General Partner
     and Limited Partner Units outstanding (Note 4)        797,778         707,741        695,455
                                                      =============   =============  ==============

     Net income per weighted average General
       Partner and Limited Partner Unit               $       7.45    $      10.98   $      16.96
                                                      =============   =============  ==============



See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
-------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------


                                                  Limited           General          Subscriptions
                                Units             Partners          Partner           Receivable                  Total
                            --------------      ---------------  ---------------     ---------------         --------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1995            716,827         $  91,708,172     $   1,052,896     $  (3,620,575)            $  89,140,493

Subscriptions                  135,271            13,149,821            56,936         3,620,575                16,827,332

Redemptions                   (263,273)          (33,590,372)             --              --                   (33,590,372)

Net income                        --              11,621,500           174,588            --                    11,796,088
                            --------------      ---------------  -------------    ---------------             -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996            588,825            82,889,121         1,284,420            --                    84,173,541

Subscriptions                  343,963            51,177,808           177,071            --                    51,354,879

Subscriptions receivable       (12,807)                  --               --          (1,970,485)               (1,970,485)

Redemptions                    (48,764)           (7,283,732)             --              --                    (7,283,732)

Net income                        --               7,663,214           106,948            --                     7,770,162
                            --------------      ---------------  --------------    ----------------           -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997            871,217           134,446,411         1,568,439        (1,970,485)              134,044,365

Subscriptions                   43,666             6,798,138             8,766            --                     6,806,904

Subscriptions receivable        12,807                 --                 --          1,970,485                  1,970,485

Redemptions                   (288,634)          (44,030,662)         (297,142)           --                   (44,327,804)

Net income                        --               5,865,645            76,016            --                     5,941,661
                            --------------      ---------------  --------------    ----------------           -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998            639,056         $ 103,079,532     $   1,356,079    $       --                 $ 104,435,611
                            ==============     ===============   ==============     ================         ==============


See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   ML Global Horizons L.P. (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. When available for investment, the Partnership issues units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each month. Merrill Lynch Investment Partners Inc. ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Partnership's commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

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

   Revenue Recognition
   -------------------

   Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized (loss) profit on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income.

Foreign Currency Transactions
-----------------------------

The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

Operating Expenses and Selling Commissions
------------------------------------------

MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the costs of the ongoing offering of the Units. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership.

No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLIP.

Income Taxes
------------

No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

Distributions
-------------

The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1998.

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

Dissolution of the Partnership
------------------------------

The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

Recently Issued Accounting Pronouncements
-----------------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. The General Partner does not believe that the Statement will have a significant effect on the financial statements of the Partnership.

2. RELATED PARTY TRANSACTIONS

   The Partnership's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

   Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

   The General Partner determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account have been credited as their response forms are processed. The total amount of the adjustment was approximately $1,003,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner determined that interest was calculated appropriately since November 1996.

   Prior to January 1, 1996, the Partnership paid brokerage commissions to MLF at a flat monthly rate of .625 of 1% (a 7.5% annual rate) of the Partnership's month-end assets. Effective October 1, 1996, this percentage was reduced to .604 of 1% (a 7.25% annual rate) and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets (this recharacterization had no economic effect on the Partnership). Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares, Incentive Overrides or other fees or charges.

   MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1998, 1997 and 1996 was approximately $62, $98 and $74, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

   MLF pays the Advisors annual Consulting Fees generally ranging up to 4% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

   The Partnership paid to MLIP an Incentive Override equal to 10% of the Net New Gain, as defined, as of December 31, 1998, 1997 and 1996 and will do so as of each subsequent December 31 in respect of any Net New Gain then outstanding. Such payments are also made to MLIP from the redemption value of Units redeemed as of the end of interim months during a year, to the extent of any Net New Gain attributable to such Units when redeemed.

   The methods by which Incentive Overrides are calculated may result in certain disproportionate allocations of such fees and possible equity dilution among Partners purchasing Units at different times.

   Many of the Partnership's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers, including Merrill Lynch International Bank ("MLIB"), in the FX Markets take a "spread" between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Partnership. The General Partner anticipates that some of the Partnership's foreign currency trades will be executed through MLIB, an affiliate of the General Partner. MLIB has discontinued the operation of the foreign exchange service desk, which included seeking multiple quotes from counterparties unrelated to MLIB for a service fee and trade execution.

   In its exchange of futures for physical ("EFP") trading, the Partnership acquires cash currency positions through banks and dealers, including Merrill Lynch. The Partnership pays a spread when it exchanges these positions for futures. This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

3. AGREEMENTS

   The Partnership and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by MLIP.

   Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by the Partnership to each Advisor. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

   The methods by which Profit Share is calculated may result in certain disproportionate allocations of such fees and possible equity dilution among Partners purchasing Units at different times.

4. WEIGHTED AVERAGE UNITS

   The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1998, 1997 and 1996 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

5. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Partnership trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the years ended December 31, 1998, 1997 and 1996 were as follows:


                             Total Trading Results
                  -----------------------------------------------
                      1998            1997               1996
                  ------------    -------------     -------------
Interest Rates    $ 13,700,880    $ 3,934,415       $ 9,760,028
Stock Indices       (1,850,085)       (59,105)       (2,898,534)
Commodities           (113,534)     1,154,857        (1,260,126)
Currencies           2,224,110      6,017,661         6,729,908
Energy               4,392,566     (4,302,025)        3,648,527
Metals              (5,109,631)     5,694,979         1,183,534
                  ------------    -------------     -------------
                  $ 13,244,306    $12,440,782       $17,163,337
                  ============    =============     =============

   Market Risk
   -----------

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

   The General Partner has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

   Fair Value
   ----------

   The derivative instruments traded by the Partnership are marked to market daily with the resulting net unrealized profit recorded in the Statements of Financial Condition and the related profit (loss) reflected in trading results in the Statements of Income.

   The contract/notional values of open contracts as of December 31, 1998 and 1997 were as follows:



                                           1998                                                           1997
                       ------------------------------------------------           ------------------------------------------------
                          Commitment to               Commitment to                      Commitment to            Commitment to
                        Purchase (Futures,           Sell (Futures,                    Purchase (Futures,         Sell (Futures,
                      Options & Forwards)          Options & Forwards)                  Options & Forwards)     Options & Forwards)
                     ---------------------        ---------------------           ---------------------     ----------------------
Interest Rates          $207,976,407                  $238,348,493                      $361,262,091                $216,261,891
Stock Indices             29,600,742                     7,780,773                         3,671,625                   9,837,452
Commodities               24,172,934                    25,312,669                        32,721,460                  39,980,310
Currencies               205,313,175                   201,659,534                        71,377,618                 290,360,085
Energy                     2,515,538                     8,005,502                               --                   12,218,655
Metals                       535,695                    11,919,683                        28,496,076                  51,889,407
                     ---------------------        ---------------------            ---------------------     ---------------------
                        $470,114,491                  $493,026,654                      $497,528,870                $620,547,800
                     =====================        =====================            =====================     =====================



   Substantially all of the Partnership's derivative instruments outstanding at December 31, 1998 expire within one year.

   The contract/notional values of the Partnership's open exchange-traded and non-exchange-traded derivative instrument positions as of December 31, 1998 and 1997 were as follows:


                                                1998                                                       1997
                          --------------------------------------------                ---------------------------------------------
                             Commitment to            Commitment to                     Commitment to             Commitment to
                           Purchase (Futures,         Sell (Futures,                 Purchase (Futures,           Sell (Futures,
                          Options & Forwards)       Options & Forwards)              Options & Forwards)       Options & Forwards)
                          -------------------       ------------------               ------------------        -------------------
Exchange-Traded             $324,691,745               $338,000,470                     $435,918,287              $484,549,200
Non-Exchange-Traded          145,422,746                155,026,184                       61,610,583               135,998,600
                          -------------------       ------------------               -------------------       -------------------
                            $470,114,491               $493,026,654                     $497,528,870              $620,547,800
                          ===================       ==================               ===================       ===================


The average fair values, based on contract/notional values, of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1998 and 1997 were as follows:


                                         1998                                               1997
                    --------------------------------------------------------------------------------------------------
                        Commitment to         Commitment to              Commitment to              Commitment to
                      Purchase (Futures,    Sell (Futures,             Purchase (Futures,           Sell (Futures,
                     Options & Forwards)   Options & Forwards)       Options & Forwards)          Options & Forwards)
                     -------------------   ------------------        ---------------------    ------------------------
Interest Rates           $484,051,166          $204,220,124                 $355,706,292              $163,790,120
Stock Indices              19,654,747             8,701,191                   16,261,720                10,889,808
Commodities                35,596,122            51,072,651                   35,250,135                19,213,817
Currencies                178,348,477           192,740,868                   93,524,652               185,718,360
Energy                      4,133,644            11,337,474                    5,554,722                 5,244,100
Metals                     29,211,602            31,676,334                   30,160,151                39,147,176
                     -------------------   ------------------        ---------------------    ------------------------
                         $750,995,758          $499,748,642                 $536,457,672              $424,003,381
                     ===================   ===================       =====================    ========================


A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and to sell the same instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward markets until the settlement date.

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

The fair value amounts in the above tables represent the extent of the Partnership's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit included on the Statements of Financial Condition.

The gross unrealized profit and net unrealized profit on the Partnership's open derivative instrument positions as of December 31, 1998 and 1997 were as follows:

                                      1998                                        1997
                        ---------------------------------        -----------------------------------
                            Gross               Net                   Gross               Net
                         Unrealized         Unrealized              Unrealized         Unrealized
                            Profit              Profit               Profit              Profit
                        ----------------   --------------        -----------------   ---------------
Exchange-Traded         $ 7,385,648         $ 3,775,404             $10,018,862         $ 7,627,618
Non-Exchange Traded       1,874,047             171,679               2,824,800           1,037,622
                        ----------------   --------------        -----------------   ---------------
                        $ 9,259,695         $ 3,947,083             $12,843,662         $ 8,665,240
                        ================   ==============        =================   ===============


The Partnership has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and brokers.

The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

                           * * * * * * * * * * * * *

                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                                 /s/ Di Dario


                                Jo Ann Di Dario
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                              General Partner of
                            ML Global Horizons L.P.