Form 10-K405, Exhibit 13
period 1999-12-31
ML GLOBAL HORIZONS LP
filed 2000-03-30
CIK 904918

                                                                   EXHIBIT 13.01

                        ML GLOBAL HORIZONS L.P.
                        (A Delaware Limited Partnership)


                        Financial Statements for the years ended
                        December 31, 1999, 1998 and 1997
                        And Independent Auditors' Report




[LOGO of Merrill Lynch appears here]

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1999, 1998 AND 1997:

  Statements of Financial Condition                                           2

  Statements of Income                                                        3

  Statements of Changes in Partners' Capital                                  4

  Notes to Financial Statements                                             5-9

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
ML Global Horizons L.P.:

We have audited the accompanying statements of financial condition of ML Global Horizons L.P. (the "Partnership") as of December 31, 1999 and 1998, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Global Horizons L.P. as of December 31, 1999 and 1998, and the results of its operations and changes in partners' capital for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP



New York, New York
February 4, 2000

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                                    1999                  1998
                                                              ------------------    ------------------
ASSETS

Equity in commodity futures trading accounts:
    Cash and option premiums                                  $      80,686,939     $     106,424,609
    Net unrealized profit on open contracts                             341,454             3,947,083
Accrued interest (Note 2)                                               364,959               407,106
                                                              ------------------    ------------------

                TOTAL                                         $      81,393,352     $     110,778,798
                                                              ==================    ==================


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Brokerage commissions payable (Note 2)                    $         491,752     $         669,289
    Profit Shares payable (Note 3)                                      344,141             1,197,683
    Administrative fees payable (Note 2)                                 16,957                23,079
    Redemptions payable                                               1,397,770             4,299,253
    Incentive Override payable (Note 2)                                   5,555               153,883
                                                              ------------------    ------------------

            Total liabilities                                         2,256,175             6,343,187
                                                              ------------------    ------------------

PARTNERS' CAPITAL:
    General Partner (8,896 Units and 8,298 Units)                     1,481,537             1,356,079
    Limited Partners (466,291 Units and 630,758 Units)               77,655,640           103,079,532
                                                              ------------------    ------------------

            Total partners' capital                                  79,137,177           104,435,611
                                                              ------------------    ------------------

                TOTAL                                         $      81,393,352     $     110,778,798
                                                              ==================    ==================

NET ASSET VALUE PER UNIT
(Based on 475,187 and 639,056 Units Outstanding)              $          166.54     $          163.42
                                                              ==================    ==================


See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                             1999               1998                1997
                                                        ---------------    ----------------    ----------------
REVENUES:
    Trading profit:
        Realized                                        $    8,710,125     $    17,962,463     $     6,111,341
        Change in unrealized                                (3,604,366)         (4,718,157)          6,329,441
                                                        ---------------    ----------------    ----------------

            Total trading results                            5,105,759          13,244,306          12,440,782

    Interest income (Note 2)                                 4,451,948           6,051,782           5,278,840
                                                        ---------------    ----------------    ----------------

            Total revenues                                   9,557,707          19,296,088          17,719,622
                                                        ---------------    ----------------    ----------------

EXPENSES:
    Brokerage commissions (Note 2)                           6,790,464           8,970,371           7,727,226
    Profit Shares (Note 3)                                     670,277           3,920,850           1,666,616
    Administrative fees (Note 2)                               234,154             309,323             266,456
    Incentive Override (Note 2)                                  5,555             153,883             289,162
                                                        ---------------    ----------------    ----------------

            Total expenses                                   7,700,450          13,354,427           9,949,460
                                                        ---------------    ----------------    ----------------

NET INCOME                                              $    1,857,257     $     5,941,661     $     7,770,162
                                                        ===============    ================    ================

NET INCOME PER UNIT:
    Weighted average number of General Partner
     and Limited Partner Units outstanding (Note 4)            557,682             797,778             707,741
                                                        ===============    ================    ================

     Net income per weighted average General
       Partner and Limited Partner Unit                 $         3.33     $          7.45     $         10.98
                                                        ===============    ================    ================


See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


                                                  General               Limited           Subscriptions
                               Units              Partner              Partners            Receivable              Total
                           ---------------    -----------------     ----------------     ----------------    ------------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1996               588,825     $      1,284,420      $    82,889,121               -          $      84,173,541

Subscriptions                     343,963              177,071           51,177,808               -                 51,354,879

Subscriptions receivable          (12,807)              -                    _                (1,970,485)           (1,970,485)

Redemptions                       (48,764)              -                (7,283,732)              -                 (7,283,732)

Net income                        -                    106,948            7,663,214               -                  7,770,162
                           ---------------    -----------------     ----------------     ----------------    ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997               871,217            1,568,439          134,446,411           (1,970,485)          134,044,365

Subscriptions                      43,666                8,766            6,798,138               -                  6,806,904

Subscriptions receivable           12,807               -                    -                 1,970,485             1,970,485

Redemptions                      (288,634)            (297,142)         (44,030,662)              -                (44,327,804)

Net income                        -                     76,016            5,865,645               -                  5,941,661
                           ---------------    -----------------     ----------------     ----------------    ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998               639,056            1,356,079          103,079,532               -                104,435,611

Subscriptions                         598               96,663               -                                          96,663

Redemptions                      (164,467)              -               (27,252,354)              -                (27,252,354)

Net income                        -                     28,795            1,828,462               -                  1,857,257
                           ---------------    -----------------     ----------------     ----------------    ------------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1999               475,187     $      1,481,537      $    77,655,640      $        _          $      79,137,177
                           ===============    =================     ================     ================    ==================

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization
    ------------

    ML Global Horizons L.P. (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. When available for investment, the Partnership issues units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each month. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Partnership's commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

    MLIP selects independent advisors (the "Advisors") to manage the Partnership's assets, and allocates and reallocates the Partnership's assets among existing, replacement and additional Advisors.

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

    Revenue Recognition
    -------------------

    Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit on open contracts from one period to the next is reflected under Trading profit:
    Change in unrealized in the Statements of Income.

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

    Operating Expenses and Selling Commissions
    -------------------------------------------

    MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the costs if any, of the ongoing offering of the Units. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership.

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

    Distributions
    -------------

    The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1999.

    Redemptions
    -----------

    A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after issuance are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquires Units at more than one time, such Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable. Such redemption charges are substrated from redemption proceeds and paid to MLIP.

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

    The Partnership pays brokerage commission to MLF at a flat rate of .604 of 1% (a 7.25% annual rate) and the Partnership pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares, Incentive Overrides or other fees or charges.

    MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1999, 1998 and 1997 was approximately $106, $62 and $98, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

    MLF currently pays the Advisors annual Consulting Fees generally ranging up to 1.75% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

    The Partnership paid to MLIP an Incentive Override equal to 10% of the Net New Gain, as defined, as of December 31, 1999, 1998 and 1997 and will do so as of each subsequent December 31 in respect of any Net New Gain then outstanding. Such payments are also made to MLIP from the redemption value of Units redeemed as of the end of interim months during a year, to the extent of any Net New Gain attributable to such Units when redeemed.

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

    The methods by which Profit Shares are calculated may result in certain disproportionate allocations of such fees and possible equity dilution among Partners purchasing Units at different times.

4.  WEIGHTED AVERAGE UNITS

    The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 1999, 1998 and 1997 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.



5.  FAIR VALUE AND OFF-BALANCE SHEET RISK

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. This

    Instruments and Fair Value of Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Partnership which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument. MLIP does not believe that the adoption of the provisions of such Statement had a significant effect on the financial statements.

    SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2) requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options or other financial instruments with similar characteristics such as caps, floors and collars.

    Market Risk
    -----------

    Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

    MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIP may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

    Credit Risk
    -----------

    The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

    The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Statements of Financial Condition. The Partnership attempts to mitigate credit risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

    The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable in the financial statements in the Equity in commodity future in the Statement of Financial Condition.

               *   *   *   *   *   *   *    *   *   *   *   *   *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                           /s/ Michael L. Pungello

                              Michael L. Pungello
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                            ML Global Horizons L.P.