Form 10-K, Exhibit 13
period 2006-12-31
BLACK ROCK GLOBAL HORIZONS LP
filed 2007-03-30
CIK 904918

Exhibit 13.01

BLACKROCK GLOBAL HORIZONS I L.P.
(A Delaware Limited Partnership)

Financial Statements for the years ended
December 31, 2006, 2005 and 2004
and Report of Independent Registered
Public Accounting Firm

General Commodity Futures Trading Risk Disclosure Statement

Prospective investors reviewing the accompanying statements of financial condition of BlackRock Global Horizons I L.P. (the “Partnership”) should carefully consider whether their financial condition permits them to participate in the Partnership.  In so doing, prospective investors should be aware that futures and options trading can quickly lead to large losses as well as gains.  Such trading losses can sharply reduce the net asset value of the Partnership and consequently the value of an investor’s interest in the Partnership.  In addition, certain restrictions on redemption may affect an investor’s ability to withdraw from participation in the Partnership.

Further, the Partnership may be subject to substantial charges for management, and advisory and brokerage fees.  It may be necessary for the Partnership to make substantial trading profits to avoid depletion or exhaustion of its assets.  This brief statement cannot disclose all the risks and other factors necessary to evaluate a potential investor’s participation in the Partnership.  Therefore, before any prospective investor decides to invest in the Partnership, the prospective investor should carefully study the Partnership’s disclosure document, including the description of the principal risk factors stated therein.

Prospective investors should also be aware that the Partnership may trade foreign futures or options contracts.  Transactions on markets located outside the United States, including markets formally linked to a United States market, may be subject to regulations which offer different or diminished protection to the Partnership and its participants.  Further, United States regulatory authorities may be unable to compel the enforcement of the rules of regulatory authorities or markets in non-United States jurisdictions where transactions for the Partnership maybe effected.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
  BlackRock Global Horizons I L.P.:

We have audited the accompanying statements of financial condition of BlackRock Global Horizons I L.P. (formerly Global Horizons I L.P.) (the “Partnership”) as of December 31, 2006 and 2005, and the related statements of operations and changes in partners’ capital for each of the three years in the period ended December 31, 2006 and the financial data highlights for the year ended December 31, 2006. These financial statements and financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of BlackRock Global Horizons I L.P. as of December 31, 2006 and 2005, the results of its operations and the changes in its partners’ capital for each of the three years in the period ended December 31, 2006, and financial data highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 27, 2007

BLACKROCK GLOBAL HORIZONS I L.P.
(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS:

Equity in commodity futures trading accounts:
Cash (Restricted cash 42,150,062 and 31,504,879)	$226,593,453	$274,496,535
Net unrealized profit on open contracts	7,016,571	4,986,310
Accrued interest and other assets	1,002,444	992,410

TOTAL ASSETS	$234,612,468	$280,475,255

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:

Redemptions payable	$4,865,452	$9,945,759
Brokerage commissions payable	1,350,630	1,624,549
Profit Shares payable	1,000,416	117,551
Administrative fees payable	46,625	56,411
Due to affiliate	—	145,118

Total liabilities	7,263,123	11,889,388

PARTNERS’ CAPITAL:

General Partner (1,714,481 Units and 2,012,396 Units)	2,041,990	2,297,491
Limited Partners-Unitized (143,125,734 Units and 175,502,197 Units)	172,534,729	201,750,316
Limited Partners-Non-unitized	52,772,626	64,538,060

Total partners’ capital	227,349,345	268,585,867

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$234,612,468	$280,475,255

NET ASSET VALUE PER UNIT (Note 8)

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.
(A Delaware Limited Partnership)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
TRADING PROFITS (LOSSES):
Realized	$16,620,657	$680,616	$8,179,826
Change in unrealized	2,030,261	1,837,104	(700,154)

Total trading profits	18,650,918	2,517,720	7,479,672

INVESTMENT INCOME:
Interest income	12,178,428	8,910,897	1,297,826

EXPENSES:
Brokerage commissions	17,712,085	17,973,653	5,725,678
Profit Shares	2,783,961	1,266,141	1,581,140
Administrative fees	615,580	622,238	205,144

Total expenses	21,111,626	19,862,032	7,511,962

NET INVESTMENT LOSS	(8,933,198)	(10,951,135)	(6,214,136)

NET INCOME (LOSS)	$9,717,720	$(8,433,415)	$1,265,536

NET INCOME (LOSS) PER UNIT:

Weighted average number of General Partner and Limited Partner Units outstanding
Series A	156,950,282	158,164,103	41,739,953
Series F	166,816	186,537	199,814
Series I	8,339,614	8,007,483	970,488

Net income (loss) per weighted average General Partner and Limited Partner Unit*
Series A	$0.0380	$(0.0268)	$0.0413
Series F	$9.38	$(8.65)	$(3.12)
Series I	$0.0547	$(0.0061)	$0.1689

*Calculation of net income (loss) per weighted average General Partner and Limited Partner Unit excludes net income (loss) allocated to non-unitized interests for the years ended December 31, 2006 and 2005.

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

		General	Limited Partners
	Units	Partner	Unitized	Non-unitized	Total
PARTNERS’ CAPITAL, DECEMBER 31, 2003	208,714	$496,775	$48,158,497	$—	$48,655,272

Additions	109,835,116	698,374	102,941,546	—	103,639,920

Net income	—	20,321	1,245,215	—	1,265,536

Redemptions	(574,774)	—	(4,210,356)	—	(4,210,356

PARTNERS’ CAPITAL, DECEMBER 31, 2004	109,469,056	1,215,470	148,134,902	—	149,350,372

Additions	92,064,612	1,153,893	84,724,425	97,084,491	182,962,809

Net loss	—	(30,294)	(5,865,971)	(2,537,150)	(8,433,415

Redemptions	(24,019,075)	(41,578)	(25,243,040)	(30,009,281)	(55,293,899

PARTNERS’ CAPITAL, DECEMBER 31, 2005	177,514,593	2,297,491	201,750,316	64,538,060	268,585,867

Additions	20,464,172	—	19,607,506	713,222	20,320,728

Net income	—	87,114	7,901,995	1,728,611	9,717,720

Conversion (Note 8)	(24,826)	—	—	—	—

Redemptions	(53,113,724)	(342,615)	(56,725,088)	(14,207,267)	(71,274,970

PARTNERS’ CAPITAL, DECEMBER 31, 2006	144,840,215	$2,041,990	$172,534,729	$52,772,626	$227,349,345

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.
(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Series A	Series F	Series I	Non-unitized

Net asset value, beginning of year	$0.9264	$221.81	$0.9385	n/a

Realized trading profits	0.0609	13.48	0.0643	n/a
Change in unrealized	0.0079	3.00	0.0057	n/a
Interest income	0.0457	10.97	0.0470	n/a
Expenses	(0.0784)	(18.28)	(0.0545)	n/a

Net asset value, end of year	$0.9625	$230.98	$1.0010	n/a

Total Return:

Total return before Profit Shares	5.09%	5.09%	8.17%	3.59%
Profit Shares	-1.19%	-0.94%	-1.45%	-0.94%
Total return	3.89%	4.13%	6.67%	2.65%

Ratios to Average Net Assets:

Expenses (before Profit Shares)	7.19%	7.10%	4.33%	8.14%
Profit Shares	1.21%	0.95%	1.27%	0.93%
Expenses	8.40%	8.05%	5.60%	9.07%

Net investment loss	-3.53%	-3.23%	-0.59%	-4.25%

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.
(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

1.               ORGANIZATION

BlackRock Global Horizons I L.P. (the “Partnership”) was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994.  The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.  The Partnership issues Units of limited partnership interest (“Units”) at Net Asset Value as of the beginning of each month.

On September 29, 2006, the Partnership’s General Partner became BlackRock Investment Management, LLC (“BlackRock”), a wholly owned subsidiary of BlackRock, Inc.  The former General Partner was Merrill Lynch Alternative Investments (“MLAI”).  Prior to September 29, 2006, MLAI was a wholly-owned subsidiary of Merrill Lynch Investment Managers LP (“MLIM”), which in turn was an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”).  On September 29, 2006 Merrill Lynch and BlackRock, Inc. merged the asset management businesses of MLIM and BlackRock, Inc. to create a new combined asset management company. Merrill Lynch retained significant ownership interest in the combined company.  This resulted in BlackRock becoming the General Partner of the Partnership.  In addition, the Partnership’s name was changed from Global Horizons I L.P. to BlackRock Global Horizons I L.P.   No changes have occurred to the Partnership’s investment objective or to the Partnership’s structure as a result of these changes.  All references in the notes to financial statements to “BlackRock” are to MLAI prior to September 29, 2006.

2.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available).  The change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized in the Statements of Operations.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets maintained at Merrill Lynch, Pierce, Fenner & Smith (“MLPF&S”) is restricted to meet maintenance margin requirements.  Typically, margin requirements range from 1% to 10% of the face value of the derivatives traded.

Operating Expenses, Ongoing Offering Costs and Selling Commissions

BlackRock pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the costs, if any, of the ongoing offering of the Units.  BlackRock receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership.

No selling commissions have been or are paid directly by Limited Partners.  All selling commissions are paid by BlackRock.

Income Taxes

No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2006, 2005 or 2004.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least ten calendar days before the end of the preceding month.  Subscriptions submitted less than ten days before the end of a month will be applied to Unit subscriptions as of the beginning of the second month after receipt, unless revoked by BlackRock.

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any calendar month upon ten calendar days’ notice.  Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. The amount of the fees received for the Partnership for the years ended December 31, 2006, 2005 and 2004 are $148,579, $110,785 and $19,403, respectively.

Dissolution of the Partnership

The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement of the Partnership.

Indemnifications

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred.  The Partnership expects the risk of any future obligation under these indemnifications to be remote.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

3.               CONDENSED SCHEDULES OF INVESTMENTS

The Partnership’s investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2006, and 2005, are as follows:

2006

		Long Positions			Short Positions		Net Unrealized
Commodity	Number	Unrealized	Percent of	Number	Unrealized	Percent of	Profit	Percent of
Industry Sector	of Contracts	Profit (Loss)	Net Assets	of Contracts	Profit (Loss)	Net Assets	on Open Positons	Net Assets	Maturity Dates

Agriculture	1,364	$636,526	0.28%	(850)	$(256,219)	-0.11%	$380,307	0.17%	January 07 - December 07
Currencies	1,880,992	285,179	0.13%	(6,920,247)	1,343,481	0.59%	1,628,660	0.72%	January 07 - March 07
Energy	36	(76,888)	-0.03%	(681)	1,515,133	0.67%	1,438,245	0.64%	January 07 - June 07
Interest rates	2,458	(1,428,245)	-0.63%	(6,443)	2,574,900	1.13%	1,146,655	0.50%	March 07 - September 08
Metals	365	387,404	0.17%	(162)	277,391	0.12%	664,795	0.29%	January 07 - April 07
Stock indices	2,146	1,751,496	0.77%	(32)	6,413	0.00%	1,757,909	0.77%	January 07 - March 07

Total		$1,555,472	0.69%		$5,461,099	2.40%	$7,016,571	3.09%

2005

		Long Positions			Short Positions		Net Unrealized
Commodity	Number	Unrealized	Percent of	Number	Unrealized	Percent of	Profit (Loss)	Percent of
Industry Sector	of Contracts	Profit (Loss)	Net Assets	of Contracts	Profit (Loss)	Net Assets	on Open Positons	Net Assets	Maturity Dates

Agriculture	1,762	$2,241,726	0.83%	(1,675)	$(946,375)	-0.35%	$1,295,351	0.48%	January 06 - December 07
Currencies	1,693,056	(834,923)	-0.31%	(3,494,929)	1,560,017	0.58%	725,094	0.27%	January 06 - December 06
Energy	58	(40,250)	-0.01%	(142)	(209,978)	-0.08%	(250,228)	-0.09%	January 06 - March 06
Interest rates	4,464	760,732	0.28%	(7,621)	(869,250)	-0.32%	(108,518)	-0.04%	January 06 - December 07
Metals	1,315	4,529,763	1.69%	(358)	(1,407,519)	-0.51%	3,122,244	1.18%	January 06 - April 06
Stock indices	1,339	209,188	0.08%	(239)	(6,821)	0.00%	202,367	0.08%	January 06 - March 06

Total		$6,866,236	2.56%		$(1,879,926)	-0.68%	$4,986,310	1.88%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Partnership’s capital as of December 31, 2006 or 2005.

4.               COMBINATION OF MANAGED FUTURES FUNDS

Effective after the close of business on December 31, 2006, two other managed futures funds (BlackRock Futures Investments L.P. and BlackRock Principal Protection L.P.) that were invested in the non-unitized Series of the Partnership were merged into the Partnership in a tax-free reorganization. All of the investors in BlackRock Futures Investments L.P. and BlackRock Principal Protection L.P. received new Series G Units of the Partnership with an initial Net Asset Value per Unit of $1.00 equal to their December 31, 2006 Net Asset Value.   Issuance of the new Units had no adverse economic effect on investors in any of the funds.  BlackRock contributed $2,788 to the Partnership, the amount necessary due to the effects of rounding to insure all investors received Units equal to the value of their original holdings (rounded up to the next whole dollar).   The net assets of the Partnership as of December 31, 2006 were not affected by this transaction.

The following summarizes the affect of the transaction on the Partnership’s reported Partners’ Capital.

	Non-unitized
	Series	Series G

December 31, 2006 as reported	$52,772,626	$—

Conversion to new Series	(44,500,323)	44,503,111

Balance as of January 1, 2007	$8,272,303	$44,503,111

5.               RELATED PARTY TRANSACTIONS

The Partnership’s U.S. dollar assets are maintained at MLPF&S.  MLPF&S is a wholly owned subsidiary of Merrill Lynch, which in turn maintains a significant ownership interest in BlackRock, Inc, the parent company of the General Partner. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

Merrill Lynch charges the Partnership Merrill Lynch’s cost of financing realized and unrealized losses on the Partnership’s non-U.S. dollar denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

As of February 1, 2004, the Partnership was made available for new investment.  Series A and F Units pay brokerage commissions to MLPF&S at a flat monthly rate of ..583 of 1% (a 7.00% annual rate) of the Series’ month-end trading assets. Series I pays brokerage commissions to MLPF&S at a flat monthly rate of ..333 of 1% (a 4.00% annual rate) of the Series’ month-end trading assets. The Partnership pays BlackRock a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership’s month-end trading assets.  Month-end trading assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.  Prior to February 1, 2004 the brokerage commissions on Series F was a monthly rate of .604 of 1% (a 7.25% annual rate).  Brokerage commissions for the non-unitized Series range from .604 of 1% (a 7.25% annual rate) to .729 of 1% (a 8.75% annual rate).

BlackRock estimates that the round-turn equivalent commission rate charged to the Partnership by MLPF&S during the years ended December 31, 2006, 2005 and 2004 was approximately $47, $39 and $90, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

MLPF&S pays the trading advisors (“Advisors”) annual consulting fees ranging up to 2.50% of the Partnership’s average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions accrued with respect to such assets.

6.               ADVISORY AGREEMENTS

The Partnership and the Advisors have each entered into Advisory Agreements.  These Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by BlackRock.  The terms of the Advisory Agreements have not changed as a result of the change in the General Partner of the Partnership.

Profit Shares, generally ranging from 17% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by the Partnership to each Advisor.  Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

7.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2006, 2005 and 2004 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

8.               UNITIZED AND NON-UNITIZED SERIES

At December 31, 2006 and 2005, the Net Asset Values of the different unitized Series and the non-unitized Series of the Partnership are as follows:

December 31, 2006

			Net Asset
	Net Asset	Number of	Value per
	Value	Units	Unit

Unitized Series
Series A	$134,723,235	139,974,357	$0.9625
Series F	35,134,942	152,114	$230.98
Series I	4,718,542	4,713,744	$1.0010
	$174,576,719	144,840,215
Non-unitized Series

BlackRock Futures Investments L.P.	$35,888,599
BlackRock Principal Protection L.P.	8,611,724
BlackRock Principal Protection Plus Ltd.	8,272,303
	$52,772,626

Total partners’ capital	$227,349,345

December 31, 2005

			Net Asset
	Net Asset	Number of	Value per
	Value	Units	Unit

Unitized Series
Series A	$156,419,239	168,843,481	$0.9264
Series F	39,658,470	178,795	$221.81
Series I	7,970,098	8,492,317	$0.9385
	$204,047,807	177,514,593

Non-unitized Series

ML Futures Investments L.P.	$39,887,435
ML Principal Protection L.P.	10,232,424
ML Principal Protection Plus Ltd.	14,418,201
	$64,538,060

Total partners’ capital	$268,585,867

Effective January 1, 2005, three funds listed above (the “Feeder Funds”) in which BlackRock is General Partner or sponsor, invested their net assets in the non-unitized Series of the Partnership.  The Feeder Funds are all closed to new investment and are segregated from other subscriptions as the non-unitized series.  At the point of contribution, the total investment by the Feeder Funds was $97,084,491.

BlackRock has agreed to maintain a General Partner’s interest of at least 1% of the total capital of the unitized Series in the Partnership.  BlackRock and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in the Partnership.

On June 1, 2006, an investor in Series A converted 1,040,907 Units to 1,016,081 Units of Series I, both valued at $1,022,483 resulting in the net conversion of 24,826 Units.  The conversion did not impact the Net Asset Value of the Partnership as a whole.

9.               COPPER SETTLEMENT

The Partnership, as a member of a class of plaintiffs, received a settlement payment in February 2005 relating to certain copper trades made by a number of investors, including the Partnership, during a period in the mid-1990s. Members of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996.  The amount of the settlement for the Partnership included in Realized under Trading profits (losses) on the Statements of Operations for the years ended December 31, 2006 and 2005 is $42,374 and $27,888, respectively.

10.         FAIR VALUE AND OFF-BALANCE SHEET RISK

The nature of this Partnership has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership’s Net unrealized profit (loss) on such derivative instruments as reflected in the Statements of Financial Condition.  The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

BlackRock has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions, or itself reallocating Partnership assets among Advisors (although typically only as of the end of a month) for over-concentrations.  While BlackRock does not itself intervene in the markets to hedge or diversify the Partnership’s market exposure, BlackRock may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations.  Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, BlackRock’s basic risk control procedures consist simply of the ongoing process of Advisor monitoring, with the market risk controls being applied by the Advisors themselves.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit, if any, included in the Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures trading accounts.

11.         RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”) entitled “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The impact on the Partnership financial statements, if any, is currently being assessed.

In September 2006, the SEC staff  issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). While not an official rule or interpretation of the SEC, SAB 108 was issued to address the diversity in practice in quantifying misstatements from prior years and assessing their effect on current year financial statements. SAB 108 is effective for the first annual period ending after November 15, 2006, with early application encouraged. The Partnership has assessed the impact of SAB 108 on its financial statements and does not expect the impact of adoption to be material to its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”).  FAS 157 establishes a common definition for fair value under accounting principles generally accepted in the United States of America, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Partnership is currently evaluating the impact of adopting FAS 157 on its financial statements.

12.         SUBSEQUENT EVENT

As of January 1, 2007 the Transfer Agent of the Partnership was changed to PFPC Inc., an affiliate of the General Partner of the Fund.

   *   *   *   *   *   *   *    *   *   *   *   *   *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

Michael Pungello
Chief Financial Officer
of BlackRock Global Horizons I L.P.
and
Managing Director
BlackRock Investment Management, LLC
General Partner of
BlackRock Global Horizons I L.P