Form 10-K, Exhibit 13
period 2007-12-31
BLACK ROCK GLOBAL HORIZONS LP
filed 2008-03-28
CIK 904918

Exhibit 13.01

BLACKROCK GLOBAL HORIZONS I L.P.
(A Delaware Limited Partnership)

Financial Statements for the years ended
December 31, 2007, 2006 and 2005
and Report of Independent Registered
Public Accounting Firm

General Commodity Futures Trading Risk Disclosure Statement

Prospective investors reviewing the accompanying statements of financial condition of BlackRock Global Horizons I L.P. (the “Partnership”) should carefully consider whether their financial condition permits them to participate in the Partnership.  In so doing, prospective investors should be aware that futures, forwards and options trading can quickly lead to large losses as well as gains.  Such trading losses can sharply reduce the net asset value of the Partnership and consequently the value of an investor’s interest in the Partnership.  In addition, potential restrictions on redemption may affect an investor’s ability to withdraw from participation in the Partnership.

Further, the Partnership may be subject to substantial charges for management, distribution, advisory and brokerage fees.  The Partnership will need to make substantial trading profits to avoid depletion or exhaustion of its assets over time.  This brief statement cannot disclose all the risks and other factors necessary to evaluate a potential investor’s participation in the Partnership.  Therefore, before any prospective investor decides to invest in the Partnership, the prospective investor should carefully study the Partnership’s disclosure document, including the description of the principal risk factors stated therein.

Prospective investors should also be aware that the Partnership may trade foreign futures, forwards or options contracts.  Transactions on markets located outside the United States, including markets formally linked to a United States market, may be subject to regulations which offer different or diminished protection to the Partnership and its participants.  Further, United States regulatory authorities may be unable to compel the enforcement of the rules of regulatory authorities or markets in non-United States jurisdictions where transactions for the Partnership maybe effected.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2007 and 2006	2

Statements of Operations for the years ended December 31, 2007, 2006 and 2005	3

Statements of Changes in Partners’ Capital for the years ended December 31, 2007, 2006 and 2005	4

Financial Data Highlights for the years ended December 31, 2007, 2006 and 2005	5-7

Notes to Financial Statements	8-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

                BlackRock Global Horizons I L.P.:

We have audited the accompanying statements of financial condition of BlackRock Global Horizons I L.P. (the “Partnership”) as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2007. These financial statements and financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of BlackRock Global Horizons I L.P. as of December 31, 2007 and 2006, the results of its operations, the changes in its partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 26, 2008

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS:

Equity in commodity futures trading accounts:
Cash (restricted cash $13,675,285 and $42,150,062)	$183,073,502	$226,593,453
Net unrealized profit on open contracts	2,609,639	7,016,571
Accrued interest and other assets	485,964	1,002,444

TOTAL ASSETS	$186,169,105	$234,612,468

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:

Redemptions payable	$18,229,253	$4,865,452
Profit Shares payable	1,877,704	1,000,416
Distribution fees payable	951,798	—
Trading Advisors' management fees payable	452,594	—
Clearing costs payable	304,435	—
Sponsor fees payable	280,101	—
Administrator fees payable	181,732	—
Professional fees payable	96,539	—
Brokerage commissions payable	—	1,350,630
Administrative fees payable	—	46,625
Other fees payable	67,079	—

Total liabilities	22,441,235	7,263,123

PARTNERS' CAPITAL:

General Partner (2,203,255 Units and 1,714,481 Units)	2,589,473	2,041,990
Limited Partners-Unitized (130,216,471 Units and 143,125,734 Units)	161,138,397	172,534,729
Limited Partners-Non-unitized	—	52,772,626

Total partners' capital	163,727,870	227,349,345

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$186,169,105	$234,612,468

NET ASSET VALUE PER UNIT (Note 8)

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
TRADING PROFITS (LOSSES):
Realized	$16,070,669	$16,620,657	$680,616
Change in unrealized	(4,406,932)	2,030,261	1,837,104
Brokerage commissions and clearing costs	(621,832)	—	—

Total trading profits	11,041,905	18,650,918	2,517,720

INVESTMENT INCOME:
Interest income	9,194,631	12,178,428	8,910,897

EXPENSES:
Brokerage commissions	9,623,405	17,712,085	17,973,653
Profit Shares	2,761,529	2,783,961	1,266,141
Distribution fees	1,766,803	—	—
Trading Advisors' management fees	897,433	—	—
Sponsor fees	739,849	—	—
Administrative fees	344,493	615,580	622,238
Administrator fees	279,460	—	—
Professional fees	108,332	—	—
Other	86,153	—	—
Total expenses before waiver	16,607,457	21,111,626	19,862,032
Sponsor fee waiver	(98,165)	-	-
Total expenses	16,509,292	21,111,626	19,862,032

NET INVESTMENT LOSS	(7,314,661)	(8,933,198)	(10,951,135)

NET INCOME (LOSS)	$3,727,244	$9,717,720	$(8,433,415)

NET INCOME (LOSS) PER UNIT:

Weighted average number of General Partner
and Limited Partner Units outstanding
Series A	121,732,320	156,950,282	158,164,103
Series F	143,617	166,816	186,537
Series G	42,136,152	n/a	n/a
Series I	4,151,130	8,339,614	8,007,483

Net income (loss) per weighted average General Partner and Limited Partner Unit*
Series A	$0.0173	$0.0380	$(0.0268)
Series F	$4.82	$9.38	$(8.65)
Series G	$0.0205	n/a	n/a
Series I	$0.0453	$0.0547	$(0.0061)

*Calculation of net income (loss) per weighted average General Partner and Limited Partner Unit excludes net income (loss) allocated to non-unitized interests for the years ended December 31, 2007, 2006 and 2005.

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

		General	Limited Partners
	Units	Partner	Unitized	Non-unitized	Total
PARTNERS' CAPITAL, DECEMBER 31, 2004	109,469,056	$1,215,470	$148,134,902	$—	$149,350,372

Additions	92,064,612	1,153,893	84,724,425	97,084,491	182,962,809

Net loss	—	(30,294)	(5,865,971)	(2,537,150)	(8,433,415)

Redemptions	(24,019,075)	(41,578)	(25,243,040)	(30,009,281)	(55,293,899)

PARTNERS' CAPITAL, DECEMBER 31, 2005	177,514,593	2,297,491	201,750,316	64,538,060	268,585,867

Additions	20,464,172	—	19,607,506	713,222	20,320,728

Net income	—	87,114	7,901,995	1,728,611	9,717,720

Conversion (Note 8)	(24,826)	—	—	—	—

Redemptions	(53,113,724)	(342,615)	(56,725,088)	(14,207,267)	(71,274,970)

PARTNERS' CAPITAL, DECEMBER 31, 2006	144,840,215	2,041,990	172,534,729	52,772,626	227,349,345

Combination (Note 4)	44,500,323	488,774	44,011,549	(44,500,323)	—

Additions	5,889,674	—	5,658,737	—	5,658,737

Net income	—	58,709	3,792,645	(124,110)	3,727,244

Redemptions	(62,810,486)		(64,859,263)	(8,148,193)	(73,007,456)

PARTNERS' CAPITAL, DECEMBER 31, 2007	132,419,726	$2,589,473	$161,138,397	$—	$163,727,870

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Series A	Series F	Series G	Series I	Non-unitized

Net asset value, beginning of year	$0.9625	$230.98	$1.0000	$1.0010	n/a

Realized trading profits	0.0818	19.70	$0.0861	0.0881	n/a
Change in unrealized trading profits	(0.0211)	(5.10)	$(0.0221)	(0.0223)	n/a
Interest	0.0437	10.50	$0.0448	0.0462	n/a
Expenses	(0.0834)	(19.89)	$(0.0864)	(0.0610)	n/a

Net asset value, end of year	$0.9835	$236.19	$1.0224	$1.0520	n/a

Total Return:

Total return (before Profit Shares)	3.63%	3.67%	3.69%	6.94%	2.26%
Profit Shares	-1.50%	-1.45%	-1.49%	-1.83%	-1.72%
Total return	2.18%	2.26%	2.24%	5.09%	0.59%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	7.36%	7.24%	7.24%	4.49%	8.62%
Profit Shares	1.39%	1.39%	1.43%	1.54%	1.33%
Expenses	8.75%	8.63%	8.67%	6.03%	9.95%

Net investment loss	-4.03%	-4.04%	-4.14%	-1.04%	-5.27%

(1) Included in the ratios of expenses to average net assets are brokerage commissions and clearing costs which are presented in the Trading Profits (Losses) on the Statement of Operations

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

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2005

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Series A	Series F	Series I	Non-unitized

Net asset value, beginning of year	$0.9615	$230.10	$0.9478	n/a

Realized trading profit	0.0002	0.06	0.0005	n/a
Change in unrealized	0.0051	1.20	0.0052	n/a
Interest income	0.0289	6.94	0.0290	n/a
Expenses	(0.0693)	(16.49)	(0.0440)	n/a

Net asset value, end of year	$0.9264	$221.81	$0.9385	n/a

Total Return:

Total return before Profit Shares	-3.12%	-3.12%	-0.31%	-2.47%
Profit Shares	-0.55%	-0.50%	-0.68%	-0.31%
Total return	-3.65%	-3.60%	-0.98%	-2.77%

Ratios to Average Net Assets:

Expenses (before Profit Shares)	7.22%	6.95%	4.18%	6.46%
Profit Shares	0.51%	0.51%	0.67%	0.34%
Expenses	7.73%	7.46%	4.85%	6.80%

Net investment loss	-4.40%	-4.33%	-1.60%	-3.48%

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

1.               ORGANIZATION

BlackRock Global Horizons I L.P. (the “Partnership”) was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994.  The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.  The Partnership currently issues Units of limited partnership interest (“Units”) of Series A and I at Net Asset Value as of the beginning of each month.

As of September 29, 2006, the Partnership’s general partner became BlackRock Investment Management, LLC (“BlackRock” or the “General Partner”).  The former general partner was Merrill Lynch Alternative Investments (“MLAI”).  Until September 29, 2006, MLAI was a wholly-owned subsidiary of Merrill Lynch Investment Managers LP (“MLIM”), which in turn was an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”).  On September 29, 2006 Merrill Lynch and BlackRock, Inc. merged the asset management businesses of MLIM and BlackRock, Inc. to create a new independent asset management company.  This resulted in BlackRock becoming the general partner of the Partnership.  At the same time, the Partnership’s name was changed from Global Horizons I L.P. to BlackRock Global Horizons I L.P.  No changes were made to the Partnership’s investment objective or to the Partnership’s structure as a result of these changes.

As of December 31, 2007, BlackRock began the formal liquidation of Principal Protection Plus Ltd., the sole investor in the non-unitized series of the Partnership. As such, Principal Protection Plus Ltd. redeemed its investment in the Partnership as of December 31, 2007.

Effective September 1, 2007, the Partnership revised its expense structure related to the Series Units and the Partnership began paying its own operating expenses and no longer pays BlackRock an administrative fee of 0.25% annually.  Each Series is subject to a sponsor fee, distribution fee and Trading Advisors’ management fees based on the month-end net assets of that Series.  Each Series pays a Profit Share to the Trading Advisors based upon each Series new trading profits, as defined.  Other operating expenses incurred are allocated to each Series based upon its net assets.

2.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Commodity futures, forwards and options contracts transactions are recorded on trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value.  The change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized in the Statements of Operations.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it has trading activities in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Brokers

Beginning October 1, 2007, the Partnership added NewEdge Financial LLC (“NewEdge”) as a clearing broker.  NewEdge provides its institutional clients with direct access to all major futures and options markets.

A portion of the assets maintained at Merrill Lynch, Pierce, Fenner & Smith (“MLPF&S”) and NewEdge are restricted to meet maintenance margin requirements.  Typically, margin requirements range from 1% to 10% of the face value of the derivatives traded.

Income Taxes

No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2007, 2006 or 2005.

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

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any calendar month upon ten calendar days’ notice (“notice period”).  Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption which is paid to BlackRock. The amount of the fees paid for the years ended December 31, 2007, 2006 and 2005 are $27,710, $148,579 and $110,785, respectively.

Redemption requests are accepted within the notice period.  The Partnership does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

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

3. CONDENSED SCHEDULES OF INVESTMENTS

The Partnership’s investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2007, and 2006, are as follows:

	2007
Commodity Industry Sector	Number of Contracts	Long Positions Unrealized Profit (Loss)	Percent of Net Assets	Number of Contracts	Short Positions Unrealized Profit (Loss)	Percent of Net Assets	Net Unrealized Profit on Open Positons	Percent of Net Assets	Maturity Dates

Agriculture	1,110	$771,016	0.47%	(290)	$(86,650)	-0.05%	$684,366	0.42%	January 08 - December 08
Currencies	603,545	248,790	0.15%	(1,597,150)	(109,974)	-0.07%	138,816	0.08%	January 08 - March 08
Energy	361	782,026	0.48%	(70)	(175,400)	-0.11%	606,626	0.37%	January 08 - June 08
Interest rates	3,586	923,143	0.56%	(1,677)	(395,147)	-0.24%	527,996	0.32%	March 08 - September 09
Metals	611	(1,824,911)	-1.11%	(536)	2,346,714	1.43%	521,803	0.32%	January 08 - April 08
Stock indices	456	118,219	0.07%	(373)	11,813	0.01%	130,032	0.08%	January 08 - March 08

Total		$1,018,283	0.62%		$1,591,356	0.97%	$2,609,639	1.59%

	2006
Commodity Industry Sect4or	Number of Contracts	Long Positions Unrealized Profit (Loss)	Percent of Net Assets	Number of Contracts	Short Positions Unrealized Profit (Loss)	Percent of Net Assets	Net Unrealized Profit on Open Positons	Percent of Net Assets	Maturity Dates

Agriculture	1,364	$636,526	0.28%	(850)	$(256,219)	-0.11%	$380,307	0.17%	January 07 - December 07
Currencies	1,880,992	285,179	0.13%	(6,920,247)	1,343,481	0.59%	1,628,660	0.72%	January 07 - March 07
Energy	36	(76,888)	-0.03%	(681)	1,515,133	0.67%	1,438,245	0.64%	January 07 - June 07
Interest rates	2,458	(1,428,245)	-0.63%	(6,443)	2,574,900	1.13%	1,146,655	0.50%	March 07 - September 08
Metals	365	387,404	0.17%	(162)	277,391	0.12%	664,795	0.29%	January 07 - April 07
Stock indices	2,146	1,751,496	0.77%	(32)	6,413	0.00%	1,757,909	0.77%	January 07 - March 07

Total		$1,555,472	0.69%		$5,461,099	2.40%	$7,016,571	3.09%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Partnership’s capital as of December 31, 2007 or 2006.

4.               COMBINATION OF THE FEEDER FUNDS

Effective after the close of business on December 31, 2006, the Feeder Funds were merged into the Partnership in a tax-free reorganization. All of the investors in the Feeder Funds received new Series G Units of the Partnership with an initial Net Asset Value per Unit of $1.00 equal to their December 31, 2006 Net Asset Value.   Issuance of the new Units had no adverse economic effect on investors in any of the funds.  BlackRock contributed $2,788 to the Partnership, the amount necessary due to the effects of rounding to insure all investors received Units equal to the value of their original holdings (rounded up to the next whole dollar).   The net assets of the Partnership as of December 31, 2006 were not affected by this transaction.

The following summarizes the affect of the transaction on the Partnership’s reported Partners’ Capital.

	Non-unitized
	Series	Series G

December 31, 2006 as reported	$52,772,626	$—

Conversion to new Series	(44,500,323)	44,503,111

Balance as of January 1, 2007	$8,272,303	$44,503,111

5.               RELATED PARTY TRANSACTIONS

Some of the Partnership’s U.S. dollar assets are maintained at MLPF&S.  MLPF&S is a wholly owned subsidiary of Merrill Lynch, which in turn maintains a significant ownership interest in BlackRock, Inc., the parent company of the General Partner. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets. Additionally some of the Partnership’s U.S. dollar assets are maintained at PFPC, Inc. (“PFPC”), an affiliate of the General Partner.  PFPC is the Partnership’s Transfer Agent.  The transfer agency fees paid to PFPC are included in Administrator fees on the Statement of Operations.

Merrill Lynch charges the Partnership Merrill Lynch’s cost of financing realized and unrealized losses on the Partnership’s non-U.S. dollar denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

Series A, F and G pay sponsor fees to BlackRock at an annual rate of 1.25% and Series I pays sponsor fees at a rate of 1.00% of each Series’ month-end net assets.  Each Series pays distribution fees at 3.00% of month-end net assets.

Effective September 1, 2007, MLPF&S and NewEdge are paid actual commodity brokerage commissions and clearing costs at market rates on a per trade basis, and as such, are recorded as a reduction of trading profit.  Prior to September 1, 2007, Series A, F and G Units paid brokerage commissions to MLPF&S at a flat monthly rate of .583 of 1% (a 7.00% annual rate) of the Series’ month-end trading assets and such amounts were not transaction based and were included in expenses. Series I paid brokerage commissions to MLPF&S at a flat monthly rate of .333 of 1% (a 4.00% annual rate) of the Series’ month-end trading assets. Month-end trading assets were not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

BlackRock estimates that the round-turn equivalent commission rate charged to the Partnership by MLPF&S during the years ended December 31, 2007, 2006 and 2005 was approximately $41, $47 and $39, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

In addition, BlackRock will reimburse the Partnership for fees and expenses paid by the Partnership, not including the Trading Advisors’ Profit Shares (such fees and expenses, exclusive of the Trading Advisors’ Profit Shares, collectively referred to herein as “Capped Expenses”) that would be in excess of 1/12 of 7.25% of the Fund’s net asset value (the “Expense Cap”) on the last business day of each month (each a “Regularly Scheduled Calculation Date”).  Because Series I is not subject to the 3.0% distribution fee, the Expense Cap for Series I is 4.25% annually, rather than the 7.25% annual Expense Cap for all other Series.  On each Regularly Scheduled Calculation Date, BlackRock will waive the portion of the sponsor fees that would otherwise be payable to BlackRock that is necessary to reduce the Capped Expenses until they equal the Expense Cap.  If the waiver of the sponsor fees is not sufficient to lower the Partnership’s Capped Expenses to the Expense Cap, BlackRock will pay those Capped Expenses necessary so that Capped Expenses do not exceed the Expense Cap.  However, if on any Regularly Scheduled Calculation Date Capped Expenses are less than the Expense Cap, the difference will be used to reimburse BlackRock for any sponsor fees that were waived or any Capped Expenses paid by BlackRock on preceding Calculation Dates in the same calendar year.  Any such amounts may not be used to reimburse BlackRock for any sponsor fees that were waived or any Capped Expenses paid by BlackRock in preceeding calendar years.

6.               ADVISORY AGREEMENTS

The Partnership and the Trading Advisors have each entered into Advisory Agreements.  These Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Trading Advisors determine the commodity futures, options on futures, forwards and options contracts trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by BlackRock.  The terms of the Advisory Agreements have not changed as a result of the change in the General Partner of the Partnership.  Each Series pays management fees to the Trading Advisors up to 3.00% of that Series net assets allocated to each individual Trading Advisor.

Profit Shares, generally ranging from 17% to 25% of any New Trading Profit, as defined, recognized by each Trading Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year and upon the net reallocation of assets away from a Trading Advisor, are paid by the Partnership to each Trading Advisor.  Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

7.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2007, 2006 and 2005 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

8.               UNITIZED AND NON-UNITIZED SERIES

At December 31, 2007 and 2006, the Net Asset Values of the different unitized Series and the non-unitized Series of the Partnership are as follows:

December 31, 2007

Unitized Series

			Net Asset
	Net Asset	Number of	Value per
	Value	Units	Unit

Series A	$90,473,777	91,995,885	$0.9835
Series F	32,035,694	135,637	$236.19
Series G	40,219,435	39,338,704	$1.0224
Series I	998,964	949,500	$1.0520
	$163,727,870	132,419,726

December 31, 2006

Unitized Series

			Net Asset
	Net Asset	Number of	Value per
	Value	Units	Unit

Series A	$134,723,235	139,974,357	$0.9625
Series F	35,134,942	152,114	$230.98
Series I	4,718,542	4,713,744	$1.0010
	$174,576,719	144,840,215

Non-unitized Series

BlackRock Futures Investments L.P.	$35,888,599
BlackRock Principal Protection L.P.	8,611,724
BlackRock Principal Protection Plus Ltd.	8,272,303
$52,772,626

Total partners' capital	$227,349,345

BlackRock has agreed to maintain a General Partner’s interest of at least 1% of the total capital of each Series in the Partnership.  BlackRock and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in the Partnership.

On June 1, 2006, an investor in Series A converted 1,040,907 Units to 1,016,081 Units of Series I, both valued at $1,022,483 resulting in the net conversion of 24,826 Units. The conversion did not impact partners’ capital as a whole.

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

BlackRock has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Trading Advisors, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions, or itself reallocating Partnership assets among Trading Advisors (although typically only as of the end of a month) for over-concentrations.  While BlackRock does not itself intervene in the markets to hedge or diversify the Partnership’s market exposure, BlackRock may urge the Trading Advisors to reallocate positions in an attempt to avoid over-concentrations.  Except in cases in which it appears that the Trading Advisors have begun to deviate from past practice or trading policies or to be trading erratically, BlackRock’s basic risk control procedures consist simply of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by the Trading Advisors themselves.

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

The Partnership, in its normal course of business, enters into various contracts, with MLPF&S and NewEdge acting as its commodity brokers. Pursuant to the brokerage agreements with MLPF&S and NewEdge (which includes netting arrangements with each broker), to the extent that such trading results in receivables from and payables to MLPF&S and NewEdge, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures trading accounts.

11.         RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”) entitled “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. The Partnership adopted the provisions of FIN 48 as of January 1, 2008.  The impact of the adoption of FIN 48 was not significant to the Partnership’s financial statements.

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

BlackRock Global Horizons I L.P.