Form 10-K, Exhibit 13
period 2008-12-31
BLACK ROCK GLOBAL HORIZONS LP
filed 2009-03-30
CIK 904918

Exhibit 13.01

BLACKROCK GLOBAL HORIZONS I L.P.
(A Delaware Limited Partnership)

Financial Statements for the years ended
December 31, 2008, 2007 and 2006
and Report of Independent Registered
Public Accounting Firm

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

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2008 and 2007	2

Statements of Operations for the years ended December 31, 2008, 2007 and 2006	3

Statements of Changes in Partners’ Capital for the years ended December 31, 2008, 2007 and 2006	4

Financial Data Highlights for the years ended December 31, 2008, 2007 and 2006	5-7

Notes to Financial Statements	8-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

  BlackRock Global Horizons I L.P.:

We have audited the accompanying statements of financial condition of BlackRock Global Horizons I L.P. (the “Partnership”) as of December 31, 2008 and 2007, and the related statements of operations, changes in partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of BlackRock Global Horizons I L.P. as of December 31, 2008 and 2007, the results of its operations, the changes in its partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 27, 2009

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS:

Cash	$169,133,129	$272,342
Equity in commodity futures trading accounts:
Cash (restricted cash $10,090,467 and $13,675,285)	67,504,316	182,801,160
Net unrealized profit on open contracts	3,178,192	2,609,639
Accrued interest and other assets	7,029	485,964

TOTAL ASSETS	$239,822,666	$186,169,105

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:

Redemptions payable	$4,637,184	$18,229,253
Profit Shares payable	5,542,345	1,877,704
Distribution fees payable	572,137	951,798
Trading Advisors’ management fees payable	261,954	452,594
Brokerage commissions and clearing costs payable	13,048	304,435
Sponsor fees payable	240,269	280,101
Administrator fees payable	104,106	181,732
Professional fees payable	334,454	96,539
Other fees payable	31,243	67,079

Total liabilities	11,736,740	22,441,235

PARTNERS’ CAPITAL:

General Partner (2,203,255 Units and 2,203,255 Units)	3,098,146	2,589,473
Limited Partners (162,267,856 Units and 130,216,471 Units)	224,987,780	161,138,397

Total partners’ capital	228,085,926	163,727,870

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$239,822,666	$186,169,105

NET ASSET VALUE PER UNIT (Note 8)

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
TRADING PROFITS (LOSSES):
Realized	$55,994,522	$16,070,669	$16,620,657
Change in unrealized	568,553	(4,406,932)	2,030,261
Brokerage commissions and clearing costs	(1,508,796)	(621,832)	—

Total trading profits	55,054,279	11,041,905	18,650,918

INVESTMENT INCOME:
Interest	3,051,305	9,194,631	12,178,428

EXPENSES:
Brokerage commissions	—	9,623,405	17,712,085
Profit Shares	9,844,931	2,761,529	2,783,961
Distribution fees	5,554,788	1,766,803	—
Trading Advisors’ management fees	2,520,534	897,433	—
Sponsor fees	2,278,530	739,849	—
Administrative fees	—	344,493	615,580
Administrator fees	681,190	279,460	—
Professional fees	558,322	108,332	—
Other	271,936	86,153	—
Total expenses before waiver	21,710,231	16,607,457	21,111,626
Sponsor fee waiver	—	(98,165)	—
Total expenses	21,710,231	16,509,292	21,111,626
NET INVESTMENT LOSS	(18,658,926)	(7,314,661)	(8,933,198)
NET INCOME	$36,395,353	$3,727,244	$9,717,720
NET INCOME PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding
Series A	104,183,816	121,732,320	156,950,282
Series F	129,265	143,617	166,816
Series G	37,267,948	42,136,152	n/a
Series I	671,149	4,151,130	8,339,614
Net income per weighted average General Partner and Limited Partner Unit*
Series A	$0.2195	$0.0173	$0.0380
Series F	$45.68	$4.82	$9.38
Series G	$0.1996	$0.0205	n/a
Series I	$0.2731	$0.0453	$0.0547

*Calculation of net income per weighted average General Partner and Limited Partner Unit excludes amounts allocated to non—unitized interests for the years ended December 31, 2007 and 2006.

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

		General	Limited Partners
	Units	Partner	Unitized	Non-unitized	Total
PARTNERS’ CAPITAL, DECEMBER 31, 2005	177,514,593	$2,297,491	$201,750,316	$64,538,060	$268,585,867

Additions	20,464,172	—	19,607,506	713,222	20,320,728

Net income	—	87,114	7,901,995	1,728,611	9,717,720

Conversion (Note 8)	(24,826)	—	—	—	—

Redemptions	(53,113,724)	(342,615)	(56,725,088)	(14,207,267)	(71,274,970)

PARTNERS’ CAPITAL, DECEMBER 31, 2006	144,840,215	2,041,990	172,534,729	52,772,626	227,349,345

Combination (Note 4)	44,500,323	488,774	44,011,549	(44,500,323)	—

Additions	5,889,674	—	5,658,737	—	5,658,737

Net income	—	58,709	3,792,645	(124,110)	3,727,244

Redemptions	(62,810,486)	—	(64,859,263)	(8,148,193)	(73,007,456)

PARTNERS’ CAPITAL, DECEMBER 31, 2007	132,419,726	2,589,473	161,138,397	—	163,727,870

Additions	58,312,103	—	61,302,743	—	61,302,743

Net income	—	508,673	35,886,680	—	36,395,353

Redemptions	(26,260,718)	—	(33,340,040)	—	(33,340,040)

PARTNERS’ CAPITAL, DECEMBER 31, 2008	164,471,111	$3,098,146	$224,987,780	$—	$228,085,926

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.  An individual Partner’s results may vary from these ratios due to timing of income and expenses and capital transactions.

Per Unit Operating Performance:	Series A	Series F	Series G	Series I

Net asset value, beginning of year	$0.9835	$236.19	$1.0224	$1.0520

Realized trading profits	0.3054	73.49	0.3189	0.3341
Change in unrealized trading profits	(0.0015)	(0.31)	(0.0014)	(0.0016)
Interest	0.0180	4.32	0.0189	0.0196
Expenses	(0.1312)	(31.20)	(0.1354)	(0.1069)

Net asset value, end of year	$1.1742	$282.49	$1.2234	$1.2972

Total Return:

Total return (before Profit Shares)	25.46%	25.50%	25.58%	29.92%
Profit Shares	-5.41%	-5.26%	-5.28%	-5.74%
Total return	19.39%	19.60%	19.66%	23.30%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	7.23%	7.25%	7.25%	3.90%
Profit Shares	5.49%	5.03%	5.07%	6.29%
Expenses	12.72%	12.28%	12.32%	10.19%

Net investment loss	-11.13%	-10.56%	-10.60%	-8.40%

(1) Included in the ratios of expenses to average net assets are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statement of Operations

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements. An individual Partner’s results may vary from these ratios due to timing of income and expenses and capital transactions.

Per Unit Operating Performance:	Series A	Series F	Series G	Series I	Non-unitized

Net asset value, beginning of year	$0.9625	$230.98	$1.0000	$1.0010	n/a

Realized trading profits	0.0818	19.70	0.0861	0.0881	n/a
Change in unrealized trading profits	(0.0211)	(5.10)	(0.0221)	(0.0223)	n/a
Interest	0.0437	10.50	0.0448	0.0462	n/a
Expenses	(0.0834)	(19.89)	(0.0864)	(0.0610)	n/a

Net asset value, end of year	$0.9835	$236.19	$1.0224	$1.0520	n/a

Total Return:

Total return (before Profit Shares)	3.63%	3.67%	3.69%	6.94%	2.26%
Profit Shares	-1.50%	-1.45%	-1.49%	-1.83%	-1.72%
Total return	2.18%	2.26%	2.24%	5.09%	0.59%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	7.36%	7.24%	7.24%	4.49%	8.62%
Profit Shares	1.39%	1.39%	1.43%	1.54%	1.33%
Expenses	8.75%	8.63%	8.67%	6.03%	9.95%

Net investment loss	-4.03%	-4.04%	-4.14%	-1.04%	-5.27%

(1) Included in the ratios of expenses to average net assets are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statement of Operations.

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2006

The following per Unit data and ratios have been derived from information provided in the financial statements. An individual Partner’s results may vary from these ratios due to timing of income and expenses and capital transactions.

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

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION

BlackRock Global Horizons I L.P. (the “Partnership”) was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994.  The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.  The Partnership currently issues Units of limited partnership interest (“Units”) of Series A and I at Net Asset Value as of the beginning of each month. Series F and G are closed to new investors.

As of September 29, 2006, the Partnership’s general partner became BlackRock Investment Management, LLC (“BlackRock” or the “General Partner”).  The former general partner was Merrill Lynch Alternative Investments (“MLAI”).  Until September 29, 2006, MLAI was a wholly-owned subsidiary of Merrill Lynch Investment Managers LP (“MLIM”), which in turn was an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”).  On September 29, 2006, Merrill Lynch and BlackRock, Inc. merged the asset management businesses of MLIM and BlackRock, Inc. to create a new independent asset management company.  This resulted in BlackRock becoming the general partner of the Partnership.  At the same time, the Partnership’s name was changed from Global Horizons I L.P. to BlackRock Global Horizons I L.P.  No changes were made to the Partnership’s investment objective or to the Partnership’s structure as a result of these changes.

Effective after the close of business on December 29, 2006, two of the three “non-unitized” series of the Partnership (BlackRock Futures Investments L.P. and BlackRock Principal Protection L.P.), were merged into the Partnership in a tax-free reorganization. All of the investors in BlackRock Futures Investments L.P. and BlackRock Principal Protection L.P. received new Series G Units of the Partnership with an initial Net Asset Value per Unit of  $1.00 equal to their December 31, 2006 Net Asset Value.   Issuance of the new Units had no adverse economic effect on investors in the Partnership or either of the merged funds.

As of December 31, 2007, BlackRock liquidated Principal Protection Plus Ltd., the sole investor in the non-unitized series of the Partnership. As such, Principal Protection Plus Ltd. redeemed its investment  in the Partnership as of December 31, 2007.

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

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it has trading activities in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

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

The Partnership is subject to the provision of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 entitled Accounting for Uncertainty in Income Taxes (“FIN 48”).  FIN 48 sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return.

There are no unrecognized tax benefits in the accompanying financial statements.  The Partnership’s federal tax return is subject to examination by the Internal Revenue Service for the years ended 2008, 2007 and 2006.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2008, 2007 or 2006.

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

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any calendar month upon ten calendar days’ notice (“notice period”).  Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption which is paid to BlackRock. The amount of the fees paid for the years ended December 31, 2008, 2007 and 2006 are $19,900, $27,710 and $148,579, respectively.

Redemption requests are accepted within the notice period.  The Partnership does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed the following month.

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

3. CONDENSED SCHEDULES OF INVESTMENTS

The Partnership’s investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2008, and 2007, are as follows:

2008

		Long Positions			Short Positions		Net Unrealized
Commodity	Number	Unrealized	Percent of	Number	Unrealized	Percent of	Profit (Loss)	Percent of
Industry Sector	of Contracts	Profit (Loss)	Net Assets	of Contracts	Profit (Loss)	Net Assets	on Open Positons	Net Assets	Maturity Dates

Agriculture	219	$437,125	0.19%	(717)	$(666,125)	-0.29%	$(229,000)	-0.10%	January 09 - December 09
Currencies	191,254	792,161	0.35%	(66,850)	(742,116)	-0.33%	50,045	0.02%	January 09 - December 09
Energy	122	(33,326)	-0.01%	(251)	172,238	0.08%	138,912	0.07%	January 09 - December 09
Interest rates	1,979	2,514,795	1.10%	(131)	147,235	0.06%	2,662,030	1.16%	March 09 - December 10
Metals	431	(1,055,524)	-0.46%	(510)	1,653,688	0.73%	598,164	0.27%	January 09 - October 09
Stock indices	371	120,219	0.05%	(132)	(162,178)	-0.07%	(41,959)	-0.02%	January 09 - March 09

Total		$2,775,450	1.22%		$402,742	0.18%	$3,178,192	1.40%

2007

		Long Positions			Short Positions		Net Unrealized
Commodity	Number	Unrealized	Percent of	Number	Unrealized	Percent of	Profit	Percent of
Industry Sector	of Contracts	Profit (Loss)	Net Assets	of Contracts	Profit (Loss)	Net Assets	on Open Positons	Net Assets	Maturity Dates

Agriculture	1,110	$771,016	0.47%	(290)	$(86,650)	-0.05%	$684,366	0.42%	January 08 - December 08
Currencies	603,545	248,790	0.15%	(1,597,150)	(109,974)	-0.07%	138,816	0.08%	January 08 - March 08
Energy	361	782,026	0.48%	(70)	(175,400)	-0.11%	606,626	0.37%	January 08 - June 08
Interest rates	3,586	923,143	0.56%	(1,677)	(395,147)	-0.24%	527,996	0.32%	March 08 - September 09
Metals	611	(1,824,911)	-1.11%	(536)	2,346,714	1.43%	521,803	0.32%	January 08 - April 08
Stock indices	456	118,219	0.07%	(373)	11,813	0.01%	130,032	0.08%	January 08 - March 08

Total		$1,018,283	0.62%		$1,591,356	0.97%	$2,609,639	1.59%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partnership’s capital as of December 31, 2008 or 2007.

4.               COMBINATION OF THE FEEDER FUNDS

Effective after the close of business on December 31, 2006, the Feeder Funds were merged into the Partnership in a tax-free reorganization. All of the investors in the Feeder Funds received new Series G Units of the Partnership with an initial Net Asset Value per Unit of $1.00 equal to their December 31, 2006 Net Asset Value.   Issuance of the new Units had no adverse economic effect on investors in any of the Feeder Funds.  BlackRock contributed $2,788 to the Partnership, the amount necessary due to the effects of rounding to insure all investors received Units equal to the value of their original holdings (rounded up to the next whole dollar).   The net assets of the Partnership as of December 31, 2006 were not affected by this transaction.

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

Series A, F and G pay sponsor fees to BlackRock at an annual rate of 1.25% and Series I pays sponsor fees at a rate of 1.00% of each Series’ month-end net assets.  Series A, F and G pay distribution fees at  3.00% of month-end net assets.  Series I does not pay distribution fees.

Effective September 1, 2007, MLPF&S and NewEdge are paid actual commodity brokerage commissions and clearing costs at market rates on a per trade basis, and as such, are recorded as a reduction of trading profit.  Prior to September 1, 2007, Series A, F and G Units paid brokerage commissions to MLPF&S at a flat monthly rate of .583 of 1% (a 7.00% annual rate) of the Series’ month-end trading assets and such amounts were not transaction-based and were included in expenses. Series I paid brokerage commissions to MLPF&S at a flat monthly rate of .333 of 1% (a 4.00% annual rate) of the Series’ month-end trading assets. Month-end trading assets were not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

BlackRock estimates that the round-turn equivalent commission rate charged to the Partnership by MLPF&S during the years ended December 31, 2008, 2007 and 2006 was approximately $8, $41 and $47, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

In addition, effective September 1, 2007, BlackRock will reimburse the Partnership for fees and expenses paid by the Partnership, not including the Trading Advisors’ Profit Shares (such fees and expenses, exclusive of the Trading Advisors’ Profit Shares, collectively referred to herein as “Capped Expenses”) that would be in excess of 1/12 of 7.25% of the Fund’s net asset value (the “Expense Cap”) on the last business day of each month (each a “Regularly Scheduled Calculation Date”).  Because Series I is not subject to the 3.0% distribution fee, the Expense Cap for Series I is 4.25% annually, rather than the 7.25% annual Expense Cap for all other Series.  On each Regularly Scheduled Calculation Date, BlackRock will waive the portion of the sponsor fees that would otherwise be payable to BlackRock that is necessary to reduce the Capped Expenses until they equal the Expense Cap.  If the waiver of the sponsor fees is not sufficient to lower the Partnership’s Capped Expenses to the Expense Cap, BlackRock will pay those Capped Expenses necessary so that Capped Expenses do not exceed the Expense Cap.  However, if on any Regularly Scheduled Calculation Date Capped Expenses are less than the Expense Cap, the difference will be used to reimburse BlackRock for any sponsor fees that were waived or any Capped Expenses paid by BlackRock on preceding Calculation Dates in the same calendar year.  Any such amounts may not be used to reimburse BlackRock for any sponsor fees that were waived or any Capped Expenses paid by BlackRock in preceeding calendar years.

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

 7.            WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2008, 2007 and 2006 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

8.               PARTNER’S CAPITAL

At December 31, 2008 and 2007, the Net Asset Values of the different Series of the Partnership are as follows:

			Net Asset
	Net Asset	Number of	Value per
December 31, 2008	Value	Units	Unit

Series A	$151,208,477	128,773,188	$1.1742
Series F	33,304,503	117,896	$282.49
Series G	42,809,400	34,991,420	$1.2234
Series I	763,546	588,607	$1.2972
	$228,085,926	164,471,111

			Net Asset
	Net Asset	Number of	Value per
December 31, 2007	Value	Units	Unit

Series A	$90,473,777	91,995,885	$0.9835
Series F	32,035,694	135,637	$236.19
Series G	40,219,435	39,338,704	$1.0224
Series I	998,964	949,500	$1.0520
	$163,727,870	132,419,726

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

9.               COPPER SETTLEMENT

The Partnership, as a member of a class of plaintiffs, received a settlement payment in February 2005 relating to certain copper trades made by a number of investors, including the Partnership, during a period in the mid-1990s. Members of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996.  The amount of the settlement for the Partnership included in Realized under Trading profits (losses) on the Statements of Operations for the year ended December 31, 2006 is $42,374.

10. FAIR VALUE DISCLOSURES

Effective January 1, 2008, the Partnership adopted FASB Statement of Financial Accounting Standards  No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value as the price that the Partnership would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment. FAS 157 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk to the extent the asset or liability is not traded on an exchange or an active market.  Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Partnership. Unobservable inputs are inputs that reflect the General Partner of the Partnership’s assumptions about what information market participants would use in pricing an asset or liability developed based on the best information available in the circumstances.

FAS 157 establishes a hierarchy that classifies these inputs into the three broad levels listed below:

•                                          Level 1 — price quotations in active markets/exchanges for identical securities.

•                                          Level 2 — Other than quoted prices included within Level 1 that are observable for substantially the full term of the asset or liability, either directly or indirectly.  Level 2 assets include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted prices that are observable, such as those used in models or other valuation methodologies.

•                                          Level 3 — Primarily unobservable inputs for the valuation of the asset or liability.  Level 3 assets include investments for which there is little, if any, market activity.  These inputs require significant judgment or estimation by the General Partner of the Partnership.

The following table summarizes the valuation of the Partnership’s investments by the above FAS 157 fair value hierarchy levels as of December 31, 2008.

		Quoted Prices in Active	Significant Other
		Markets for Identical Assets	Observable Inputs
	December 31, 2008	(Level 1)	(Level 2)
Net unrealized profit on open contracts	$3,178,192	$3,049,859	$128,333

11.         FAIR VALUE AND OFF-BALANCE SHEET RISK

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

12.         RECENT ACCOUNTING PRONOUNCEMENT

In October 2008, FASB issued FASB Staff Position 157-3 (“FSP157-3”), Determining the Fair Value of a Financial Asset When the Market for that Asset is not Active, which clarified the application of FAS 157 in a market that is not active.  FSP 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued.  The implementation of FSP 157-3 did not have a material impact on the Partnership’s financial statements.

In March 2008, FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“FAS 161”).  FAS 161 expands the disclosure requirements for derivative instruments and hedging activities.  FAS 161 specifically requires enhanced disclosures addressing: a) how and why an entity uses derivative instruments, b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations and c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008.  The impact on the Partnership financial statements, if any, is currently being assessed.

13.         SUBSEQUENT EVENT

On January 1, 2009, Bank of America Corporation announced that it had completed its acquisition of Merrill Lynch, the largest stockholder of BlackRock, Inc.

   *   *   *   *   *   *   *    *   *   *   *   *   *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

of BlackRock Global Horizons I L.P.

and

Managing Director

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P.