Form 10-K, Exhibit 13
period 2009-12-31
BLACK ROCK GLOBAL HORIZONS LP
filed 2010-03-31
CIK 904918

Exhibit 13.01

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

Financial Statements as of December 31, 2009 and 2008 and for the years ended

December 31, 2009, 2008 and 2007

and Report of Independent Registered

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

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2009 and 2008	2

Statements of Operations for the years ended December 31, 2009, 2008 and 2007	3

Statements of Changes in Partners’ Capital for the years ended December 31, 2009, 2008 and 2007	4

Financial Data Highlights for the years ended December 31, 2009, 2008 and 2007	5-7

Notes to Financial Statements	8-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

BlackRock Global Horizons I L.P.:

We have audited the accompanying statements of financial condition of BlackRock Global Horizons I L.P. (the “Partnership”) as of December 31, 2009 and 2008, and the related statements of operations, changes in partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2009. These financial statements and financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of BlackRock Global Horizons I L.P. as of December 31, 2009 and 2008, the results of its operations, the changes in its partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 31, 2010

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS:

Cash and cash equivalents	$218,690,094	$169,133,129
Equity in commodity futures trading accounts:
Cash at brokers (restricted cash $21,761,607 and $10,090,467)	64,904,058	67,504,316
Net unrealized profit on open contracts	886,156	3,178,192
Accrued interest and other assets	25,948	7,029

TOTAL ASSETS	$284,506,256	$239,822,666

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:

Net unrealized loss on open contracts	$906,015	$—
Redemptions payable	5,342,237	4,637,184
Profit Shares payable	498,174	5,542,345
Distribution fees payable	703,082	572,137
Trading Advisors’ management fees payable	343,841	261,954
Sponsor fees payable	295,234	240,269
Administrator fees payable	166,599	104,106
Professional fees payable	425,908	334,454
Other fees payable	62,248	44,291

Total liabilities	8,743,338	11,736,740

PARTNERS’ CAPITAL:

General Partner (2,203,255 Units and 2,203,255 Units)	2,846,697	3,098,146
Limited Partners (226,947,615 Units and 162,267,856 Units)	272,916,221	224,987,780

Total partners’ capital	275,762,918	228,085,926

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$284,506,256	$239,822,666

NET ASSET VALUE PER UNIT (Note 8)

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
TRADING PROFITS (LOSSES):
Realized	$(1,275,527)	$55,994,522	$16,070,669
Change in unrealized	(3,198,051)	568,553	(4,406,932)
Brokerage commissions and clearing costs	(1,613,820)	(1,508,796)	(621,832)

Total trading profits (losses)	(6,087,398)	55,054,279	11,041,905

INVESTMENT INCOME:
Interest	906,015	3,051,305	9,194,631

EXPENSES:
Brokerage commissions	—	—	9,623,405
Profit Shares	1,144,351	9,844,931	2,761,529
Distribution fees	6,767,790	5,554,788	1,766,803
Trading Advisors’ management fees	3,162,393	2,520,534	897,433
Sponsor fees	2,833,553	2,278,530	739,849
Administrative fees	—	—	344,493
Administrator fees	741,000	681,190	279,460
Professional fees	751,701	558,322	108,332
Other	327,923	271,936	86,153
Total expenses before waiver	15,728,711	21,710,231	16,607,457
Sponsor fee waiver	—	—	(98,165)
Total expenses	15,728,711	21,710,231	16,509,292

NET INVESTMENT LOSS	(14,822,696)	(18,658,926)	(7,314,661)

NET INCOME (LOSS)	$(20,910,094)	$36,395,353	$3,727,244

NET INCOME (LOSS) PER UNIT:

Weighted average number of General Partner and Limited Partner Units outstanding
Series A	156,463,730	104,183,816	121,732,320
Series F	111,742	129,265	143,617
Series G	32,344,957	37,267,948	42,136,152
Series I	637,086	671,149	4,151,130

Net income (loss) per weighted average General Partner and Limited Partner Unit*
Series A	$(0.0955)	$0.2195	$0.0173
Series F	$(23.43)	$45.68	$4.82
Series G	$(0.1024)	$0.1996	$0.0205
Series I	$(0.0566)	$0.2731	$0.0453

*Calculation of net income (loss) per weighted average General Partner and Limited Partner Unit excludes amounts allocated to non-unitized interests for the year ended December 31, 2007.

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

		General	Limited Partners
	Units	Partner	Unitized	Non-unitized	Total
PARTNERS’ CAPITAL, DECEMBER 31, 2006	144,840,215	$2,041,990	$172,534,729	$52,772,626	$227,349,345

Combination (Note 4)	44,500,323	488,774	44,011,549	(44,500,323)	—

Additions	5,889,674	—	5,658,737	—	5,658,737

Net income	—	58,709	3,792,645	(124,110)	3,727,244

Redemptions	(62,810,486)	—	(64,859,263)	(8,148,193)	(73,007,456)

PARTNERS’ CAPITAL, DECEMBER 31, 2007	132,419,726	2,589,473	161,138,397	—	163,727,870

Additions	58,312,103	—	61,302,743	—	61,302,743

Net income	—	508,673	35,886,680	—	36,395,353

Redemptions	(26,260,718)	—	(33,340,040)	—	(33,340,040)

PARTNERS’ CAPITAL, DECEMBER 31, 2008	164,471,111	3,098,146	224,987,780	—	228,085,926

Additions	94,354,648	—	104,949,318	—	104,949,318

Net loss		(251,449)	(20,658,645)	—	(20,910,094)

Redemptions	(29,674,889)	—	(36,362,232)	—	(36,362,232)

PARTNERS’ CAPITAL, DECEMBER 31, 2009	229,150,870	$2,846,697	$272,916,221	$—	$275,762,918

See notes to financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements.  An individual Partner’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	Series A	Series F	Series G	Series I

Per Unit Operating Performance:

Net asset value, beginning of year	$1.1742	$282.49	$1.2234	$1.2972

Realized trading losses	(0.0081)	(2.28)	(0.0085)	(0.0088)
Change in unrealized trading losses	(0.0129)	(2.76)	(0.0133)	(0.0144)
Interest	0.0044	1.05	0.0046	0.0048
Expenses	(0.0801)	(19.21)	(0.0832)	(0.0533)

Net asset value, end of year	$1.0775	$259.29	$1.1230	$1.2255

Total Return:

Total return (before Profit Shares)	-7.80%	-7.81%	-7.81%	-4.97%
Profit Shares	-0.51%	-0.48%	-0.48%	-0.63%
Total return	-8.24%	-8.21%	-8.21%	-5.53%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	6.65%	6.65%	6.65%	3.63%
Profit Shares	0.46%	0.48%	0.48%	0.64%
Expenses	7.11%	7.13%	7.13%	4.27%

Net investment loss	-6.75%	-6.73%	-6.73%	-3.93%

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

	Series A	Series F	Series G	Series I

Per Unit Operating Performance:

Net asset value, beginning of year	$0.9835	$236.19	$1.0224	$1.0520

Realized trading profits	0.3054	73.49	0.3189	0.3341
Change in unrealized trading profits	(0.0015)	(0.31)	(0.0014)	(0.0016)
Interest	0.0180	4.32	0.0189	0.0196
Expenses	(0.1312)	(31.20)	(0.1354)	(0.1069)

Net asset value, end of year	$1.1742	$282.49	$1.2234	$1.2972

Total Return:

Total return (before Profit Shares)	25.46%	25.50%	25.58%	29.92%
Profit Shares	-5.41%	-5.26%	-5.28%	-5.74%
Total return	19.39%	19.60%	19.66%	23.30%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	7.23%	7.25%	7.25%	3.90%
Profit Shares	5.49%	5.03%	5.07%	6.29%
Expenses	12.72%	12.28%	12.32%	10.19%

Net investment loss	-11.13%	-10.56%	-10.60%	-8.40%

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

	Series A	Series F	Series G	Series I	Non-unitized

Per Unit Operating Performance:

Net asset value, beginning of year	$0.9625	$230.98	$1.0000	$1.0010	n/a

Realized trading profits	0.0818	19.70	0.0861	0.0881	n/a
Change in unrealized trading losses	(0.0211)	(5.10)	(0.0221)	(0.0223)	n/a
Interest	0.0437	10.50	0.0448	0.0462	n/a
Expenses	(0.0834)	(19.89)	(0.0864)	(0.0610)	n/a

Net asset value, end of year	$0.9835	$236.19	$1.0224	$1.0520	n/a

Total Return:

Total return (before Profit Shares)	3.63%	3.67%	3.69%	6.94%	2.26%
Profit Shares	-1.50%	-1.45%	-1.49%	-1.83%	-1.72%
Total return	2.18%	2.26%	2.24%	5.09%	0.59%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	7.36%	7.24%	7.24%	4.49%	8.62%
Profit Shares	1.39%	1.39%	1.43%	1.54%	1.33%
Expenses	8.75%	8.63%	8.67%	6.03%	9.95%

Net investment loss	-4.03%	-4.04%	-4.14%	-1.04%	-5.27%

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

BlackRock Investment Management, LLC (the “General Partner” or “BRIM”), a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”) is the general partner of the Partnership.

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

As of December 31, 2007, BRIM liquidated Principal Protection Plus Ltd., the sole investor in the non-unitized series of the Partnership. As such, Principal Protection Plus Ltd. redeemed its investment in the Partnership as of December 31, 2007.

PFPC Trust Company (“PFPC Trust”), an affiliate of the General Partner, provides custody services for the Partnership. As of December 31, 2009 and 2008, $218,690,094 and $169,133,129 , respectively, was held in custody at PFPC Trust and invested in an affiliated BlackRock money market fund.  The Partnership’s assets will also be held in cash and customer segregated accounts at Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”),  an affiliate of the General Partner, Newedge USA, LLC (“NUSA”), J.P. Morgan Inc. (“JPMFI”), UBS AG (“UBS”) and any other clearing brokers that may be utilized by the Partnership in the future (the “Clearing Brokers”) or allocated to one or more Portfolio Funds for which custodians and clearing brokers are selected by the independent professional advisors of such Portfolio Funds or managed accounts (the “Trading Advisors”). JPMFI and UBS were added as clearing brokers in October 2009.

Each Series is subject to a sponsor fee, distribution fee and trading advisors’ management fees based on the month-end net assets of that Series. Series I does not pay a distribution fee. Each Series pays a Profit Share to the Trading Advisors based upon each Series new trading profits, as defined.  Other operating expenses incurred, and trading profits (losses), are allocated to each Series based upon its net assets.

The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement of the Partnership.

2.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Partnership’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The preparation of financial statements in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

In June 2009, The Financial Accounting Standards Board (“FASB”) issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of SFAS 162, The Hierarchy of Generally Accepted Accounting Principles (codified in FASB Topic 105 (ASC 105) Generally Accepted Accounting Principles), which establishes the FASB ASC as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. The ASC does not change current GAAP, but it introduces a new structure that organizes the authoritative standards by topic. ASC 105 is effective for financial statements issued for periods ending after September 15, 2009. As a result, both the ASC and the legacy standards are referenced in the Partnership’s financial statements and footnotes.

The Partnership is not required to provide a Statement of Cash Flows as permitted by ASC 230-15, Statement of Cash Flows (formerly, FAS No. 102, Statement of Cash Flows-Exemption of Certain  Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale).

Cash and Cash Equivalents

The Partnership has defined cash and cash equivalents as cash, money market funds and short-term, highly liquid investments with maturities of three months or less when acquired.  Money market funds, which are included in cash equivalents, are classified as Level 1 valuation inputs (quoted prices in active markets for identical assets) under the provisions of Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) (Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements).

Equity in Commodity Futures Trading Accounts

Cash at brokers —

A portion of the assets maintained at each of the Clearing Brokers are restricted to meet maintenance margin requirements.  Typically, margin requirements range from 1% to 10% of the face value of the derivatives traded.

Net unrealized profit (loss) on open contracts —

The Partnership, in its normal course of business, enters into various derivatives contracts with the Clearing Brokers, each acting as the Partnership’s clearing brokers. Pursuant to the brokerage agreements with the Clearing Brokers (which include netting arrangements with each broker), to the extent that such trading results in receivables from and payables to each of the Clearing Brokers, these receivables and payables are offset and reported as a net receivable or payable with each broker.  Net receivables are included in the Statements of Financial Condition under Equity in commodity futures trading accounts in net unrealized profit on open contracts and net payables are included under Liabilities in net unrealized loss on open contracts.

Commodity futures, forwards and options contracts transactions are recorded on trade date and the receivables and payables represent the difference between the original contract value and the market value.  The change in unrealized profit (loss) on open contracts from one year to the next is reflected in Change in unrealized in the Statements of Operations.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it has trading activities in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Gains and losses resulting from the translation to U.S. dollars are reported in Trading Profits (Losses): Realized in the Statements of Operations.

Income Taxes

No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

The Partnership is subject to the provision of Accounting Standards Codification (“ASC”) 740, Income Taxes (formerly Financial Accounting Standards Board (“FASB”) Interpretation 48, Accounting for Uncertainty in Income Taxes).  ASC 740 sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return.

There are no unrecognized tax benefits in the accompanying financial statements.  The Partnership’s federal tax return is subject to examination by the Internal Revenue Service for the years ended 2009, 2008 and 2007.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2009, 2008 or 2007.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request generally must be received by the Transfer Agent at least ten calendar days before the end of the preceding month, or by such other date as determined by the General Partner, the distributor and/or Administrator in their discretion and communicated to the investor. Except as otherwise agreed in accordance with the forgoing,   subscriptions submitted less than ten days before the end of a month will be applied to Unit subscriptions as of the beginning of the second month after receipt, unless revoked by BRIM.

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any calendar month upon at least fifteen calendar days’ notice, or such lesser period as shall be acceptable to the General Partner in its sole discretion in advance of the requested effective date of redemption (“notice period”).  Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption which is paid to BRIM. The amount of the fees paid for the years ended December 31, 2009, 2008 and 2007 are $74,947, $19,900 and $27,710, respectively.

Redemption requests are accepted within the notice period.  Except as may be determined by the General Partner in its sole discretion (as indicated above), the Partnership does not accept any redemption requests after the notice period and redemption requests received after the notice period will be processed the following month.

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

3.              CONDENSED SCHEDULES OF INVESTMENTS

The Partnership trades futures and forward contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2009, 5,539,110 contracts were closed.  The fair value of the Partnership’s futures and forward contracts by type, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as of December 31, 2009 are as follows:

	Long Positions			Long Positions			Short Positions			Short Positions		Net unrealized
Commodity	Number			Unrealized	Percent of	Commodity	Number			Unrealized	Percent of	profit (loss) on	Percent of
Industry Sector	of Contracts	Gross Unrealized		Profit (Loss)	Net Assets	Industry Sector	of Contracts	Gross Unrealized		Profit (Loss)	Net Assets	open contracts	Net Assets	Maturity Dates

Futures		Gains	Losses			Futures		Gains	Losses
Agriculture	1,023	$982,535	$(158,124)	$824,411	0.30%	Agriculture	(568)	$159,142	$(223,420)	$(64,278)	-0.02%	$760,133	0.28%	January 10 - May 10
Currencies	569	240,052	(449,588)	(209,536)	-0.08%	Currencies	(463)	313,343	(90,432)	222,911	0.08%	13,375	0.00%	January 10 - December 10
Energy	225	480,824	(109,534)	371,290	0.13%	Energy	(158)	33,782	(474,913)	(441,131)	-0.16%	(69,841)	-0.03%	January 10 - July 10
Interest rates	2,265	250,907	(1,254,976)	(1,004,069)	-0.36%	Interest rates	(1,094)	595,914	(77,877)	518,037	0.19%	(486,032)	-0.17%	March 10 - December 10
Metals	219,746	5,843,920	(387,661)	5,456,259	1.98%	Metals	(277,223)	159,323	(4,729,827)	(4,570,504)	-1.66%	885,755	0.32%	January 10 - December 10
Stock indices	1,636	1,005,269	(215,061)	790,208	0.29%	Stock indices	(114)	28,861	(121,886)	(93,025)	-0.03%	697,183	0.26%	January 10 - March 10
Subtotal	225,464	8,803,507	(2,574,944)	6,228,563	2.26%	Subtotal	(279,620)	1,290,365	(5,718,355)	(4,427,990)	-1.60%	1,800,573	0.66%

Forwards						Forwards
Currencies	442	759,515	(1,991,882)	(1,232,367)	-0.45%	Currencies	(481)	1,527,996	(2,080,769)	(552,773)	-0.20%	(1,785,140)	-0.65%	January 10 - July 10
Subtotal	442	759,515	(1,991,882)	(1,232,367)	-0.45%	Subtotal	(481)	1,527,996	(2,080,769)	(552,773)	-0.20%	(1,785,140)	-0.65%

Options						Options
Agriculture	—	—	—	—	0.00%	Agriculture	(44)	—	(18,925)	(18,925)	-0.01%	(18,925)	-0.01%	January 10 - May 10
Currencies	1	—	(7,377)	(7,377)	0.00%	Currencies	—	—	—	—	0.00%	(7,377)	0.00%	January 10 - July 10
Energy	31	—	(8,990)	(8,990)	0.00%	Energy	—	—	—	—	0.00%	(8,990)	0.00%	January 10 - December 10
Subtotal	32	—	(16,367)	(16,367)	0.00%	Subtotal	(44)	—	(18,925)	(18,925)	-0.01%	(35,292)	-0.01%

Total	225,938	$9,563,022	$(4,583,193)	$4,979,829	1.81%	Total	(280,145)	$2,818,361	$(7,818,049)	$(4,999,688)	-1.81%	$(19,859)	0.00%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partnership’s capital as of December 31, 2009.

The Partnership trades futures and forward contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2008, 309,479 contracts were closed.  The fair value of the Partnership’s futures and forward contracts by type, defined as Net unrealized profit on open contracts in the Statements of Financial Condition as of December 31, 2008 are as follows:

	Long Positions			Long Positions			Short Positions			Short Positions		Net unrealized
Commodity	Number			Unrealized	Percent of	Commodity	Number			Unrealized	Percent of	profit (loss) on	Percent of
Industry Sector	of Contracts	Gross Unrealized		Profit (Loss)	Net Assets	Industry Sector	of Contracts	Gross Unrealized		Profit (Loss)	Net Assets	open contracts	Net Assets	Maturity Dates
Futures		Gains	Losses					Gains	Losses
Agriculture	219	$442,355	$(5,230)	$437,125	0.19%	Agriculture	(717)	$351,687	$(1,017,812)	$(666,125)	-0.29%	$(229,000)	-0.10%	January 09 - December 09
Currencies	108	119,713	(87,931)	31,782	0.02%	Currencies	(146)	157,180	(267,250)	(110,070)	-0.05%	(78,288)	-0.03%	January 09 - December 09
Energy	122	155,966	(189,292)	(33,326)	-0.01%	Energy	(251)	471,889	(299,651)	172,238	0.08%	138,912	0.07%	January 09 - December 09
Interest rates	1,979	2,597,872	(83,077)	2,514,795	1.10%	Interest rates	(131)	159,055	(11,820)	147,235	0.06%	2,662,030	1.16%	March 09 - December 10
Metals	431	477,606	(1,533,130)	(1,055,524)	-0.46%	Metals	(510)	2,225,612	(571,924)	1,653,688	0.73%	598,164	0.27%	January 09 - October 09
Stock indices	371	140,742	(20,523)	120,219	0.05%	Stock indices	(132)	8,957	(171,135)	(162,178)	-0.07%	(41,959)	-0.02%	January 09 - March 09
Subtotal	3,230	3,934,254	(1,919,183)	2,015,071	0.89%	Subtotal	(1,887)	3,374,380	(2,339,592)	1,034,788	0.45%	3,049,859	1.35%

Forwards						Forwards
Currencies	191	1,005,750	(245,371)	760,379	0.33%	Currencies	(155)	284,272	(916,318)	(632,046)	-0.28%	128,333	0.05%	January 09 - December 09
Total	3,421	$4,940,004	$(2,164,554)	$2,775,450	1.22%	Total	(2,042)	$3,658,652	$(3,255,910)	$402,742	0.18%	$3,178,192	1.40%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partnership’s capital as of December 31, 2008.

The trading profits (losses) of the Partnership’s derivatives by instrument type, as well as the location of those gains and losses on the Statement of Operations for the year ended December 31, 2009 are as follows:

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(2,092,844)	$989,133	$(1,103,711)
Currencies	177,922	90,572	268,494
Energy	(6,098,011)	(208,753)	(6,306,764)
Interest rates	(1,630,354)	(3,148,062)	(4,778,416)
Metals	2,997,825	287,591	3,285,416
Stock indices	6,311,523	739,142	7,050,665
Subtotal	(333,939)	(1,250,377)	(1,584,316)

Forwards
Currencies	(1,850,410)	(1,912,382)	(3,762,792)
	(1,850,410)	(1,912,382)	(3,762,792)

Options
Agriculture	6,600	(18,925)	(12,325)
Currencies	—	(7,377)	(7,377)
Energy	—	(8,990)	(8,990)
Metals	145,821	—	145,821
Stock indices	756,401	—	756,401
Subtotal	908,822	(35,292)	873,530

Total	$(1,275,527)	$(3,198,051)	$(4,473,578)

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

5.               RELATED PARTY TRANSACTIONS

Some of the Partnership’s U.S. dollar assets are maintained at MLPF&S.  MLPF&S is a wholly owned subsidiary of Merrill Lynch, which in turn maintains a significant ownership interest in BlackRock, Inc., the parent company of the General Partner. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets. Additionally some of the Partnership’s U.S. dollar assets are maintained at PFPC Trust Company (“PFPC Trust”), an affiliate of the General Partner.  PNC Global Investment Servicing, Inc. (“PNCGIS”) is the Partnership’s Transfer Agent.  The transfer agency fees paid to PNCGIS are included in Administrator fees on the Statement of Operations.

As of December 31, 2009 and 2008, $10,617,906 and $29,605,397, respectively, was held in trading accounts at MLPF&S.  For the years ended December 31, 2009, 2008 and 2007, the Partnership incurred $258,081, $495,980 and $362,400, respectively, for brokerage commissions payable to MLPF&S.

For the years ended December 31, 2009, 2008 and 2007, the Partnership incurred $545,090, $544,164 and $217,860, respectively, for administrative, custodian, transfer agency and other services fees payable to PGIS and its affiliates.

Merrill Lynch charges the Partnership Merrill Lynch’s cost of financing realized and unrealized losses on the Partnership’s non-U.S. dollar denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

Series A, F and G pay sponsor fees to BRIM at an annual rate of 1.25% and Series I pays sponsor fees at a rate of 1.00% of each Series’ month-end net assets.  Series A, F and G pay distribution fees at  3.00% of month-end net assets.  Series I does not pay distribution fees.

Effective September 1, 2007, the Partnership revised its expense structure related to the Series Units and the Partnership began paying its own operating expenses and no longer pays BRIM an administrative fee of 0.25% annually. Also, effective September 1, 2007, Clearing Brokers are paid actual commodity brokerage commissions and clearing costs at market rates on a per trade basis, and as such, are recorded as a reduction of trading profit.  Prior to September 1, 2007, Series A, F and G Units paid brokerage commissions to MLPF&S at a flat monthly rate of .583 of 1% (a 7.00% annual rate) of the Series’ month-end trading assets and such amounts were not transaction-based and were included in expenses. Series I paid brokerage commissions to MLPF&S at a flat monthly rate of .333 of 1% (a 4.00% annual rate) of the Series’ month-end trading assets. Month-end trading assets were not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

BRIM estimates that the round-turn equivalent commission rate charged to the Partnership by MLPF&S during the years ended December 31, 2009, 2008 and 2007 was approximately $10, $8 and $41, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

In addition, effective September 1, 2007, BRIM will reimburse the Partnership for fees and expenses paid by the Partnership, not including the Trading Advisors’ Profit Shares (such fees and expenses, exclusive of the Trading Advisors’ Profit Shares, collectively referred to herein as “Capped Expenses”) that would be in excess of 1/12 of 7.25% of the Fund’s net asset value (the “Expense Cap”) on the last business day of each month (each a “Regularly Scheduled Calculation Date”).  Because Series I is not subject to the 3.0% distribution fee, the Expense Cap for Series I is 4.25% annually, rather than the 7.25% annual Expense Cap for all other Series.  On each Regularly Scheduled Calculation Date, BRIM will waive the portion of the sponsor fees that would otherwise be payable to BRIM that is necessary to reduce the Capped Expenses until they equal the Expense Cap.  If the waiver of the sponsor fees is not sufficient to lower the Partnership’s Capped Expenses to the Expense Cap, BRIM will pay those Capped Expenses necessary so that Capped Expenses do not exceed the Expense Cap.  However, if on any Regularly Scheduled Calculation Date Capped Expenses are less than the Expense Cap, the difference will be used to reimburse BRIM for any sponsor fees that were waived or any Capped Expenses paid by BRIM on preceding Calculation Dates in the same calendar year.  Any such amounts may not be used to reimburse BRIM for any sponsor fees that were waived or any Capped Expenses paid by BRIM in preceding calendar years.

On January 1, 2009, Bank of America Corp. announced that it had completed its acquisition of Merrill Lynch & Co., Inc. (“Merrill Lynch”), one of the largest shareholders of BlackRock, Inc.

6.               ADVISORY AGREEMENTS

The Partnership and the Trading Advisors have each entered into Advisory Agreements.  These Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Trading Advisors determine the commodity futures, options on futures, forwards and options contracts trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by BRIM.  Each Series pays management fees to the Trading Advisors up to 2.50% of that Series net assets allocated to each individual Trading Advisor.

Profit Shares, generally ranging from 15% to 30% of any New Trading Profit, as defined, recognized by each Trading Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year and upon the net reallocation of assets away from a Trading Advisor, are paid by the Partnership to each Trading Advisor.  Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

7.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2009, 2008 and 2007 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

8.               PARTNER’S CAPITAL

At December 31, 2009 and 2008, the Net Asset Values of the different Series of the Partnership are as follows:

December 31, 2009	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$213,153,124	197,831,350	$1.0775
Series F	27,465,985	105,927	$259.29
Series G	34,044,148	30,316,276	$1.1230
Series I	1,099,661	897,317	$1.2255
	$275,762,918	229,150,870

December 31, 2008	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$151,208,477	128,773,188	$1.1742
Series F	33,304,503	117,896	$282.49
Series G	42,809,400	34,991,420	$1.2234
Series I	763,546	588,607	$1.2972
	$228,085,926	164,471,111

BRIM generally holds 1% of the total capital in the Partnership.  BRIM and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in the Partnership.

9.               FAIR VALUE DISCLOSURES

Effective January 1, 2008, the Partnership adopted ASC 820. ASC 820 defines fair value as the price that the Partnership would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk to the extent the asset or liability is not traded on an exchange or an active market.  Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Partnership. Unobservable inputs are inputs that reflect the General Partner assumptions about what information market participants would use to price an asset or liability developed based on the best information available under the circumstances.

ASC 820 establishes a hierarchy that classifies these inputs into the three broad levels listed below:

•                                          Level 1 — Price quotations (unadjusted) in active markets/exchanges for identical instruments.

•                                          Level 2 — Other than quoted prices included within Level 1 that are observable for substantially the full term of the asset or liability, either directly or indirectly.  Level 2 includes quoted prices (unadjusted) for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted prices that are observable, such as those used in models or other valuation methodologies.

•                                          Level 3 — Primarily inputs and significant assumptions that are unobservable in the market place.  Level 3 includes instruments for which there is little, if any, market activity.  These inputs require significant judgment or estimation by the General Partner of the Partnership.

The following table summarizes the valuation of the Partnership’s investments by the above ASC 820 fair value hierarchy levels as of December 31, 2009 and December 31, 2008.

2009

Valuation Inputs	Cash equivalents	Net unrealized profit (loss) on derivative contracts
Level 1 - Price quotations	$218,690,094	$1,800,573
Level 2 - Significant other observable inputs	—	(1,820,432)
	$218,690,094	$(19,859)

2008

Valuation Inputs	Cash equivalents	Net unrealized profit (loss) on derivative contracts
Level 1 - Price quotations	$169,133,129	$3,049,859
Level 2 - Significant other observable inputs	—	128,333
	$169,133,129	$3,178,192

10.         OFF-BALANCE SHEET RISK

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

BRIM has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Trading Advisors, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions, or itself reallocating Partnership assets among Trading Advisors (although typically only as of the end of a month) for over-concentrations.  While BRIM does not itself intervene in the markets to hedge or diversify the Partnership’s market exposure, BRIM may urge the Trading Advisors to reallocate positions in an attempt to avoid over-concentrations.  Except in cases in which it appears that the Trading Advisors have begun to deviate from past practice or trading policies or to be trading erratically, BRIM basic risk control procedures consist simply of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by the Trading Advisors themselves.

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

The Partnership, in its normal course of business, enters into various contracts, with Clearing Brokers acting as its commodity brokers. Pursuant to the brokerage agreements with Clearing Brokers (which includes netting arrangements with each broker), to the extent that such trading results in receivables from and payables to Clearing Brokers, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures trading accounts.

11.   RECENT ACCOUNTING PRONOUNCEMENTS

In January, 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (“ASU 2010-06”). ASU 2010-06 amends ASC 820-10 to require new disclosures with regards to transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements within the Level 3 fair value rollforward. ASU 2010-06 also clarifies existing fair value disclosures about the appropriate level of disaggregation and about inputs and valuation techniques for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales and settlements in the rollforward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of the additional disclosure requirements of ASU 2010-06 is not expected to materially impact the Partnership’s financial statements.

In May 2009, the FASB issued ASC 855-10, Subsequent Events (Statement of Financial Accounting Standards No. 165, Subsequent Events), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC 855-10 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009.  The disclosures required by ASC 855-10 are reflected in Note 12.

12.   SUBSEQUENT EVENTS

On February 1, 2010 The PNC Financial Services Group Inc. (“PNC”) and Bank of New York Mellon Corporation (“BNY Mellon”) entered into a definitive agreement for BNY Mellon to acquire PNC Global Investment Servicing (“PNCGIS”). The expected closing date for this transaction is the third quarter of 2010. The transaction is not expected to have an impact on the Partnership or the services that PNCGIS provides to the Partnership.

On March 1, 2010 the General Partner had a subscription in the amount of $300,000 to increase its ownership in the Partnership.

The Partnership reviewed subsequent events, and, except as disclosed above, determined that no subsequent events occurred that would require accrual or additional disclosure.

   *   *   *   *   *   *   *    *   *   *   *   *   *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

of BlackRock Global Horizons I L.P.

and

Managing Director

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P.