Form 10-K, Exhibit 13
period 2010-12-31
BlackRock Global Horizons I L.P.
filed 2011-03-25
CIK 904918

Exhibit 13.01

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

Consolidated Financial Statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 and Report of Independent Registered

Public Accounting Firm

General Commodity Futures Trading Risk Disclosure Statement

Prospective investors reviewing the accompanying consolidated statements of financial condition of BlackRock Global Horizons I L.P. (the “Partnership”) should carefully consider whether their financial condition permits them to participate in the Partnership.  In so doing, prospective investors should be aware that futures, forwards and options trading can quickly lead to large losses as well as gains.  Such trading losses can sharply reduce the net asset value of the Partnership and consequently the value of an investor’s interest in the Partnership.  In addition, potential restrictions on redemption may affect an investor’s ability to withdraw from participation in the Partnership.

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

Prospective investors should also be aware that the Partnership may trade foreign futures, forwards or options contracts.  Transactions on markets located outside the United States, including markets formally linked to a United States market, may be subject to regulations which offer different or diminished protection to the Partnership and its participants.  Further, United States regulatory authorities may be unable to compel the enforcement of the rules of regulatory authorities or markets in non-United States jurisdictions where transactions for the Partnership may be effected.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Statements of Financial Condition as of December 31, 2010 and 2009	2

Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008	3

Consolidated Statements of Changes in Partners’ Capital for the years ended December 31, 2010, 2009 and 2008	4

Consolidated Financial Data Highlights for the years ended December 31, 2010, 2009 and 2008	5-7

Notes to Consolidated Financial Statements	8-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

BlackRock Global Horizons I L.P.:

We have audited the accompanying consolidated statements of financial condition of BlackRock Global Horizons I L.P. (the “Partnership”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, consolidated changes in partners’ capital, and consolidated financial data highlights for each of the three years in the period ended December 31, 2010. These consolidated financial statements and consolidated financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements and consolidated financial data highlights are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and consolidated financial data highlights referred to above present fairly, in all material respects, the financial position of BlackRock Global Horizons I L.P. as of December 31, 2010 and 2009, the consolidated results of its operations, the consolidated changes in its partners’ capital, and consolidated financial data highlights for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 25, 2011

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS:

Cash and cash equivalents	$292,600,273	$218,690,094
Equity in commodity futures trading accounts:
Cash at brokers (restricted cash $30,299,187 and $21,761,607)	80,889,133	64,904,058
Net unrealized profit on open contracts	11,011,532	886,156
Accrued interest and other assets	47,090	25,948

TOTAL ASSETS	$384,548,028	$284,506,256

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES:

Net unrealized loss on open contracts	$836,750	$906,015
Redemptions payable	2,920,771	5,342,237
Profit Shares payable	2,826,765	498,174
Distribution fees payable	906,196	703,082
Trading Advisors’ management fees payable	422,572	343,841
Sponsor fees payable	381,761	295,234
Administrator fees payable	282,914	166,599
Professional fees payable	521,140	425,908
Other fees payable	53,446	62,248

Total liabilities	9,152,315	8,743,338

PARTNERS’ CAPITAL:

General Partner (2,935,456 Units and 2,203,255 Units)	3,705,350	2,846,697
Limited Partners (314,444,048 Units and 226,947,615 Units)	371,690,363	272,916,221

Total partners’ capital	375,395,713	275,762,918

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$384,548,028	$284,506,256

NET ASSET VALUE PER UNIT (Note 8)

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
TRADING PROFITS (LOSSES):
Realized	$24,680,503	$(1,275,527)	$55,994,522
Change in unrealized	10,194,641	(3,198,051)	568,553
Brokerage commissions and clearing costs	(2,678,247)	(1,613,820)	(1,508,796)

Total trading profits (losses)	32,196,897	(6,087,398)	55,054,279

INVESTMENT INCOME:
Interest	492,166	906,015	3,051,305

EXPENSES:
Profit Shares	4,126,005	1,144,351	9,844,931
Distribution fees	9,553,526	6,767,790	5,554,788
Trading Advisors’ management fees	4,558,253	3,162,393	2,520,534
Sponsor fees	4,014,803	2,833,553	2,278,530
Administrator fees	1,009,000	741,000	681,190
Professional fees	705,034	751,701	558,322
Other	392,000	327,923	271,936
Total expenses	24,358,621	15,728,711	21,710,231

NET INVESTMENT LOSS	(23,866,455)	(14,822,696)	(18,658,926)

NET INCOME (LOSS)	$8,330,442	$(20,910,094)	$36,395,353

NET INCOME (LOSS) PER UNIT:

Weighted average number of General Partner and Limited Partner Units outstanding
Series A	256,606,754	156,463,730	104,183,816
Series F	101,295	111,742	129,265
Series G	28,785,205	32,344,957	37,267,948
Series I	2,134,286	637,086	671,149

Net income (loss) per weighted average General Partner and Limited Partner Unit
Series A	$0.0279	$(0.0955)	$0.2195
Series F	$4.46	$(23.43)	$45.68
Series G	$0.0193	$(0.1024)	$0.1996
Series I	$0.0726	$(0.0566)	$0.2731

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

		General
	Units	Partner	Limited Partners	Total

PARTNERS’ CAPITAL, DECEMBER 31, 2007	132,419,726	$2,589,473	$161,138,397	$163,727,870

Additions	58,312,103	—	61,302,743	61,302,743

Net income	—	508,673	35,886,680	36,395,353

Redemptions	(26,260,718)	—	(33,340,040)	(33,340,040)

PARTNERS’ CAPITAL, DECEMBER 31, 2008	164,471,111	3,098,146	224,987,780	228,085,926

Additions	94,354,648	—	104,949,318	104,949,318

Net loss	—	(251,449)	(20,658,645)	(20,910,094)

Redemptions	(29,674,889)	—	(36,362,232)	(36,362,232)

PARTNERS’ CAPITAL, DECEMBER 31, 2009	229,150,870	2,846,697	272,916,221	275,762,918

Additions	128,395,779	774,999	135,637,046	136,412,045

Net income	—	83,654	8,246,788	8,330,442

Redemptions	(40,167,145)	—	(45,109,692)	(45,109,692)

PARTNERS’ CAPITAL, DECEMBER 31, 2010	317,379,504	$3,705,350	$371,690,363	$375,395,713

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the consolidated financial statements.  An individual Partner’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	Series A	Series F	Series G	Series I

Per Unit Operating Performance:

Net asset value, beginning of year	$1.0775	$259.29	$1.1230	$1.2255

Realized trading profits	0.0717	17.18	0.0744	0.0831
Change in unrealized trading profits	0.0323	7.83	0.0339	0.0374
Interest	0.0014	0.37	0.0016	0.0018
Expenses	(0.0861)	(20.39)	(0.0883)	(0.0680)

Net asset value, end of year	$1.0968	$264.28	$1.1446	$1.2798

Total Return:

Total return (before Profit Shares)	2.99%	3.00%	3.00%	6.25%
Profit Shares	-1.21%	-1.09%	-1.09%	-1.81%
Total return	1.79%	1.92%	1.92%	4.43%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	6.90%	6.91%	6.91%	3.77%
Profit Shares	1.27%	1.05%	1.05%	1.97%
Expenses	8.17%	7.96%	7.96%	5.74%

Net investment loss	-8.02%	-7.82%	-7.82%	-5.59%

(1) Included in the ratios of expenses to average net assets are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Consolidated Statements of Operations

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the consolidated financial statements. An individual Partner’s results may vary from these ratios due to timing of income and expenses and capital transactions.

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

(1) Included in the ratios of expenses to average net assets are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Consolidated Statements of Operations

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the consolidated financial statements. An individual Partner’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	Series A	Series F	Series G	Series I

Per Unit Operating Performance:

Net asset value, beginning of year	$0.9835	$236.19	$1.0224	$1.0520

Realized trading profits	0.3054	73.49	0.3189	0.3341
Change in unrealized trading losses	(0.0015)	(0.31)	(0.0014)	(0.0016)
Interest	0.0180	4.32	0.0189	0.0196
Expenses	(0.1312)	(31.20)	(0.1354)	(0.1069)

Net asset value, end of year	$1.1742	$282.49	$1.2234	$1.2972

Total Return:

Total return (before Profit Shares)	25.46%	25.50%	25.58%	29.92%
Profit Shares	-5.41%	-5.26%	-5.28%	-5.74%
Total return	19.39%	19.60%	19.66%	23.30%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	7.23%	7.25%	7.25%	3.90%
Profit Shares	5.49%	5.03%	5.07%	6.29%
Expenses	12.72%	12.28%	12.32%	10.19%

Net investment loss	-11.13%	-10.56%	-10.60%	-8.40%

(1) Included in the ratios of expenses to average net assets are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Consolidated Statements of Operations

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.               ORGANIZATION

BlackRock Global Horizons I L.P. (the “Partnership”) was organized as an open-end investment company under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994.  The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.  The Partnership currently issues Units of limited partnership interest (“Units”) of Series A and I at Net Asset Value as of the beginning of each month. Series F and G are closed to new investors.

BlackRock Investment Management, LLC (the “General Partner” or “BRIM”), a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”) is the general partner of the Partnership.

PFPC Trust Company (“PTC”), an affiliate of the General Partner through July 1, 2010, provides custody services for the Partnership. The Partnership’s assets are held in cash and customer segregated accounts at Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”),  an affiliate of the General Partner, Newedge USA, LLC (“NUSA”), J.P. Morgan Inc. (“JPMFI”), UBS AG (“UBS”) and any other clearing brokers that may be utilized by the Partnership in the future (the “Clearing Brokers”) or allocated to one or more Portfolio Funds for which custodians and clearing brokers are selected by the independent professional advisors of such Portfolio Funds or managed accounts (the “Trading Advisors”). The Partnership holds cash at State Street Bank and Trust (“SSBT”). As of December 31, 2010, there were no assets held in any Portfolio Funds.

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

The General Partner formed a number of subsidiaries to hold Partnership assets allocated to each particular Trading Advisor. Each of these subsidiaries has, in turn, entered into an advisory agreement with each respective Trading Advisor. The purpose of these subsidiaries is to segregate the assets of the Partnership allocated to any one Trading Advisor from the other assets of the Partnership in order to seek to limit liability for trading losses by any one Trading Advisor to the assets allocated to such subsidiary. Currently the Partnership owns 100% of each subsidiary and as such the subsidiaries are consolidated into the Partnerships financial statements. Transactions between subsidiaries, to the extent they occur, are eliminated upon consolidation.

The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement of the Partnership.

2.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Partnership’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The preparation of consolidated financial statements in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. The Partnership qualifies as an investment company under the provisions of the American Institute of Certified Public Accountants Audit and Accounting Guide for Investment Companies.

The Partnership is not required to provide a Statement of Cash Flows as permitted by Accounting Standards Codification (“ASC”) 230, Statement of Cash Flows.

Cash and Cash Equivalents

The Partnership has defined cash and cash equivalents as cash, money market funds and short-term, highly liquid investments with maturities of three months or less when acquired.  Money market funds, which are included in cash equivalents, are classified as Level 1 valuation inputs (quoted prices in active markets for identical assets) under the provisions of ASC 820, Fair Value Measurements and Disclosures (“ASC 820”).

Valuation

The Partnership’s policy is to fair value its financial instruments at market value. The Partnership’s commodities futures contracts traded on exchanges are valued at their close price. Foreign currency exchange contracts are valued at the midpoint between the bid and ask prices and are determined as of the close of business of the New York Stock Exchange. Interpolated values are derived when the settlement date of the contract is an interim date for which quotations are not available. Exchange-traded written options are valued at the mean between the last bid and ask prices at the close of the options market in which the options trade. An exchange-traded option for which there is no mean price is valued at the prior day’s close price, unless it is determined that the prior day’s price no longer reflects the fair value of the option. Over-the-counter (“OTC”) options are valued by single broker quotes which use mathematical model which incorporates a number of market data factors, such as the trades and prices of the underlying instruments.

Equity in Commodity Futures Trading Accounts

Cash at brokers —

A portion of the assets maintained at each of the Clearing Brokers are restricted to meet maintenance margin requirements.  Typically, margin requirements range from 1% to 10% of the face value of the derivatives traded.

Net unrealized profit (loss) on open contracts —

The Partnership, either directly or indirectly through its subsidiaries, in its normal course of business, enters into various derivatives contracts with MLPF&S, NUSA, JPMFI, and UBS each acting as the Partnership’s clearing brokers or derivatives counterparties. Pursuant to the brokerage agreements with MLPF&S, NUSA and JPMFI (which include netting arrangements within each subsidiary), to the extent that such trading results in receivables from and payables to MLPF&S, NUSA and JPMFI, these receivables and payables are offset and reported as a net receivable or payable with each broker.  Net receivables are included in the Consolidated Statements of Financial Condition under Equity in commodity futures trading accounts in net unrealized profit on open contracts; net payables are included in the Consolidated Statements of Financial Condition under Liabilities in net unrealized loss on open contracts.

Commodity futures, forwards and options contracts transactions are recorded on the trade date. The receivables and payables for forwards and options contracts represent the difference between the original contract value and the market value. The receivables and payables for futures contracts represent the variation margin, which is the daily fluctuation in market value of the futures contracts. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized in the Consolidated Statements of Operations.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it has trading activities in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Gains and losses resulting from the translation to U.S. dollars are reported in Trading Profits (Losses): Realized in the Consolidated Statements of Operations.

Income Taxes

No provision for income taxes has been made in these consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

The Partnership is subject to the provision of ASC 740, Income Taxes which sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. Based on its analysis, the General Partner does not believe that the partnership has any material uncertain tax positions that would require recognition or measurements in the Partnerships Consolidated Financial Statements.

The Partnership files U.S. Federal and various state and local tax returns. No income tax returns are currently under examination. The statute of limitations on the Partnerships U.S. federal tax returns are open for the years ended 2010, 2009, 2008, and 2007. The statute of limitations on the Partnership’s state and local tax returns may remain open for an additional year depending on the jurisdiction.

There are no unrecognized tax benefits in the accompanying consolidated financial statements.  The Partnership’s federal tax return is subject to examination by the Internal Revenue Service for the years ended 2010, 2009 and 2008.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2010, 2009 or 2008.

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

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any calendar month upon at least fifteen calendar days’ notice, or such lesser period as shall be acceptable to the General Partner in its sole discretion in advance of the requested effective date of redemption (“notice period”).  Series A units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption which is paid to BRIM. The amount of the fees paid for the years ended December 31, 2010, 2009 and 2008 are $76,261, $74,947, and $19,900, respectively. Series I units are not subject to early redemption charges.

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

3.               CONDENSED SCHEDULES OF INVESTMENTS

The Partnership trades futures, forwards, and option contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2010, 547,419 contracts were closed.  The fair value of the Partnership’s futures and forward contracts by type, defined as Net unrealized profit (loss) on open contracts in the Consolidated Statements of Financial Condition as of December 31, 2010 are as follows:

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Net Assets	of Contracts	Gains	Losses	Profit (Loss)	Net Assets	Open Contracts	Net Assets	Maturity Dates
Futures
Agriculture	1,885	$2,648,562	$(82,267)	$2,566,295	0.68%	(243)	$—	$(917,686)	$(917,686)	-0.24%	$1,648,609	0.44%	January 11 - June 11
Currencies	1,301	2,128,950	(64,615)	2,064,335	0.55%	(348)	67,761	(165,042)	(97,281)	-0.03%	1,967,054	0.52%	January 11 - March 11
Energy	596	1,036,864	(122,523)	914,341	0.25%	(158)	6,925	(186,976)	(180,051)	-0.05%	734,290	0.20%	January 11 - July 11
Interest rates	3,535	918,017	(38,715)	879,302	0.24%	(731)	356,924	(240,344)	116,580	0.03%	995,882	0.27%	January 11 - December 12
Metals	1,034	4,619,730	(97,797)	4,521,933	1.20%	(666)	41,164	(3,233,011)	(3,191,847)	-0.85%	1,330,086	0.35%	January 11 - April 11
Stock indices	2,071	701,119	(418,004)	283,115	0.08%	(392)	234,291	(36,328)	197,963	0.05%	481,078	0.13%	January 11 - March 11
Subtotal	10,422	12,053,242	(823,921)	11,229,321	3.00%	(2,538)	707,065	(4,779,387)	(4,072,322)	-1.09%	7,156,999	1.91%

Forwards
Currencies		3,910,819	(2,433,754)	1,477,065	0.39%		3,697,767	(2,155,149)	1,542,618	0.41%	3,019,683	0.80%	January 11 - June 11
Subtotal		3,910,819	(2,433,754)	1,477,065	0.39%		3,697,767	(2,155,149)	1,542,618	0.41%	3,019,683	0.80%

Options
Stock indices	4	2,065	—	2,065	0.00%	(4)	—	(3,965)	(3,965)	0.00%	(1,900)	0.00%	January 11 - March 11
Subtotal	4	2,065	—	2,065	0.00%	(4)	—	(3,965)	(3,965)	0.00%	(1,900)	0.00%

Total	10,426	$15,966,126	$(3,257,675)	$12,708,451	3.39%	(2,542)	$4,404,832	$(6,938,501)	$(2,533,669)	-0.68%	$10,174,782	2.71%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partnership’s capital as of December 31, 2010.

The Partnership trades futures and forward contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2009, 391,944 (1) contracts were closed.  The fair value of the Partnership’s futures and forward contracts by type, defined as Net unrealized profit (loss) on open contracts in the Consolidated Statements of Financial Condition as of December 31, 2009 are as follows:

	Long Positions			Long Positions		Short Positions			Short Positions		Net unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	profit (loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Net Assets	of Contracts	Gains	Losses	Profit (Loss)	Net Assets	open contracts	Net Assets	Maturity Dates
Futures
Agriculture	1,023	$982,535	$(158,124)	$824,411	0.30%	(568)	$159,142	$(223,420)	$(64,278)	-0.02%	$760,133	0.28%	January 10 - May 10
Currencies	569	240,052	(449,588)	(209,536)	-0.08%	(463)	313,343	(90,432)	222,911	0.08%	13,375	0.00%	January 10 - December 10
Energy	225	480,824	(109,534)	371,290	0.13%	(158)	33,782	(474,913)	(441,131)	-0.16%	(69,841)	-0.03%	January 10 - July 10
Interest rates	2,265	250,907	(1,254,976)	(1,004,069)	-0.36%	(1,094)	595,914	(77,877)	518,037	0.19%	(486,032)	-0.17%	March 10 - December 10
Metals (1)	1,262	5,843,920	(387,661)	5,456,259	1.98%	(903)	159,323	(4,729,827)	(4,570,504)	-1.66%	885,755	0.32%	January 10 - December 10
Stock indices	1,636	1,005,269	(215,061)	790,208	0.29%	(114)	28,861	(121,886)	(93,025)	-0.03%	697,183	0.26%	January 10 - March 10
Subtotal (1)	6,980	8,803,507	(2,574,944)	6,228,563	2.26%	(3,300)	1,290,365	(5,718,355)	(4,427,990)	-1.60%	1,800,573	0.66%

Forwards
Currencies		759,515	(1,991,882)	(1,232,367)	-0.45%		1,527,996	(2,080,769)	(552,773)	-0.20%	(1,785,140)	-0.65%	January 10 - July 10
Subtotal		759,515	(1,991,882)	(1,232,367)	-0.45%		1,527,996	(2,080,769)	(552,773)	-0.20%	(1,785,140)	-0.65%

Options
Agriculture	—	—	—	—	0.00%	(44)	—	(18,925)	(18,925)	-0.01%	(18,925)	-0.01%	January 10 - May 10
Currencies	1	—	(7,377)	(7,377)	0.00%	—	—	—	—	0.00%	(7,377)	0.00%	January 10 - July 10
Energy	31	—	(8,990)	(8,990)	0.00%	—	—	—	—	0.00%	(8,990)	0.00%	January 10 - December 10
Subtotal	32	—	(16,367)	(16,367)	0.00%	(44)	—	(18,925)	(18,925)	-0.01%	(35,292)	-0.01%

Total (1)	7,012	$9,563,022	$(4,583,193)	$4,979,829	1.81%	(3,344)	$2,818,361	$(7,818,049)	$(4,999,688)	-1.81%	$(19,859)	0.00%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partnership’s capital as of December 31, 2009.

(1) The numbers of long and short contracts and contracts closed have been revised from amounts previously reported to correct for an error in the aggregation of certain metals contracts. The correction of the error had no impact on any other amounts previously reported in the consolidated financial statements or consolidated financial data highlights.

The trading profits (losses) of the Partnership’s derivatives by instrument type, as well as the location of those gains and losses on the Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 are as follows:

2010

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$2,727,967	$888,476	$3,616,443
Currencies	1,488,006	1,953,679	3,441,685
Energy	(9,107,488)	804,131	(8,303,357)
Interest rates	18,957,767	1,481,914	20,439,681
Metals	5,037,153	444,331	5,481,484
Stock indices	(2,288,205)	(216,105)	(2,504,310)
Subtotal	16,815,200	5,356,426	22,171,626

Forwards
Currencies	7,971,614	4,804,823	12,776,437
	7,971,614	4,804,823	12,776,437
Options
Agriculture	(18,925)	18,925	—
Currencies	(131,018)	7,377	(123,641)
Energy	(8,990)	8,990	—
Metals	49,843	—	49,843
Stock indices	2,779	(1,900)	879
Subtotal	(106,311)	33,392	(72,919)

Total	$24,680,503	$10,194,641	$34,875,144

2009

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(2,092,844)	$989,133	$(1,103,711)
Currencies	177,922	90,572	268,494
Energy	(6,098,011)	(208,753)	(6,306,764)
Interest rates	(1,630,354)	(3,148,062)	(4,778,416)
Metals	2,997,825	287,591	3,285,416
Stock indices	6,311,523	739,142	7,050,665
Subtotal	(333,939)	(1,250,377)	(1,584,316)

Forwards
Currencies	(1,850,410)	(1,912,382)	(3,762,792)
	(1,850,410)	(1,912,382)	(3,762,792)
Options
Agriculture	6,600	(18,925)	(12,325)
Currencies	—	(7,377)	(7,377)
Energy	—	(8,990)	(8,990)
Metals	145,821	—	145,821
Stock indices	756,401	—	756,401
Subtotal	908,822	(35,292)	873,530

Total	$(1,275,527)	$(3,198,051)	$(4,473,578)

4.               RELATED PARTY TRANSACTIONS

Some of the Partnership’s U.S. dollar assets are maintained at MLPF&S.  MLPF&S is a wholly owned subsidiary of Merrill Lynch, which in turn maintains a significant ownership interest in BlackRock. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets. Additionally some of the Partnership’s U.S. dollar assets are maintained at PTC.  BNY Mellon Investment Servicing (U.S.), Inc. (“BNY Mellon”) serves as the Partnership’s transfer agent. Effective July 1, 2010, PNC Global Investment Servicing (U.S.) Inc. (“PNCGIS”), the transfer agent for the Partnership and PTC were sold to The Bank of New York Mellon Corporation and consequently are no longer considered affiliates of the General Partner. At the close of the sale, PNCGIS and PTC are now considered to be a part of BNY Mellon Investment Servicing (U.S.), Inc. All agreements between the Partnership, transfer agent and custodian have been assigned to BNY Mellon, but otherwise the transfer agent and custody services retained by the Partnership have not changed as a result of the sale.

As of December 31, 2010 and 2009, $5,565,891 and $10,617,906, respectively, was held in trading accounts at MLPF&S.  For the years ended December 31, 2010, 2009 and 2008, the Partnership incurred $355,643, $258,081 and $495,980, respectively, for brokerage commissions payable to MLPF&S.

PTC provides custody services for the Partnership. For the years ended December 31, 2010 and 2009, $292,600,273 and $218,690,094, respectively, was held in custody at PTC and invested in an affiliated BlackRock money market fund. Custody fees for custodian services of $4,000 were paid to PTC formerly an affiliate of BRIM until June 30, 2010.

For the period ended June 30, 2010 the Partnership incurred $342,000 for administrative, custodian, transfer agency and other services fees payable to PNCGIS (prior to its acquisition by BNY Mellon) and its affiliates. For the years ended December 31, 2009 and 2008 the Partnership incurred $545,090 and $544,164, respectively, for administrative, custodian, transfer agency and other services fees payable to PNCGIS (prior to its acquisition by BNY Mellon) and its affiliates.

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

BRIM estimates that the round-turn equivalent commission rate charged to the Partnership by MLPF&S during the years ended December 31, 2010, 2009 and 2008 was approximately $19, $10 and $8, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

BRIM reimburses the Partnership for fees and expenses paid by the Partnership, not including the Trading Advisors’ Profit Shares (such fees and expenses, exclusive of the Trading Advisors’ Profit Shares, collectively referred to herein as “Capped Expenses”) that would be in excess of 1/12 of 7.25% of the Fund’s net asset value (the “Expense Cap”) on the last business day of each month (each a “Regularly Scheduled Calculation Date”).  Because Series I is not subject to the 3.0% distribution fee, the Expense Cap for Series I is 4.25% annually, rather than the 7.25% annual Expense Cap for all other Series.  On each Regularly Scheduled Calculation Date, BRIM will waive the portion of the sponsor fees that would otherwise be payable to BRIM that is necessary to reduce the Capped Expenses until they equal the Expense Cap.  If the waiver of the sponsor fees is not sufficient to lower the Partnership’s Capped Expenses to the Expense Cap, BRIM will pay those Capped Expenses necessary so that Capped Expenses do not exceed the Expense Cap.  However, if on any Regularly Scheduled Calculation Date Capped Expenses are less than the Expense Cap, the difference is used to reimburse BRIM for any sponsor fees that were waived or any Capped Expenses paid by BRIM on preceding Calculation Dates in the same calendar year.  Any such amounts may not be used to reimburse BRIM for any sponsor fees that were waived or any Capped Expenses paid by BRIM in preceding calendar years.

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

7.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2010, 2009 and 2008 equals the Units outstanding as of such date, adjusted proportionately for Units subscribed and redeemed based on the respective length of time each was outstanding during the year.

8.               PARTNERS’ CAPITAL

At December 31, 2010 and 2009, the Net Asset Values of the different Series of the Partnership are as follows:

December 31, 2010	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$315,434,540	287,584,054	$1.0968
Series F	25,622,524	96,954	$264.28
Series G	31,056,541	27,133,939	$1.1446
Series I	3,282,108	2,564,557	$1.2798
Total Partners’ Capital	$375,395,713	317,379,504

December 31, 2009	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$213,153,124	197,831,350	$1.0775
Series F	27,465,985	105,927	$259.29
Series G	34,044,148	30,316,276	$1.1230
Series I	1,099,661	897,317	$1.2255
Total Partners’ Capital	$275,762,918	229,150,870

BRIM generally holds 1% of the total capital in the Partnership.  BRIM and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in the Partnership.

9.               FAIR VALUE DISCLOSURES

The Partnership records derivatives contracts held in commodities futures trading accounts and cash equivalents at fair value in accordance with ASC 820,. ASC 820 defines fair value as the price that the Partnership would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk to the extent the asset or liability is not traded on an exchange or an active market.  Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Partnership. Unobservable inputs are inputs that reflect the General Partner’s assumptions about what information market participants would use to price an asset or liability developed based on the best information available under the circumstances.

ASC 820 establishes a hierarchy that classifies these inputs into the three broad levels listed below:

Level 1 — Price quotations (unadjusted) in active markets/exchanges for identical instruments.

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

There were no Level 3 assets held at December 31, 2010 and December 31, 2009 during the years then ended.

The following table summarizes the valuation of the Partnership’s investments by the above ASC 820 fair value hierarchy levels as of December 31, 2010 and December 31, 2009.

		Fair Value at Reporting Date Using
Description	12/31/2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash Equivalents	$292,600,273	$292,600,273	$—
Futures (1)	7,156,999	7,156,999	—
Forwards (1)	3,019,683	—	3,019,683
Options (1)	(1,900)	—	(1,900)
	$302,775,055	$299,757,272	$3,017,783

Description	12/31/2009
Cash Equivalents	$218,690,094	$218,690,094	$—
Futures (1)	1,800,573	1,800,573	—
Forwards (1)	(1,785,140)	—	(1,785,140)
Options (1)	(35,292)	—	(35,292)
	$218,670,235	$220,490,667	$(1,820,432)

(1) See the condensed consolidated schedule of investments in Note 3 for the values in each commodity industry sector within this table.

There were no significant transfers between Level 1 and Level 2 during the year.

10.         OFF-BALANCE SHEET RISK

The nature of this Partnership has certain risks, which cannot all be presented on the consolidated financial statements.  The following summarizes some of those risks.

Market Risk

Derivative contracts involve varying degrees of off-balance sheet market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial contracts or commodities underlying such open derivative contracts frequently result in changes in the Partnership’s net unrealized profit (loss) on such derivative contracts as reflected in the Consolidated Statements of Financial Condition.  The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative contracts held by the Partnership as well as the volatility and liquidity of the markets in which the derivative contracts are traded.  Investments in foreign markets may also entail legal and political risks.

BRIM has procedures in place intended to control market risk exposure, although there can be no assurance that it will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Trading Advisors, calculating the net asset value of the Partnership as of the close of business on each day and reviewing outstanding positions, or reallocating Partnership assets among Trading Advisors (although typically only as of the end of a month) for over-concentrations.  While BRIM does not itself intervene in the markets to hedge or diversify the Partnership’s market exposure, BRIM may urge the Trading Advisors to reallocate positions in an attempt to avoid over-concentrations.  Except in cases in which it appears that the Trading Advisors have begun to deviate from past practice or trading policies or to be trading erratically, BRIM’s basic risk control procedures consist simply of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by the Trading Advisors themselves.

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

The Partnership, in its normal course of business, enters into various contracts, with Clearing Brokers acting as its commodity brokers. Pursuant to the brokerage agreements with Clearing Brokers (which includes netting arrangements with each broker), to the extent that such trading results in receivables from and payables to Clearing Brokers, these receivables and payables are offset and reported as a net receivable or payable and included in the Consolidated Statements of Financial Condition under Equity in commodity futures trading accounts.

11. Selective Quarterly Financial Data (unaudited)

		Weighted average number of General Partner and Limited Partner Units outstanding				Net Income (Loss) per weighted average
Quarter Ended	Net Income (Loss)	Series A	Series F	Series G	Series I	Series A	Series F	Series G	Series I

December 31, 2010	$5,957,314	284,670,875	98,273	27,725,166	2,583,580	$0.0174	$4.30	$0.0187	$0.0266
September 30, 2010	9,708,384	273,646,831	100,000	28,313,021	2,412,345	0.0295	6.89	0.0298	0.0411
June 30, 2010	(5,339,241)	248,806,927	101,826	28,907,866	2,263,044	(0.0174)	(4.31)	(0.0187)	(0.0114)
March 31, 2010	(1,996,015)	219,302,384	105,082	30,194,766	1,278,174	(0.0069)	(2.10)	(0.0089)	0.0102

December 31, 2009	$(7,815,371)	184,732,238	107,791	30,688,580	860,991	$(0.0328)	$(7.23)	$(0.0314)	$(0.0243)
September 30, 2009	3,746,505	162,511,063	109,811	31,436,315	645,990	0.0169	3.97	0.0172	0.0309
June 30, 2009	(8,582,896)	144,293,100	112,325	32,517,854	551,075	(0.0418)	(10.00)	(0.0434)	(0.0378)
March 31, 2009	(8,258,332)	134,318,518	117,040	34,737,080	490,288	(0.0418)	(9.83)	(0.0425)	(0.0291)

December 31, 2008	$24,486,030	128,207,580	122,383	35,529,309	615,479	$0.1241	$30.75	$0.1328	$0.1481
September 30, 2008	(2,893,011)	107,876,138	128,312	36,729,365	615,479	(0.0117)	(5.68)	(0.0245)	(0.0139)
June 30, 2008	897,943	90,334,878	131,549	37,776,534	615,479	0.0062	1.09	0.0048	0.0137
March 31, 2008	13,904,391	90,316,670	134,817	39,036,583	838,160	0.0847	20.23	0.0880	0.1101

12.         RECENT ACCOUNTING PRONOUNCEMENT

In January 2010, the Financial Accounting Standards Board issued amended guidance to improve disclosures about fair value measurements which will require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). It also clarifies existing disclosure requirements relating to the levels of disaggregation for fair value measurement and inputs and valuation techniques used to measure fair value. The amended guidance is effective for consolidated financial statements for fiscal years and interim periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption on January 1, 2010 of the applicable additional disclosure requirements did not materially impact the Partnership’s consolidated financial statements. The adoption of the additional disclosure requirements, which will be effective in 2011, is not expected to materially impact the Partnership’s financial statement disclosures.

13.         SUBSEQUENT EVENTS

The General Partner has evaluated the impact of all subsequent events of the Partnership through the date these consolidated financial statements were available to be issued, and has determined that there were no subsequent events requiring adjustment or additional disclosure in the consolidated financial statements, other than as described below.

On February 1, 2011, the General Partner made a subscription in the amount of $200,000 to increase its ownership in the Partnership.

   *   *   *   *   *   *   *    *   *   *   *   *   *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

of BlackRock Global Horizons I L.P.

and

Managing Director

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P.