Form 10-K, Exhibit 13
period 2011-12-31
BlackRock Global Horizons I L.P.
filed 2012-03-23
CIK 904918

Exhibit 13.01

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

Consolidated Financial Statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and Report of Independent Registered Public Accounting Firm

General Commodity Futures Trading Risk Disclosure Statement

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

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Statements of Financial Condition as of December 31, 2011 and 2010	2

Consolidated Statements of Operations for the years ended December 31, 2011, 2010 and 2009	3

Consolidated Statements of Changes in Partners’ Capital for the years ended December 31, 2011, 2010 and 2009	4

Consolidated Financial Data Highlights for the years ended December 31, 2011, 2010 and 2009	5-7

Notes to Consolidated Financial Statements	8-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

BlackRock Global Horizons I L.P.:

We have audited the accompanying consolidated statements of financial condition of BlackRock Global Horizons I L.P. (the “Partnership”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, consolidated changes in partners’ capital, and consolidated financial data highlights for each of the three years in the period ended December 31, 2011. These consolidated financial statements and consolidated financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial data highlights based on our audits.

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

In our opinion, the consolidated financial statements and consolidated financial data highlights referred to above present fairly, in all material respects, the financial position of BlackRock Global Horizons I L.P. as of December 31, 2011 and 2010, the results of their operations, changes in their partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 23, 2012

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2011 AND 2010

	December 31,	December 31,
	2011	2010

ASSETS:
Cash and cash equivalents	$196,117,766	$292,600,273
Equity in commodity futures trading accounts:
Cash (restricted cash $17,272,542 and $30,299,187)	50,930,747	80,889,133
Net unrealized profit / market value on open contracts / options	2,633,381	11,011,532
Investments in Non-Consolidated LLCs (cost $157,905,014 and $0) (See note 3)	157,474,126	—
Due from Non- Consolidated LLCs	37,488	—
Accrued interest and other assets	11,520	47,090

TOTAL ASSETS	$407,205,028	$384,548,028

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:

Net unrealized loss / market value on open contracts / options	$370,340	$836,750
Due to Non-Consolidated LLCs	254,832	—
Redemptions payable	7,402,636	2,920,771
Profit Shares payable	498,661	2,826,765
Distribution fees payable	980,952	906,196
Trading Advisors’ management fees payable	464,787	422,572
Sponsor fees payable	413,081	381,761
Administrator fees payable	375,692	282,914
Professional fees payable	437,409	521,140
Other fees payable	196,672	53,446

Total liabilities	11,395,062	9,152,315

PARTNERS’ CAPITAL:
General Partner (3,211,292 and 2,935,456 Units)	3,836,207	3,705,350
Limited Partners (350,651,611 and 314,444,048 Units)	391,973,759	371,690,363

Total partners’ capital	395,809,966	375,395,713

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$407,205,028	$384,548,028

NET ASSET VALUE PER UNIT (Note 7)

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009
TRADING PROFITS (LOSSES):
Realized	$15,819,067	$24,680,503	$(1,275,527)
Change in unrealized	(7,550,144)	10,194,641	(3,198,051)
Change in value of investments in Non-Consolidated LLCs (2)	(430,888)	—	—
Brokerage commissions and clearing costs	(2,247,622)	(2,678,247)	(1,613,820)

Total trading profits (losses)	5,590,413	32,196,897	(6,087,398)

INVESTMENT INCOME:
Interest	269,659	492,166	906,015

EXPENSES:
Profit Shares	1,490,923	4,126,005	1,144,351
Distribution fees	10,193,861	9,553,526	6,767,790
Trading Advisors’ management fees	5,073,428	4,558,253	3,162,393
Sponsor fees	4,286,905	4,014,803	2,833,553
Administrator fees	1,028,273	1,009,000	741,000
Professional fees	549,755	705,034	751,701
Other	429,317	392,000	327,923
Total expenses	23,052,462	24,358,621	15,728,711

NET INVESTMENT LOSS	(22,782,803)	(23,866,455)	(14,822,696)

NET INCOME / (LOSS)	$(17,192,390)	$8,330,442	$(20,910,094)

NET INCOME / (LOSS) PER UNIT: (1)

Weighted average number of General Partner and Limited Partner Units outstanding
Series A	310,695,966	256,606,754	156,463,730
Series F	94,216	101,295	111,742
Series G	25,946,165	28,785,205	32,344,957
Series I	2,661,493	2,134,286	637,086

Net income / (loss) per weighted average General Partner and Limited Partner Unit
Series A	$(0.0476)	$0.0279	$(0.0955)
Series F	$(11.37)	$4.46	$(23.43)
Series G	$(0.0496)	$0.0193	$(0.1024)
Series I	$(0.0214)	$0.0726	$(0.0566)

(1) The weighted average number of Units outstanding is computed for purposes of disclosing net income / (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2011, 2010, and 2009 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

(2) Includes the Partnership’s proportionate share of income and expenses from its investments in Non-Consolidated LLCs.

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

		General	Limited
	Units	Partner	Partners	Total

PARTNERS’ CAPITAL, DECEMBER 31, 2008	164,471,111	$3,098,146	$224,987,780	$228,085,926

Additions	94,354,648	—	104,949,318	104,949,318

Net loss	—	(251,449)	(20,658,645)	(20,910,094)

Redemptions	(29,674,889)	—	(36,362,232)	(36,362,232)

PARTNERS’ CAPITAL, DECEMBER 31, 2009	229,150,870	2,846,697	272,916,221	275,762,918

Additions	128,395,779	774,999	135,637,046	136,412,045

Net income	—	83,654	8,246,788	8,330,442

Redemptions	(40,167,145)	—	(45,109,692)	(45,109,692)

PARTNERS’ CAPITAL, DECEMBER 31, 2010	317,379,504	3,705,350	371,690,363	375,395,713

Additions	86,726,971	299,999	92,730,630	93,030,629

Net loss	—	(169,142)	(17,023,248)	(17,192,390)

Redemptions	(50,243,572)	—	(55,423,986)	(55,423,986)

PARTNERS’ CAPITAL, DECEMBER 31, 2011	353,862,903	$3,836,207	$391,973,759	$395,809,966

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the consolidated financial statements.  An individual Partner’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	Series A	Series F	Series G	Series I

Per Unit Operating Performance:
Net asset value, beginning of year	$1.0968	$264.28	$1.1446	$1.2798

Realized trading profits	0.0447	9.61	0.0416	0.0471
Change in unrealized trading losses	(0.0222)	(4.14)	(0.0179)	(0.0205)
Change in value of investments in Non-Consolidated LLCs (2)	(0.0014)	(0.14)	(0.0007)	0.0026
Interest	0.0007	0.18	0.0008	0.0009
Expenses	(0.0699)	(16.92)	(0.0732)	(0.0513)

Net asset value, end of year	$1.0487	$252.87	$1.0952	$1.2586

Total Return: (2)

Total return (before Profit Shares)	-4.06%	-3.97%	-3.98%	-0.95%
Profit Shares	-0.41%	-0.40%	-0.40%	-0.78%
Total return	-4.39%	-4.32%	-4.32%	-1.66%

Ratios to Average Net Assets:(1) (3)

Expenses (before Profit Shares)	6.10%	6.15%	6.16%	3.27%
Profit Shares	0.38%	0.39%	0.38%	0.74%
Expenses	6.48%	6.54%	6.54%	4.01%

Net investment loss	-6.41%	-6.47%	-6.47%	-3.94%

(1) Included in the ratios of expenses to average net assets are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Consolidated Statement of Operations.

(2) Includes the Partnership’s proportionate share of income and expenses from its investments in Non-Consolidated LLCs.

(3) Excludes the Partnership’s proportionate share of expenses from its investments in Non-Consolidated LLCs. If the Partnership’s proportionate share of expenses from its investments in Non-Consolidated LLCs were included, the ratios for Expenses (before Profit Shares), Profit Shares, Expenses and Net investment loss for Series A, would be 6.81%, 0.39%, 7.20%, and (7.12)%, respectively; for Series F and Series G would be 6.81%, 0.34%, 7.15%, and (7.07)%, respectively; and for Series I would be 3.60%, 0.78% 4.38% and (4.30)%, respectively.

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

BlackRock Investment Management, LLC (the “General Partner” or “BRIM”), a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”), is the general partner of the Partnership.

The General Partner has formed a number of subsidiaries in the form of limited liability companies (“LLCs”) to hold Partnership assets allocated to each particular Trading Advisor. Each of these subsidiaries has, in turn, entered into an advisory agreement with a respective Trading Advisor. The primary purpose of these subsidiaries is to segregate the assets of the Partnership allocated to any one Trading Advisor from the other assets of the Partnership in order to seek to limit liability for trading losses by any one Trading Advisor to the assets allocated to such subsidiary. However within each subsidiary, there will be no segregation of liabilities of the Partnership and any other funds or accounts that may allocate assets to the same subsidiary of the Partnership.

All wholly owned subsidiaries of the Partnership have been consolidated. All transactions between consolidated subsidiaries have been eliminated in consolidation. From time to time, other funds and accounts managed by the General Partner or its affiliates may also invest in such subsidiaries in order to gain exposure to the relevant Trading Advisor. In such instances where the Partnership is not the sole investor in the subsidiary, the subsidiary will no longer be consolidated (the “Non-Consolidated LLCs”), and the Partnership’s investment in the Non-Consolidated LLCs will be presented as Investment in Non-Consolidated LLCs on the Consolidated Statements of Financial Condition. Effective May 1, 2011, October 1, 2011 and November 1, 2011, other funds managed by the General Partner invested in one or more subsidiaries of the Partnership. As a result, those subsidiaries were no longer consolidated; instead, the Partnership’s interest in such Non-Consolidated LLCs were presented as Investment in Non-Consolidated on the Consolidated Statements of Financial Condition. See Note 3 for further information on the Non-Consolidated LLCs.

The Bank of New York Mellon (“The Bank of New York Mellon”) (formerly BNY Mellon Investment Servicing Trust Company) (“BNY Mellon Trust”) provides custody services for the Partnership. The subsidiaries’ assets are held in cash and customer segregated managed accounts at Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Newedge USA, LLC (“Newedge USA”), J.P. Morgan Securities LLC (“JPMS”), UBS Securities LLC (“UBS Securities”), and any other clearing brokers that may be utilized by the Partnership in the future (the “Clearing Brokers”) or allocated to one or more commodity pools (each a “Portfolio Fund”) for which custodians and clearing brokers are selected by the independent professional advisors of such Portfolio Funds or managed accounts (the “Trading Advisors”) and at a custody account at State Street Bank and Trust Company (“SSBT”). As of December 31, 2011, there were no assets held in any Portfolio Funds.

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

Cash and Cash Equivalents

The Partnership has defined cash and cash equivalents as cash, money market funds and short-term, highly liquid investments with maturities of three months or less when acquired.  Money market funds, which are included in cash equivalents, are classified as Level 1 valuation inputs (quoted prices in active markets for identical assets) under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”).

Valuation

The Partnership’s policy is to value its financial instruments at fair market value. The Partnership’s commodities futures contracts traded on exchanges are valued at their close price. Foreign currency exchange contracts are valued at the midpoint between the bid and ask prices and are determined as of the close of business of the New York Stock Exchange. Interpolated values are derived when the settlement date of the contract is an interim date for which quotations are not available. Exchange-traded written options are valued at the mean between the last bid and ask prices at the close of the options market in which the options trade. An exchange-traded option for which there is no mean price is valued at the prior day’s close price, unless it is determined that the prior day’s price no longer reflects the fair value of the option. Over-the-counter (“OTC”) options are valued by single broker quotes which use mathematical models which incorporates a number of market data factors, such as the trades and prices of the underlying instruments.

The value of Investments in Non-Consolidated LLCs is based on the Partnership’s proportionate share of the fair value of the financial instruments held by the Non-Consolidated LLCs plus any other assets and less any other liabilities held by the Non-Consolidated LLCs, which approximates the net asset value of the Non-Consolidated LLC. The Non-Consolidated LLCs’ valuation policy is the same as that of the Partnership discussed above. Changes in the value of Investments in Non-Consolidated LLCs are reflected in the Consolidated Statements of Operations as Change in value of investments in Non-Consolidated LLCs, and includes the Partnership’s proportionate share of the Non-Consolidated LLCs’ income and expenses.

Equity in Commodity Futures Trading Accounts

Cash at brokers —

A portion of the assets maintained at each of the Clearing Brokers are restricted to meet maintenance margin requirements.  Typically, margin requirements range from 1% to 10% of the face value of the derivatives traded.

Net Unrealized Profit (Loss) / Market Value on Open Contracts / Options -

The Partnership, either directly or indirectly through its subsidiaries, in its normal course of business, enters into various derivatives contracts with MLPF&S, Newedge USA, JPMS, UBS Securities, UBS AG (“UBS”), and SSBT each acting as the Partnership’s clearing brokers or derivatives counterparties. Pursuant to the brokerage agreements with MLPF&S, Newedge USA, JPMS, and UBS Securities (which include netting arrangements within each subsidiary), to the extent that such trading results in receivables from and payables to MLPF&S, Newedge USA, JPMS, and UBS Securities, these receivables and payables are offset and reported as a net receivable or payable with each broker.  Net receivables are included in the Consolidated Statements of Financial Condition under Equity in commodity futures trading accounts in Net unrealized profit/market value on open contracts/options; net payables are included in the Consolidated Statements of Financial Condition under Liabilities in Net unrealized loss/ market value on open contracts/options. Receivables and payables are netted by counterparty and Trading Advisor, as appropriate under GAAP.

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

The Partnership is subject to the provision of ASC 740, Income Taxes which sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. Based on its analysis, the General Partner does not believe that the Partnership has any material uncertain tax positions that would require recognition or measurements in the Partnership’s Consolidated Financial Statements.

The Partnership files U.S. Federal and various state and local tax returns. No income tax returns are currently under examination. The statute of limitations on the Partnership’s U.S. Federal tax returns are open for the years ended 2011, 2010, 2009, and 2008. The statute of limitations on the Partnership’s state and local tax returns may remain open for an additional year depending on the jurisdiction.

There are no unrecognized tax benefits in the accompanying consolidated financial statements.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2011, 2010 or 2009.

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

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any calendar month upon at least fifteen calendar days’ notice, or such lesser period as shall be acceptable to the General Partner in its sole discretion in advance of the requested effective date of redemption (“notice period”).  Series A units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption which is paid to BRIM. The amount of the fees paid for the years ended December 31, 2011, 2010 and 2009 are $82,819, $76,261, and $74,947, respectively. Series I units are not subject to early redemption charges.

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

3.              CONDENSED CONSOLIDATED SCHEDULES OF INVESTMENTS

The Partnership trades futures, forwards and option contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2011, 305,162 contracts were closed. The fair value of options held as of December 31, 2011 includes premiums paid of $144,782 and received of $506,379. The fair value of the Partnership’s futures, forwards and options contracts by type, defined as Net unrealized profit (loss) on open contracts in the Consolidated Statements of Financial Condition as of December 31, 2011 are as follows:

				Long Positions					Short Positions
	Long Positions			Unrealized		Short Positions			Unrealized		Net Unrealized Profit
Commodity	Number	Gross Unrealized		Profit (Loss)/	Percent of	Number	Gross Unrealized		Profit (Loss)/	Percent of	(Loss) Market Value on	Percent of
Industry Sector	of Contracts	Gains	Losses	Market Value	Net Assets	of Contracts	Gains	Losses	Market Value	Net Assets	Open Contracts/Options	Net Assets	Maturity Dates

Futures
Agriculture	339	$139,401	$(136,604)	$2,797	0.00%	(488)	$351,394	$(243,839)	$107,555	0.03%	$110,352	0.03%	January 12 - June 12
Currencies	228	262,274	(9,831)	252,443	0.06%	(320)	468,713	(21,679)	447,034	0.12%	699,477	0.18%	January 12 - March 12
Energy	128	57,091	(68,814)	(11,723)	0.00%	(210)	242,395	(32,440)	209,955	0.05%	198,232	0.05%	January 12 - July 12
Interest rates	3,736	1,667,533	(53,994)	1,613,539	0.41%	(112)	4,516	(68,995)	(64,479)	-0.02%	1,549,060	0.39%	January 12 - March 14
Metals	294	27,528	(797,833)	(770,305)	-0.19%	(359)	727,792	(129,151)	598,641	0.15%	(171,664)	-0.04%	January 12 - December 12
Stock indices	548	165,282	(69,952)	95,330	0.02%	(443)	87,807	(148,469)	(60,662)	-0.02%	34,668	0.00%	January 12 - March 12
Subtotal	5,273	2,319,109	(1,137,028)	1,182,081	0.30%	(1,932)	1,882,617	(644,573)	1,238,044	0.31%	2,420,125	0.61%

Forwards
Currencies		737,517	(366,613)	370,904	0.09%		973,241	(1,225,815)	(252,574)	-0.06%	118,330	0.03%	January 12 - July 12
Subtotal		737,517	(366,613)	370,904	0.09%		973,241	(1,225,815)	(252,574)	-0.06%	118,330	0.03%

Options
Currencies	—	31,990	—	31,990	0.01%	—	—	(40,141)	(40,141)	-0.01%	(8,151)	0.00%	January 12 - February 12
Interest Rates	140	17,516	—	17,516	0.00%	(232)	—	(234,001)	(234,001)	-0.06%	(216,485)	-0.06%	January 12 - March 12
Stock indices	4	1,507	—	1,507	0.00%	(32)	—	(52,285)	(52,285)	-0.01%	(50,778)	-0.01%	January 12 - June 12
Subtotal	144	51,013	—	51,013	0.01%	(264)	—	(326,427)	(326,427)	-0.08%	(275,414)	-0.07%

Total	5,417	$3,107,639	$(1,503,641)	$1,603,998	0.40%	(2,196)	$2,855,858	$(2,196,815)	$659,043	0.17%	$2,263,041	0.57%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partnership’s capital as of December 31, 2011.

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

The following tables represent the Partnership’s investment in each Non-Consolidated LLC as well as the financial statements, condensed schedules of investments, and relevant financial information of the Non-Consolidated LLCs as of and for the periods indicated through December 31, 2011:

	Partnership’s	Partnership’s	Partnership’s investment %
Non-Consolidated LLC	Fair Value	Cost	of Non-Consolidated LLC	Management Fee	Profit Share	Redemptions Permitted
Alamo Global Horizons, LLC	$30,058,051	$29,710,429	79.57%	2%	20%	Monthly
Breakout Global Horizons, LLC	32,953,719	34,228,076	56.48%	1%	15%	Monthly
Cambridge Global Horizons, LLC	35,431,925	35,240,173	72.80%	2%	20%	Monthly
Nets Global Horizons, LLC	31,341,984	32,675,816	62.57%	2%	17%	Monthly
Quantum Global Horizons, LLC	27,688,447	26,050,520	58.69%	0%	30%	Monthly

Total	$157,474,126	$157,905,014

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2011

	Alamo	Breakout	Cambridge	Nets	Quantum
	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC

ASSETS:
Cash and cash equivalents	$32,531,776	$50,348,817	$36,251,279	$43,367,169	$35,571,819
Equity in commodity futures trading accounts:
Cash* (restricted cash $16,381,007)	4,734,333	8,411,097	13,323,485	7,851,906	13,558,210
Net unrealized profit / market value on open contracts / options	499,820	342,261	—	—	—
Due from Partnership	—	—	—	161,240	809,141
Accrued interest and other assets	3,874	5,325	—	5,425	2,950

TOTAL ASSETS	$37,769,803	$59,107,500	$49,574,764	$51,385,740	$49,942,120

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:

Net unrealized loss / market value on open contracts / options	$—	$—	$139,082	$202,983	$850,736
Due to Partnership	744,272	104,738	439,502	—	—
Redemptions payable	—	225,000	—	225,000	75,000
Profit Shares payable	—	—	—	—	113,321
Management fees payable	12,886	21,367	22,102	31,716	—
Other fees payable	3,924	707,482	705,830	707,549	918,327

Total liabilities	761,082	1,058,587	1,306,516	1,167,248	1,957,384

TOTAL PARTNERS’ CAPITAL	37,008,721	58,048,913	48,268,248	50,218,492	47,984,736

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$37,769,803	$59,107,500	$49,574,764	$51,385,740	$49,942,120

* Includes restricted cash of $3,320,183, $4,778,193, $2,845,479, $1,710,003, $3,727,149, respectively.

STATEMENTS OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2011

	Alamo	Breakout	Cambridge	Nets	Quantum
	Global Horizons, LLC (3)	Global Horizons, LLC (3)	Global Horizons, LLC (3)	Global Horizons, LLC (2)	Global Horizons, LLC (1)
TRADING PROFITS (LOSSES):
Realized	$417,335	$(2,044,281)	$1,247,299	$(1,308,915)	$4,940,817
Change in unrealized	496,905	342,261	(187,072)	(202,984)	(850,675)
Brokerage commissions and clearing costs	(50,900)	(29,510)	(82,306)	(16,827)	(135,855)
Total trading profits (losses)	863,340	(1,731,530)	977,921	(1,528,726)	3,954,287
INVESTMENT INCOME:
Interest	6,320	6,470	542	9,038	22,125
EXPENSES:
Management fees	128,242	97,373	163,276	251,426	—
Profit Shares	—	—	121,673	(153,999)	217,527
Other	248,900	267,593	290,007	386,161	909,540
Total expenses	377,142	364,966	574,956	483,588	1,127,067
NET INVESTMENT LOSS	(370,822)	(358,496)	(574,414)	(474,550)	(1,104,942)
NET INCOME / (LOSS)	$492,518	$(2,090,026)	$403,507	$(2,003,276)	$2,849,345

(1) For the period from May 1, 2011 through December 31, 2011.

(2) For the period from October 1, 2011 through December 31, 2011.

(3) For the period from November 1, 2011 through December 31, 2011.

The Non-Consolidated LLCs trade futures and forwards contracts. The level of trading is affected by conditions in those markets. The fair value of the Non-Consolidated LLCs’ futures and forwards contracts by type, defined as Net unrealized profit (loss) on open contracts in their respective Statements of Financial Condition as of December 31, 2011 are as follows:

Alamo Global Horizons, LLC

				Long Positions					Short Positions
	Long Positions			Unrealized		Short Positions			Unrealized		Net Unrealized Profit (Loss)/
Commodity	Number	Gross Unrealized		Profit (Loss)/	Percent of	Number	Gross Unrealized		Profit (Loss)/	Percent of	Market Value on Open	Percent of
Industry Sector	of Contracts	Gains	Losses	Market Value	Net Assets	of Contracts	Gains	Losses	Market Value	Net Assets	Contracts	Net Assets
Futures
Agriculture	293	$122,526	$(53,900)	$68,626	0.19%	(300)	$120,283	$(90,608)	$29,675	0.08%	$98,301	0.27%
Currencies	92	32,162	(1,732)	30,430	0.08%	(108)	69,706	(11,735)	57,971	0.16%	88,401	0.24%
Energy	15	1,192	(17,247)	(16,055)	-0.04%	(48)	95,000	—	95,000	0.25%	78,945	0.21%
Interest rates	438	198,327	(7,059)	191,268	0.52%	(107)	16,963	(2,099)	14,864	0.04%	206,132	0.56%
Metals	57	48,763	(117,901)	(69,138)	-0.19%	(151)	200,209	(134,256)	65,953	0.18%	(3,185)	-0.01%
Stock indices	23	26,467	(2,710)	23,757	0.06%	(28)	12,741	(5,272)	7,469	0.02%	31,226	0.08%
Total	918	$429,437	$(200,549)	$228,888	0.62%	(742)	$514,902	$(243,970)	$270,932	0.73%	$499,820	1.35%

Breakout Global Horizons, LLC

				Long Positions					Short Positions
	Long Positions			Unrealized		Short Positions			Unrealized		Net Unrealized Profit (Loss)/
Commodity	Number	Gross Unrealized		Profit (Loss)/	Percent of	Number	Gross Unrealized		Profit (Loss)/	Percent of	Market Value on Open	Percent of
Industry Sector	of Contracts	Gains	Losses	Market Value	Net Assets	of Contracts	Gains	Losses	Market Value	Net Assets	Contracts	Net Assets
Futures
Agriculture	—	$—	$—	$—	0.00%	(295)	$—	$(670,687)	$(670,687)	-1.15%	$(670,687)	-1.15%
Currencies	317	72,800	(101,690)	(28,890)	-0.05%	(329)	651,153	(66,288)	584,865	1.01%	555,975	0.96%
Energy	—	—	—	—	0.00%	(92)	109,560	(67,675)	41,885	0.07%	41,885	0.07%
Interest rates	285	459,553	—	459,553	0.79%	(402)	—	(4,257)	(4,257)	-0.01%	455,296	0.78%
Metals	—	—	—	—	0.00%	(189)	47,950	(101,838)	(53,888)	-0.09%	(53,888)	-0.09%
Stock indices	—	—	—	—	0.00%	(17)	13,680	—	13,680	0.02%	13,680	0.02%
Total	602	$532,353	$(101,690)	$430,663	0.74%	(1,324)	$822,343	$(910,745)	$(88,402)	-0.15%	$342,261	0.59%

Cambridge Global Horizons, LLC

				Long Positions					Short Positions
	Long Positions			Unrealized		Short Positions			Unrealized		Net Unrealized Profit (Loss)/
Commodity	Number	Gross Unrealized		Profit (Loss)/	Percent of	Number	Gross Unrealized		Profit (Loss)/	Percent of	Market Value on Open	Percent of
Industry Sector	of Contracts	Gains	Losses	Market Value	Net Assets	of Contracts	Gains	Losses	Market Value	Net Assets	Contracts	Net Assets
Futures
Agriculture	95	$121,374	$(9,648)	$111,726	0.23%	(137)	$13,910	$(179,729)	$(165,819)	-0.34%	$(54,093)	-0.11%
Currencies	1	—	(433)	(433)	0.00%	—	—	—	—	0.00%	(433)	0.00%
Energy	73	—	(85,176)	(85,176)	-0.18%	(85)	65,091	(90)	65,001	0.13%	(20,175)	-0.05%
Interest rates	1,136	316,281	(28,778)	287,503	0.60%	(750)	9,978	(36,453)	(26,475)	-0.05%	261,028	0.55%
Metals	216	172,075	(342,767)	(170,692)	-0.35%	(251)	262,743	(164,615)	98,128	0.20%	(72,564)	-0.15%
Stock indices	60	17,980	(16,768)	1,212	0.00%	(16)	169	—	169	0.00%	1,381	0.00%
Subtotal	1,581	627,710	(483,570)	144,140	0.30%	(1,239)	351,891	(380,887)	(28,996)	-0.06%	115,144	0.24%

Forwards
Currencies		1,355,926	(474,587)	881,339	1.82%		615,879	(1,751,444)	(1,135,565)	-2.35%	(254,226)	-0.53%
Subtotal		1,355,926	(474,587)	881,339	1.82%		615,879	(1,751,444)	(1,135,565)	-2.35%	(254,226)	-0.53%

Total	1,581	$1,983,636	$(958,157)	$1,025,479	2.12%	(1,239)	$967,770	$(2,132,331)	$(1,164,561)	-2.41%	$(139,082)	-0.29%

Nets Global Horizons, LLC

				Long Positions					Short Positions
	Long Positions			Unrealized		Short Positions			Unrealized		Net Unrealized Profit (Loss)/
Commodity	Number	Gross Unrealized		Profit (Loss)/	Percent of	Number	Gross Unrealized		Profit (Loss)/	Percent of	Market Value on Open	Percent of
Industry Sector	of Contracts	Gains	Losses	Market Value	Net Assets	of Contracts	Gains	Losses	Market Value	Net Assets	Contracts	Net Assets
Futures
Agriculture	—	$—	$—	$—	0.00%	(171)	$123,497	$(133,455)	$(9,958)	-0.02%	$(9,958)	-0.02%
Currencies	30	47,905	(887)	47,018	0.09%	(61)	5,251	(4,825)	426	0.00%	47,444	0.09%
Energy	15	10,456	(18,160)	(7,704)	-0.02%	—	—	—	—	0.00%	(7,704)	-0.02%
Interest rates	41	46,408	—	46,408	0.09%	(148)	4,225	(191,075)	(186,850)	-0.36%	(140,442)	-0.27%
Metals	30	43,748	(174,083)	(130,335)	-0.25%	(68)	230,872	(185,972)	44,900	0.09%	(85,435)	-0.16%
Stock indices	8	13,116	(1,170)	11,946	0.02%	(52)	49,940	(68,774)	(18,834)	-0.04%	(6,888)	-0.02%

Total	124	$161,633	$(194,300)	$(32,667)	-0.07%	(500)	$413,785	$(584,101)	$(170,316)	-0.33%	$(202,983)	-0.40%

Quantum Global Horizons, LLC

				Long Positions					Short Positions
	Long Positions			Unrealized		Short Positions			Unrealized		Net Unrealized Profit (Loss)/
Commodity	Number	Gross Unrealized		Profit (Loss)/	Percent of	Number	Gross Unrealized		Profit (Loss)/	Percent of	Market Value on Open	Percent of
Industry Sector	of Contracts	Gains	Losses	Market Value	Net Assets	of Contracts	Gains	Losses	Market Value	Net Assets	Contracts	Net Assets
Futures
Agriculture	13	$15,504	$(1,508)	$13,996	0.03%	(94)	$1,051	$(125,130)	$(124,079)	-0.26%	$(110,083)	-0.23%
Currencies	32	20,890	(1,841)	19,049	0.04%	(86)	6,846	(38,877)	(32,031)	-0.07%	(12,982)	-0.03%
Energy	43	1,601	(24,435)	(22,834)	-0.05%	(5)	6,144	—	6,144	0.01%	(16,690)	-0.04%
Interest rates	109	184,811	—	184,811	0.39%	(1,020)	—	(719,141)	(719,141)	-1.49%	(534,330)	-1.10%
Metals	15	5,203	(30,930)	(25,727)	-0.05%	(7)	155	(2,928)	(2,773)	-0.01%	(28,500)	-0.06%
Stock indices	14	2,036	—	2,036	0.00%	(176)	3,174	(153,361)	(150,187)	-0.31%	(148,151)	-0.31%

Total	226	$230,045	$(58,714)	$171,331	0.36%	(1,388)	$17,370	$(1,039,437)	$(1,022,067)	-2.13%	$(850,736)	-1.77%

The trading profits (losses) of the Partnership’s derivatives by instrument type, as well as the location of those gains and losses on the Consolidated Statements of Operations for the years ended December 31, 2011 and 2010 are as follows:

2011

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(5,774,791)	$(1,538,257)	$(7,313,048)
Currencies	(992,911)	(1,267,577)	(2,260,488)
Energy	(4,011,563)	(536,058)	(4,547,621)
Interest rates	20,886,245	553,178	21,439,423
Metals	3,345,246	(1,501,750)	1,843,496
Stock indices	(7,339,014)	(446,410)	(7,785,424)
Subtotal	6,113,212	(4,736,874)	1,376,338

Forwards
Currencies	564,076	(2,901,353)	(2,337,277)

Options
Currencies	3,351,068	8,090	3,359,158
Energy	586,225	—	586,225
Interest Rates	3,962,742	58,130	4,020,872
Metals	108,137	—	108,137
Stock indices	1,133,607	21,863	1,155,470
Subtotal	9,141,779	88,083	9,229,862

Total	$15,819,067	$(7,550,144)	$8,268,923

2010

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$2,727,967	$888,476	$3,616,443
Currencies	1,488,006	1,953,679	3,441,685
Energy	(9,107,488)	804,131	(8,303,357)
Interest rates	18,957,767	1,481,914	20,439,681
Metals	5,037,153	444,331	5,481,484
Stock indices	(2,288,205)	(216,105)	(2,504,310)
Subtotal	16,815,200	5,356,426	22,171,626

Forwards
Currencies	7,971,614	4,804,823	12,776,437

Options
Agriculture	(18,925)	18,925	—
Currencies	(131,018)	7,377	(123,641)
Energy	(8,990)	8,990	—
Metals	49,843	—	49,843
Stock indices	2,779	(1,900)	879
Subtotal	(106,311)	33,392	(72,919)

Total	$24,680,503	$10,194,641	$34,875,144

4.               RELATED PARTY TRANSACTIONS

Some of the Partnership’s U.S. dollar assets are maintained at MLPF&S, an affiliate of the General Partner until June 1, 2011.  MLPF&S is a wholly owned subsidiary of Merrill Lynch, which in turn had maintained a significant ownership interest in BlackRock until June 1, 2011. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury Bill rate. The Partnership is credited with interest on any of its net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

As of May 31, 2011 and December 31, 2010, $4,883,043 and $5,565,891, respectively, was held in trading accounts at MLPF&S.  For the period ended May 31, 2011, and the years ended December 31, 2010 and 2009, the Partnership incurred $23,324, $355,643 and $258,081, respectively, for brokerage commissions payable to MLPF&S.

Series A, F and G pay sponsor fees to BRIM at an annual rate of 1.25% and Series I pays sponsor fees at a rate of 1.00% of each Series’ month-end net assets.  Series A, F and G pay distribution fees at 3.00% of month-end net assets.  Series I does not pay distribution fees.

BRIM reimburses the Partnership for fees and expenses paid by the Partnership, not including the Trading Advisors’ Profit Shares (such fees and expenses, exclusive of the Trading Advisors’ Profit Shares, collectively referred to herein as “Capped Expenses”) that would be in excess of 1/12 of 7.25% of the Partnership’s net asset value (the “Expense Cap”) on the last business day of each month (each a “Regularly Scheduled Calculation Date”).  Because Series I is not subject to the 3.0% distribution fee, the Expense Cap for Series I is 4.25% annually, rather than the 7.25% annual Expense Cap for all other Series.  On each Regularly Scheduled Calculation Date, BRIM will waive the portion of the sponsor fees that would otherwise be payable to BRIM that is necessary to reduce the Capped Expenses until they equal the Expense Cap.  If the waiver of the sponsor fees is not sufficient to lower the Partnership’s Capped Expenses to the Expense Cap, BRIM will pay those Capped Expenses necessary so that Capped Expenses do not exceed the Expense Cap.  However, if on any Regularly Scheduled Calculation Date Capped Expenses are less than the Expense Cap, the difference is used to reimburse BRIM for any sponsor fees that were waived or any Capped Expenses paid by BRIM on preceding Calculation Dates in the same calendar year.  Any such amounts may not be used to reimburse BRIM for any sponsor fees that were waived or any Capped Expenses paid by BRIM in preceding calendar years.

As of December 31, 2011 and 2010, $196,117,766 and $292,600,273, respectively, were invested in an affiliated BlackRock money market fund.

5.               ADVISORY AGREEMENTS

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

6.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2011, 2010 and 2009 equals the Units outstanding as of such date, adjusted proportionately for Units subscribed and redeemed based on the respective length of time each was outstanding during the year.

7.               PARTNERS’ CAPITAL

At December 31, 2011 and 2010, the Net Asset Values of the different Series of the Units were:

December 31, 2011	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$343,083,496	327,160,840	$1.0487
Series F	23,238,718	91,900	$252.87
Series G	26,834,991	24,502,547	$1.0952
Series I	2,652,761	2,107,616	$1.2586
Total Partners’ Capital	$395,809,966	353,862,903

December 31, 2010	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$315,434,540	287,584,054	$1.0968
Series F	25,622,524	96,954	$264.28
Series G	31,056,541	27,133,939	$1.1446
Series I	3,282,108	2,564,557	$1.2798
Total Partners’ Capital	$375,395,713	317,379,504

BRIM generally holds 1% of the total capital in the Partnership.  BRIM and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in the Partnership.

8.               FAIR VALUE DISCLOSURES

All investments including derivatives are stated at fair value in the Consolidated Statements of Financial Condition, and changes in fair value are included in realized and change in unrealized trading profits and losses in the Consolidated Statements of Operations.

The Partnership records derivatives contracts held in commodities futures trading accounts and cash equivalents at fair value in accordance with ASC 820. ASC 820 defines fair value as the price that the Partnership would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk to the extent the asset or liability is not traded on an exchange or an active market.  Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Partnership. Unobservable inputs are inputs that reflect the General Partner’s assumptions about what information market participants would use to price an asset or liability developed based on the best information available under the circumstances.

ASC 820 establishes a hierarchy that classifies these inputs into the three broad levels listed below:

Level 1 — Price quotations (unadjusted) in active markets/exchanges for identical instruments.

Level 2 — Other than quoted prices included within Level 1 that are observable for substantially the full term of the asset or liability, either directly or indirectly.  Level 2 includes quoted prices (unadjusted) for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted prices that are observable or that can be generally corroborated by observable market data, such as those used in models or other valuation methodologies. As a practical expedient, the Partnership relies on the net asset value (or its equivalent) of certain investments as their fair value.

Level 3 — Primarily inputs and significant assumptions that are unobservable in the market place.  Level 3 includes instruments for which there is little, if any, market activity.  These inputs require significant judgment or estimation by the General Partner of the Partnership.

There were no Level 3 assets held at December 31, 2011, December 31, 2010 or during the years then ended.

The following table summarizes the valuation of the Partnership’s investments by the above ASC 820 fair value hierarchy levels as of December 31, 2011, 2010.

		Fair Value at Reporting Date Using
Description	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash Equivalents	$196,117,766	$196,117,766	$—
Investments in Non-Consolidated LLCs	157,474,126	—	157,474,126
Futures (1)	2,420,125	2,420,125	—
Forwards (1)	118,330	—	118,330
Options (1)	(275,414)	(267,264)	(8,150)
	$355,854,933	$198,270,627	$157,584,306

Description	December 31, 2010
Cash Equivalents	$292,600,273	$292,600,273	$—
Futures (1)	7,156,999	7,156,999	—
Forwards (1)	3,019,683	—	3,019,683
Options (1)	(1,900)	—	(1,900)
	$302,775,055	$299,757,272	$3,017,783

(1) See Condensed Consolidated Schedules of Investments in Note 3 for the values in each commodity industry sector within this table

There were no significant transfers between Level 1 and Level 2 during the year.

9.               OFF-BALANCE SHEET RISK

The nature of this Partnership has certain risks, which cannot all be presented on the consolidated financial statements.  The following summarizes some of those risks.

Market Risk

Derivative contracts involve varying degrees of off-balance sheet market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial contracts or commodities underlying such open derivative contracts frequently result in changes in the Partnership’s net unrealized profit (loss) / market value on such derivative contracts as reflected in the Consolidated Statements of Financial Condition.  The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative contracts held by the Partnership as well as the volatility and liquidity of the markets in which the derivative contracts are traded.  Investments in foreign markets may also entail legal and political risks.

For derivatives, risks arise from changes in the market value of the contracts.  Theoretically, the Partnership is exposed to a market risk equal to the notional contract value of futures and forward currency contracts purchased and unlimited liability on such contracts sold short.

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

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with OTC (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In OTC transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the OTC markets.

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

10. Selective Quarterly Financial Data (unaudited)

	Net Income /	Weighted average number of General Partner and Limited Partner Units outstanding				Net Income / (Loss) per weighted average
Quarter Ended	(Loss)	Series A	Series F	Series G	Series I	Series A	Series F	Series G	Series I

December 31, 2011	$(14,000,632)	324,770,222	92,337	25,041,655	2,686,980	$(0.0369)	$(9.52)	$(0.0415)	$(0.0370)
September 30, 2011	16,692,303	312,831,615	93,433	25,494,239	2,730,581	0.0454	11.41	0.0496	0.0624
June 30, 2011	(13,551,965)	307,193,411	94,738	26,297,047	2,654,107	(0.0378)	(8.90)	(0.0385)	(0.0362)
March 31, 2011	(6,332,096)	297,988,615	96,347	26,951,719	2,574,311	(0.0181)	(4.31)	(0.0187)	(0.0123)

December 31, 2010	$5,957,314	284,670,875	98,273	27,725,166	2,583,580	$0.0174	$4.30	$0.0187	$0.0266
September 30, 2010	9,708,384	273,646,831	100,000	28,313,021	2,412,345	0.0295	6.89	0.0298	0.0411
June 30, 2010	(5,339,241)	248,806,927	101,826	28,907,866	2,263,044	(0.0174)	(4.31)	(0.0187)	(0.0114)
March 31, 2010	(1,996,015)	219,302,384	105,082	30,194,766	1,278,174	(0.0069)	(2.10)	(0.0089)	0.0102

December 31, 2009	$(7,815,371)	184,732,238	107,791	30,688,580	860,991	$(0.0328)	$(7.23)	$(0.0314)	$(0.0243)
September 30, 2009	3,746,505	162,511,063	109,811	31,436,315	645,990	0.0169	3.97	0.0172	0.0309
June 30, 2009	(8,582,896)	144,293,100	112,325	32,517,854	551,075	(0.0418)	(10.00)	(0.0434)	(0.0378)
March 31, 2009	(8,258,332)	134,318,518	117,040	34,737,080	490,288	(0.0418)	(9.83)	(0.0425)	(0.0291)

11.         RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, (Topic 820) (“ASU 2010-06”) FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements, to improve disclosures about fair value measurements which will require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). It also clarifies existing disclosure requirements relating to the levels of disaggregation for fair value measurement and inputs and valuation techniques used to measure fair value. The amended guidance is effective for financial statements for fiscal years and interim periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption on January 1, 2010 and January 1, 2011 of the applicable additional disclosure requirements of ASU 2010-06 did not materially impact the Partnership’s financial statements.

In May 2011, FASB issued ASU 2011-04, Fair Value Measurement and disclosure (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”). The amendments in ASU 2011-04 result in common fair value measurement and disclosure requirements between GAAP and International Financial Reporting Standards. Many of the amendments in ASU 2011-04 are not intended to result in a change in current measurement or disclosure requirements under ASC 820. Certain amendments are intended to clarify FASB’s intent about the application of the existing fair value measurement guidance under ASC 820 and could change how an entity applies the guidance within ASC 820, including: the highest and best use and valuation premise for nonfinancial assets, application to financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk, premiums or discounts in fair value measurement, and fair value of an instrument classified in a reporting entity’s shareholders’ equity. The amendments also expand the disclosure requirements of ASC 820 for fair value measurements categorized as Level 3: quantitative information about the unobservable inputs and assumptions used in the fair value measurement, a description of the valuation policies and procedures in place and a narrative description of the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs. In addition, the amounts and reasons for all transfers in and out of Level 1 and Level 2 will be required to be disclosed. The amended guidance is effective for financial statements for fiscal years beginning after December 15, 2011, and interim periods within those fiscal years. The adoption of the additional disclosure requirements of ASU 2011-04 is not expected to materially impact the Partnership’s financial statements.

12.         SUBSEQUENT EVENTS

The General Partner has evaluated the impact of all subsequent events of the Partnership through the date these consolidated financial statements were available to be issued, and has determined that there were no subsequent events requiring adjustment or additional disclosure in the consolidated financial statements, other than as described below.

On February 1, 2012, the General Partner made a subscription in the amount of $150,000 to increase its ownership in the Partnership.

   *   *   *   *   *   *   *    *   *   *   *   *   *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

of BlackRock Global Horizons I L.P.

and

Managing Director

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P.