Form 10-K, Exhibit 13
period 2012-12-31
BlackRock Global Horizons I L.P.
filed 2013-03-22
CIK 904918

Exhibit 13.01

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

Consolidated Financial Statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 and Report of Independent Registered Public Accounting Firm

General Commodity Futures Trading Risk Disclosure Statement

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

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Statements of Financial Condition as of December 31, 2012 and 2011	2

Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010	3

Consolidated Statements of Changes in Partners’ Capital for the years ended December 31, 2012, 2011 and 2010	4

Consolidated Financial Data Highlights for the years ended December 31, 2012, 2011 and 2010	5-7

Notes to Consolidated Financial Statements	8-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

BlackRock Global Horizons I L.P.:

We have audited the accompanying consolidated statements of financial condition of BlackRock Global Horizons I L.P. (the “Partnership”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2012. These consolidated financial statements and consolidated financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial data highlights based on our audits.

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

In our opinion, such consolidated financial statements and consolidated financial data highlights referred to above present fairly, in all material respects, the financial position of BlackRock Global Horizons I L.P. as of December 31, 2012 and 2011, the results of its operations, changes in its partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 22, 2013

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	December 31,	December 31,
	2012	2011
ASSETS:
Cash and cash equivalents	$117,403,824	$196,117,766
Equity in commodity futures trading accounts:
Cash (restricted cash $17,940,020 and $17,272,542)	58,538,589	50,930,747
Net unrealized profit / market value on open contracts / options	1,341,535	2,633,381
Investments in Non-Consolidated LLCs (cost $108,415,115 and $157,905,014) (1)	99,262,759	157,474,126
Due from Non-Consolidated LLCs	6,049,277	37,488
Accrued interest and other assets	15,083	11,520

TOTAL ASSETS	$282,611,067	$407,205,028

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:

Net unrealized loss / market value on open contracts / options	$3,026,653	$370,340
Due to Non-Consolidated LLCs	—	254,832
Redemptions payable	14,623,211	7,402,636
Profit Shares payable	833,392	498,661
Distribution fees payable	688,763	980,952
Trading Advisors’ management fees payable	347,141	464,787
Sponsor fees payable	290,296	413,081
Administrator fees payable	228,421	375,692
Professional fees payable	762,458	437,409
Other fees payable	147,764	196,672

Total liabilities	20,948,099	11,395,062

PARTNERS’ CAPITAL:
General Partner (3,355,287 and 3,211,292 Units)	3,636,703	3,836,207
Limited Partners (250,849,166 and 350,651,611 Units)	258,026,265	391,973,759

Total partners’ capital	261,662,968	395,809,966

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$282,611,067	$407,205,028

NET ASSET VALUE PER UNIT (Note 7)

(1) See Note 3

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
TRADING PROFITS (LOSSES):
Realized	$(2,681,787)	$15,819,067	$24,680,503
Change in unrealized	(4,232,518)	(7,550,144)	10,194,641
Change in value of investments in Non-Consolidated LLCs (2)	(9,152,356)	(430,888)	—
Brokerage commissions and clearing costs	(1,015,380)	(2,247,622)	(2,678,247)

Total trading profits (losses)	(17,082,041)	5,590,413	32,196,897

INVESTMENT INCOME:
Interest	219,591	269,659	492,166

EXPENSES:
Profit Shares	355,170	1,490,923	4,126,005
Distribution fees	6,142,552	10,193,861	9,553,526
Trading Advisors’ management fees	2,943,719	5,073,428	4,558,253
Sponsor fees	2,580,154	4,286,905	4,014,803
Administrator fees	756,231	1,028,273	1,009,000
Professional fees	976,629	549,755	705,034
Other fees	214,315	429,317	392,000
Total expenses	13,968,770	23,052,462	24,358,621

NET INVESTMENT LOSS	(13,749,179)	(22,782,803)	(23,866,455)

NET INCOME / (LOSS)	$(30,831,220)	$(17,192,390)	$8,330,442

NET INCOME / (LOSS) PER UNIT: (1)

Weighted average number of General Partner and Limited Partner Units outstanding
Series A	290,491,520	310,695,966	256,606,754
Series F	84,257	94,216	101,295
Series G	23,080,361	25,946,165	28,785,205
Series I	2,018,968	2,661,493	2,134,286

Net income / (loss) per weighted average General Partner and Limited Partner Unit
Series A	$(0.0917)	$(0.0476)	$0.0279
Series F	$(21.91)	$(11.37)	$4.46
Series G	$(0.0951)	$(0.0496)	$0.0193
Series I	$(0.0772)	$(0.0214)	$0.0726

(1) The weighted average number of Units outstanding is computed for purposes of disclosing net income / (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2012, 2011, and 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

(2) Includes the Partnership’s proportionate share of the operations of its investments in the Non-Consolidated LLCs, which includes income and expenses.

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

		General
	Units	Partner	Limited Partners	Total

PARTNERS’ CAPITAL, DECEMBER 31, 2009	229,150,870	$2,846,697	$272,916,221	$275,762,918

Additions	128,395,779	774,999	135,637,046	136,412,045

Net income	—	83,654	8,246,788	8,330,442

Redemptions	(40,167,145)	—	(45,109,692)	(45,109,692)

PARTNERS’ CAPITAL, DECEMBER 31, 2010	317,379,504	3,705,350	371,690,363	375,395,713

Additions	86,726,971	299,999	92,730,630	93,030,629

Net loss	—	(169,142)	(17,023,248)	(17,192,390)

Redemptions	(50,243,572)	—	(55,423,986)	(55,423,986)

PARTNERS’ CAPITAL, DECEMBER 31, 2011	353,862,903	3,836,207	391,973,759	395,809,966

Additions	21,271,313	150,000	21,706,486	21,856,486

Net loss	—	(349,504)	(30,481,716)	(30,831,220)

Redemptions	(120,929,763)	—	(125,172,264)	(125,172,264)

PARTNERS’ CAPITAL, DECEMBER 31, 2012	254,204,453	$3,636,703	$258,026,265	$261,662,968

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the consolidated financial statements.  An individual Partner’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	Series A	Series F	Series G	Series I
Per Unit Operating Performance:

Net asset value, beginning of year	$1.0487	$252.87	$1.0952	$1.2586

Realized trading losses	(0.0079)	(1.90)	(0.0082)	(0.0096)
Change in unrealized trading losses	(0.0144)	(3.49)	(0.0151)	(0.0177)
Change in value of investments in Non-Consolidated LLCs (2)	(0.0273)	(6.21)	(0.0269)	(0.0185)
Interest	0.0006	0.16	0.0007	0.0008
Expenses	(0.0446)	(10.76)	(0.0466)	(0.0301)

Net asset value, end of year	$0.9551	$230.67	$0.9991	$1.1835

Total Return: (2)

Total return (before Profit Shares)	-8.83%	-8.68%	-8.68%	-5.88%
Profit Shares	-0.10%	-0.10%	-0.10%	-0.10%
Total return	-8.93%	-8.78%	-8.77%	-5.97%

Ratios to Average Net Assets:(1) (3)

Expenses (before Profit Shares)	4.29%	4.30%	4.30%	2.34%
Profit Shares	0.11%	0.10%	0.10%	0.10%
Expenses	4.40%	4.40%	4.40%	2.44%

Net investment loss	-4.33%	-4.34%	-4.34%	-2.38%

(1) Included in the ratios of expenses to average net assets are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Consolidated Statement of Operations.

(2) Includes the Partnership’s proportionate share of the operations of its investments in the Non-Consolidated LLCs, which includes income and expenses.

(3) Excludes the Partnership’s proportionate share of expenses from its investments in Non-Consolidated LLCs. If the Partnership’s proportionate share of expenses from its investments in Non-Consolidated LLCs were included, the ratios for Expenses (before Profit Shares), Profit Shares, Expenses and Net investment loss for Series A, would be 7.08%, 0.77%, 7.85%, and (7.76)%, respectively; for Series F, would be 7.08%, 0.59%, 7.67% and (7.58)%, respectively; for Series G, would be 7.08%, 0.58%, 7.66% and (7.57)%, respectively and for Series I would be 3.86%, 0.80%, 4.66% and (4.57)%, respectively.

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

(2) Includes the Partnership’s proportionate share of the operations of its investments in the Non-Consolidated LLCs, which includes income and expenses.

(3) Excludes the Partnership’s proportionate share of expenses from its investments in Non-Consolidated LLCs. If the Partnership’s proportionate share of expenses from its investments in Non-Consolidated LLCs were included, the ratios for Expenses (before Profit Shares), Profit Shares, Expenses and Net investment loss for Series A, would be 6.81%, 0.39%, 7.20%, and (7.12)%, respectively; for Series F and Series G would be 6.81%, 0.34%, 7.15%, and (7.07)%, respectively; and for Series I would be 3.60%, 0.78%, 4.38% and (4.30)%, respectively.

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

All wholly owned subsidiaries of the Partnership have been consolidated. All transactions between consolidated subsidiaries have been eliminated in consolidation. From time to time, other funds and accounts managed by the General Partner or its affiliates may also invest in such subsidiaries in order to gain exposure to the relevant Trading Advisor. In such instances where the Partnership is not the sole investor in the subsidiary, the subsidiary will no longer be consolidated (the “Non-Consolidated LLCs”), and the Partnership’s investment in the Non-Consolidated LLCs will be presented as Investments in Non-Consolidated LLCs on the Consolidated Statements of Financial Condition. Effective May 1, 2011, October 1, 2011 and November 1, 2011, other funds managed by the General Partner invested in one or more subsidiaries of the Partnership. As a result, those subsidiaries were no longer consolidated; instead, the Partnership’s interest in such Non-Consolidated LLCs were presented as Investments in Non-Consolidated on the Consolidated Statements of Financial Condition. See Note 3 for further information on the Non-Consolidated LLCs.

The Bank of New York Mellon provides custody services for the Partnership. The subsidiaries’ assets are held in cash and customer segregated managed accounts at Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Newedge USA, LLC (“Newedge USA”), J.P. Morgan Securities LLC (“JPMS”), Morgan Stanley & Co. LLC (“MS&Co.”), UBS Securities LLC (“UBS Securities”), and any other clearing brokers that may be utilized by the Partnership in the future (the “Clearing Brokers”) or allocated to one or more commodity pools (each a “Portfolio Fund”) for which custodians and clearing brokers are selected by the independent professional advisors of such Portfolio Funds or managed accounts (the “Trading Advisors”) and at a custody account at State Street Bank and Trust Company (“State Street”). As of December 31, 2012, there were no assets held in any Portfolio Funds.

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

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Partnership’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. The Partnership qualifies as an investment company under the provisions of the American Institute of Certified Public Accountants Audit and Accounting Guide - Investment Companies (the “Audit and Accounting Guide”).

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

The value of Investments in Non-Consolidated LLCs is based on the Partnership’s proportionate share of the fair value of the financial instruments held by the Non-Consolidated LLCs plus any other assets and less any other liabilities held by the Non-Consolidated LLCs, which represents the net asset value of the Non-Consolidated LLC. The Non-Consolidated LLCs’ valuation policy is the same as that of the Partnership discussed above. Changes in the value of Investments in Non-Consolidated LLCs are reflected in the Consolidated Statements of Operations as Change in value of Investments in Non-

Consolidated LLCs, and includes the Partnership’s proportionate share of the operations of its investments in the Non-Consolidated LLCs, which includes income and expenses.

Equity in Commodity Futures Trading Accounts

Cash at brokers —

A portion of the assets maintained at each of the Clearing Brokers is restricted to meet maintenance margin requirements.  Typically, margin requirements range from 1% to 10% of the face value of the derivatives traded.

Net Unrealized Profit (Loss) / Market Value on Open Contracts / Options -

The Partnership, either directly or indirectly through its subsidiaries, in its normal course of business, enters into various derivatives contracts with MLPF&S, Newedge USA, JPMS, MS&Co., UBS Securities, UBS AG (“UBS”), and State Street each acting as the Partnership’s clearing brokers or derivatives counterparties. Pursuant to the brokerage agreements with MLPF&S, Newedge USA, JPMS, MS&Co. and UBS Securities (which include netting arrangements within each subsidiary), to the extent that such trading results in receivables from and payables to MLPF&S, Newedge USA, JPMS, MS&Co. and UBS Securities, these receivables and payables are offset and reported as a net receivable or payable with each broker.  Net receivables are included in the Consolidated Statements of Financial Condition under Equity in commodity futures trading accounts in Net unrealized profit/market value on open contracts/options; net payables are included in the Consolidated Statements of Financial Condition under Liabilities in Net unrealized loss/ market value on open contracts/options. Receivables and payables are netted by counterparty and Trading Advisor, as appropriate under GAAP.

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

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it has trading activities in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Consolidated Statements of Operations.

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

The Partnership files U.S. Federal and various state and local tax returns. No income tax returns are currently under examination. The statute of limitations on the Partnership’s U.S. Federal tax returns are open for the years ended 2012, 2011, 2010, and 2009. The statute of limitations on the Partnership’s state and local tax returns may remain open for an additional year depending on the jurisdiction.

There are no unrecognized tax benefits relating to the accompanying consolidated financial statements.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2012, 2011 or 2010.

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

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any calendar month upon at least fifteen calendar days’ notice, or such lesser period as shall be acceptable to the General Partner in its sole discretion in advance of the requested effective date of redemption (“notice period”).  Series A units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption which is paid to BRIM. The amount of the fees paid for the years ended December 31, 2012, 2011 and 2010 are $100,928, $82,819 and $76,261, respectively. Series I units are not subject to early redemption charges.

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

3.              CONDENSED CONSOLIDATED SCHEDULES OF INVESTMENTS

The Partnership trades futures, forwards and option contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2012, 181,630 contracts were closed. The fair value of options held as of December 31, 2012 includes premiums paid of $431,164 and received of $265,272. The fair value of the Partnership’s futures, forwards and options contracts by type, are presented as Net unrealized profit (loss) / market value on open contracts / options in the Consolidated Statements of Financial Condition as of December 31, 2012 are as follows:

				Long Positions					Short Positions
	Long Positions			Unrealized		Short Positions			Unrealized		Net Unrealized Profit (Loss)
Commodity	Number	Gross Unrealized		Profit (Loss)/	Percent of	Number	Gross Unrealized		Profit (Loss)/	Percent of	Market Value on Open	Percent of
Industry Sector	of Contracts	Gains	Losses	Market Value	Net Assets	of Contracts	Gains	Losses	Market Value	Net Assets	Contracts/Options	Net Assets	Maturity Dates

Futures
Agriculture	227	$30,992	$(210,917)	$(179,925)	-0.07%	(191)	$137,576	$(47,215)	$90,361	0.04%	$(89,564)	-0.03%	January 13 - December 13
Currencies	671	166,846	(485,889)	(319,043)	-0.12%	(146)	552,029	(8,725)	543,304	0.21%	224,261	0.09%	January 13 - March 13
Energy	513	364,585	(120,408)	244,177	0.09%	(413)	209,763	(292,975)	(83,212)	-0.03%	160,965	0.06%	January 13 - December 13
Interest rates	3,850	553,893	(218,013)	335,880	0.13%	(209)	8,275	(74,463)	(66,188)	-0.03%	269,692	0.10%	January 13 - March 16
Metals	1,042	2,081,342	(671,087)	1,410,255	0.54%	(949)	321,773	(2,229,051)	(1,907,278)	-0.73%	(497,023)	-0.19%	January 13 - March 14
Stock indices	1,219	655,637	(328,838)	326,799	0.12%	(90)	21,870	(195)	21,675	0.01%	348,474	0.13%	January 13 - December 13
Subtotal	7,522	3,853,295	(2,035,152)	1,818,143	0.69%	(1,998)	1,251,286	(2,652,624)	(1,401,338)	-0.53%	416,805	0.16%

Forwards
Currencies		355,855	(287,104)	68,751	0.03%		604,032	(2,745,213)	(2,141,181)	-0.82%	(2,072,430)	-0.79%	January 13 - September 13
Subtotal		355,855	(287,104)	68,751	0.03%		604,032	(2,745,213)	(2,141,181)	-0.82%	(2,072,430)	-0.79%

Options
Currencies	—	2,200	—	2,200	0.00%	—	—	(203,826)	(203,826)	-0.08%	(201,626)	-0.08%	January 13
Energy	33	4,840	—	4,840	0.00%	(33)	—	(32,670)	(32,670)	-0.01%	(27,830)	-0.01%	January 13 - February 13
Interest rates	110	47,438	—	47,438	0.02%	(407)	—	(108,625)	(108,625)	-0.04%	(61,187)	-0.02%	January 13 - February 13
Metals	79	254,000	—	254,000	0.10%	—	—	—	—	0.00%	254,000	0.10%	January 13 - November 13
Stock indices	44	75,350	—	75,350	0.03%	(88)	—	(68,200)	(68,200)	-0.03%	7,150	0.00%	January 13
Subtotal	266	383,828	—	383,828	0.15%	(528)	—	(413,321)	(413,321)	-0.16%	(29,493)	-0.01%

Total	7,788	$4,592,978	$(2,322,256)	$2,270,722	0.87%	(2,526)	$1,855,318	$(5,811,158)	$(3,955,840)	-1.51%	$(1,685,118)	-0.64%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partnership’s capital as of December 31, 2012.

During the year ended December 31, 2011, 305,162 contracts were closed. The fair value of options held as of December 31, 2011 includes premiums paid of $144,782 and received of $506,379. The fair value of the Partnership’s futures, forwards and options contracts by type, are presented as Net unrealized profit (loss) / market value on open contracts / options in the Consolidated Statements of Financial Condition as of December 31, 2011 are as follows:

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

The following tables represent the Partnership’s investment in each Non-Consolidated LLC as well as the financial statements, condensed schedules of investments, and relevant financial information of the Non-Consolidated LLCs as of and for the periods indicated through December 31, 2012 and 2011:

2012

	Partnership’s	Partnership’s	Partnership’s investment %
Non-Consolidated LLC	Fair Value	Cost	of Non-Consolidated LLC	Management Fee	Profit Share	Redemptions Permitted
Alamo Global Horizons, LLC	$17,559,155	$20,116,405	76.18%	2%	20%	Monthly
Breakout Global Horizons, LLC	18,966,146	23,560,266	48.24%	1%	15%	Monthly
Cambridge Global Horizons, LLC	24,462,897	21,260,160	59.84%	2%	20%	Monthly
Nets Global Horizons, LLC	17,110,071	22,837,847	57.54%	2%	17%	Monthly
Quantum Global Horizons, LLC	21,164,490	20,640,437	47.64%	0%	30%	Monthly

Total	$99,262,759	$108,415,115

2011

	Partnership’s	Partnership’s	Partnership’s investment %
Non-Consolidated LLC	Fair Value	Cost	of Non-Consolidated LLC	Management Fee	Profit Share	Redemptions Permitted
Alamo Global Horizons, LLC	$30,058,051	$29,710,429	79.57%	2%	20%	Monthly
Breakout Global Horizons, LLC	32,953,719	34,228,076	56.48%	1%	15%	Monthly
Cambridge Global Horizons, LLC	35,431,925	35,240,173	72.80%	2%	20%	Monthly
Nets Global Horizons, LLC	31,341,984	32,675,816	62.57%	2%	17%	Monthly
Quantum Global Horizons, LLC	27,688,447	26,050,520	58.69%	0%	30%	Monthly

Total	$157,474,126	$157,905,014

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012

	Alamo	Breakout	Cambridge	Nets	Quantum
	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC

ASSETS:
Cash and cash equivalents	$20,377,477	$21,595,885	$4,757,862	$26,712,321	$24,812,881
Equity in commodity futures trading accounts:
Cash (1)	3,478,994	18,089,465	38,461,055	5,138,261	21,435,349
Net unrealized profit on open contracts	262,603	1,042,090	—	—	—
Accrued interest and other assets	2,712	3,325	2,720	1,319	4,094

TOTAL ASSETS	$24,121,786	$40,730,765	$43,221,637	$31,851,901	$46,252,324

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Net unrealized loss on open contracts	$—	$—	$175,044	$91,517	$521,711
Due to Partnership	1,026,163	1,108,537	1,680,015	997,556	1,237,006
Redemptions payable	—	230,000	—	950,000	—
Profit Shares payable	—	—	407,841	—	—
Trading Advisors’ management fees payable	9,166	17,164	28,093	22,700	—
Administrator fees payable	8,224	19,706	15,569	17,468	22,826
Professional fees payable	27,361	30,833	26,116	31,250	33,333
Other fees payable	1,368	9,307	6,247	5,667	8,148

Total liabilities	1,072,282	1,415,547	2,338,925	2,116,158	1,823,024

TOTAL MEMBERS’ CAPITAL	23,049,504	39,315,218	40,882,712	29,735,743	44,429,300

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$24,121,786	$40,730,765	$43,221,637	$31,851,901	$46,252,324

(1) Includes restricted cash of $1,359,877, $7,597,881, $14,557,619, $2,095,713 and $7,392,494, respectively.

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2011

	Alamo	Breakout	Cambridge	Nets	Quantum
	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC

ASSETS:
Cash and cash equivalents	$32,531,776	$50,348,817	$36,251,279	$43,367,169	$35,571,819
Equity in commodity futures trading accounts:
Cash (1)	4,734,333	8,411,097	13,323,485	7,851,906	13,558,210
Net unrealized profit on open contracts	499,820	342,261	—	—	—
Due from Partnership	—	—	—	161,240	809,141
Accrued interest and other assets	3,874	5,325	—	5,425	2,950

TOTAL ASSETS	$37,769,803	$59,107,500	$49,574,764	$51,385,740	$49,942,120

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Net unrealized loss on open contracts	$—	$—	$139,082	$202,983	$850,736
Due to Partnership	744,272	104,738	439,502	—	—
Redemptions payable	—	225,000	—	225,000	75,000
Profit Shares payable	—	—	—	—	113,321
Trading Advisors’ management fees payable	12,886	21,367	22,102	31,716	—
Administrator fees payable	1,214	2,885	1,880	3,254	7,113
Professional fees payable	1,360	2,016	1,532	2,640	8,113
Other fees payable	1,350	702,581	702,418	701,655	903,101

Total liabilities	761,082	1,058,587	1,306,516	1,167,248	1,957,384

TOTAL MEMBERS’ CAPITAL	37,008,721	58,048,913	48,268,248	50,218,492	47,984,736

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$37,769,803	$59,107,500	$49,574,764	$51,385,740	$49,942,120

(1) Includes restricted cash of $3,320,183, $4,778,193, $2,845,479, $1,710,003 and $3,727,149, respectively.

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

	Alamo	Breakout	Cambridge	Nets	Quantum
	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC
TRADING PROFITS (LOSSES):

Realized	$(695,043)	$(6,295,144)	$9,438,281	$(6,661,564)	$5,853,021
Change in unrealized	(239,088)	687,004	380,791	128,008	309,294
Brokerage commissions and clearing costs	(155,012)	(151,374)	(624,299)	(73,267)	(269,264)

Total trading profits (losses)	(1,089,143)	(5,759,514)	9,194,773	(6,606,823)	5,893,051

INVESTMENT INCOME:
Interest	43,077	52,475	—	47,328	53,066

EXPENSES:
Trading Advisors’ management fees	614,518	488,959	953,699	851,236	—
Profit Shares	—	—	1,173,623	—	2,756,131
Administrator fees	88,694	95,739	113,056	94,334	91,946
Professional fees	152,733	160,459	185,622	158,204	155,086
Other fees	1,058,674	1,132,442	1,435,287	1,110,434	1,115,510
Total expenses	1,914,619	1,877,599	3,861,287	2,214,208	4,118,673

NET INVESTMENT LOSS	(1,871,542)	(1,825,124)	(3,861,287)	(2,166,880)	(4,065,607)

NET INCOME / (LOSS)	$(2,960,685)	$(7,584,638)	$5,333,486	$(8,773,703)	$1,827,444

STATEMENTS OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2011

	Alamo	Breakout	Cambridge	Nets	Quantum
	Global Horizons, LLC (3)	Global Horizons, LLC (3)	Global Horizons, LLC (3)	Global Horizons, LLC (2)	Global Horizons, LLC (1)
TRADING PROFITS (LOSSES):

Realized	$417,335	$(2,044,281)	$1,247,299	$(1,308,915)	$4,940,817
Change in unrealized	496,905	342,261	(187,072)	(202,984)	(850,675)
Brokerage commissions and clearing costs	(50,900)	(29,510)	(82,306)	(16,827)	(135,855)

Total trading profits (losses)	863,340	(1,731,530)	977,921	(1,528,726)	3,954,287

INVESTMENT INCOME:
Interest	6,320	6,470	542	9,038	22,125

EXPENSES:
Trading Advisors’ management fees	128,242	97,373	163,276	251,426	—
Profit Shares	—	—	121,673	(153,999)	217,527
Administrator fees	16,445	17,977	19,134	25,182	56,988
Professional fees	9,086	10,465	10,529	14,915	37,367
Other fees	223,369	239,151	260,344	346,064	815,185
Total expenses	377,142	364,966	574,956	483,588	1,127,067

NET INVESTMENT LOSS	(370,822)	(358,496)	(574,414)	(474,550)	(1,104,942)

NET INCOME / (LOSS)	$492,518	$(2,090,026)	$403,507	$(2,003,276)	$2,849,345

     (1) For the period from May 1, 2011 through December 31, 2011.

     (2) For the period from October 1, 2011 through December 31, 2011.

     (3) For the period from November 1, 2011 through December 31, 2011.

The Non-Consolidated LLCs trade futures and forwards contracts. The fair value of the Non-Consolidated LLCs’ futures and forwards contracts by type, are presented as Net unrealized profit (loss) on open contracts in their respective Statements of Financial Condition as of December 31, 2012 are as follows:

Alamo Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	53	$41,903	$—	$41,903	0.18%	(247)	$192,660	$(95,359)	$97,301	0.42%	$139,204	0.60%	March 13
Currencies	215	76,513	(174,782)	(98,269)	-0.43%	(56)	259,056	—	259,056	1.13%	160,787	0.70%	March 13
Energy	9	13,066	(12,524)	542	0.00%	—	—	—	—	0.00%	542	0.00%	February 13
Interest rates	275	1,880	(39,810)	(37,930)	-0.16%	—	—	—	—	0.00%	(37,930)	-0.16%	March 13 - June 13

Total	552	$133,362	$(227,116)	$(93,754)	-0.41%	(303)	$451,716	$(95,359)	$356,357	1.55%	$262,603	1.14%

Breakout Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	—	$—	$—	$—	0.00%	(264)	$337,925	$—	$337,925	0.86%	$337,925	0.86%	March 13
Currencies	968	729,065	(307,440)	421,625	1.07%	(183)	365,402	—	365,402	0.93%	787,027	2.00%	March 13
Energy	15	—	(9,341)	(9,341)	-0.02%	(80)	53,800	(225,120)	(171,320)	-0.44%	(180,661)	-0.46%	January 13 - March 13
Interest rates	553	206,994	(238,994)	(32,000)	-0.08%	—	—	—	—	0.00%	(32,000)	-0.08%	March 13 - June 13
Metals	158	—	(266,278)	(266,278)	-0.68%	(103)	—	(335,677)	(335,677)	-0.85%	(601,955)	-1.53%	February 13 - March 13
Stock indices	444	756,597	(24,843)	731,754	1.86%	—	—	—	—	0.00%	731,754	1.86%	January 13 - March 13

Total	2,138	$1,692,656	$(846,896)	$845,760	2.15%	(630)	$757,127	$(560,797)	$196,330	0.50%	$1,042,090	2.65%

Cambridge Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	95	$1,398	$(159,683)	$(158,285)	-0.38%	(211)	$159,461	$(49,206)	$110,255	0.27%	$(48,030)	-0.11%	February 13 - May 13
Currencies	251	21,950	(195,816)	(173,866)	-0.43%	(60)	115,239	(12,222)	103,017	0.25%	(70,849)	-0.18%	March 13
Energy	333	988,215	(17,519)	970,696	2.37%	(275)	23,595	(668,170)	(644,575)	-1.58%	326,121	0.79%	January 13 - March 13
Interest rates	4,585	272,084	(392,660)	(120,576)	-0.29%	(309)	13,922	(8,114)	5,808	0.01%	(114,768)	-0.28%	January 13 - December 14
Metals	179	130,109	(110,636)	19,473	0.05%	(238)	120,327	(521,274)	(400,947)	-0.98%	(381,474)	-0.93%	January 13 - April 13
Stock indices	926	253,558	(396,736)	(143,178)	-0.35%	(16)	2,200	(11,350)	(9,150)	-0.02%	(152,328)	-0.37%	January 13 - March 13
Subtotal	6,369	1,667,314	(1,273,050)	394,264	0.97%	(1,109)	434,744	(1,270,336)	(835,592)	-2.05%	(441,328)	-1.08%

Forwards
Currencies		1,626,302	(815,193)	811,109	1.98%		1,137,882	(1,682,707)	(544,825)	-1.33%	266,284	0.65%	March 13

Total	6,369	$3,293,616	$(2,088,243)	$1,205,373	2.95%	(1,109)	$1,572,626	$(2,953,043)	$(1,380,417)	-3.38%	$(175,044)	-0.43%

Nets Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	50	$—	$(128,932)	$(128,932)	-0.43%	(176)	$141,311	$(25,300)	$116,011	0.39%	$(12,921)	-0.04%	February 13 - March 13
Currencies	102	21,032	(71,651)	(50,619)	-0.17%	(20)	120,000	—	120,000	0.40%	69,381	0.23%	March 13
Energy	10	4,989	(6,964)	(1,975)	-0.01%	(34)	33,953	(31,918)	2,035	0.01%	60	0.00%	January 13 - February 13
Interest rates	72	16,661	(9,829)	6,832	0.02%	(18)	12,104	(3,084)	9,020	0.03%	15,852	0.05%	March 13 - June 13
Metals	31	48,405	(35,391)	13,014	0.05%	(52)	26,378	(79,691)	(53,313)	-0.18%	(40,299)	-0.13%	January 13 - March 13
Stock indices	10	3,246	(6,325)	(3,079)	-0.01%	(127)	67,767	(188,278)	(120,511)	-0.41%	(123,590)	-0.42%	January 13 - March 13

Total	275	$94,333	$(259,092)	$(164,759)	-0.55%	(427)	$401,513	$(328,271)	$73,242	0.24%	$(91,517)	-0.31%

Quantum Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	35	$2,559	$(11,257)	$(8,698)	-0.02%	(17)	$5,557	$(1,671)	$3,886	0.01%	$(4,812)	-0.01%	February 13 - March 13
Currencies	247	17,613	(141,677)	(124,064)	-0.28%	(94)	10,408	(14,539)	(4,131)	-0.01%	(128,195)	-0.29%	March 13
Energy	13	8,471	—	8,471	0.02%	(18)	22,753	(835)	21,918	0.05%	30,389	0.07%	January 13 - February 13
Interest rates	436	675,970	(2,705)	673,265	1.52%	(970)	73,045	(357,958)	(284,913)	-0.64%	388,352	0.88%	March 13
Metals	23	36,135	—	36,135	0.08%	(23)	303	(1,184)	(881)	0.00%	35,254	0.08%	February 13 - April 13
Stock indices	75	4,031	(64,252)	(60,221)	-0.14%	(1,296)	106,146	(888,624)	(782,478)	-1.76%	(842,699)	-1.90%	January 13 - March 13

Total	829	$744,779	$(219,891)	$524,888	1.18%	(2,418)	$218,212	$(1,264,811)	$(1,046,599)	-2.35%	$(521,711)	-1.17%

The level of trading is affected by conditions in those markets. The fair value of the Non-Consolidated LLCs’ futures and forwards contracts by type, are presented as Net unrealized profit (loss) on open contracts in their respective Statements of Financial Condition as of December 31, 2011 are as follows:

Alamo Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	293	$122,526	$(53,900)	$68,626	0.19%	(300)	$120,283	$(90,608)	$29,675	0.08%	$98,301	0.27%	February 12 - April 12
Currencies	92	32,162	(1,732)	30,430	0.08%	(108)	69,706	(11,735)	57,971	0.16%	88,401	0.24%	March 12
Energy	15	1,192	(17,247)	(16,055)	-0.04%	(48)	95,000	—	95,000	0.25%	78,945	0.21%	January 12 - February 12
Interest rates	438	198,327	(7,059)	191,268	0.52%	(107)	16,963	(2,099)	14,864	0.04%	206,132	0.56%	March 12 - June 12
Metals	57	48,763	(117,901)	(69,138)	-0.19%	(151)	200,209	(134,256)	65,953	0.18%	(3,185)	-0.01%	February 12 - April 12
Stock indices	23	26,467	(2,710)	23,757	0.06%	(28)	12,741	(5,272)	7,469	0.02%	31,226	0.08%	January 12 - March 12

Total	918	$429,437	$(200,549)	$228,888	0.62%	(742)	$514,902	$(243,970)	$270,932	0.73%	$499,820	1.35%

Breakout Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	—	$—	$—	$—	0.00%	(295)	$—	$(670,687)	$(670,687)	-1.15%	$(670,687)	-1.15%	March 12
Currencies	317	72,800	(101,690)	(28,890)	-0.05%	(329)	651,153	(66,288)	584,865	1.01%	555,975	0.96%	February 12 - March 12
Energy	—	—	—	—	0.00%	(92)	109,560	(67,675)	41,885	0.07%	41,885	0.07%	March 12
Interest rates	285	459,553	—	459,553	0.79%	(402)	—	(4,257)	(4,257)	-0.01%	455,296	0.78%	March 12 - June 12
Metals	—	—	—	—	0.00%	(189)	47,950	(101,838)	(53,888)	-0.09%	(53,888)	-0.09%	February 12 - March 12
Stock indices	—	—	—	—	0.00%	(17)	13,680	—	13,680	0.02%	13,680	0.02%	January 12

Total	602	$532,353	$(101,690)	$430,663	0.74%	(1,324)	$822,343	$(910,745)	$(88,402)	-0.15%	$342,261	0.59%

Cambridge Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	95	$121,374	$(9,648)	$111,726	0.23%	(137)	$13,910	$(179,729)	$(165,819)	-0.34%	$(54,093)	-0.11%	February 12 - May 12
Currencies	1	—	(433)	(433)	0.00%	—	—	—	—	0.00%	(433)	0.00%	March 12
Energy	73	—	(85,176)	(85,176)	-0.18%	(85)	65,091	(90)	65,001	0.13%	(20,175)	-0.05%	January 12 - April 12
Interest rates	1,136	316,281	(28,778)	287,503	0.60%	(750)	9,978	(36,453)	(26,475)	-0.05%	261,028	0.55%	January 12 - December 13
Metals	216	172,075	(342,767)	(170,692)	-0.35%	(251)	262,743	(164,615)	98,128	0.20%	(72,564)	-0.15%	January 12 - April 12
Stock indices	60	17,980	(16,768)	1,212	0.00%	(16)	169	—	169	0.00%	1,381	0.00%	January 12 - March 12
Subtotal	1,581	627,710	(483,570)	144,140	0.30%	(1,239)	351,891	(380,887)	(28,996)	-0.06%	115,144	0.24%

Forwards
Currencies		1,355,926	(474,587)	881,339	1.82%		615,879	(1,751,444)	(1,135,565)	-2.35%	(254,226)	-0.53%	March 12

Total	1,581	$1,983,636	$(958,157)	$1,025,479	2.12%	(1,239)	$967,770	$(2,132,331)	$(1,164,561)	-2.41%	$(139,082)	-0.29%

Nets Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	—	$—	$—	$—	0.00%	(171)	$123,497	$(133,455)	$(9,958)	-0.02%	$(9,958)	-0.02%	February 12 - March 12
Currencies	30	47,905	(887)	47,018	0.09%	(61)	5,251	(4,825)	426	0.00%	47,444	0.09%	March 12
Energy	15	10,456	(18,160)	(7,704)	-0.02%	—	—	—	—	0.00%	(7,704)	-0.02%	January 12 - March 12
Interest rates	41	46,408	—	46,408	0.09%	(148)	4,225	(191,075)	(186,850)	-0.36%	(140,442)	-0.27%	March 12 - September 12
Metals	30	43,748	(174,083)	(130,335)	-0.25%	(68)	230,872	(185,972)	44,900	0.09%	(85,435)	-0.16%	January 12 - March 12
Stock indices	8	13,116	(1,170)	11,946	0.02%	(52)	49,940	(68,774)	(18,834)	-0.04%	(6,888)	-0.02%	January 12 - March 12

Total	124	$161,633	$(194,300)	$(32,667)	-0.07%	(500)	$413,785	$(584,101)	$(170,316)	-0.33%	$(202,983)	-0.40%

Quantum Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	13	$15,504	$(1,508)	$13,996	0.03%	(94)	$1,051	$(125,130)	$(124,079)	-0.26%	$(110,083)	-0.23%	February 12 - March 12
Currencies	32	20,890	(1,841)	19,049	0.04%	(86)	6,846	(38,877)	(32,031)	-0.07%	(12,982)	-0.03%	March 12
Energy	43	1,601	(24,435)	(22,834)	-0.05%	(5)	6,144	—	6,144	0.01%	(16,690)	-0.04%	January 12 - February 12
Interest rates	109	184,811	—	184,811	0.39%	(1,020)	—	(719,141)	(719,141)	-1.49%	(534,330)	-1.10%	March 12 - December 12
Metals	15	5,203	(30,930)	(25,727)	-0.05%	(7)	155	(2,928)	(2,773)	-0.01%	(28,500)	-0.06%	February 12 - April 12
Stock indices	14	2,036	—	2,036	0.00%	(176)	3,174	(153,361)	(150,187)	-0.31%	(148,151)	-0.31%	January 12 - March 12

Total	226	$230,045	$(58,714)	$171,331	0.36%	(1,388)	$17,370	$(1,039,437)	$(1,022,067)	-2.13%	$(850,736)	-1.77%

The trading profits (losses) of the Partnership’s derivatives by instrument type, as well as the location of those gains and losses on the Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010 are as follows:

2012

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(2,820,296)	$(199,915)	$(3,020,211)
Currencies	(3,263,268)	(232,086)	(3,495,354)
Energy	465,650	(37,269)	428,381
Interest rates	2,717,223	(1,279,367)	1,437,856
Metals	(2,136,315)	(325,359)	(2,461,674)
Stock indices	(403,550)	313,805	(89,745)
Subtotal	(5,440,556)	(1,760,191)	(7,200,747)

Forwards
Currencies	(5,225,167)	(2,190,759)	(7,415,926)

Options
Agriculture	(25,197)	—	(25,197)
Currencies	1,030,112	(185,404)	844,708
Energy	1,006,201	21,872	1,028,073
Interest rates	4,555,729	(45,727)	4,510,002
Metals	62,913	(56,144)	6,769
Stock indices	1,354,178	(16,165)	1,338,013
Subtotal	7,983,936	(281,568)	7,702,368

Total	$(2,681,787)	$(4,232,518)	$(6,914,305)

2011

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(5,774,791)	$(1,538,257)	$(7,313,048)
Currencies	(992,911)	(1,267,577)	(2,260,488)
Energy	(4,011,563)	(536,058)	(4,547,621)
Interest rates	20,886,245	553,178	21,439,423
Metals	3,345,246	(1,501,750)	1,843,496
Stock indices	(7,339,014)	(446,410)	(7,785,424)
Subtotal	6,113,212	(4,736,874)	1,376,338

Forwards
Currencies	564,076	(2,901,353)	(2,337,277)

Options
Currencies	3,351,068	8,090	3,359,158
Energy	586,225	—	586,225
Interest rates	3,962,742	58,130	4,020,872
Metals	108,137	—	108,137
Stock indices	1,133,607	21,863	1,155,470
Subtotal	9,141,779	88,083	9,229,862

Total	$15,819,067	$(7,550,144)	$8,268,923

2010

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$2,727,967	$888,476	$3,616,443
Currencies	1,488,006	1,953,679	3,441,685
Energy	(9,107,488)	804,131	(8,303,357)
Interest rates	18,957,767	1,481,914	20,439,681
Metals	5,037,153	444,331	5,481,484
Stock indices	(2,288,205)	(216,105)	(2,504,310)
Subtotal	16,815,200	5,356,426	22,171,626

Forwards
Currencies	7,971,614	4,804,823	12,776,437

Options
Agriculture	(18,925)	18,925	—
Currencies	(131,018)	7,377	(123,641)
Energy	(8,990)	8,990	—
Metals	49,843	—	49,843
Stock indices	2,779	(1,900)	879
Subtotal	(106,311)	33,392	(72,919)

Total	$24,680,503	$10,194,641	$34,875,144

4.              RELATED PARTY TRANSACTIONS

Some of the Partnership’s U.S. dollar assets are maintained at MLPF&S, which was an affiliate of the General Partner until June 1, 2011.  MLPF&S is a wholly owned subsidiary of Bank of America Merrill Lynch, which in turn had maintained a significant ownership interest in BlackRock and was an affiliate of the General Partner until June 1, 2011. For assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury Bill rate. The Partnership is credited with interest on any of its net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

As of May 31, 2011, $4,883,043 was held in trading accounts at MLPF&S.  For the period ended May 31, 2011, and the year ended December 31, 2010, the Partnership incurred $23,324 and $355,643, respectively, for brokerage commissions payable to MLPF&S.

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

As of December 31, 2012 and 2011, $117,403,824 and $196,117,766, respectively, were invested in an affiliated BlackRock money market fund. The Due from Non-Consolidated LLCs balance of $6,049,277 included in the Consolidated Statements of Financial Condition as of December 31, 2012 represents amounts owed to the Partnership by the Non-Consolidated LLCs for expenses paid on the Non-Consolidated LLCs’ behalf and subscriptions, redemptions and allocations of capital from the Partnership. The Due from Non-Consolidated LLCs and Due to Non-Consolidated LLCs balances of $37,488 and $254,832 as of December 31, 2011, respectively, represents amounts owed to and by the Partnership by the Non-Consolidated LLCs for expenses paid on the Non-Consolidated LLCs’ behalf and subscriptions, redemptions and allocations of capital from the Partnership.

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

6.   WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2012, 2011 and 2010 equals the Units outstanding as of such date, adjusted proportionately for Units subscribed and redeemed based on the respective length of time each was outstanding during the year.

7.   PARTNERS’ CAPITAL

At December 31, 2012 and 2011, the Net Asset Values of the different Series of the Units were:

December 31, 2012	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$220,539,487	230,899,814	$0.9551
Series F	17,551,923	76,090	$230.67
Series G	21,236,500	21,255,467	$0.9991
Series I	2,335,058	1,973,082	$1.1835
Total Partners’ Capital	$261,662,968	254,204,453

December 31, 2011	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$343,083,496	327,160,840	$1.0487
Series F	23,238,718	91,900	$252.87
Series G	26,834,991	24,502,547	$1.0952
Series I	2,652,761	2,107,616	$1.2586
Total Partners’ Capital	$395,809,966	353,862,903

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

There were no Level 3 assets held at December 31, 2012, December 31, 2011 or during the years then ended.

The following table summarizes the valuation of the Partnership’s investments by the above ASC 820 fair value hierarchy levels as of December 31, 2012 and 2011.

		Fair Value at Reporting Date Using
Description	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash Equivalents	$117,403,824	$117,403,824	$—
Investments in Non-Consolidated LLCs	99,262,759	—	99,262,759
Futures (1)	416,804	416,804	—
Forwards (1)	(2,072,428)	—	(2,072,428)
Options (1)	(29,494)	132,601	(162,095)
	$214,981,465	$117,953,229	$97,028,236

Description	December 31, 2011
Cash Equivalents	$196,117,766	$196,117,766	$—
Investments in Non-Consolidated LLCs	157,474,126	—	157,474,126
Futures (1)	2,420,125	2,420,125	—
Forwards (1)	118,330	—	118,330
Options (1)	(275,414)	(267,264)	(8,150)
	$355,854,933	$198,270,627	$157,584,306

(1) See Condensed Consolidated Schedules of Investments in Note 3 for the values in each commodity industry sector within this table

ASC 820 permits as a practical expedient, the Partnership to measure the fair value of its investments in the Non-Consolidated LLCs on the basis of the net asset value per unit of such investment or the equivalent if the net asset value per share of such investments (or the monetary equivalent) is calculated in a manner consistent with the measurement principles of the Audit and Accounting Guide as of the Partnership’s reporting date. The fair value of the investments in Non-Consolidated LLCs is based on the Partnership’s proportionate share of the fair value of the financial instruments held by the Non-Consolidated LLC, plus any other assets and less any other liabilities held by the Non-Consolidated LLCs which approximates the net asset value per unit.  In accordance with ASC 820, investments in Non-Consolidated LLCs have been considered Level 2 in the fair value hierarchy as the Partnership has the ability to increase or decrease its ownership in the Non-Consolidated LLC at the above basis on the measurement date.

There were no transfers between Level 1 and Level 2 during the year.

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

Concentration Risk

The amount of required margin and good faith deposits with the brokers usually ranges from 1% to 10% of net asset value of the Partnership.  The cash and cash equivalents held to satisfy such requirements at December 31, 2012 and 2011 was $17,940,020 and $17,272,542 respectively, which equals 6.86% and 4.36% of net asset value of the Partnership, respectively.

The Partnership has a substantial portion of its assets on deposit with financial institutions.  In the event of a financial institution’s insolvency, recovery of Partnership assets on deposit may be limited to account insurance or other protection afforded such deposits.

10. Selective Quarterly Financial Data (unaudited)

	Net Income /	Weighted average number of General Partner and Limited Partner Units outstanding				Net Income / (Loss) per weighted average
Quarter Ended	(Loss)	Series A	Series F	Series G	Series I	Series A	Series F	Series G	Series I

December 31, 2012	$(10,922,919)	252,136,637	78,737	21,896,186	2,000,105	$(0.0370)	$(8.80)	$(0.0381)	$(0.0352)
September 30, 2012	(3,396,176)	278,403,557	81,258	22,621,697	1,926,284	(0.0104)	(2.79)	(0.0121)	(0.0073)
June 30, 2012	(229,443)	303,708,654	86,373	23,497,617	1,996,632	(0.0009)	0.13	0.0000	0.0103
March 31, 2012	(16,282,682)	327,717,234	90,659	24,305,942	2,152,850	(0.0432)	(10.34)	(0.0448)	(0.0427)

December 31, 2011	$(14,000,632)	324,770,222	92,337	25,041,655	2,686,980	$(0.0369)	$(9.52)	$(0.0415)	$(0.0370)
September 30, 2011	16,692,303	312,831,615	93,433	25,494,239	2,730,581	0.0454	11.41	0.0496	0.0624
June 30, 2011	(13,551,965)	307,193,411	94,738	26,297,047	2,654,107	(0.0378)	(8.90)	(0.0385)	(0.0362)
March 31, 2011	(6,332,096)	297,988,615	96,347	26,951,719	2,574,311	(0.0181)	(4.31)	(0.0187)	(0.0123)

December 31, 2010	$5,957,314	284,670,875	98,273	27,725,166	2,583,580	$0.0174	$4.30	$0.0187	$0.0266
September 30, 2010	9,708,384	273,646,831	100,000	28,313,021	2,412,345	0.0295	6.89	0.0298	0.0411
June 30, 2010	(5,339,241)	248,806,927	101,826	28,907,866	2,263,044	(0.0174)	(4.31)	(0.0187)	(0.0114)
March 31, 2010	(1,996,015)	219,302,384	105,082	30,194,766	1,278,174	(0.0069)	(2.10)	(0.0089)	0.0102

11.       RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, FASB issued ASU 2011-11, Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”), which requires entities to disclose information about financial instructions and derivative instruments that have been offset or that subject to enforceable master netting agreements, to enable users of its financial statements to understand the effect of those arrangements on its financial statements to understand the effect of those arrangements on its financial position.  Entities will be required to provide both net (offset amounts) and gross information in the notes to the financial statements for relevant assets and liabilities that are offset or subject to the arrangements.  The amendments in ASU 2011-11 are effective for interim and annual periods beginning on or after January 1, 2013, and an entity should provide the disclosures required by the amendments retrospectively for all comparable periods presented.  The Partnership is in the process of evaluating the disclosure requirements and any impact the new disclosures will have on its financial statements.

In January 2013, FASB issued ASU 2013-01, Balance Sheet (Topic 210), clarifying the scope of the disclosure about Offsetting Assets and Liabilities (“ASU 2013-01”). This update clarifies that the scope of ASU 2011-11 applied to derivatives accounted for in accordance with Topic 815.  This update is in effect for interim and annual periods beginning on or after January 1, 2013, and an entity should provide the disclosures required by the amendments retrospectively for all the comparable periods presented.  The Partnership is in the process of evaluating the disclosure requirements and any impact the new disclosures will have on its financial statements.

12.       SUBSEQUENT EVENTS

The General Partner has evaluated the impact of all subsequent events of the Partnership through the date these consolidated financial statements were available to be issued, and has determined that there were no subsequent events requiring adjustment or additional disclosure in the consolidated financial statements, other than described below.

The General Partner terminated the advisory agreement with the Trading Advisor for Nets Global Horizons, LLC on February 22, 2013 and expects to pay all proceeds to its members before the end of the first quarter of 2013.

   *   *   *   *   *   *   *    *   *   *   *   *   *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

of BlackRock Global Horizons I L.P.

and

Managing Director of

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P.