Form 10-K, Exhibit 13
period 2012-12-31
BlackRock Global Horizons I L.P.
filed 2013-03-22
CIK 904918

Exhibit 13.01(a)

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2012 and 2011 and for the year ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011 and Independent Auditors’ Report

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2012 and 2011	2

Statements of Operations for the year ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011	3

Statements of Changes in Members’ Capital for the year ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011	4

Financial Data Highlights for the year ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011	5

Notes to Financial Statements	6-17

INDEPENDENT AUDITORS’ REPORT

To the Members of Alamo Global Horizons, LLC:

We have audited the accompanying financial statements of Alamo Global Horizons, LLC (the “Company”), which comprise the statements of financial condition as of December 31, 2012 and December 31, 2011, and the related statements of operations, changes in members’ capital, and the financial data highlights for the year then ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements and financial highlights in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements and financial highlights that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and financial data highlights. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and financial data highlights, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements and financial data highlights in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and financial data highlights.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Alamo Global Horizons, LLC as of December 31, 2012 and December 31, 2011, the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 22, 2013

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	December 31,	December 31,
	2012	2011

ASSETS:
Cash and cash equivalents	$20,377,477	$32,531,776
Equity in commodity futures trading accounts:
Cash (restricted cash $1,359,877 and $3,320,183)	3,478,994	4,734,333
Net unrealized profit on open contracts	262,603	499,820
Accrued interest and other assets	2,712	3,874

TOTAL ASSETS	$24,121,786	$37,769,803

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Due to BlackRock Global Horizons I L.P.	$1,026,163	$744,272
Trading Advisor’s management fees payable	9,166	12,886
Administrator fees payable	8,224	1,214
Professional fees payable	27,361	1,360
Other fees payable	1,368	1,350

Total liabilities	1,072,282	761,082

MEMBERS’ CAPITAL	23,049,504	37,008,721

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$24,121,786	$37,769,803

See notes to financial statements.

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

NOVEMBER 1, 2011 TO DECEMBER 31, 2011

	2012	2011
TRADING PROFITS (LOSSES):
Realized	$(695,043)	$417,335
Change in unrealized	(239,088)	496,905
Brokerage commissions and clearing costs	(155,012)	(50,900)

Total trading profits (losses)	(1,089,143)	863,340

INVESTMENT INCOME:
Interest	43,077	6,320

EXPENSES:
Trading Advisor’s management fees	614,518	128,242
Administrator fees	88,694	16,445
Professional fees	152,733	9,086
Other fees	1,058,674	223,369
Total expenses	1,914,619	377,142

NET INVESTMENT LOSS	(1,871,542)	(370,822)

NET INCOME / (LOSS)	$(2,960,685)	$492,518

See notes to financial statements.

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

NOVEMBER 1, 2011 TO DECEMBER 31, 2011

MEMBERS’ CAPITAL, NOVEMBER 1, 2011	$29,038,012

Additions	9,539,134

Net income	492,518

Redemptions	(829,803)

Net redemptions by BlackRock Global Horizons I L.P.	(1,231,140)

MEMBERS’ CAPITAL, DECEMBER 31, 2011	37,008,721

Additions	1,569,678

Net loss	(2,960,685)

Redemptions	(10,686,083)

Net redemptions by BlackRock Global Horizons I L.P.	(1,882,127)

MEMBERS’ CAPITAL, DECEMBER 31, 2012	$23,049,504

See notes to financial statements.

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

NOVEMBER 1, 2011 TO DECEMBER 31, 2011

The following ratios have been derived from information provided in the financial statements.  An individual Member’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	2012	2011
Total Return:
Total return (before Profit Shares)	-8.53%	1.32%
Profit Shares	0.00%	0.00%
Total return	-8.53%	1.32%

Ratios to Average Net Assets:(1)
Expenses (before Profit Shares)	6.74%	6.86	%(2)
Profit Shares	0.00%	0.00%
Expenses	6.74%	6.86	%(2)

Net investment loss	-6.60%	-6.75	%(2)

(1) Included in the ratios of expenses to average Members’ capital are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statement of Operations.

(2) The expenses (before Profit Shares) and the interest portion of net investment loss for the net investment loss ratios have been annualized.

See notes to financial statements.

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              ORGANIZATION

Alamo Global Horizons, LLC (the “Company”) was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act on November 16, 2009.  BlackRock Investment Management, LLC (the “Manager” or “BRIM”), a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”), is the manager of the Company and entered into a limited liability company agreement with the Company on November 24, 2009.

BRIM formed a number of subsidiaries in the form of limited liability companies (“LLCs”), with this Company being one of the LLCs, to hold  assets of BlackRock Global Horizons I L.P. (the “Partnership”), an open-end investment company organized under the Delaware Revised Uniform Limited Partnership Act. These LLCs hold the Partnership assets that are allocated by the Partnership to each particular Trading Advisor.  Each of these LLCs has, in turn, entered into an advisory agreement (“the Agreement”) with a respective Trading Advisor.

The primary purpose of these LLCs was to segregate the assets of the Partnership allocated to any one Trading Advisor from the other assets of the Partnership in order to seek to limit liability for trading losses by any one Trading Advisor to the Partnership assets allocated to such LLC.  Additionally, other funds and accounts managed by the Manager or its affiliates may also invest in such LLCs in order to gain exposure to the relevant Trading Advisor.

Prior to November 1, 2011, the Company was wholly owned by the Partnership, and as a result consolidated into the financial statements of the Partnership.  Effective November 1, 2011, the Manager allowed other funds and accounts managed by the General Partner of the Partnership (and affiliates of the General Partner) to invest directly with the Company.  The financial statements of the Company presented herein reflect the financial position as of December 31, 2012 and 2011, the results of operations, changes in members’ capital and financial data highlights for the year ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011, the period for which the Company was not wholly owned by the Partnership.

The Bank of New York Mellon provides custody services for the Company.  The Company’s assets are held in cash and customer segregated managed account at J.P.Morgan Securities LLC (“JPMS”) and at any other clearing brokers that may be utilized by the Company in the future (the “Clearing Brokers”).

Capitalized terms used throughout the notes without definition have the same meaning as set forth in the Agreement.

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The preparation of financial statements in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company has defined cash and cash equivalents as cash, money market funds and short-term, highly liquid investments with maturities of three months or less when acquired.  Money market funds, which are included in cash equivalents, are classified as Level 1 valuation inputs (quoted prices in active markets for identical assets) under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”).

Valuation

The Company’s policy is to value its financial instruments at fair market value. The Company’s commodities futures contracts traded on exchanges are valued at their close price. Foreign currency exchange contracts are valued at the midpoint between the bid and ask prices and are determined as of the close of business of the New York Stock Exchange. Interpolated values are derived when the settlement date of the contract is an interim date for which quotations are not available. Exchange-traded written options are valued at the mean between the last bid and ask prices at the close of the options market in which the options trade. An exchange-traded option for which there is no mean price is valued at the prior day’s close price, unless it is determined that the prior day’s price no longer reflects the fair value of the option. Over-the-counter (“OTC”) options are valued by single broker quotes which use mathematical models which incorporates a number of market data factors, such as the trades and prices of the underlying instruments.

Equity in Commodity Futures Trading Accounts

Cash at brokers -

A portion of the assets maintained at JPMS is restricted to meet maintenance margin requirements.  Typically, margin requirements range from 1% to 10% of the notional value of the derivatives traded.

Net Unrealized Profit (Loss) on Open Contracts -

The Company, in its normal course of business, enters into various derivatives contracts with JPMS which acts as the Company’s clearing broker. Pursuant to the brokerage agreement with JPMS (which include netting arrangements), to the extent that such trading results in receivables from and payables to JPMS, these receivables and payables are offset and reported as a net receivable or payable with the broker.  Net receivables are included in the Statements of Financial Condition under Equity in commodity futures trading accounts in Net unrealized profit on open contracts; net payables are included in the Statements of Financial Condition under Liabilities in Net unrealized loss on open contracts.

Commodity futures and forwards contracts transactions are recorded on the trade date. The receivables and payables for forwards contracts represent the difference between the original contract value and the market value. The receivables and payables for futures contracts represent the variation margin, which is the daily fluctuation in market value of the futures contracts. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized in the Statements of Operations.

Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar; however, it has trading activities in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Income Taxes

No provision for income taxes has been made in these financial statements as each Member is individually responsible for reporting income or loss based on such Member’s respective share of the Company’s income and expenses as reported for income tax purposes.

The Company is subject to the provision of ASC 740, Income Taxes which sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. Based on its analysis, the Manager does not believe that the Company has any material uncertain tax positions that would require recognition or measurements in the Company’s financial statements.

The Company files U.S. Federal and various state and local tax returns. No income tax returns are currently under examination. The statute of limitations on the Company’s U.S. Federal tax returns are open for the year ended 2012 and period ended 2011. The statute of limitations on the Company’s state and local tax returns may remain open for an additional year depending on the jurisdiction.

There are no unrecognized tax benefits relating to the accompanying financial statements.

Distributions

The Members are entitled to receive any distributions which may be made by the Company.  No such distributions have been declared for the year ended December 31, 2012 or the period ended December 31, 2011.

Members Transactions

The Manager may, in its sole discretion, reallocate Partnership assets from the Company by contributing to or withdrawing amounts from the Company as of any month end.  All Members of the Company can subscribe into or redeem from the Company as of any month end.

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred.  The Company expects the risk of any future obligation under these indemnifications to be remote.

3.              CONDENSED SCHEDULES OF INVESTMENTS

The Company trades futures and forwards contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2012, 17,129 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, are presented as Net unrealized profit  on open contracts in the Statements of Financial Condition as of December 31, 2012 are as follows:

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

No individual contract’s unrealized profit or loss comprised greater than 5% of the Company’s capital as of December 31, 2012.

During the period from November 1, 2011 to December 31, 2011, 1,678 contracts were closed.  The fair value of the Company’s futures and forward contracts by type, are presented as Net unrealized profit on open contracts in the Statements of Financial Condition as of December 31, 2011 are as follows:

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

No individual contract’s unrealized profit or loss comprised greater than 5% of the Company’s capital as of December 31, 2011.

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statements of Operations for the year ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011 are as follows:

2012

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(1,322,864)	$40,903	$(1,281,961)
Currencies	(1,355,471)	70,514	(1,284,957)
Energy	939,143	(78,404)	860,739
Interest rates	383,180	(244,062)	139,118
Metals	(761,358)	3,188	(758,170)
Stock indices	1,422,327	(31,227)	1,391,100

Total	$(695,043)	$(239,088)	$(934,131)

2011

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$358,046	$98,301	$456,347
Currencies	(219,993)	85,487	(134,506)
Energy	269,453	78,946	348,399
Interest rates	23,378	206,132	229,510
Metals	183,439	(3,188)	180,251
Stock indices	(196,988)	31,227	(165,761)

Total	$417,335	$496,905	$914,240

4.          RELATED PARTY TRANSACTIONS

As of December 31, 2012 and 2011, $20,377,477 and $32,531,776, respectively, were invested in an affiliated BlackRock money market fund.  The Due to BlackRock Global Horizons I L.P. balances of $1,026,163 and $744,272 included in the Statements of Financial Condition as of December 31, 2012 and 2011, respectively, represents amounts due to the BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

5.          ADVISORY AGREEMENT

The Company and the Trading Advisor has entered into the Agreement.  The Agreement generally renews one year after it is entered into, subject to certain renewal rights exercisable by the Company. The Trading Advisor determines the commodity futures, options on futures, forwards and options contracts trades, if any, to be made on behalf of the Company’s account, subject to certain trading policies and to certain rights reserved by BRIM.  The Company pays the Trading Advisor a management fee of 2.0% annually on the allocated Members’ capital.

Profit Shares, which are 20% of any New Trading Profit, are paid by the Company to the Trading Advisor as of the end of each calendar quarter and upon the net reallocation of assets away from the Trading Advisor.  Profit Shares are also paid out in respect of Member redemptions as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Member.

6.          MEMBERS’ CAPITAL

At December 31, 2012 and 2011, the Members’ capital balances were:

December 31, 2012	Members’ Capital

BlackRock Global Horizons I L.P.	$17,559,155
BlackRock Global Horizons LTD.	2,871,694
Multi Manager Alpha Systematic Trend LTD.	2,618,655
Total Members’ Capital	$23,049,504

December 31, 2011	Members’ Capital (1)

BlackRock Global Horizons I L.P.	$30,058,051
BlackRock Global Horizons LTD.	4,621,309
Multi Manager Alpha Systematic Trend LTD.	3,097,475
Total Members’ Capital	$37,776,835

(1) Total Members’ Capital as of December 31, 2011 represents member capital prior to reallocations (disclosed as “Net redemptions by BlackRock Global Horizons I L.P.” on the Statement of Changes in Members’ Capital) of capital away from the Company at the close of business on December 31, 2011.  Such reallocations were $768,114 for BlackRock Global Horizons I L.P., resulting in adjusted total Members’ Capital of $37,008,721.

Each Member shares in the operations of the Company in proportion to their respective interests in the Company.  Other fund and accounts managed by the Manager or its affiliates may be added at the Manager’s discretion and percentage of Members’ ownership may not remain consistent.

7.          FAIR VALUE DISCLOSURES

All investments including derivatives are stated at fair value in the Statements of Financial Condition, and changes in fair value are included in Realized and Change in unrealized Trading Profits and Losses in the Statements of Operations.

The Company records derivatives contracts held in commodities futures trading accounts and cash equivalents at fair value in accordance with ASC 820. ASC 820 defines fair value as the price that the Company would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk to the extent the asset or liability is not traded on an exchange or an active market.  Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Manager’s assumptions about what information market participants would use to price an asset or liability developed based on the best information available under the circumstances.

ASC 820 establishes a hierarchy that classifies these inputs into the three broad levels listed below:

Level 1 — Price quotations (unadjusted) in active markets/exchanges for identical instruments.

Level 2 — Other than quoted prices included within Level 1 that are observable for substantially the full term of the asset or liability, either directly or indirectly.  Level 2 includes quoted prices (unadjusted) for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted prices that are observable or that can be generally corroborated by observable market data, such as those used in models or other valuation methodologies. As a practical expedient, the Company relies on the net asset value (or its equivalent) of certain investments as their fair value.

Level 3 — Primarily inputs and significant assumptions that are unobservable in the market place.  Level 3 includes instruments for which there is little, if any, market activity.  These inputs require significant judgment or estimation by the Manager of the Company.

There were no Level 3 assets held at December 31, 2012, December 31, 2011 or during the year or the period then ended.

The following table summarizes the valuation of the Company’s investments by the above ASC 820 fair value hierarchy levels as of December 31, 2012 and 2011.

		Fair Value at Reporting Date Using
		Quoted Prices in Active Markets for	Significant Other
		Identical Assets	Observable Inputs
Description	December 31, 2012	(Level 1)	(Level 2)
Cash Equivalents	$20,377,477	$20,377,477	$—
Futures (1)	262,603	262,603	—
	$20,640,080	$20,640,080	$—

Description	December 31, 2011
Cash Equivalents	$32,531,776	$32,531,776	$—
Futures (1)	499,820	499,820	—
	$33,031,596	$33,031,596	$—

(1) See Condensed Schedules of Investments in Note 3 for the values in each commodity industry sector within this table.

There were no transfers between Level 1 and Level 2 during the year ended December 31, 2012 or the period ended December 31, 2011.

8.          OFF-BALANCE SHEET RISK

The nature of this Company has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative contracts involve varying degrees of off-balance sheet market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial contracts or commodities underlying such open derivative contracts frequently result in changes in the Company’s net unrealized profit (loss) on such derivative contracts as reflected in the Statements of Financial Condition.  The Company’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative contracts held by the Company as well as the volatility and liquidity of the markets in which the derivative contracts are traded.  Investments in foreign markets may also entail legal and political risks.

For derivatives, risks arise from changes in the market value of the contracts.  Theoretically, the Company is exposed to a market risk equal to the notional contract value of futures and forward currency contracts purchased and unlimited liability on such contracts sold short.

BRIM has procedures in place intended to control market risk exposure, although there can be no assurance that it will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Trading Advisor, calculating the net asset value of the Company as of the close of business on each day and reviewing outstanding positions for over-concentrations. BRIM’s basic risk control procedures consist simply of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by the Trading Advisor.

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

The Company, in its normal course of business, enters into various contracts, with JPMS acting as its commodity broker. Pursuant to the brokerage agreement with JPMS (which includes netting arrangements with the broker), to the extent that such trading results in receivables from and payables to JPMS, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures trading accounts.

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranges from 1% to 10% of the members’ capital of the Company.  The cash and cash equivalents held to satisfy such requirement at December 31, 2012 and 2011 was $1,359,877 and $3,320,183 respectively, which equals 5.90% and 8.97% of the Members’ capital, respectively.

9.          RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, FASB issued ASU 2011-11, Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”), which requires entities to disclose information about financial instructions and derivative instruments that have been offset or that subject to enforceable master netting agreements, to enable users of its financial statements to understand the effect of those arrangements on its financial statements to understand the effect of those arrangements on its financial position.  Entities will be required to provide both net (offset amounts) and gross information in the notes to the financial statements for relevant assets and liabilities that are offset or subject to the arrangements.  The amendments in ASU 2011-11 are effective for interim and annual periods beginning on or after January 1, 2013, and an entity should provide the disclosures required by the amendments retrospectively for all comparable periods presented.  The Company is in the process of evaluating the disclosure requirements and any impact the new disclosures will have on its financial statements.

In January 2013, FASB issued ASU 2013-01, Balance Sheet (Topic 210), clarifying the scope of the disclosure about Offsetting Assets and Liabilities (“ASU 2013-01”). This update clarifies that the scope of ASU 2011-11 applied to derivatives accounted for in accordance with Topic 815.  This update is in effect for interim and annual periods beginning on or after January 1, 2013, and an entity should provide the disclosures required by the amendments retrospectively for all the comparable periods presented.  The Company is in the process of evaluating the disclosure requirements and any impact the new disclosures will have on its financial statements.

10.   SUBSEQUENT EVENTS

BRIM has evaluated the impact of all subsequent events of the Company through the date these financial statements were available to be issued, and has determined that there were no subsequent events requiring adjustment or additional disclosure in the financial statements, other than as described below.

BlackRock Global Horizons LTD. fully redeemed from the Company effective January 31, 2013, which represented approximately 15% of the Members’ capital of the Company on this date.

   *   *   *   *   *   *   *    *   *   *   *   *   *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

of Alamo Global Horizons, LLC

and

Managing Director of

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P. and

Manager of

Alamo Global Horizons, LLC