Form 10-K, Exhibit 13
period 2012-12-31
BlackRock Global Horizons I L.P.
filed 2013-03-22
CIK 904918

Exhibit 13.01(b)

BREAKOUT GLOBAL  HORIZONS , LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2012 and 2011 and for the year ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011 and Independent Auditors’ Report

BREAKOUT GLOBAL HORIZONS, LLC

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

INDEPENDENT AUDITORS’ REPORT

To the Members of Breakout Global Horizons, LLC:

We have audited the accompanying financial statements of Breakout Global Horizons, LLC (the “Company”), which comprise the statements of financial condition as of December 31, 2012 and December 31, 2011, and the related statements of operations, changes in members’ capital, and the financial data highlights for the year then ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Breakout Global Horizons, LLC as of December 31, 2012 and December 31, 2011, the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 22, 2013

BREAKOUT GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	December 31,	December 31,
	2012	2011

ASSETS:
Cash and cash equivalents	$21,595,885	$50,348,817
Equity in commodity futures trading accounts:
Cash (restricted cash $7,597,881 and $4,778,193)	18,089,465	8,411,097
Net unrealized profit on open contracts	1,042,090	342,261
Accrued interest and other assets	3,325	5,325

TOTAL ASSETS	$40,730,765	$59,107,500

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Due to BlackRock Global Horizons I L.P.	$1,108,537	$104,738
Redemptions payable	230,000	225,000
Trading Advisor’s management fees payable	17,164	21,367
Administrator fees payable	19,706	2,885
Professional fees payable	30,833	2,016
Other fees payable	9,307	702,581

Total liabilities	1,415,547	1,058,587

MEMBERS’ CAPITAL	39,315,218	58,048,913

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$40,730,765	$59,107,500

See notes to financial statements.

BREAKOUT GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

NOVEMBER 1, 2011 TO DECEMBER 31, 2011

	2012	2011
TRADING PROFITS (LOSSES):
Realized	$(6,295,144)	$(2,044,281)
Change in unrealized	687,004	342,261
Brokerage commissions and clearing costs	(151,374)	(29,510)

Total trading profits (losses)	(5,759,514)	(1,731,530)

INVESTMENT INCOME:
Interest	52,475	6,470

EXPENSES:
Trading Advisor’s management fees	488,959	97,373
Administrator fees	95,739	17,977
Professional fees	160,459	10,465
Other fees	1,132,442	239,151
Total expenses	1,877,599	364,966

NET INVESTMENT LOSS	(1,825,124)	(358,496)

NET LOSS	$(7,584,638)	$(2,090,026)

See notes to financial statements.

BREAKOUT GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

NOVEMBER 1, 2011 TO DECEMBER 31, 2011

Total

MEMBERS’ CAPITAL, NOVEMBER 1, 2011	$32,053,645

Additions	28,588,961

Net loss	(2,090,026)

Redemptions	(1,121,091)

Net subscriptions by BlackRock Global Horizons I L.P.	617,424

MEMBERS’ CAPITAL, DECEMBER 31, 2011	58,048,913

Additions	3,773,389

Net loss	(7,584,638)

Redemptions	(13,639,621)

Net redemptions by BlackRock Global Horizons I L.P.	(1,282,825)

MEMBERS’ CAPITAL, DECEMBER 31, 2012	$39,315,218

See notes to financial statements.

BREAKOUT GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

NOVEMBER 1, 2011 TO DECEMBER 31, 2011

The following ratios have been derived from information provided in the financial statements.  An individual Member’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	2012	2011
Total Return:

Total return (before Profit Shares)	-12.91%	-3.44%
Profit Shares	0.00%	0.00%
Total return	-12.91%	-3.44%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	4.11%	3.97	%(2)
Profit Shares	0.00%	0.00%
Expenses	4.11%	3.97	%(2)

Net investment loss	-4.01%	-3.90	%(2)

(1) Included in the ratios of expenses to average Members’ capital are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statement of Operations.

(2) The expenses (before Profit Shares) and the interest portion of net investment loss for the net investment loss ratios have been annualized.

See notes to financial statements.

BREAKOUT GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              ORGANIZATION

Breakout Global Horizons, LLC (the “Company”) was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act on November 16, 2009.  BlackRock Investment Management, LLC (the “Manager” or “BRIM”), a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”), is the manager of the Company and entered into a limited liability company agreement with the Company on November 24, 2009.

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

The Bank of New York Mellon provides custody services for the Company.  The Company’s assets are held in cash and customer segregated managed account at Newedge USA, LLC (“Newedge USA”) and at any other clearing brokers that may be utilized by the Company in the future (the “Clearing Brokers”).

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

Equity in Commodity Futures Trading Accounts

Cash at brokers -

A portion of the assets maintained at Newedge USA is restricted to meet maintenance margin requirements.  Typically, margin requirements range from 1% to 10% of the notional value of the derivatives traded.

Net Unrealized Profit (Loss) on Open Contracts -

The Company, in its normal course of business, enters into various derivatives contracts with Newedge USA which acts as the Company’s clearing broker. Pursuant to the brokerage agreement with Newedge USA (which include netting arrangements), to the extent that such trading results in receivables from and payables to Newedge USA, these receivables and payables are offset and reported as a net receivable or payable with the broker.  Net receivables are included in the Statements of Financial Condition under Equity in commodity futures trading accounts in Net unrealized profit on open contracts; net payables are included in the Statements of Financial Condition under Liabilities in Net unrealized loss on open contracts.

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

Distributions

The Members are entitled to receive any distributions which may be made by the Company.  No such distributions have been declared for the year ended December 31, 2012 or period ended December 31, 2011.

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

3.              CONDENSED SCHEDULES OF INVESTMENTS

The Company trades futures and forwards contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2012, 14,514 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, are presented as Net unrealized profit on open contracts in the Statements of Financial Condition as of December 31, 2012 are as follows:

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

During the period from November 1, 2011 to December 31, 2011, 3,139 contracts were closed.  The fair value of the Company’s futures and forward contracts by type, are presented as Net unrealized profit on open contracts in the Statements of Financial Condition as of December 31, 2011 are as follows:

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

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statements of Operations for the year ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011 are as follows:

2012

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(1,360,285)	$1,008,613	$(351,672)
Currencies	(1,125,446)	218,226	(907,220)
Energy	(986,598)	(222,546)	(1,209,144)
Interest rates	788,511	(487,296)	301,215
Metals	(1,524,195)	(548,067)	(2,072,262)
Stock indices	(2,087,131)	718,074	(1,369,057)
Total	$(6,295,144)	$687,004	$(5,608,140)

2011

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$617,275	$(670,688)	$(53,413)
Currencies	91,264	555,976	647,240
Energy	(149,464)	41,885	(107,579)
Interest rates	(828,895)	455,296	(373,599)
Metals	(414,791)	(53,888)	(468,679)
Stock indices	(1,359,670)	13,680	(1,345,990)
Total	$(2,044,281)	$342,261	$(1,702,020)

4.          RELATED PARTY TRANSACTIONS

As of December 31, 2012 and 2011, $21,595,885 and $50,348,817, respectively, were invested in an affiliated BlackRock money market fund.  The Due to BlackRock Global Horizons I L.P. balances of $1,108,537 and $104,738 included in the Statements of Financial Condition as of December 31, 2012 and 2011, respectively, represents amounts due to BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

5.     ADVISORY AGREEMENT

The Company and the Trading Advisor has entered into the Agreement.  The Agreement generally renews one year after it is entered into, subject to certain renewal rights exercisable by the Company. The Trading Advisor determines the commodity futures, options on futures, forwards and options contracts trades, if any, to be made on behalf of the Company’s account, subject to certain trading policies and to certain rights reserved by BRIM.  The Company pays the Trading Advisor a management fee of 1.0% annually on the allocated Members’ capital.

Profit Shares, which are 15% of any New Trading Profit, are paid by the Company to the Trading Advisor as of the end of each year and upon the net reallocation of assets away from the Trading Advisor.  Profit Shares are also paid out in respect of Member redemptions as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Member.

6.              MEMBERS’ CAPITAL

At December 31, 2012 and 2011, the Members’ capital balances were:

December 31, 2012	Members’ Capital

BlackRock Global Horizons I L.P.	$18,966,146
BlackRock Global Horizons LTD.	5,923,147
Core Hedge Fund Strategies LTD.	572,562
Concentrated Quantitative Strategies LTD.	10,114,640
Multi Manager Alpha Systematic Trend LTD.	3,738,723
Total Members’ Capital	$39,315,218

December 31, 2011	Members’ Capital (1)

BlackRock Global Horizons I L.P.	$32,953,719
BlackRock Global Horizons LTD.	9,061,621
Concentrated Quantitative Strategies LTD.	11,108,433
Core Hedge Fund Strategies LTD.	—
Multi Manager Alpha Systematic Trend LTD.	5,224,537
Total Members’ Capital	$58,348,310

(1) Total Members’ Capital as of December 31, 2011 represents member capital prior to reallocations (disclosed as “Net subscriptions by BlackRock Global Horizons I L.P.” on the Statement of Changes in Members’ Capital) of capital away from the Company at the close of business on December 31, 2011.  Such reallocations were $299,397 for BlackRock Global Horizons I L.P., resulting in adjusted total Members’ Capital of $58,048,913.

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

		Fair Value at Reporting Date Using
Description	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash Equivalents	$21,595,885	$21,595,885	$—
Futures (1)	1,042,090	1,042,090	—
	$22,637,975	$22,637,975	$—

Description	December 31, 2011
Cash Equivalents	$50,348,817	$50,348,817	$—
Futures (1)	342,261	342,261	—
	$50,691,078	$50,691,078	$—

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

The Company, in its normal course of business, enters into various contracts, with Newedge USA acting as its commodity broker. Pursuant to the brokerage agreement with Newedge USA (which includes netting arrangements with the broker), to the extent that such trading results in receivables from and payables to Newedge USA, these receivables and payables are offset and reported as a net receivable or payable and included in the Statements of Financial Condition under Equity in commodity futures trading accounts.

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranges from 1% to 10% of the members’ capital of the Company.  The cash and cash equivalents held to satisfy such requirement at December 31, 2012 and 2011 was $7,597,881 and $4,778,193 respectively, which equals 19.33% and 8.23% of the Members’ capital, respectively.

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

10.       SUBSEQUENT EVENT

BRIM has evaluated the impact of all subsequent events of the Company through the date these financial statements were available to be issued, and has determined that there were no subsequent events requiring adjustment or additional disclosure in the financial statements.

   *   *   *   *   *   *   *    *   *   *   *   *   *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

of Breakout Global Horizons, LLC

and

Managing Director of

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P. and

Manager of

Breakout Global Horizons, LLC