Form 10-K, Exhibit 13
period 2012-12-31
BlackRock Global Horizons I L.P.
filed 2013-03-22
CIK 904918

Exhibit 13.01(c)

CAMBRIDGE GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2012 and 2011 and for the year ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011 and Independent Auditors’ Report

CAMBRIDGE GLOBAL HORIZONS, LLC

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

INDEPENDENT AUDITORS' REPORT

To the Members of Cambridge Global Horizons, LLC:

We have audited the accompanying financial statements of Cambridge Global Horizons, LLC (the "Company"), which comprise the statements of financial condition as of December 31, 2012 and December 31, 2011, and the related statements of operations, changes in members’ capital, and the financial data highlights for the year then ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011, and the related notes to the financial statements.

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

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and financial data highlights. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and financial data highlights, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements and financial data highlights in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and financial data highlights.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Cambridge Global Horizons, LLC as of December 31, 2012 and December 31, 2011, the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 22, 2013

CAMBRIDGE GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	December 31,	December 31,
	2012	2011

ASSETS:
Cash and cash equivalents	$4,757,862	$36,251,279
Equity in commodity futures trading accounts:
Cash (restricted cash $14,557,619 and $2,845,479)	38,461,055	13,323,485
Accrued interest and other assets	2,720	—

TOTAL ASSETS	$43,221,637	$49,574,764

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Net unrealized loss on open contracts	$175,044	$139,082
Due to BlackRock Global Horizons I L.P.	1,680,015	439,502
Profit Shares payable	407,841	—
Trading Advisor’s management fees payable	28,093	22,102
Administrator fees payable	15,569	1,880
Professional fees payable	26,116	1,532
Other fees payable	6,247	702,418

Total liabilities	2,338,925	1,306,516

MEMBERS’ CAPITAL	40,882,712	48,268,248

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$43,221,637	$49,574,764

See notes to financial statements.

CAMBRIDGE GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

NOVEMBER 1, 2011 TO DECEMBER 31, 2011

	2012	2011
TRADING PROFITS (LOSSES):
Realized	$9,438,281	$1,247,299
Change in unrealized	380,791	(187,072)
Brokerage commissions and clearing costs	(624,299)	(82,306)

Total trading profits (losses)	9,194,773	977,921

INVESTMENT INCOME:
Interest	—	542

EXPENSES:
Profit Shares	1,173,623	121,673
Trading Advisor’s management fees	953,699	163,276
Administrator fees	113,056	19,134
Professional fees	185,622	10,529
Other fees	1,435,287	260,344
Total expenses	3,861,287	574,956

NET INVESTMENT LOSS	(3,861,287)	(574,414)

NET INCOME	$5,333,486	$403,507

See notes to financial statements.

CAMBRIDGE GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

NOVEMBER 1, 2011 TO DECEMBER 31, 2011

Total

MEMBERS’ CAPITAL, NOVEMBER 1, 2011	$34,229,073

Additions	15,326,165

Net income	403,507

Redemptions	(970,521)

Net redemptions by BlackRock Global Horizons I L.P.	(719,976)

MEMBERS’ CAPITAL, DECEMBER 31, 2011	48,268,248

Additions	3,520,306

Net income	5,333,486

Redemptions	(12,042,779)

Net redemptions by BlackRock Global Horizons I L.P.	(4,196,549)

MEMBERS' CAPITAL, DECEMBER 31, 2012	$40,882,712

See notes to financial statements.

CAMBRIDGE GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

NOVEMBER 1, 2011 TO DECEMBER 31, 2011

The following ratios have been derived from information provided in the financial statements.  An individual Member’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	2012	2011
Total Return:
Total return (before Profit Shares)	14.81%	1.08%
Profit Shares	-2.76%	-0.25%
Total return	12.22%	0.83%

Ratios to Average Net Assets:(1)
Expenses (before Profit Shares)	7.09%	6.67	%(2)
Profit Shares	2.55%	0.25%
Expenses	9.64%	6.92	%(2)

Net investment loss	-9.74%	-6.92	%(2)

(1) Included in the ratios of expenses to average Members' capital are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statement of Operations.

(2) The expenses (before Profit Shares) and the interest portion of net investment loss for the net investment loss ratios have been annualized.

See notes to financial statements.

CAMBRIDGE GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              ORGANIZATION

Cambridge Global Horizons, LLC (the “Company”) was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act on November 16, 2009.  BlackRock Investment Management, LLC (the “Manager” or “BRIM”), a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”), is the manager of the Company and entered into a limited liability company agreement with the Company on November 24, 2009.

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

3.     CONDENSED SCHEDULES OF INVESTMENTS

The Company trades futures and forwards contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2012, 85,796 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, are presented as Net unrealized loss on open contracts in the Statements of Financial Condition as of December 31, 2012 are as follows:

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	95	$1,398	$(159,683)	$(158,285)	-0.38%	(211)	$159,461	$(49,206)	$110,255	0.27%	$(48,030)	-0.11%	February 13 - May 13
Currencies	251	21,950	(195,816)	(173,866)	-0.43%	(60)	115,239	(12,222)	103,017	0.25%	(70,849)	-0.18%	March 13
Energy	333	988,215	(17,519)	970,696	2.37%	(275)	23,595	(668,170)	(644,575)	-1.58%	326,121	0.79%	January 13 - March 13
Interest rates	4,585	272,084	(392,660)	(120,576)	-0.29%	(309)	13,922	(8,114)	5,808	0.01%	(114,768)	-0.28%	January 13 - December 14
Metals	179	130,109	(110,636)	19,473	0.05%	(238)	120,327	(521,274)	(400,947)	-0.98%	(381,474)	-0.93%	January 13 - April 13
Stock indices	926	253,558	(396,736)	(143,178)	-0.35%	(16)	2,200	(11,350)	(9,150)	-0.02%	(152,328)	-0.37%	January 13 - March 13
Subtotal	6,369	1,667,314	(1,273,050)	394,264	0.97%	(1,109)	434,744	(1,270,336)	(835,592)	-2.05%	$(441,328)	-1.08%

Forwards
Currencies		1,626,302	(815,193)	811,109	1.98%		1,137,882	(1,682,707)	(544,825)	-1.33%	266,284	0.65%	March 13

Total	6,369	$3,293,616	$(2,088,243)	$1,205,373	2.95%	(1,109)	$1,572,626	$(2,953,043)	$(1,380,417)	-3.38%	$(175,044)	-0.43%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Company’s capital as of December 31, 2012.

During the period from November 1, 2011 to December 31, 2011, 7,763 contracts were closed.  The fair value of the Company’s futures and forward contracts by type, are presented as Net unrealized loss on open contracts in the Statements of Financial Condition as of December 31, 2011 are as follows:

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

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statements of Operations for the year ended December 31, 2012 and the period from November 1, 2011 to December 31, 2011 are as follows:

2012

Commodity Industry Sector	Realized Profits (Losses)	Change in Net Unrealized Profits (Losses)	Net Trading Profits (Losses)
Futures
Agriculture	$(527,105)	$6,063	$(521,042)
Currencies	(419,261)	346,328	(72,933)
Energy	(128,532)	346,296	217,764
Interest rates	7,223,421	(375,797)	6,847,624
Metals	(925,448)	(308,910)	(1,234,358)
Stock indices	2,339,040	(153,710)	2,185,330
Subtotal	7,562,115	(139,730)	7,422,385
Forwards
Currencies	1,876,166	520,521	2,396,687

Total	$9,438,281	$380,791	$9,819,072

2011

Commodity Industry Sector	Realized Profits (Losses)	Change in Net Unrealized Profits (Losses)	Net Trading Profits (Losses)
Futures
Agriculture	$153,561	$(54,093)	$99,468
Currencies	57,929	(48,423)	9,506
Energy	143,753	(20,175)	123,578
Interest rates	2,177,570	261,028	2,438,598
Metals	(217,859)	(72,563)	(290,422)
Stock indices	118,386	1,381	119,767
Subtotal	2,433,340	67,155	2,500,495
Forwards
Currencies	(1,186,041)	(254,227)	(1,440,268)

Total	$1,247,299	$(187,072)	$1,060,227

4.              RELATED PARTY TRANSACTIONS

As of December 31, 2012 and 2011, $4,757,862 and $36,251,279, respectively, were invested in an affiliated BlackRock money market fund.  The Due to BlackRock Global Horizons I L.P. balances of $1,680,015 and $439,502 included in the Statements of Financial Condition as of December 31, 2012 and 2011, respectively, represents amounts due to BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

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

6.              MEMBERS’ CAPITAL

At December 31, 2012 and 2011, the Members’ capital balances were:

December 31, 2012	Members’ Capital

BlackRock Global Horizons I L.P.	$24,462,897
BlackRock Global Horizons LTD.	9,061,503
Core Hedge Fund Strategies LTD.	800,646
Multi Manager Alpha Systematic Trend LTD.	6,557,666
Total Members’ Capital	$40,882,712

December 31, 2011	Members’ Capital (1)

BlackRock Global Horizons I L.P.	$35,431,925
BlackRock Global Horizons LTD.	7,540,794
Core Hedge Fund Strategies LTD.	—
Multi Manager Alpha Systematic Trend LTD.	5,698,272
Total Members’ Capital	$48,670,991

(1) Total Members’ Capital as of December 31, 2011 represents member capital prior to reallocations (disclosed as “Net redemptions by BlackRock Global Horizons I L.P.” on the Statement of Changes in Members’ Capital) of capital away from the Company at the close of business on December 31, 2011.  Such reallocations were $402,743 for BlackRock Global Horizons I L.P., resulting in adjusted total Members’ Capital of $48,268,248.

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

		Fair Value at Reporting Date Using
Description	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash Equivalents	$4,757,862	$4,757,862	$—
Futures (1)	(441,328)	(441,328)	—
Forwards (1)	266,284	—	266,284
	$4,582,818	$4,316,534	$266,284

Description	December 31, 2011
Cash Equivalents	$36,251,279	$36,251,279	$—
Futures (1)	115,144	115,144	—
Forwards (1)	(254,226)	—	(254,226)
	$36,112,197	$36,366,423	$(254,226)

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

BRIM has procedures in place intended to control market risk exposure, although there can be no assurance that it will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Trading Advisor, calculating the net asset value of the Company as of the close of business on each day and reviewing outstanding positions for over-concentrations. BRIM’s basic risk control procedures consist simply of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by the Trading Advisor

Credit Risk

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

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranges from 1% to 10% of the members’ capital of the Company.  The cash and cash equivalents held to satisfy such requirement at December 31, 2012 and 2011 was $14,557,619 and $2,845,479 respectively, which equals 35.61% and 5.90% of the Members’ capital, respectively.

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

of Cambridge Global Horizons, LLC

and

Managing Director of

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P. and

Manager of

Cambridge Global Horizons, LLC