Form 10-K, Exhibit 13
period 2012-12-31
BlackRock Global Horizons I L.P.
filed 2013-03-22
CIK 904918

Exhibit 13.01(d)

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2012 and 2011 and for the year ended December 31, 2012 and the period from October 1, 2011 to December 31, 2011 and Independent Auditors’ Report

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2012 and 2011	2

Statements of Operations for the year ended December 31, 2012 and the period from October 1, 2011 to December 31, 2011	3

Statements of Changes in Members’ Capital for the year ended December 31, 2012 and the period from October 1, 2011 to December 31, 2011	4

Financial Data Highlights for the year ended December 31, 2012 and the period from October 1, 2011 to December 31, 2011	5

Notes to Financial Statements	6-18

INDEPENDENT AUDITORS’ REPORT

To the Members of Nets Global Horizons, LLC:

We have audited the accompanying financial statements of Nets Global Horizons, LLC (the “Company”), which comprise the statements of financial condition as of December 31, 2012 and December 31, 2011, and the related statements of operations, changes in members’ capital, and the financial data highlights for the year then ended December 31, 2012 and the period from October 1, 2011 to December 31, 2011, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Nets Global Horizons, LLC as of December 31, 2012 and December 31, 2011, the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended December 31, 2012 and the period from October 1, 2011 to December 31, 2011, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 22, 2013

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	December 31,	December 31,
	2012	2011

ASSETS:
Cash and cash equivalents	$26,712,321	$43,367,169
Equity in commodity futures trading accounts:
Cash (restricted cash $2,095,713 and $1,710,003)	5,138,261	7,851,906
Due from BlackRock Global Horizons I L.P.	—	161,240
Accrued interest and other assets	1,319	5,425

TOTAL ASSETS	$31,851,901	$51,385,740

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Net unrealized loss on open contracts	$91,517	$202,983
Due to BlackRock Global Horizons I L.P.	997,556	—
Redemptions payable	950,000	225,000
Trading Advisor’s management fees payable	22,700	31,716
Administrator fees payable	17,468	3,254
Professional fees payable	31,250	2,640
Other fees payable	5,667	701,655

Total liabilities	2,116,158	1,167,248

MEMBERS’ CAPITAL	29,735,743	50,218,492

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$31,851,901	$51,385,740

See notes to financial statements.

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

OCTOBER 1, 2011 TO DECEMBER 31, 2011

	2012	2011
TRADING PROFITS (LOSSES):
Realized	$(6,661,564)	$(1,308,915)
Change in unrealized	128,008	(202,984)
Brokerage commissions and clearing costs	(73,267)	(16,827)

Total trading profits (losses)	(6,606,823)	(1,528,726)

INVESTMENT INCOME:
Interest	47,328	9,038

EXPENSES:
Profit Shares	—	(153,999)
Trading Advisor’s management fees	851,236	251,426
Administrator fees	94,334	25,182
Professional fees	158,204	14,915
Other fees	1,110,434	346,064
Total expenses	2,214,208	483,588

NET INVESTMENT LOSS	(2,166,880)	(474,550)

NET LOSS	$(8,773,703)	$(2,003,276)

See notes to financial statements.

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

OCTOBER 1, 2011 TO DECEMBER 31, 2011

Total

MEMBERS’ CAPITAL, OCTOBER 1, 2011	$31,760,680

Additions	21,969,396

Net loss	(2,003,276)

Redemptions	(1,316,154)

Net redemptions by BlackRock Global Horizons I L.P.	(192,154)

MEMBERS’ CAPITAL, DECEMBER 31, 2011	50,218,492

Additions	3,127,169

Net loss	(8,773,703)

Redemptions	(13,815,456)

Net redemptions by BlackRock Global Horizons I L.P.	(1,020,759)

MEMBERS’ CAPITAL, DECEMBER 31, 2012	$29,735,743

See notes to financial statements.

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

OCTOBER 1, 2011 TO DECEMBER 31, 2011

The following ratios have been derived from information provided in the financial statements.  An individual Member’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	2012	2011
Total Return:

Total return (before Profit Shares)	-18.48%	-4.21%
Profit Shares	0.00%	0.30%
Total return	-18.48%	-3.91%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	5.31%	5.16	%(2)
Profit Shares	0.00%	-0.30%
Expenses	5.31%	4.86	%(2)

Net investment loss	-5.20%	-4.79	%(2)

(1) Included in the ratios of expenses to average Members’ capital are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statement of Operations.

(2) The expenses (before Profit Shares) and the interest portion of net investment loss for the net investment loss ratios have been annualized.

See notes to financial statements.

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              ORGANIZATION

Nets Global Horizons, LLC (the “Company”) was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act on November 16, 2009.  BlackRock Investment Management, LLC (the “Manager” or “BRIM”), a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”), is the manager of the Company and entered into a limited liability company agreement with the Company on November 24, 2009.

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

Prior to October 1, 2011, the Company was wholly owned by the Partnership, and as a result consolidated into the financial statements of the Partnership.  Effective October 1, 2011, the Manager allowed other funds and accounts managed by the General Partner of the Partnership (and affiliates of the General Partner) to invest directly with the Company.  The financial statements of the Company presented herein reflect the financial position as of December 31, 2012 and 2011, the results of operations, changes in members’ capital and financial data highlights for the year ended December 31, 2012 and the period from October 1, 2011 to December 31, 2011, the period for which the Company was not wholly owned by the Partnership.

The Bank of New York Mellon provides custody services for the Company.  The Company’s assets are held in cash and customer segregated managed account at J.P. Morgan Securities LLC (“JPMS”) and at any other clearing brokers that may be utilized by the Company in the future (the “Clearing Brokers”).

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

Net Unrealized Profit (Loss) on Open Contracts -

The Company, in its normal course of business, enters into various derivatives contracts with JPMS which acts as the Company’s clearing broker. Pursuant to the brokerage agreement with JPMS (which include netting arrangements), to the extent that such trading results in receivables from and payables to JPMS, these receivables and payables are offset and reported as a net receivable or payable with the broker.  Net receivables are included in the Statements of Financial Condition under Equity in commodity futures trading accounts in Net unrealized profit on open contracts; net payables are included in the Statements of Financial Condition under Liabilities in Net unrealized loss value on open contracts.

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

3.              CONDENSED SCHEDULES OF INVESTMENTS

The Company trades futures and forwards contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2012, 5,433 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, are presented as Net unrealized loss on open contracts in the Statements of Financial Condition as of December 31, 2012 are as follows:

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

During the period from October 1, 2011 to December 31, 2011, 1,528 contracts were closed.  The fair value of the Company’s futures and forward contracts by type, are presented as Net unrealized loss on open contracts in the Statements of Financial Condition as of December 31, 2011 are as follows:

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

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statements of Operations for the year ended December 31, 2012 and the period from October 1, 2011 to December 31, 2011 are as follows:

2012

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(604,308)	$(2,963)	$(607,271)
Currencies	(1,407,870)	38,478	(1,369,392)
Energy	(1,261,824)	7,764	(1,254,060)
Interest rates	361,596	156,293	517,889
Metals	(1,331,101)	45,137	(1,285,964)
Stock indices	(2,418,057)	(116,701)	(2,534,758)
Total	$(6,661,564)	$128,008	$(6,533,556)

2011

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(294,537)	$(9,958)	$(304,495)
Currencies	(442,836)	47,443	(395,393)
Energy	(349,053)	(7,704)	(356,757)
Interest rates	52,967	(140,442)	(87,475)
Metals	41,478	(85,435)	(43,957)
Stock indices	(316,934)	(6,888)	(323,822)
Total	$(1,308,915)	$(202,984)	$(1,511,899)

4.   RELATED PARTY TRANSACTIONS

As of December 31, 2012 and 2011, $26,712,321 and $43,367,169, respectively, were invested in an affiliated BlackRock money market fund. The Due to BlackRock Global Horizons I L.P. balance of $997,556 included in the Statements of Financial Condition as of December 31, 2012 represents amounts due to BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company. The Due from BlackRock Global Horizons I L.P. balance of $161,240 as of December 31, 2011 represents amounts due to the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

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

Profit Shares, which are 17% of any New Trading Profit, are paid by the Company to the Trading Advisor as of the end of each year and upon the net reallocation of assets away from the Trading Advisor.  Profit Shares are also paid out in respect of Member redemptions as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Member.

6.   MEMBERS’ CAPITAL

At December 31, 2012 and 2011, the Members’ capital balances were:

December 31, 2012	Members’ Capital

BlackRock Global Horizons I L.P.	$17,110,071
Concentrated Quantitative Strategies LTD.	8,515,400
Core Hedge Fund Strategies LTD.	541,496
Multi Manager Alpha Systematic Trend LTD.	3,568,776
Total Members’ Capital	$29,735,743

December 31, 2011	Members’ Capital (1)

BlackRock Global Horizons I L.P.	$31,341,984
Concentrated Quantitative Strategies LTD.	13,328,891
Core Hedge Fund Strategies LTD.	—
Multi Manager Alpha Systematic Trend LTD.	5,422,708
Total Members’ Capital	$50,093,583

(1) Total Members’ Capital as of December 31, 2011 represents member capital prior to reallocations (disclosed as “Net redemptions by BlackRock Global Horizons I L.P.” on the Statement of Changes in Members’ Capital) of capital to the Company at the close of business on December 31, 2011.  Such reallocations were $124,909 for BlackRock Global Horizons I L.P., resulting in adjusted total Members’ Capital of $50,218,492.

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

		Fair Value at Reporting Date Using
Description	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)

Cash Equivalents	$26,712,321	$26,712,321	$—
Futures (1)	(91,517)	(91,517)	—
	$26,620,804	$26,620,804	$—

Description	December 31, 2011
Cash Equivalents	$43,367,169	$43,367,169	$—
Futures (1)	(202,983)	(202,983)	—
	$43,164,186	$43,164,186	$—

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

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranges from 1% to 10% of the members’ capital of the Company.  The cash and cash equivalents held to satisfy such requirement at December 31, 2012 and 2011 was $2,095,713 and $1,710,003 respectively, which equals 7.05% and 3.41% of the Members’ capital, respectively.

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

The General Partner terminated the Agreement with the Trading Advisor on February 22, 2013.  The Company expects to pay all proceeds to the Members before the end of the first quarter of 2013. Upon termination of the Agreement, the Company changed its basis of accounting from the going concern basis to the liquidation basis of accounting and will pursue the orderly liquidation of the Company.

   *   *   *   *   *   *   *    *   *   *   *   *   *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

of Nets Global Horizons, LLC

and

Managing Director of

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P. and

Manager of

Nets Global Horizons, LLC