Form 10-K, Exhibit 13
period 2012-12-31
BlackRock Global Horizons I L.P.
filed 2013-03-22
CIK 904918

Exhibit 13.01(e)

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2012 and 2011 and for the year ended December 31, 2012 and the period from May 1, 2011 to December 31, 2011 and Independent Auditors’ Report

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2012 and 2011	2

Statements of Operations for the year ended December 31, 2012 and the period from May 1, 2011 to December 31, 2011	3

Statements of Changes in Members’ Capital for the year ended December 31, 2012 and the period from May 1, 2011 to December 31, 2011	4

Financial Data Highlights for the year ended December 31, 2012 and the period from May 1, 2011 to December 31, 2011	5

Notes to Financial Statements	6-17

INDEPENDENT AUDITORS’ REPORT

To the Members of Quantum Global Horizons, LLC:

We have audited the accompanying financial statements of Quantum Global Horizons, LLC (the “Company”), which comprise the statements of financial condition as of December 31, 2012 and December 31, 2011, and the related statements of operations, changes in members’ capital, and the financial data highlights for the year then ended December 31, 2012 and the period from May 1, 2011 to December 31, 2011, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Quantum Global Horizons, LLC as of December 31, 2012 and December 31, 2011, the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended December 31, 2012 and the period from May 1, 2011 to December 31, 2011, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 22, 2013

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	December 31,	December 31,
	2012	2011

ASSETS:
Cash and cash equivalents	$24,812,881	$35,571,819
Equity in commodity futures trading accounts:
Cash (restricted cash $7,392,494 and $3,727,149)	21,435,349	13,558,210
Due from BlackRock Global Horizons I L.P.	—	809,141
Accrued interest and other assets	4,094	2,950

TOTAL ASSETS	$46,252,324	$49,942,120

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Net unrealized loss on open contracts	$521,711	$850,736
Due to BlackRock Global Horizons I L.P.	1,237,006	—
Redemptions payable	—	75,000
Profit Shares payable	—	113,321
Administrator fees payable	22,826	7,113
Professional fees payable	33,333	8,113
Other fees payable	8,148	903,101

Total liabilities	1,823,024	1,957,384

MEMBERS’ CAPITAL	44,429,300	47,984,736

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$46,252,324	$49,942,120

See notes to financial statements.

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

MAY 1, 2011 TO DECEMBER 31, 2011

	2012	2011
TRADING PROFITS (LOSSES):
Realized	$5,853,021	$4,940,817
Change in unrealized	309,294	(850,675)
Brokerage commissions and clearing costs	(269,264)	(135,855)

Total trading profits (losses)	5,893,051	3,954,287

INVESTMENT INCOME:
Interest	53,066	22,125

EXPENSES:
Profit Shares	2,756,131	217,527
Administrator fees	91,946	56,988
Professional fees	155,086	37,367
Other fees	1,115,510	815,185
Total expenses	4,118,673	1,127,067

NET INVESTMENT LOSS	(4,065,607)	(1,104,942)

NET INCOME	$1,827,444	$2,849,345

See notes to financial statements.

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

MAY 1, 2011 TO DECEMBER 31, 2011

Total

MEMBERS’ CAPITAL, MAY 1, 2011	$27,685,384

Additions	24,253,706

Net income	2,849,345

Redemptions	(4,304,114)

Net redemptions by BlackRock Global Horizons I L.P.	(2,499,585)

MEMBERS’ CAPITAL, DECEMBER 31, 2011	47,984,736

Additions	5,079,604

Net income	1,827,444

Redemptions	(10,457,436)

Net redemptions by BlackRock Global Horizons I L.P.	(5,048)

MEMBERS’ CAPITAL, DECEMBER 31, 2012	$44,429,300

See notes to financial statements.

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE PERIOD FROM

MAY 1, 2011 TO DECEMBER 31, 2011

The following ratios have been derived from information provided in the financial statements.  An individual Member’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	2012	2011
Total Return:

Total return (before Profit Shares)	10.07%	7.73%
Profit Shares	-6.03%	-0.68%
Total return	4.31%	7.19%

Ratios to Average Net Assets: (1)

Expenses (before Profit Shares)	3.44%	3.54	%(2)
Profit Shares	5.80%	0.49%
Expenses	9.24%	4.03	%(2)

Net investment loss	-9.13%	-3.96	%(2)

(1) Included in the ratios of expenses to average Members' capital are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statement of Operations.

(2) The expenses (before Profit Shares) and the interest portion of net investment loss for the net investment loss ratios have been annualized.

See notes to financial statements.

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              ORGANIZATION

Quantum Global Horizons, LLC (the “Company”) was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act on November 16, 2009.  BlackRock Investment Management, LLC (the “Manager” or “BRIM”), a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”), is the manager of the Company and entered into a limited liability company agreement with the Company on November 24, 2009.

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

Prior to May 1, 2011, the Company was wholly owned by the Partnership, and as a result consolidated into the financial statements of the Partnership.  Effective May 1, 2011, the Manager allowed other funds and accounts managed by the General Partner of the Partnership (and affiliates of the General Partner) to invest directly with the Company.  The financial statements of the Company presented herein reflect the financial position as of December 31, 2012 and 2011, the results of operations, changes in members’ capital and financial data highlights for the year ended December 31, 2012 and the period from May 1, 2011 to December 31, 2011, the period for which the Company was not wholly owned by the Partnership.

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

3.               CONDENSED SCHEDULES OF INVESTMENTS

The Company trades futures and forwards contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2012, 32,019 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, are presented as Net unrealized loss on open contracts in the Statements of Financial Condition as of December 31, 2012 are as follows:

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

During the period from May 1, 2011 to December 31, 2011, 11,730 contracts were closed.  The fair value of the Company’s futures and forward contracts by type, are presented as Net unrealized loss on open contracts in the Statements of Financial Condition as of December 31, 2011 are as follows:

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

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statements of Operations for the year ended December 31, 2012 and the period from October 1, 2011 to December 31, 2011 are as follows:

2012

Commodity	Realized Profits	Change in Net Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(347,106)	$105,271	$(241,835)
Currencies	2,201,087	(134,944)	2,066,143
Energy	491,919	47,078	538,997
Interest rates	(3,655,526)	922,682	(2,732,844)
Metals	422,928	63,753	486,681
Stock indices	6,739,719	(694,546)	6,045,173
Total	$5,853,021	$309,294	$6,162,315

2011

Commodity	Realized Profits	Change in Net Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(328,214)	$(110,083)	$(438,297)
Currencies	(506,032)	(12,921)	(518,953)
Energy	(369,326)	(16,690)	(386,016)
Interest rates	5,943,405	(534,330)	5,409,075
Metals	89,121	(28,499)	60,622
Stock indices	111,863	(148,152)	(36,289)
Total	$4,940,817	$(850,675)	$4,090,142

4.              RELATED PARTY TRANSACTIONS

As of December 31, 2012 and 2011, $24,812,881 and $35,571,819, respectively, were invested in an affiliated BlackRock money market fund. The Due to BlackRock Global Horizons I L.P. balance of $1,237,006 included in the Statements of Financial Condition as of December 31, 2012 represents amounts due to BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company. The Due from BlackRock Global Horizons I L.P. balance of $809,141 as of December 31, 2011 represents amounts due to the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

5.              ADVISORY AGREEMENT

The Company and the Trading Advisor has entered into the Agreement.  The Agreement generally renews one year after it is entered into, subject to certain renewal rights exercisable by the Company. The Trading Advisor determines the commodity futures, options on futures, forwards and options contracts trades, if any, to be made on behalf of the Company’s account, subject to certain trading policies and to certain rights reserved by BRIM.  The Company does not pay a management fee to the Trading Advisor.

Profit Shares, which are 30% of any New Trading Profit, are paid by the Company to the Trading Advisor as of the end of each calendar quarter and upon the net reallocation of assets away from the Trading Advisor.  Profit Shares are also paid out in respect of Member redemptions as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Member.

6.              MEMBERS’ CAPITAL

At December 31, 2012 and 2011, the Members’ capital balances were:

December 31, 2012	Members’ Capital

BlackRock Global Horizons I L.P.	$21,164,490
BlackRock Global Horizons LTD.	6,197,644
Concentrated Quantitative Strategies LTD.	12,155,125
Core Hedge Fund Strategies LTD.	858,714
Multi Manager Alpha Systematic Trend LTD.	4,053,327
Total Members’ Capital	$44,429,300

December 31, 2011	Members’ Capital (1)

BlackRock Global Horizons I L.P.	$27,688,447
BlackRock Global Horizons LTD.	6,261,882
Concentrated Quantitative Strategies LTD.	9,958,161
Core Hedge Fund Strategies LTD.	—
Multi Manager Alpha Systematic Trend LTD.	3,266,375
Total Members’ Capital	$47,174,865

(1) Total Members’ Capital as of December 31, 2011 represents member capital prior to reallocations (disclosed as “Net redemptions by BlackRock Global Horizons I L.P.” on the Statement of Changes in Members’ Capital) of capital to the Company at the close of business on December 31, 2011.  Such reallocations were $809,871 for BlackRock Global Horizons I L.P., resulting in adjusted total Members’ Capital of $47,984,736.

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

		Fair Value at Reporting Date Using
Description	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash Equivalents	$24,812,881	$24,812,881	$—
Futures (1)	(521,711)	(521,711)	—
	$24,291,170	$24,291,170	$—

Description	December 31, 2011
Cash Equivalents	$35,571,819	$35,571,819	$—
Futures (1)	(850,736)	(850,736)	—
	$34,721,083	$34,721,083	$—

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

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranges from 1% to 10% of the members’ capital of the Company.  The cash and cash equivalents held to satisfy such requirement at December 31, 2012 and 2011 was $7,392,494 and $3,727,149 respectively, which equals 16.64% and 7.77% of the Members’ capital, respectively.

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

of Quantum Global Horizons, LLC

and

Managing Director of

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P. and

Manager of

Quantum Global Horizons, LLC