Form 10-K, Exhibit 13
period 2013-12-31
BlackRock Global Horizons I L.P.
filed 2014-03-21
CIK 904918

Exhibit 13.01

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

Consolidated Financial Statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and Report of Independent Registered

Public Accounting Firm

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

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Statements of Financial Condition as of December 31, 2013 and 2012	2

Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011	3

Consolidated Statements of Changes in Partners’ Capital for the years ended December 31, 2013, 2012 and 2011	4

Consolidated Financial Data Highlights for the years ended December 31, 2013, 2012 and 2011	5-7

Notes to Consolidated Financial Statements	8-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To BlackRock Global Horizons I L.P.:

We have audited the accompanying consolidated statements of financial condition of BlackRock Global Horizons I L.P. (the “Partnership”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2013. These consolidated financial statements and consolidated financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial data highlights based on our audits.

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

In our opinion, such consolidated financial statements and consolidated financial data highlights referred to above present fairly, in all material respects, the financial position of BlackRock Global Horizons I L.P. as of December 31, 2013 and 2012, the results of its operations, changes in its partners’ capital, and financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 21, 2014

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	December 31,	December 31,
	2013	2012

ASSETS:
Cash and cash equivalents	$62,321,409	$117,403,824
Equity in commodity futures trading accounts:
Cash (restricted cash $10,605,212 and $17,940,020)	26,472,676	58,538,589
Net unrealized profit / market value on open contracts / options (See note 3)	738,429	1,341,535
Investments in Non-Consolidated LLCs (cost $55,413,490 and $108,415,115) (See note 3)	49,264,514	99,262,759
Due from Non-Consolidated LLCs	3,621,272	6,049,277
Accrued interest and other assets	2,577	15,083

TOTAL ASSETS	$142,420,877	$282,611,067

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:

Net unrealized loss / market value on open contracts / options (See note 3)	$233,777	$3,026,653
Redemptions payable	8,513,455	14,623,211
Profit Shares payable	407,778	833,392
Professional fees payable	521,394	762,458
Distribution fees payable	348,490	688,763
Sponsor fees payable	147,533	290,296
Trading Advisors’ management fees payable	144,680	347,141
Administrator fees payable	135,849	228,421
Other fees payable	286,598	147,764

Total liabilities	10,739,554	20,948,099

PARTNERS’ CAPITAL:
General Partner (3,355,287 and 3,355,287 Units)	3,354,997	3,636,703
Limited Partners (130,976,898 and 250,849,166 Units)	128,326,326	258,026,265

Total partners’ capital	131,681,323	261,662,968

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$142,420,877	$282,611,067

NET ASSET VALUE PER UNIT (See note 7)

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
TRADING PROFITS (LOSSES):
Realized	$(5,436,971)	$(2,681,787)	$15,819,067
Change in unrealized	2,861,329	(4,232,518)	(7,550,144)
Change in value of Investments in Non-Consolidated LLCs (2)	(6,473,290)	(9,152,356)	(430,888)
Brokerage commissions and clearing costs	(951,814)	(1,015,380)	(2,247,622)

Total trading profits (losses)	(10,000,746)	(17,082,041)	5,590,413

INVESTMENT INCOME:
Interest	67,172	219,591	269,659

EXPENSES:
Distribution fees	3,775,874	6,142,552	10,193,861
Trading Advisors’ management fees	1,904,398	2,943,719	5,073,428
Sponsor fees	1,589,593	2,580,154	4,286,905
Administrator fees	451,129	756,231	1,028,273
Professional fees	400,846	976,629	549,755
Profit Shares	164,855	355,170	1,490,923
Other fees	265,135	214,315	429,317
Total expenses	8,551,830	13,968,770	23,052,462

NET INVESTMENT LOSS	(8,484,658)	(13,749,179)	(22,782,803)

NET LOSS	$(18,485,404)	$(30,831,220)	$(17,192,390)

NET LOSS PER WEIGHTED AVERAGE UNIT: (1)

Weighted average number of General Partner and Limited Partner Units outstanding
Series A	180,592,345	290,491,520	310,695,966
Series F	68,156	84,257	94,216
Series G	19,111,850	23,080,361	25,946,165
Series I	1,745,489	2,018,968	2,661,493

Net loss per weighted average General Partner and Limited Partner Unit
Series A	$(0.0858)	$(0.0917)	$(0.0476)
Series F	$(19.22)	$(21.91)	$(11.37)
Series G	$(0.0817)	$(0.0951)	$(0.0496)
Series I	$(0.0663)	$(0.0772)	$(0.0214)

(1) The weighted average number of Units outstanding is computed for purposes of disclosing net loss per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2013, 2012, and 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

(2) Includes the Partnership’s proportionate share of the operations of its Investments in the Non-Consolidated LLCs, which includes income and expenses.

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

		General
	Units	Partner	Limited Partners	Total

PARTNERS’ CAPITAL, DECEMBER 31, 2010	317,379,504	$3,705,350	$371,690,363	$375,395,713

Subscriptions	86,726,971	299,999	92,730,630	93,030,629

Net loss	—	(169,142)	(17,023,248)	(17,192,390)

Redemptions	(50,243,572)	—	(55,423,986)	(55,423,986)

PARTNERS’ CAPITAL, DECEMBER 31, 2011	353,862,903	3,836,207	391,973,759	395,809,966

Subscriptions	21,271,313	150,000	21,706,486	21,856,486

Net loss	—	(349,504)	(30,481,716)	(30,831,220)

Redemptions	(120,929,763)	—	(125,172,264)	(125,172,264)

PARTNERS’ CAPITAL, DECEMBER 31, 2012	254,204,453	3,636,703	258,026,265	261,662,968

Subscriptions	6,037,353	—	5,479,986	5,479,986

Net loss	—	(281,706)	(18,203,698)	(18,485,404)

Redemptions	(125,909,621)	—	(116,976,227)	(116,976,227)

PARTNERS’ CAPITAL, DECEMBER 31, 2013	134,332,185	$3,354,997	$128,326,326	$131,681,323

See notes to consolidated financial statements.

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the consolidated financial statements.  An individual Partner’s results may vary from these ratios due to timing of income and expenses and capital transactions.

Per Unit Operating Performance:	Series A	Series F	Series G	Series I

Net asset value, beginning of year	$0.9551	$230.67	$0.9991	$1.1835

Realized	(0.0200)	(4.81)	(0.0209)	(0.0247)
Change in unrealized	0.0116	2.80	0.0121	0.0144
Change in value of Investments in Non-Consolidated LLCs (2)	(0.0232)	(5.64)	(0.0244)	(0.0159)
Interest	0.0003	0.07	0.0003	0.0004
Expenses	(0.0436)	(10.53)	(0.0456)	(0.0316)

Net asset value, end of year	$0.8802	$212.56	$0.9206	$1.1261

Total Return: (2)

Total return (before Profit Shares)	-7.74%	-7.75%	-7.75%	-4.73%
Profit Shares	-0.11%	-0.11%	-0.11%	-0.13%
Total return	-7.84%	-7.85%	-7.86%	-4.85%

Ratios to Average Net Assets:(1) (3)

Expenses (before Profit Shares)	4.69%	4.70%	4.70%	2.64%
Profit Shares	0.08%	0.10%	0.10%	0.11%
Expenses	4.77%	4.80%	4.80%	2.75%

Net investment loss	-4.74%	-4.77%	-4.77%	-2.72%

(1) Included in the ratios of expenses to average net assets are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Consolidated Statement of Operations.

(2) Includes the Partnership’s proportionate share of the operations of its Investments in the Non-Consolidated LLCs,

which includes income and expenses.

(3) Excludes the Partnership’s proportionate share of expenses from its Investments in Non-Consolidated LLCs. If the Partnership’s proportionate share of expenses from its Investments in Non-Consolidated LLCs were included, the ratios for Expenses (before Profit Shares), Profit Shares, Expenses and Net investment loss for Series A, would be 7.04%, 0.22%, 7.26% and (7.25)%, respectively; for Series F, would be 7.05%, 0.28%, 7.33% and (7.33)%, respectively; for Series G, would be 7.05%, 0.29%, 7.34% and (7.34)%, respectively and for Series I would be 3.85%, 0.29%, 4.14% and (4.13)%, respectively.

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

Per Unit Operating Performance:	Series A	Series F	Series G	Series I

Net asset value, beginning of year	$1.0487	$252.87	$1.0952	$1.2586

Realized	(0.0079)	(1.90)	(0.0082)	(0.0096)
Change in unrealized	(0.0144)	(3.49)	(0.0151)	(0.0177)
Change in value of Investments in Non-Consolidated LLCs (2)	(0.0273)	(6.21)	(0.0269)	(0.0185)
Interest	0.0006	0.16	0.0007	0.0008
Expenses	(0.0446)	(10.76)	(0.0466)	(0.0301)

Net asset value, end of year	$0.9551	$230.67	$0.9991	$1.1835

Total Return: (2)

Total return (before Profit Shares)	-8.83%	-8.68%	-8.68%	-5.88%
Profit Shares	-0.10%	-0.10%	-0.10%	-0.10%
Total return	-8.93%	-8.78%	-8.77%	-5.97%

Ratios to Average Net Assets:(1) (3)

Expenses (before Profit Shares)	4.29%	4.30%	4.30%	2.34%
Profit Shares	0.11%	0.10%	0.10%	0.10%
Expenses	4.40%	4.40%	4.40%	2.44%

Net investment loss	-4.33%	-4.34%	-4.34%	-2.38%

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

Per Unit Operating Performance:	Series A	Series F	Series G	Series I

Net asset value, beginning of year	$1.0968	$264.28	$1.1446	$1.2798

Realized	0.0447	9.61	0.0416	0.0471
Change in unrealized	(0.0222)	(4.14)	(0.0179)	(0.0205)
Change in value of Investments in Non-Consolidated LLCs (2)	(0.0014)	(0.14)	(0.0007)	0.0026
Interest	0.0007	0.18	0.0008	0.0009
Expenses	(0.0699)	(16.92)	(0.0732)	(0.0513)

Net asset value, end of year	$1.0487	$252.87	$1.0952	$1.2586

Total Return: (2)

Total return (before Profit Shares)	-4.06%	-3.97%	-3.98%	-0.95%
Profit Shares	-0.41%	-0.40%	-0.40%	-0.78%
Total return	-4.39%	-4.32%	-4.32%	-1.66%

Ratios to Average Net Assets:(1) (3)

Expenses (before Profit Shares)	6.10%	6.15%	6.16%	3.27%
Profit Shares	0.38%	0.39%	0.38%	0.74%
Expenses	6.48%	6.54%	6.54%	4.01%

Net investment loss	-6.41%	-6.47%	-6.47%	-3.94%

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

BLACKROCK GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.              ORGANIZATION

BlackRock Global Horizons I L.P. (the “Partnership”) was organized as an open-end investment company under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994.  The Partnership primarily engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.  The Partnership currently issues Units of limited partnership interest (“Units”) of Series A and I at Net Asset Value as of the beginning of each month. Series F and G are closed to new investors.

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

All wholly owned subsidiaries of the Partnership have been consolidated.  All transactions between consolidated subsidiaries have been eliminated in consolidation.  From time to time, other funds and accounts managed by the General Partner or its affiliates may also invest in such subsidiaries in order to gain exposure to the relevant Trading Advisor.  In such instances where the Partnership is not the sole investor in the subsidiary, the subsidiary will no longer be consolidated (the “Non-Consolidated LLCs”), and the Partnership’s investment in the Non-Consolidated LLCs will be presented as Investments in Non-Consolidated LLCs on the Consolidated Statements of Financial Condition.  Effective May 1, 2011, November 1, 2011 and May 7, 2013 other funds managed by the General Partner invested in one or more subsidiaries of the Partnership.  As a result, those subsidiaries were no longer consolidated; instead, the Partnership’s interest in such Non-Consolidated LLCs are presented as Investments in Non-Consolidated LLCs on the Consolidated Statements of Financial Condition.  See Note 3 for further information on the Non-Consolidated LLCs.

The General Partner terminated the advisory agreement with the Trading Advisor for Nets Global Horizons, LLC on February 22, 2013, paid all proceeds to its members in March 2013 and the Non-Consolidated LLC commenced liquidation on March 31, 2013. The liquidation was completed on September 11, 2013.

The Bank of New York Mellon provides custody services for the Partnership. The subsidiaries’ assets are held in cash and customer segregated managed accounts at Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Newedge USA, LLC (“Newedge USA”), J.P. Morgan Securities LLC (“JPMS”), Morgan Stanley & Co. LLC (“MS&Co.”), UBS Securities LLC (“UBS Securities”), HSBC Bank PLC (“HSBC”), Barclays Bank PLC (“Barclays”) and any other clearing brokers that may be utilized by the Partnership in the future (the “Clearing Brokers”) or allocated to one or more commodity pools (each a “Portfolio Fund”) for which custodians and clearing brokers are selected by the independent professional advisors of such Portfolio Funds or managed accounts (the “Trading Advisors”) and at a custody account at State Street Bank and Trust Company (“State Street”). As of, and for the years ended December 31, 2013 and 2012, there were no assets held in any Portfolio Funds.

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

Valuation

The Partnership’s policy is to value its financial instruments at fair market value. The Partnership’s commodities futures contracts traded on exchanges are valued at their close price. Foreign currency exchange contracts are valued at the midpoint between the bid and ask prices and are determined as of the close of business of the New York Stock Exchange. Interpolated values are derived when the settlement date of the contract is an interim date for which quotations are not available. Exchange-traded written options are valued at the mean between the last bid and ask prices at the close of the options market in which the options trade. An exchange-traded option for which there is no mean price is valued at the prior day’s close price, unless it is determined that the prior day’s price no longer reflects the fair value of the option. Over-the-counter (“OTC”) options are valued by single broker quotes which use mathematical models which incorporate a number of market data factors, such as the trades and prices of the underlying instruments.

The value of Investments in Non-Consolidated LLCs is based on the Partnership’s proportionate share of the fair value of the financial instruments held by the Non-Consolidated LLCs plus any other assets and less any other liabilities held by the Non-Consolidated LLCs, which represents the net asset value of the Non-Consolidated LLC. The Non-Consolidated LLCs’ valuation policy is the same as that of the Partnership discussed above. Changes in the value of Investments in Non-Consolidated LLCs are reflected in the Consolidated Statements of Operations as Change in value of Investments in Non-Consolidated LLCs, and includes the Partnership’s proportionate share of the operations of its Investments in the Non-Consolidated LLCs, which includes income and expenses.

Equity in Commodity Futures Trading Accounts

Cash at brokers

A portion of the assets maintained at each of the Clearing Brokers is restricted to meet maintenance margin requirements.  Typically, margin requirements range from 1% to 10% of the face value of the derivatives traded.

Net Unrealized Profit (Loss) / Market Value on Open Contracts / Options

The Partnership, either directly or indirectly through its subsidiaries, in its normal course of business, enters into various derivatives contracts with MLPF&S, Newedge USA, JPMS, MS&Co., UBS Securities, UBS AG (“UBS”), HSBC, Barclays and State Street each acting as the Partnership’s clearing brokers or derivatives counterparties. Pursuant to the brokerage agreements with MLPF&S, Newedge USA, JPMS, MS&Co., Barclays and UBS Securities (which include netting arrangements within each subsidiary), to the extent that such trading results in receivables from and payables to MLPF&S, Newedge USA, JPMS, MS&Co., Barclays and UBS Securities, these receivables and payables are offset and reported as a net receivable or payable with each broker.  Net receivables are included in the Consolidated Statements of Financial Condition under Equity in commodity futures trading accounts in Net unrealized profit/market value on open contracts/options; net payables are included in the Consolidated Statements of Financial Condition under Liabilities in Net unrealized loss/ market value on open contracts/options. Receivables and payables are netted by counterparty and Trading Advisor, as appropriate under GAAP.

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

The Partnership is subject to the provision of ASC 740, Income Taxes which sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. Based on its analysis, the General Partner does not believe that the Partnership has any material uncertain tax positions that would require recognition or measurement in the Partnership’s consolidated financial statements.

The Partnership files U.S. Federal and various state and local tax returns. No income tax returns are currently under examination. The statute of limitations on the Partnership’s U.S. Federal tax returns are open for the years ended 2013, 2012, 2011, and 2010. The statute of limitations on the Partnership’s state and local tax returns may remain open for an additional year depending on the jurisdiction.

There are no unrecognized tax benefits relating to the accompanying consolidated financial statements.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2013, 2012 or 2011.

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

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any calendar month upon at least fifteen calendar days’ notice, or such lesser period as shall be acceptable to the General Partner in its sole discretion in advance of the requested effective date of redemption (“notice period”).  Series A units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption which is paid to BRIM. The amount of the fees paid for the years ended December 31, 2013, 2012 and 2011 are $32,183, $100,928 and $82,819, respectively. Series I units are not subject to early redemption charges.

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

3.              CONDENSED CONSOLIDATED SCHEDULES OF INVESTMENTS

The Partnership trades futures, forwards and options contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2013, 224,642 contracts were closed. The fair value of options held as of December 31, 2013 includes premiums paid of $380,693 and received of $957,228. The fair value of the Partnership’s futures, forwards and options contracts by type that are presented as Net unrealized profit (loss) / market value on open contracts / options in the Consolidated Statements of Financial Condition as of December 31, 2013 are as follows:

	Long Positions			Long Positions Unrealized		Short Positions			Short Positions Unrealized		Net Unrealized Profit (Loss)
Commodity	Number	Gross Unrealized		Profit (Loss)/	Percent of	Number	Gross Unrealized		Profit (Loss)/	Percent of	Market Value on Open	Percent of
Industry Sector	of Contracts	Gains	Losses	Market Value	Net Assets	of Contracts	Gains	Losses	Market Value	Net Assets	Contracts/Options	Net Assets	Maturity Dates

Futures
Agriculture	133	$15,035	$(97,886)	$(82,851)	-0.06%	(150)	$153,565	$(22,043)	$131,522	0.10%	$48,671	0.04%	January 14 - December 14
Currencies	214	97,977	(40,224)	57,753	0.04%	(95)	158,091	(4,433)	153,658	0.12%	211,411	0.16%	March 14
Energy	56	40,183	(26,367)	13,816	0.01%	(5)	—	(9,488)	(9,488)	-0.01%	4,328	0.00%	January 14 - April 14
Interest rates	1,284	47,047	(223,537)	(176,490)	-0.13%	(362)	45,288	(15,569)	29,719	0.02%	(146,771)	-0.11%	January 14 - September 16
Metals	346	800,800	(211,988)	588,812	0.45%	(331)	227,723	(737,914)	(510,191)	-0.39%	78,621	0.06%	January 14 - April 14
Stock indices	495	970,818	(1,787)	969,031	0.73%	(96)	200	(11,777)	(11,577)	-0.01%	957,454	0.72%	January 14 - March 14
Subtotal	2,528	1,971,860	(601,789)	1,370,071	1.04%	(1,039)	584,867	(801,224)	(216,357)	-0.17%	1,153,714	0.87%

Forwards
Currencies		156,904	(116,121)	40,783	0.03%		179,807	(303,256)	(123,449)	-0.09%	(82,666)	-0.06%	January 14 - May 14

Options
Currencies	—	172,223	—	172,223	0.13%	—	—	(122,974)	(122,974)	-0.09%	49,249	0.04%	January 14
Energy	15	11,100	—	11,100	0.01%	(75)	—	(37,650)	(37,650)	-0.03%	(26,550)	-0.02%	January 14
Interest rates	465	406,734	—	406,734	0.31%	(1,935)	—	(733,359)	(733,359)	-0.56%	(326,625)	-0.25%	January 14
Stock indices	—	—	—	—	0.00%	(333)	—	(262,470)	(262,470)	-0.20%	(262,470)	-0.20%	January 14 - March 14
Subtotal	480	590,057	—	590,057	0.45%	(2,343)	—	(1,156,453)	(1,156,453)	-0.88%	(566,396)	-0.43%

Total	3,008	$2,718,821	$(717,910)	$2,000,911	1.52%	(3,382)	$764,674	$(2,260,933)	$(1,496,259)	-1.14%	$504,652	0.38%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partnership’s capital as of December 31, 2013.

During the year ended December 31, 2012, 181,630 contracts were closed. The fair value of options held as of December 31, 2012 includes premiums paid of $431,164 and received of $265,272. The fair value of the Partnership’s futures, forwards and options contracts by type that are presented as Net unrealized profit (loss) / market value on open contracts / options in the Consolidated Statements of Financial Condition as of December 31, 2012 are as follows:

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

The following table represents the Partnership’s investment in each Non-Consolidated LLC as well as the financial statements, condensed schedules of investments, and relevant financial information of the Non-Consolidated LLCs as of December 31, 2013 and 2012:

2013

	Partnership’s	Partnership’s	Partnership’s investment %
Non-Consolidated LLC	Fair Value	Cost	of Non-Consolidated LLC	Management Fee	Profit Share		Redemptions Permitted
Alamo Global Horizons, LLC	$8,199,499	$9,469,624	77.02%	2%	20%		Monthly
Breakout Global Horizons, LLC	9,010,495	9,579,951	70.62%	1%	15%		Monthly
Cambridge Global Horizons, LLC	7,773,556	11,256,744	60.99%	1.35%	10%		Monthly
Quaker Global Horizons, LLC	14,195,907	13,349,897	64.37%	1%	20	%(1)	Monthly
Quantum Global Horizons, LLC	10,085,057	11,757,274	45.15%	0%	30%		Monthly

Total	$49,264,514	$55,413,490

(1) If net contribution amount is more than $50 million, the percentage shall equal 17.5%

2012

	Partnership’s	Partnership’s	Partnership’s investment %
Non-Consolidated LLC	Fair Value	Cost	of Non-Consolidated LLC	Management Fee	Profit Share	Redemptions Permitted
Alamo Global Horizons, LLC	$17,559,155	$20,116,405	76.18%	2%	20%	Monthly
Breakout Global Horizons, LLC	18,966,146	23,560,266	48.24%	1%	15%	Monthly
Cambridge Global Horizons, LLC	24,462,897	21,260,160	59.84%	2%	20%	Monthly
Nets Global Horizons, LLC	17,110,071	22,837,847	57.54%	2%	17%	Monthly
Quantum Global Horizons, LLC	21,164,490	20,640,437	47.64%	0%	30%	Monthly

Total	$99,262,759	$108,415,115

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013

	Alamo	Breakout	Cambridge	Quaker	Quantum
	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC

ASSETS:
Cash and cash equivalents	$8,183,611	$10,497,462	$8,337,799	$11,978,889	$19,551,925
Equity in commodity futures trading accounts: Cash (1)	2,966,409	3,178,709	5,069,438	10,681,449	4,535,527
Net unrealized profit on open contracts	99,554	539,757	238,479	840,087	381,076
Accrued interest and other assets	520	—	—	—	272

TOTAL ASSETS	$11,250,094	$14,215,928	$13,645,716	$23,500,425	$24,468,800

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Due to Partnership	$559,480	$614,421	$527,516	$1,242,900	$687,414
Redemptions payable	—	573,985	308,875	—	853,745
Subscription received in advance	—	200,000	—	—	450,000
Profit Shares payable	—	—	—	173,061	68,481
Trading Advisors’ management fees payable	4,083	3,605	5,937	6,698	—
Administrator fees payable	10,806	26,605	22,632	3,288	31,646
Professional fees payable	33,261	36,433	32,016	20,001	38,933
Other fees payable	(2,864)	2,365	2,935	382	1,767

Total liabilities	604,766	1,457,414	899,911	1,446,330	2,131,986

TOTAL MEMBERS’ CAPITAL	10,645,328	12,758,514	12,745,805	22,054,095	22,336,814

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$11,250,094	$14,215,928	$13,645,716	$23,500,425	$24,468,800

(1) Includes restricted cash of $1,318,821, $2,529,118, $669,616, $5,369,821 and $1,123,068, respectively.

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012

	Alamo	Breakout	Cambridge	Nets	Quantum
	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC

ASSETS:
Cash and cash equivalents	$20,377,477	$21,595,885	$4,757,862	$26,712,321	$24,812,881
Equity in commodity futures trading accounts: Cash (1)	3,478,994	18,089,465	38,461,055	5,138,261	21,435,349
Net unrealized profit on open contracts	262,603	1,042,090	—	—	—
Accrued interest and other assets	2,712	3,325	2,720	1,319	4,094

TOTAL ASSETS	$24,121,786	$40,730,765	$43,221,637	$31,851,901	$46,252,324

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Net unrealized loss on open contracts	$—	$—	$175,044	$91,517	$521,711
Due to Partnership	1,026,163	1,108,537	1,680,015	997,556	1,237,006
Redemptions payable	—	230,000	—	950,000	—
Profit Shares payable	—	—	407,841	—	—
Trading Advisors’ management fees payable	9,166	17,164	28,093	22,700	—
Administrator fees payable	8,224	19,706	15,569	17,468	22,826
Professional fees payable	27,361	30,833	26,116	31,250	33,333
Other fees payable	1,368	9,307	6,247	5,667	8,148

Total liabilities	1,072,282	1,415,547	2,338,925	2,116,158	1,823,024

TOTAL MEMBERS’ CAPITAL	23,049,504	39,315,218	40,882,712	29,735,743	44,429,300

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$24,121,786	$40,730,765	$43,221,637	$31,851,901	$46,252,324

(1) Includes restricted cash of $1,359,877, $7,597,881, $14,557,619, $2,095,713 and $7,392,494, respectively.

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

	Alamo	Breakout	Cambridge	Quaker	Quantum
	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC
TRADING PROFITS (LOSSES):

Realized	$(178,588)	$1,028,777	$(4,507,557)	$1,908,485	$(3,054,963)
Change in unrealized	(178,881)	(489,618)	180,645	839,434	922,140
Brokerage commissions and clearing costs	(43,377)	(67,359)	(192,350)	(117,010)	(129,629)

Total trading profits (losses)	(400,846)	471,800	(4,519,262)	2,630,909	(2,262,452)

INVESTMENT INCOME:
Interest	9,324	11,148	—	—	14,689

EXPENSES:
Trading Advisors’ management fees	314,380	259,378	428,609	154,892	—
Profit Shares	—	—	479	471,623	68,481
Administrator fees	46,078	50,483	55,783	32,980	51,158
Professional fees	70,968	74,841	79,833	48,591	74,621
Other fees	578,782	636,905	792,930	483,195	634,624
Total expenses	1,010,208	1,021,607	1,357,634	1,191,281	828,884

NET INVESTMENT LOSS	(1,000,884)	(1,010,459)	(1,357,634)	(1,191,281)	(814,195)

NET INCOME / (LOSS)	$(1,401,730)	$(538,659)	$(5,876,896)	$1,439,628	$(3,076,647)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

	Alamo	Breakout	Cambridge	Nets	Quantum
	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC	Global Horizons, LLC
TRADING PROFITS (LOSSES):

Realized	$(695,043)	$(6,295,144)	$9,438,281	$(6,661,564)	$5,853,021
Change in unrealized	(239,088)	687,004	380,791	128,008	309,294
Brokerage commissions and clearing costs	(155,012)	(151,374)	(624,299)	(73,267)	(269,264)

Total trading profits (losses)	(1,089,143)	(5,759,514)	9,194,773	(6,606,823)	5,893,051

INVESTMENT INCOME:
Interest	43,077	52,475	—	47,328	53,066

EXPENSES:
Trading Advisors’ management fees	614,518	488,959	953,699	851,236	—
Profit Shares	—	—	1,173,623	—	2,756,131
Administrator fees	88,694	95,739	113,056	94,334	91,946
Professional fees	152,733	160,459	185,622	158,204	155,086
Other fees	1,058,674	1,132,442	1,435,287	1,110,434	1,115,510
Total expenses	1,914,619	1,877,599	3,861,287	2,214,208	4,118,673

NET INVESTMENT LOSS	(1,871,542)	(1,825,124)	(3,861,287)	(2,166,880)	(4,065,607)

NET INCOME / (LOSS)	$(2,960,685)	$(7,584,638)	$5,333,486	$(8,773,703)	$1,827,444

The Non-Consolidated LLCs trade futures and forwards contracts. The fair value of the Non-Consolidated LLCs’ futures and forwards contracts by type that are presented as Net unrealized profit (loss) on open contracts in their respective Statements of Financial Condition as of December 31, 2013 are as follows:

Alamo Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	134	$20,100	$(90,318)	$(70,218)	-0.66%	(443)	$267,788	$(65,870)	$201,918	1.90%	$131,700	1.24%	February 14 - March 14
Currencies	113	108,074	(16,612)	91,462	0.86%	(88)	75,461	(5,051)	70,410	0.66%	161,872	1.52%	March 14
Interest rates	69	—	(34,882)	(34,882)	-0.32%	(41)	—	(45,469)	(45,469)	-0.43%	(80,351)	-0.75%	March 14 - June 14
Metals	12	4,108	(30,693)	(26,585)	-0.25%	(61)	—	(87,082)	(87,082)	-0.82%	(113,667)	-1.07%	January 14 - April 14

Total	328	$132,282	$(172,505)	$(40,223)	-0.37%	(633)	$343,249	$(203,472)	$139,777	1.31%	$99,554	0.94%

Breakout Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	80	$76,560	$(8,688)	$67,872	0.53%	(80)	$108,725	$—	$108,725	0.85%	$176,597	1.38%	February 14 - March 14
Currencies	139	132,914	(21,575)	111,339	0.87%	(151)	96,275	(27,890)	68,385	0.54%	179,724	1.41%	March 14
Energy	32	59,320	(7,526)	51,794	0.41%	(9)	—	(8,130)	(8,130)	-0.07%	43,664	0.34%	January 14 - March 14
Interest rates	55	1,443	(67,135)	(65,692)	-0.51%	(173)	17,274	(58,186)	(40,912)	-0.33%	(106,604)	-0.84%	March 14 - June 14
Metals	103	46,081	(133,491)	(87,410)	-0.69%	(118)	85,961	(107,526)	(21,565)	-0.16%	(108,975)	-0.85%	January 14 - March 14
Stock indices	196	355,451	(100)	355,351	2.79%	—	—	—	—	0.00%	355,351	2.79%	January 14 - March 14

Total	605	$671,769	$(238,515)	$433,254	3.40%	(531)	$308,235	$(201,732)	$106,503	0.83%	$539,757	4.23%

Cambridge Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	5	$—	$(5,123)	$(5,123)	-0.04%	(29)	$18,939	$(5,044)	$13,895	0.11%	$8,772	0.07%	January 14 - March 14
Currencies	10	4,738	(1,310)	3,428	0.03%	(14)	16,174	(148)	16,026	0.13%	19,454	0.16%	March 14
Energy	10	4,432	(4,530)	(98)	0.00%	—	—	—	—	0.00%	(98)	0.00%	January 14 - February 14
Interest rates	123	634	(43,996)	(43,362)	-0.34%	(36)	18,532	(54)	18,478	0.14%	(24,884)	-0.20%	January 14 - June 17
Metals	122	176,112	(63,429)	112,683	0.88%	(130)	80,170	(240,552)	(160,382)	-1.26%	(47,699)	-0.38%	January 14 - April 14
Stock indices	66	187,099	—	187,099	1.47%	(1)	550	—	550	0.00%	187,649	1.47%	January 14 - March 14
Subtotal	336	373,015	(118,388)	254,627	2.00%	(210)	134,365	(245,798)	(111,433)	-0.88%	143,194	1.12%

Forwards
Currencies		244,177	(132,514)	111,663	0.87%		168,866	(185,244)	(16,378)	-0.12%	95,285	0.75%	March 14

Total	336	$617,192	$(250,902)	$366,290	2.87%	(210)	$303,231	$(431,042)	$(127,811)	-1.00%	$238,479	1.87%

Quaker Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	117	$87,920	$(66,517)	$21,403	0.10%	(225)	$320,545	$(15,173)	$305,372	1.38%	$326,775	1.48%	February 14 - March 14
Energy	76	59,337	(41,925)	17,412	0.08%	(10)	7,370	(9,496)	(2,126)	-0.01%	15,286	0.07%	January 14 - February 14
Interest rates	846	1,726	(911,303)	(909,577)	-4.12%	(674)	473,078	(122,305)	350,773	1.59%	(558,804)	-2.53%	January 14 - December 14
Metals	—	—	—	—	0.00%	(31)	49,220	(7,760)	41,460	0.19%	41,460	0.19%	February 14 - April 14
Stock indices	240	696,785	—	696,785	3.16%	(76)	—	(175,963)	(175,963)	-0.80%	520,822	2.36%	January 14 - March 14
Subtotal	1,279	845,768	(1,019,745)	(173,977)	-0.78%	(1,016)	850,213	(330,697)	519,516	2.35%	345,539	1.57%

Forwards
Currencies		281,937	(154,705)	127,232	0.57%		560,587	(193,271)	367,316	1.67%	494,548	2.24%	January 14 - March 14

Total	1,279	$1,127,705	$(1,174,450)	$(46,745)	-0.21%	(1,016)	$1,410,800	$(523,968)	$886,832	4.02%	$840,087	3.81%

Quantum Global Horizons, LLC

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital	Open Contracts	Members’ Capital	Maturity Dates

Futures
Agriculture	—	$—	$—	$—	0.00%	(22)	$7,337	$—	$7,337	0.03%	$7,337	0.03%	March 14
Currencies	17	23,935	—	23,935	0.11%	(17)	29,046	(9)	29,037	0.13%	52,972	0.24%	March 14
Energy	28	350	(37,338)	(36,988)	-0.17%	(11)	2,202	(3,111)	(909)	0.00%	(37,897)	-0.17%	January 14 - February 14
Interest rates	—	—	—	—	0.00%	(241)	144,533	(426)	144,107	0.65%	144,107	0.65%	March 14
Metals	3	5,408	—	5,408	0.02%	(6)	7,895	(1,700)	6,195	0.03%	11,603	0.05%	February 14 - March 14
Stock indices	143	202,096	(292)	201,804	0.90%	(8)	2,100	(950)	1,150	0.01%	202,954	0.91%	January 14 - March 14

Total	191	$231,789	$(37,630)	$194,159	0.86%	(305)	$193,113	$(6,196)	$186,917	0.85%	$381,076	1.71%

The level of trading is affected by conditions in those markets. The fair value of the Non-Consolidated LLCs’ futures and forwards contracts by type that are presented as Net unrealized profit (loss) on open contracts in their respective Statements of Financial Condition as of December 31, 2012 are as follows:

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

The trading profits (losses) of the Partnership’s derivatives by instrument type, as well as the location of those gains and losses on the Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011 are as follows:

2013

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$302,931	$138,234	$441,165
Currencies	(2,658,672)	(83,717)	(2,742,389)
Energy	(2,636,353)	(156,637)	(2,792,990)
Interest rates	(7,711,437)	(416,464)	(8,127,901)
Metals	(88,677)	575,645	486,968
Stock indices	2,719,677	608,980	3,328,657
Subtotal	(10,072,531)	666,041	(9,406,490)

Forwards
Currencies	(5,939,318)	1,989,762	(3,949,556)

Options
Agriculture	(432,986)	—	(432,986)
Currencies	2,673,941	240,288	2,914,229
Energy	1,022,878	(11,183)	1,011,695
Interest rates	6,011,454	(55,100)	5,956,354
Metals	(436,295)	56,144	(380,151)
Stock indices	1,735,886	(24,623)	1,711,263
Subtotal	10,574,878	205,526	10,780,404

Total	$(5,436,971)	$2,861,329	$(2,575,642)

2012

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(2,820,296)	$(199,915)	$(3,020,211)
Currencies	(3,263,268)	(232,086)	(3,495,354)
Energy	465,650	(37,269)	428,381
Interest rates	2,717,223	(1,279,367)	1,437,856
Metals	(2,136,315)	(325,359)	(2,461,674)
Stock indices	(403,550)	313,805	(89,745)
Subtotal	(5,440,556)	(1,760,191)	(7,200,747)

Forwards
Currencies	(5,225,167)	(2,190,759)	(7,415,926)

Options
Agriculture	(25,197)	—	(25,197)
Currencies	1,030,112	(185,404)	844,708
Energy	1,006,201	21,872	1,028,073
Interest rates	4,555,729	(45,727)	4,510,002
Metals	62,913	(56,144)	6,769
Stock indices	1,354,178	(16,165)	1,338,013
Subtotal	7,983,936	(281,568)	7,702,368

Total	$(2,681,787)	$(4,232,518)	$(6,914,305)

2011

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(5,774,791)	$(1,538,257)	$(7,313,048)
Currencies	(992,911)	(1,267,577)	(2,260,488)
Energy	(4,011,563)	(536,058)	(4,547,621)
Interest rates	20,886,245	553,178	21,439,423
Metals	3,345,246	(1,501,750)	1,843,496
Stock indices	(7,339,014)	(446,410)	(7,785,424)
Subtotal	6,113,212	(4,736,874)	1,376,338

Forwards
Currencies	564,076	(2,901,353)	(2,337,277)

Options
Currencies	3,351,068	8,090	3,359,158
Energy	586,225	—	586,225
Interest rates	3,962,742	58,130	4,020,872
Metals	108,137	—	108,137
Stock indices	1,133,607	21,863	1,155,470
Subtotal	9,141,779	88,083	9,229,862

Total	$15,819,067	$(7,550,144)	$8,268,923

4.              RELATED PARTY TRANSACTIONS

Some of the Partnership’s U.S. dollar assets are maintained at MLPF&S, which was an affiliate of the General Partner until June 1, 2011.  MLPF&S is a wholly owned subsidiary of Bank of America Merrill Lynch, which in turn had maintained a significant ownership interest in BlackRock and was an affiliate of the General Partner until June 1, 2011. For assets held in U.S. dollars, MLPF&S credits the Partnership with interest at the prevailing 91-day U.S. Treasury Bill rate. The Partnership is credited with interest on any of its net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Partnership, from possession of such assets.

As of May 31, 2011, $4,883,043 was held in trading accounts at MLPF&S.  For the period ended May 31, 2011, the Partnership incurred $23,324 for brokerage commissions payable to MLPF&S.

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

As of December 31, 2013 and 2012, $62,321,409 and $117,403,824, respectively, were invested in an affiliated BlackRock money market fund.  The Due from Non-Consolidated LLCs balance of $3,621,272 and $6,049,277 included in the Consolidated Statements of Financial Condition as of December 31, 2013 and 2012, respectively, represents the amounts owed to the Partnership by the Non-Consolidated LLCs for expenses paid on the Non-Consolidated LLCs’ behalf and subscriptions, redemptions and allocations of capital from the Partnership.

5.              ADVISORY AGREEMENTS

The Partnership and the Trading Advisors have each entered into Advisory Agreements.  These Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Trading Advisors determine the commodity futures, options on futures, forwards and options contracts trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by BRIM.  Each Series pays management fees to the Trading Advisors up to 2.00% of that Series net assets allocated to each individual Trading Advisor.

Profit Shares, generally ranging from 10% to 30% of any New Trading Profit, as defined, recognized by each Trading Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year and upon the net reallocation of assets away from a Trading Advisor, are paid by the Partnership to each Trading Advisor.  Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2013, 2012 and 2011 equals the Units outstanding as of such date, adjusted proportionately for Units subscribed and redeemed based on the respective length of time each was outstanding during the year.

7.              PARTNERS’ CAPITAL

At December 31, 2013 and 2012, the Net Asset Values of the different Series of the Units were:

December 31, 2013	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$102,123,710	116,019,483	$0.8802
Series F	12,470,664	58,670	$212.56
Series G	15,542,406	16,882,395	$0.9206
Series I	1,544,543	1,371,637	$1.1261
Total Partners’ Capital	$131,681,323	134,332,185

December 31, 2012	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$220,539,487	230,899,814	$0.9551
Series F	17,551,923	76,090	$230.67
Series G	21,236,500	21,255,467	$0.9991
Series I	2,335,058	1,973,082	$1.1835
Total Partners’ Capital	$261,662,968	254,204,453

BRIM generally holds 1% of the total capital in the Partnership.  BRIM and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in the Partnership.

8.              FAIR VALUE DISCLOSURES

The Partnership qualifies as an investment company under the provisions of the American Institute of Certified Public Accountants Audit and Accounting Guide for Investment Companies (“Audit and Accounting Guide”) and therefore, all investments including derivatives are stated at fair value in the Consolidated Statements of Financial Condition, and changes in fair value are included in Realized and Change in unrealized trading profits (losses) in the Consolidated Statements of Operations.

The Partnership records derivatives contracts held in commodities futures trading accounts and cash equivalents at fair value in accordance with Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that the Partnership would receive upon selling an investment or pay to transfer a liability in an orderly transaction to a market participant in the principal or most advantageous market for the investment. ASC 820 emphasizes that valuation techniques maximize the use of observable market inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset or liability, including assumptions about risk to the extent the asset or liability is not traded on an exchange or an active market.  Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the Partnership. Unobservable inputs are inputs that reflect the General Partner’s assumptions about what information market participants would use to price an asset or liability developed based on the best information available under the circumstances.

ASC 820 establishes a hierarchy that classifies these inputs into the three broad levels listed below:

Level 1 — Price quotations (unadjusted) in active markets/exchanges for identical instruments.

Level 2 — Other than quoted prices included within Level 1 that are observable for substantially the full term of the asset or liability, either directly or indirectly.  Level 2 includes quoted prices (unadjusted) for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted prices that are observable or that can be generally corroborated by observable market data, such as those used in models or other valuation methodologies. As a practical expedient, the Partnership relies on the NAV (or its equivalent) of certain investments as their fair value.

Level 3 — Primarily inputs and significant assumptions that are unobservable in the market place.  Level 3 includes instruments for which there is little, if any, market activity.  These inputs require significant judgment or estimation by the General Partner of the Partnership.

There were no Level 3 assets or liabilities held at December 31, 2013, December 31, 2012 or during the years then ended.

The following table summarizes the valuation of the Partnership’s investments by the above ASC 820 fair value hierarchy levels as of December 31, 2013 and 2012.

		Fair Value at Reporting Date Using
		Quoted Prices in Active Markets for	Significant Other
		Identical Assets	Observable Inputs
Description	December 31, 2013	(Level 1)	(Level 2)
Cash Equivalents	$62,321,409	$62,321,409	$—
Investments in Non-Consolidated LLCs	49,264,514	—	49,264,514
Futures (1)	1,153,714	1,153,714	—
Forwards (1)	(82,666)	—	(82,666)
Options (1)	(566,396)	(615,645)	49,249
	$112,090,575	$62,859,478	$49,231,097

Description	December 31, 2012
Cash Equivalents	$117,403,824	$117,403,824	$—
Investments in Non-Consolidated LLCs	99,262,759	—	99,262,759
Futures (1)	416,804	416,804	—
Forwards (1)	(2,072,428)	—	(2,072,428)
Options (1)	(29,494)	132,601	(162,095)
	$214,981,465	$117,953,229	$97,028,236

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

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2013 and 2012.

9.              DERIVATIVE CONTRACTS AND OFF-BALANCE SHEET RISK

The Partnership is exposed to market risk, the risks arising from changes in the market value of the contracts; credit risk, the risk of failure by another party to perform according to the terms of a contract and concentration risk; the risk of financial institution insolvency.

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

Set forth below are tables which disclose both gross information and net information about instruments and transactions eligible for offset in the Consolidated Statements of Financial Condition and instruments and transactions that are subject to an agreement similar to a master netting agreement, as well as amounts related to margin, reflected as financial collateral (including cash collateral), held at clearing brokers and other counterparties. Margin reflected in the collateral tables reflects margin up to an amount of 100% of the net amount of unrealized loss for the respective counterparty. Actual margin amounts required at each counterparty are based on the notional amounts or the number of contracts outstanding and may exceed the margin presented in the collateral tables. The master netting and similar agreements allow the clearing brokers to net any collateral held in or on behalf of the Partnership or liabilities or payment obligations of the clearing brokers to the Partnership against any liabilities or payment obligations of the Partnership to the clearing brokers. The Partnership is required to deposit financial collateral (including cash collateral) at the clearing brokers and counterparties to continually meet the original and maintenance requirements established by the clearing brokers and counterparties. Such requirements are specific to the respective clearing broker or counterparty.

As noted in Note 2, during the normal course of business, the Partnership, through each Trading Advisor, enters into derivative contracts with various clearing brokers and derivatives counterparties. Pursuant to the agreements with each clearing broker and derivative counterparty, certain positions have been netted in the Consolidated Statements of Financial Condition to reflect the legal right of offset with each clearing broker and derivative counterparty. Such netting is performed on a Trading Advisor by Trading Advisor basis with each clearing broker and derivative counterparty, and thus positions entered by each Trading Advisor are not netted between Trading Advisors.  The tables below present the offsetting on a basis by commodity industry sector.  As the receivables and payables are netted by clearing broker and derivative counterparty and by Trading Advisor, as appropriate under GAAP, the presentation below does not reflect amounts across commodity industry sectors which have been netted in the Consolidated Statements of Financial Condition.  Thus, amounts for certain commodity industry sectors may appear to be netted in excess of the gross amounts of recognized assets or liabilities, as indicated by a negative net asset amount or positive net liability amount in the net amounts presented in the Consolidated Statements of Financial Condition in the tables below.

As of 12/31/2013

Offsetting of Net unrealized profit / market value on open contracts / options:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Consolidated Statements	the Consolidated Statements
Industry Sector	Recognized Assets	of Financial Condition	of Financial Condition
Futures
Agriculture	$168,600	$(119,929)	$48,671
Currencies	256,067	(44,656)	211,411
Energy	40,183	(35,855)	4,328
Interest rates	92,335	(184,727)	(92,392)
Metals	1,028,523	(949,902)	78,621
Stock indices	971,018	(9,814)	961,204
Subtotal	2,556,726	(1,344,883)	1,211,843

Forwards
Currencies	336,711	(334,160)	2,551

Options
Currencies	344,294	(172,223)	172,071
Energy	—	(28,500)	(28,500)
Interest rates	—	(570,141)	(570,141)
Stock indices	—	(49,395)	(49,395)
Subtotal	344,294	(820,259)	(475,965)

Total Derivatives subject to a master netting or similar arrangement	3,237,731	(2,499,302)	738,429

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$3,237,731	$(2,499,302)	$738,429

Offsetting of Net unrealized loss / market value on open contracts / options:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Consolidated Statements	the Consolidated Statements
Industry Sector	Recognized Liabilities	of Financial Condition	of Financial Condition
Futures
Agriculture	$(119,929)	$119,929	$—
Currencies	(44,656)	44,656	—
Energy	(35,855)	35,855	—
Interest rates	(239,106)	184,727	(54,379)
Metals	(949,902)	949,902	—
Stock indices	(13,564)	9,814	(3,750)
Subtotal	(1,403,012)	1,344,883	(58,129)

Forwards
Currencies	(419,377)	334,160	(85,217)

Options
Currencies	(295,045)	172,223	(122,822)
Energy	(9,150)	11,100	1,950
Interest rates	(163,219)	406,735	243,516
Stock indices	(213,075)	—	(213,075)
Subtotal	(680,489)	590,058	(90,431)

Total Derivatives subject to a master netting or similar arrangement	(2,502,878)	2,269,101	(233,777)

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(2,502,878)	$2,269,101	$(233,777)

As of 12/31/2012

Offsetting of Net unrealized profit / market value on open contracts / options:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Consolidated Statements	the Consolidated Statements
Industry Sector	Recognized Assets	of Financial Condition	of Financial Condition
Futures
Agriculture	$168,568	$(274,704)	$(106,136)
Currencies	718,875	(378,990)	339,885
Energy	574,348	(442,954)	131,394
Interest rates	562,168	(245,882)	316,286
Metals	2,403,115	(2,661,358)	(258,243)
Stock indices	677,507	(382,114)	295,393
Subtotal	5,104,581	(4,386,002)	718,579

Forwards
Currencies	959,887	(764,945)	194,942

Options
Agriculture	—	—	—
Currencies	2,200	(2,200)	—
Energy	4,730	(4,840)	(110)
Interest rates	30,182	(47,438)	(17,256)
Metals	370,030	—	370,030
Stock indices	150,700	(75,350)	75,350
Subtotal	557,842	(129,828)	428,014

Total Derivatives subject to a master netting or similar arrangement	6,622,310	(5,280,775)	1,341,535

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$6,622,310	$(5,280,775)	$1,341,535

Offsetting of Net unrealized loss / market value on open contracts / options:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Consolidated Statements	the Consolidated Statements
Industry Sector	Recognized Liabilities	of Financial Condition	of Financial Condition
Futures
Agriculture	$(258,132)	$274,704	$16,572
Currencies	(494,614)	378,990	(115,624)
Energy	(413,383)	442,954	29,571
Interest rates	(292,476)	245,882	(46,594)
Metals	(2,900,138)	2,661,358	(238,780)
Stock indices	(329,033)	382,114	53,081
Subtotal	(4,687,776)	4,386,002	(301,774)

Forwards
Currencies	(3,032,317)	764,945	(2,267,372)

Options
Agriculture	—	—	—
Currencies	(203,826)	2,200	(201,626)
Energy	(32,560)	4,840	(27,720)
Interest rates	(91,369)	47,438	(43,931)
Metals	(116,030)	—	(116,030)
Stock indices	(143,550)	75,350	(68,200)
Subtotal	(587,335)	129,828	(457,507)

Total Derivatives subject to a master netting or similar arrangement	(8,307,428)	5,280,775	(3,026,653)

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(8,307,428)	$5,280,775	$(3,026,653)

As of 12/31/2013

Collateral Held by Counterparty:

		Gross Amounts not offset in the Consolidated Statements of Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Consolidated Statements of Financial Condition	Received	Amount

Counterparty A	$765,608	$—	$765,608
Counterparty B	454,673	—	454,673
Counterparty C	—	—	—
Counterparty D	—	—	—
Counterparty E	—	—	—
Counterparty F	—	—	—
Counterparty G	40,799	—	40,799
Counterparty H	—	—	—
	$1,261,080	$—	$1,261,080

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Consolidated Statements of Financial Condition	Pledged	Amount

Counterparty A	$—	$—	$—
Counterparty B	—	—	—
Counterparty C	673,773	2,575,061	—
Counterparty D	—	—	—
Counterparty E	76,767	85	76,682
Counterparty F	—	—	—
Counterparty G	—	—	—
Counterparty H	5,888	3	5,885
	$756,428	$2,575,149	$82,567

As of 12/31/2012
Collateral Held by Counterparty:

		Gross Amounts not offset in the Consolidated Statements of Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Consolidated Statements of Financial Condition	Received	Amount

Counterparty A	$—	$—	$—
Counterparty B	708,832	—	708,832
Counterparty C	—	—	—
Counterparty D	397,408	—	397,408
Counterparty E	—	—	—
Counterparty F	78,890	—	78,890
	$1,185,130	$—	$1,185,130

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Consolidated Statements of Financial Condition	Pledged	Amount

Counterparty A	$216,144	$216,144	$—
Counterparty B	—	—	—
Counterparty C	248,713	248,713	—
Counterparty D	—	—	—
Counterparty E	2,405,391	2,214,223	191,168
Counterparty F	—	—	—
	$2,870,248	$2,679,080	$191,168

Concentration Risk

The amount of required margin and good faith deposits with the brokers usually ranges from 1% to 10% of net asset value of the Partnership.  The cash held to satisfy such requirements at December 31, 2013 and 2012 was $10,605,212 and $17,940,020 respectively, which equals 8.05% and 6.86% of net asset value of the Partnership, respectively.

The Partnership has a substantial portion of its assets on deposit with financial institutions.  In the event of a financial institution’s insolvency, recovery of Partnership assets on deposit may be limited to account insurance or other protection afforded such deposits.

10.  Selective Quarterly Financial Data (unaudited)

	Net Income /	Weighted average number of General Partner and Limited Partner Units outstanding				Net Income / (Loss) per weighted average
Quarter Ended	(Loss)	Series A	Series F	Series G	Series I	Series A	Series F	Series G	Series I

December 31, 2013	$4,312,077	136,017,449	61,091	17,462,354	1,497,602	$0.0252	$6.02	$0.0261	$0.0409
September 30, 2013	(5,622,815)	162,231,045	66,250	18,381,424	1,688,736	(0.0282)	(6.90)	(0.0298)	(0.0262)
June 30, 2013	(13,234,871)	200,364,270	70,478	19,695,227	1,873,085	(0.0550)	(13.51)	(0.0581)	(0.0615)
March 31, 2013	(3,939,795)	223,756,617	74,805	20,908,396	1,922,531	(0.0149)	(3.59)	(0.0155)	(0.0091)

December 31, 2012	$(10,922,919)	252,136,637	78,737	21,896,186	2,000,105	$(0.0370)	$(8.80)	$(0.0381)	$(0.0352)
September 30, 2012	(3,396,176)	278,403,557	81,258	22,621,697	1,926,284	(0.0104)	(2.79)	(0.0121)	(0.0073)
June 30, 2012	(229,443)	303,708,654	86,373	23,497,617	1,996,632	(0.0009)	0.13	0.0000	0.0103
March 31, 2012	(16,282,682)	327,717,234	90,659	24,305,942	2,152,850	(0.0432)	(10.34)	(0.0448)	(0.0427)

December 31, 2011	$(14,000,632)	324,770,222	92,337	25,041,655	2,686,980	$(0.0369)	$(9.52)	$(0.0415)	$(0.0370)
September 30, 2011	16,692,303	312,831,615	93,433	25,494,239	2,730,581	0.0454	11.41	0.0496	0.0624
June 30, 2011	(13,551,965)	307,193,411	94,738	26,297,047	2,654,107	(0.0378)	(8.90)	(0.0385)	(0.0362)
March 31, 2011	(6,332,096)	297,988,615	96,347	26,951,719	2,574,311	(0.0181)	(4.31)	(0.0187)	(0.0123)

11.       RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, FASB issued ASU 2011-11, Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”), which requires entities to disclose information about financial instructions and derivative instruments that have been offset or that subject to enforceable master netting agreements, to enable users of its financial statements to understand the effect of those arrangements on its financial statements to understand the effect of those arrangements on its financial position.  Entities are required to provide both net (offset amounts) and gross information in the notes to the financial statements for relevant assets and liabilities that are offset or subject to the arrangements.  The amendments in ASU 2011-11 are effective for interim and annual periods beginning on or after January 1, 2013, and an entity should provide the disclosures required by the amendments retrospectively for all comparable periods presented.  The adoption of additional disclosure requirements are reflected in the Partnership’s consolidated financial statements in Note 9.

In January 2013, FASB issued ASU 2013-01, Balance Sheet (Topic 210), clarifying the scope of the disclosure about Offsetting Assets and Liabilities (“ASU 2013-01”). This update clarifies that the scope of ASU 2011-11 applied to derivatives accounted for in accordance with Topic 815.  This update is in effect for interim and annual periods beginning on or after January 1, 2013, and an entity should provide the disclosures required by the amendments retrospectively for all the comparable periods presented. The adoption of additional disclosure requirements are reflected in the Partnership’s consolidated financial statements in Note 9.

In April 2013, FASB issued Accounting Standards Update (“ASU”) 2013-07, Presentation of Financial Statements: Liquidation Basis of Accounting (“ASU 2013-07”). ASU 2013-07 provides guidance on when and how to apply the liquidation basis of accounting and on what to disclose in an applicable entity’s financial statements. It is intended to increase the consistency and comparability of financial statements prepared under the liquidation basis of accounting. ASU 2013-07 is effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim period therein and should be applied prospectively. The Partnership is currently evaluating the impact of adopting ASU 2013-07.

In June 2013, the FASB issued ASU No. 2013-08, Financial Services — Investment Companies: Amendments to the Scope, Measurement, and Disclosure Requirements (“ASU 2013-08”). ASU 2013-08 amends the current criteria for an entity to qualify as an investment company, creates new disclosure requirements and amends the measurement criteria for certain interests in other investment companies. ASU 2013-08 also amends the current requirements related to qualifying for the “investment company deferral” as well as the requirements related to qualifying for the “net asset value practical expedient”. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Partnership is currently evaluating the impact of adopting ASU 2013-08.

12.       SUBSEQUENT EVENTS

The General Partner has evaluated the impact of all subsequent events of the Partnership through the date these consolidated financial statements were available to be issued, and has determined that there were no subsequent events requiring adjustment or additional disclosure in the consolidated financial statements.

The General Partner terminated the advisory agreement with the Trading Advisor for Cambridge Global Horizons, LLC on January 30, 2014 and expects to pay all proceeds to its members before the end of the first quarter of 2014.  The General Partner entered into an advisory agreement with the Trading Advisor Canberra Global Horizons, LLC on December 30, 2013; trading commenced February 18, 2014, at which time another fund managed by the General Partner will also invest in the LLC.  The General Partner entered into an advisory agreement with the Trading Advisor Euphrates Global Horizons, LLC on February 07, 2014; trading commenced March 10, 2014.  On February 28, 2014, the other funds managed by the General Partner redeemed from Alamo Global Horizons, LLC and Breakout Global Horizons, LLC.  As a result effective March 1, 2014, Alamo Global Horizons, LLC and Breakout Global Horizons, LLC will be wholly owned subsidiaries of the Partnership.

   *   *   *   *   *   *   *    *   *   *   *   *   *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

of BlackRock Global Horizons I L.P.

and

Managing Director of

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P.