Form 10-K, Exhibit 13
period 2013-12-31
BlackRock Global Horizons I L.P.
filed 2014-03-21
CIK 904918

Exhibit 13.01(a)

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2013 and 2012 and
for the years ended December 31, 2013 and 2012 and
Independent Auditors’ Report

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2013 and 2012	3

Statements of Operations for the years ended December 31, 2013 and 2012	4

Statements of Changes in Members’ Capital for the years ended December 31, 2013 and 2012	5

Financial Data Highlights for the years ended December 31, 2013 and 2012	6

Notes to Financial Statements	7-22

INDEPENDENT AUDITORS’ REPORT

To Alamo Global Horizons, LLC:

We have audited the accompanying financial statements of Alamo Global Horizons, LLC (the “Company”), which comprise the statement of financial condition as of December 31, 2013 and December 31, 2012, and the related statements of operations, and changes in members’ capital, and the financial data highlights for the years ended December 31, 2013 and December 31, 2012, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements and financial data highlights in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements and financial data highlights that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and financial data highlights. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and financial data highlights, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements and financial data highlights in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and financial data highlights. Our procedures included confirmation of securities owned as of December 31, 2013, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Alamo Global Horizons, LLC as of December 31, 2013 and 2012, and the results of its operations, changes in its members’ capital, and financial data highlights for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

March 21, 2014

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	December 31,	December 31,
	2013	2012
ASSETS:
Cash and cash equivalents	$8,183,611	$20,377,477
Equity in commodity futures trading accounts:
Cash (restricted cash $1,318,821 and $1,359,877)	2,966,409	3,478,994
Net unrealized profit on open contracts	99,554	262,603
Accrued interest and other assets	520	2,712

TOTAL ASSETS	$11,250,094	$24,121,786

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Due to BlackRock Global Horizons I L.P.	$559,480	$1,026,163
Trading Advisor’s management fees payable	4,083	9,166
Administrator fees payable	10,806	8,224
Professional fees payable	33,261	27,361
Other fees payable	(2,864)	1,368

Total liabilities	604,766	1,072,282

MEMBERS’ CAPITAL	10,645,328	23,049,504

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$11,250,094	$24,121,786

See notes to financial statements.

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
TRADING PROFITS (LOSSES):
Realized	$(178,588)	$(695,043)
Change in unrealized	(178,881)	(239,088)
Brokerage commissions and clearing costs	(43,377)	(155,012)

Total trading (losses)	(400,846)	(1,089,143)

INVESTMENT INCOME:
Interest	9,324	43,077

EXPENSES:
Trading Advisor’s management fees	314,380	614,518
Administrator fees	46,078	88,694
Professional fees	70,968	152,733
Other fees	578,782	1,058,674
Total expenses	1,010,208	1,914,619

NET INVESTMENT LOSS	(1,000,884)	(1,871,542)

NET LOSS	$(1,401,730)	$(2,960,685)

See notes to financial statements.

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

MEMBERS’ CAPITAL, DECEMBER 31, 2011	$37,008,721

Subscriptions	1,569,678

Net loss	(2,960,685)

Redemptions	(10,686,083)

Net reallocations by BlackRock Global Horizons I L.P.	(1,882,127)

MEMBERS’ CAPITAL, DECEMBER 31, 2012	23,049,504

Subscriptions	355,293

Net loss	(1,401,730)

Redemptions	(10,501,824)

Net reallocations by BlackRock Global Horizons I L.P.	(855,915)

MEMBERS’ CAPITAL, DECEMBER 31, 2013	$10,645,328

See notes to financial statements.

ALAMO GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The following ratios have been derived from information provided in the financial statements.  An individual Member’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	2013	2012
Total Return:
Total return (before Profit Shares)	-9.50%	-8.53%
Profit Shares	0.00%	0.00%
Total return	-9.50%	-8.53%

Ratios to Average Net Assets:(1)
Expenses (before Profit Shares)	6.68%	6.74%
Profit Shares	0.00%	0.00%
Expenses	6.68%	6.74%

Net investment loss	-6.62%	-6.60%

(1) Included in the ratios of expenses to average Members’ capital are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statements of Operations.

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

Prior to November 1, 2011, the Company was wholly owned by the Partnership, and as a result consolidated into the financial statements of the Partnership.  Effective November 1, 2011, the Manager allowed other funds and accounts managed by the General Partner of the Partnership (and affiliates of the General Partner) to invest directly with the Company.  The financial statements of the Company presented herein reflect the financial position as of December 31, 2013 and 2012, the results of operations, changes in members’ capital and financial data highlights for the years ended December 31, 2013 and 2012.

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

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  The Company qualifies as an investment company under the provisions of the American Institute of Certified Public Accountants Audit and Accounting Guide - Investment Companies (the “Audit and Accounting Guide”).

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

The Company files U.S. Federal and various state and local tax returns. No income tax returns are currently under examination. The statute of limitations on the Company’s U.S. Federal tax returns are open for the years ended 2013 and 2012. The statute of limitations on the Company’s state and local tax returns may remain open for an additional year depending on the jurisdiction.

There are no unrecognized tax benefits relating to the accompanying financial statements.

Distributions

The Members are entitled to receive any distributions which may be made by the Company.  No such distributions have been declared for the years ended December 31, 2013 or 2012.

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

3.              CONDENSED SCHEDULES OF INVESTMENTS

The Company trades futures and forwards contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2013, 4,721 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, that are presented as Net unrealized profit  on open contracts in the Statements of Financial Condition as of December 31, 2013 are as follows:

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

No individual contract’s unrealized profit or loss comprised greater than 5% of the Company’s capital as of December 31, 2013.

During the year ended December 31, 2012, 17,129 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, that are presented as Net unrealized profit  on open contracts in the Statements of Financial Condition as of December 31, 2012 are as follows:

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

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statements of Operations for the years ended December 31, 2013 and 2012 are as follows:

2013

		Change in Net
Commodity Industry Sector	Realized Profits (Losses)	Unrealized Profits (Losses)	Net Trading Profits (Losses)

Futures
Agriculture	$66,340	$(7,504)	$58,836
Currencies	754,943	(14,747)	740,196
Energy	(546,443)	(542)	(546,985)
Interest rates	(1,012,643)	(42,421)	(1,055,064)
Metals	622,925	(113,667)	509,258
Stock indices	(63,710)	—	(63,710)
Total	$(178,588)	$(178,881)	$(357,469)

2012

Commodity Industry Sector	Realized Profits (Losses)	Change in Net Unrealized Profits (Losses)	Net Trading Profits (Losses)

Futures
Agriculture	$(1,322,864)	$40,903	$(1,281,961)
Currencies	(1,355,471)	70,514	(1,284,957)
Energy	939,143	(78,404)	860,739
Interest rates	383,180	(244,062)	139,118
Metals	(761,358)	3,188	(758,170)
Stock indices	1,422,327	(31,227)	1,391,100
Total	$(695,043)	$(239,088)	$(934,131)

4.              RELATED PARTY TRANSACTIONS

As of December 31, 2013 and 2012, $8,183,611 and $20,377,477, respectively, were invested in an affiliated BlackRock money market fund.  The Due to BlackRock Global Horizons I L.P. balances of $559,480 and $1,026,163 included in the Statements of Financial Condition as of December 31, 2013 and 2012, respectively, represents amounts due to the BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

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

6.              MEMBERS’ CAPITAL

At December 31, 2013 and 2012, the Members’ capital balances were:

December 31, 2013	Members’ Capital

BlackRock Global Horizons I L.P.	$8,199,499
Multi Manager Alpha Systematic Trend LTD.	2,445,829
Total Members’ Capital	$10,645,328

December 31, 2012	Members’ Capital

BlackRock Global Horizons I L.P.	$17,559,155
BlackRock Global Horizons LTD.	2,871,694
Multi Manager Alpha Systematic Trend LTD.	2,618,655
Total Members’ Capital	$23,049,504

Each Member shares in the operations of the Company in proportion to their respective interests in the Company.   Other funds and accounts managed by the Manager or its affiliates may be added at the Manager’s discretion and percentage of Members’ ownership may not remain consistent.

7.              FAIR VALUE DISCLOSURES

The Company qualifies as an investment company under the provisions of the American Institute of Certified Public Accountants Audit and Accounting Guide for Investment Companies (“Audit and Accounting Guide”) and therefore, all investments including derivatives are stated at fair value in the Statements of Financial Condition, and changes in fair value are included in Realized and Change in unrealized trading profits (losses) in the Statements of Operations.

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

		Fair Value at Reporting Date Using
Description	December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash Equivalents	$8,183,611	$8,183,611	$—
Futures (1)	99,554	99,554	—
	$8,283,165	$8,283,165	$—

Description	December 31, 2012
Cash Equivalents	$20,377,477	$20,377,477	$—
Futures (1)	262,603	262,603	—
	$20,640,080	$20,640,080	$—

(1) See Condensed Schedules of Investments in Note 3 for the values in each commodity industry sector within this table.

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2013 and 2012.

8.              DERIVATIVE CONTRACTS AND OFF-BALANCE SHEET RISK

The Company is exposed to market risk, the risks arising from changes in the market value of the contracts; credit risk, the risk of failure by another party to perform according to the terms of a contract and concentration risk; the risk of financial institution insolvency.

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

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with OTC (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In OTC transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and JPMS may also require margin in the OTC markets.

Set forth below are tables which disclose both gross information and net information about instruments and transactions eligible for offset in the Statements of Financial Condition and instruments and transactions that are subject to an agreement similar to a master netting agreement, as well as amounts related to margin, reflected as financial collateral (including cash collateral), held at JPMS. Margin reflected in the collateral tables reflects margin up to an amount of 100% of the net amount of unrealized loss for JPMS. Actual margin amounts required at each counterparty are based on the notional amounts or the number of contracts outstanding and may exceed the margin presented in the collateral tables. The master netting agreements allow JPMS to net any collateral held in or on behalf of the Company or liabilities or payment obligations of JPMS to the Company against any liabilities or payment obligations of the Company to JPMS. The Company is required to deposit financial collateral (including cash collateral) at JPMS. Such requirements are specific to JPMS.

As noted in Note 2, during the normal course of business, the Company enters into derivative contracts with JPMS. Pursuant to the agreement with JPMS, certain positions have been netted in the Statements of Financial Condition to reflect the legal right of offset with JPMS. The tables below present the offsetting on a basis by commodity industry sector.  As the receivables and payables are netted by JPMS, as appropriate under GAAP, the presentation below does not reflect amounts across commodity industry sectors which have been netted in the Statements of Financial Condition.  Thus, amounts for certain commodity industry sectors may appear to be netted in excess of the gross amounts of recognized assets or liabilities, as indicated by a negative net asset amount or positive net liability amount in the net amounts presented in the Statements of Financial Condition in the tables below.

As of 12/31/2013

Offsetting of Net unrealized profit on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Assets	Condition	Condition
Futures
Agriculture	$287,888	$(156,188)	$131,700
Currencies	183,535	(21,663)	161,872
Interest rates	—	(80,351)	(80,351)
Metals	4,108	(117,775)	(113,667)
Subtotal	475,531	(375,977)	99,554

Total Derivatives subject to a master netting or similar arrangement	475,531	(375,977)	99,554
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$475,531	$(375,977)	$99,554

Offsetting of Net unrealized loss on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Liabilities	Condition	Condition
Futures
Agriculture	$(156,188)	$156,188	$—
Currencies	(21,663)	21,663	—
Interest rates	(80,351)	80,351	—
Metals	(117,775)	117,775	—
Subtotal	(375,977)	375,977	—

Total Derivatives subject to a master netting or similar arrangement	(375,977)	375,977	—
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(375,977)	$375,977	$—

As of 12/31/2012

Offsetting of Net unrealized profit on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Assets	Condition	Condition
Futures
Agriculture	$234,563	$(95,359)	$139,204
Currencies	335,569	(174,782)	160,787
Energy	13,066	(12,524)	542
Interest rates	1,880	(39,810)	(37,930)
Subtotal	585,078	(322,475)	262,603

Total Derivatives subject to a master netting or similar arrangement	585,078	(322,475)	262,603
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$585,078	$(322,475)	$262,603

Offsetting of Net unrealized loss on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Liabilities	Condition	Condition
Futures
Agriculture	$(95,359)	$95,359	$—
Currencies	(174,782)	174,782	—
Energy	(12,524)	12,524	—
Interest rates	(39,810)	39,810	—
Subtotal	(322,475)	322,475	—

Total Derivatives subject to a master netting or similar arrangement	(322,475)	322,475	—
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(322,475)	$322,475	$—

As of 12/31/2013

Collateral Held by Counterparty:

		Gross Amounts not offset in the Statements of Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Received	Amount

Counterparty A	$99,554	$—	$99,554
	$99,554	$—	$99,554

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Pledged	Amount

Counterparty A	$—	$—	$—
	$—	$—	$—

As of 12/31/2012

Collateral Held by Counterparty:

		Gross Amounts not offset in the Statements of Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Received	Amount

Counterparty A	$262,603	$—	$262,603
	$262,603	$—	$262,603

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Pledged	Amount

Counterparty A			$—
	$—	$—	$—

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranges from 1% to 10% of the members’ capital of the Company.  The cash held to satisfy such requirement at December 31, 2013 and 2012 was $1,318,821 and $1,359,877 respectively, which equals 12.39% and 5.90% of the Members’ capital, respectively.  The Company has a substantial portion of its assets on deposit with financial institutions.  In the event of a financial institution’s insolvency, recovery of Company assets on deposit may be limited to account insurance or other protection afforded such deposits.

9.              RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, FASB issued ASU 2011-11, Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”), which requires entities to disclose information about financial instructions and derivative instruments that have been offset or that subject to enforceable master netting agreements, to enable users of its financial statements to understand the effect of those arrangements on its financial statements to understand the effect of those arrangements on its financial position.  Entities are required to provide both net (offset amounts) and gross information in the notes to the financial statements for relevant assets and liabilities that are offset or subject to the arrangements.  The amendments in ASU 2011-11 are effective for interim and annual periods beginning on or after January 1, 2013, and an entity should provide the disclosures required by the amendments retrospectively for all comparable periods presented.  The adoption of additional disclosure requirements are reflected in the Company’s financial statements in Note 8.

In January 2013, FASB issued ASU 2013-01, Balance Sheet (Topic 210), clarifying the scope of the disclosure about Offsetting Assets and Liabilities (“ASU 2013-01”). This update clarifies that the scope of ASU 2011-11 applied to derivatives accounted for in accordance with Topic 815.  This update is in effect for interim and annual periods beginning on or after January 1, 2013, and an entity should provide the disclosures required by the amendments retrospectively for all the comparable periods presented. The adoption of additional disclosure requirements are reflected in the notes to the Company’s financial statements in Note 8.

In April 2013, FASB issued Accounting Standards Update (“ASU”) 2013-07, Presentation of Financial Statements: Liquidation Basis of Accounting (“ASU 2013-07”). ASU 2013-07 provides guidance on when and how to apply the liquidation basis of accounting and on what to disclose in an applicable entity’s financial statements. It is intended to increase the consistency and comparability of financial statements prepared under the liquidation basis of accounting. ASU 2013-07 is effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim period therein and should be applied prospectively. The Company is currently evaluating the impact of adopting ASU 2013-07.

In June 2013, the FASB issued ASU No. 2013-08, Financial Services — Investment Companies: Amendments to the Scope, Measurement, and Disclosure Requirements (“ASU 2013-08”). ASU 2013-08 amends the current criteria for an entity to qualify as an investment company, creates new disclosure requirements and amends the measurement criteria for certain interests in other investment companies. ASU 2013-08 also amends the current requirements related to qualifying for the “investment company deferral” as well as the requirements in related to qualifying for the “net asset value practical expedient”. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Company is currently evaluating the impact of adopting ASU 2013-08.

10.       SUBSEQUENT EVENTS

BRIM has evaluated the impact of all subsequent events of the Company through the date these financial statements were available to be issued, and has determined that there were no subsequent events requiring adjustment or additional disclosure in the financial statements.

On February 28, 2014, the other fund managed by the General Partner redeemed from Alamo Global Horizons, LLC.  As a result effective March 1, 2014, Alamo Global Horizons, LLC will be a wholly owned subsidiary of the BlackRock Global Horizons I L.P.

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