Form 10-K, Exhibit 13
period 2013-12-31
BlackRock Global Horizons I L.P.
filed 2014-03-21
CIK 904918

Exhibit 13.01(b)

BREAKOUT GLOBAL HORIZONS, LLC

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

INDEPENDENT AUDITORS’ REPORT

To Breakout Global Horizons, LLC:

We have audited the accompanying financial statements of Breakout Global Horizons, LLC (the “Company”), which comprise the statement of financial condition as of December 31, 2013 and December 31, 2012, and the related statements of operations, and changes in members’ capital, and the financial data highlights for the years ended December 31, 2013 and December 31, 2012, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Breakout Global Horizons, LLC as of December 31, 2013 and 2012, and the results of its operations, changes in its members’ capital, and financial data highlights for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

March 21, 2014

BREAKOUT GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	December 31,	December 31,
	2013	2012

ASSETS:
Cash and cash equivalents	$10,497,462	$21,595,885
Equity in commodity futures trading accounts:
Cash (restricted cash $2,529,118 and $7,597,881)	3,178,709	18,089,465
Net unrealized profit on open contracts	539,757	1,042,090
Accrued interest and other assets	—	3,325

TOTAL ASSETS	$14,215,928	$40,730,765

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Due to BlackRock Global Horizons I L.P.	$614,421	$1,108,537
Redemptions payable	573,985	230,000
Subscription received in advance	200,000	—
Trading Advisor’s management fees payable	3,605	17,164
Administrator fees payable	26,605	19,706
Professional fees payable	36,433	30,833
Other fees payable	2,365	9,307

Total liabilities	1,457,414	1,415,547

MEMBERS’ CAPITAL	12,758,514	39,315,218

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$14,215,928	$40,730,765

See notes to financial statements.

BREAKOUT GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
TRADING PROFITS (LOSSES):
Realized	$1,028,777	$(6,295,144)
Change in unrealized	(489,618)	687,004
Brokerage commissions and clearing costs	(67,359)	(151,374)

Total trading profits (losses)	471,800	(5,759,514)

INVESTMENT INCOME:
Interest	11,148	52,475

EXPENSES:
Trading Advisor’s management fees	259,378	488,959
Administrator fees	50,483	95,739
Professional fees	74,841	160,459
Other fees	636,905	1,132,442
Total expenses	1,021,607	1,877,599

NET INVESTMENT LOSS	(1,010,459)	(1,825,124)

NET LOSS	$(538,659)	$(7,584,638)

See notes to financial statements.

BREAKOUT GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Total

MEMBERS’ CAPITAL, DECEMBER 31, 2011	$58,048,913

Subscriptions	3,773,389

Net loss	(7,584,638)

Redemptions	(13,639,621)

Net reallocations by BlackRock Global Horizons I L.P.	(1,282,825)

MEMBERS’ CAPITAL, DECEMBER 31, 2012	39,315,218

Subscriptions	388,885

Net loss	(538,659)

Redemptions	(24,977,204)

Net reallocations by BlackRock Global Horizons I L.P.	(1,429,726)

MEMBERS’ CAPITAL, DECEMBER 31, 2013	$12,758,514

See notes to financial statements.

BREAKOUT GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The following ratios have been derived from information provided in the financial statements.  An individual Member’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	2013	2012
Total Return:

Total return (before Profit Shares)	-2.39%	-12.91%
Profit Shares	0.00%	0.00%
Total return	-2.39%	-12.91%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	4.20%	4.11%
Profit Shares	0.00%	0.00%
Expenses	4.20%	4.11%

Net investment loss	-4.16%	-4.01%

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

The Bank of New York Mellon provides custody services for the Company.  The Company’s assets are held in cash and customer segregated managed account at Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and at any other clearing brokers that may be utilized by the Company in the future (the “Clearing Brokers”).

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

Equity in Commodity Futures Trading Accounts

Cash at brokers

A portion of the assets maintained at MLPF&S is restricted to meet maintenance margin requirements.  Typically, margin requirements range from 1% to 10% of the notional value of the derivatives traded.

Net Unrealized Profit (Loss) on Open Contracts

The Company, in its normal course of business, enters into various derivatives contracts with MLPF&S which acts as the Company’s clearing broker. Pursuant to the brokerage agreement with MLPF&S (which include netting arrangements), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable with the broker.  Net receivables are included in the Statements of Financial Condition under Equity in commodity futures trading accounts in Net unrealized profit on open contracts; net payables are included in the Statements of Financial Condition under Liabilities in Net unrealized loss on open contracts.

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

3.              CONDENSED SCHEDULES OF INVESTMENTS

The Company trades futures and forwards contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2013, 6,892 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, that are presented as Net unrealized profit  on open contracts in the Statements of Financial Condition as of December 31, 2013 are as follows:

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

During the year ended December 31, 2012, 14,514 contracts were closed.  The fair value of the Company’s futures and forward contracts by type, that are presented as Net unrealized profit on open contracts in the Statements of Financial Condition as of December 31, 2012 are as follows:

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

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statements of Operations for the years ended December 31, 2013 and 2012 are as follows:

2013

Commodity Industry Sector	Realized Profits (Losses)	Change in Net Unrealized Profits (Losses)	Net Trading Profits (Losses)

Futures
Agriculture	$(81,009)	$(161,327)	$(242,336)
Currencies	(335,352)	(594,588)	(929,940)
Energy	(1,871,090)	224,324	(1,646,766)
Interest rates	(799,718)	(74,604)	(874,322)
Metals	515,397	492,980	1,008,377
Stock indices	3,600,549	(376,403)	3,224,146
Total	$1,028,777	$(489,618)	$539,159

2012

Commodity Industry Sector	Realized Profits (Losses)	Change in Net Unrealized Profits (Losses)	Net Trading Profits (Losses)

Futures
Agriculture	$(1,360,285)	$1,008,613	$(351,672)
Currencies	(1,125,446)	218,226	(907,220)
Energy	(986,598)	(222,546)	(1,209,144)
Interest rates	788,511	(487,296)	301,215
Metals	(1,524,195)	(548,067)	(2,072,262)
Stock indices	(2,087,131)	718,074	(1,369,057)
Total	$(6,295,144)	$687,004	$(5,608,140)

4.   RELATED PARTY TRANSACTIONS

As of December 31, 2013 and 2012, $10,497,462 and $21,595,885, respectively, were invested in an affiliated BlackRock money market fund.  The Due to BlackRock Global Horizons I L.P. balances of $614,421 and $1,108,537 included in the Statements of Financial Condition as of December 31, 2013 and 2012, respectively, represents amounts due to the BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

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

6.   MEMBERS’ CAPITAL

At December 31, 2013 and 2012, the Members’ capital balances were:

December 31, 2013	Members’ Capital

BlackRock Global Horizons I L.P.	$9,010,495
Multi Manager Alpha Systematic Trend LTD.	3,748,019
Total Members’ Capital	$12,758,514

December 31, 2012	Members’ Capital

BlackRock Global Horizons I L.P.	$18,966,146
BlackRock Global Horizons LTD.	5,923,147
Core Hedge Fund Strategies LTD.	572,562
Concentrated Quantitative Strategies LTD.	10,114,640
Multi Manager Alpha Systematic Trend LTD.	3,738,723
Total Members’ Capital	$39,315,218

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

		Fair Value at Reporting Date Using
Description	December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash Equivalents	$10,497,462	$10,497,462	$—
Futures (1)	539,757	539,757	—
	$11,037,219	$11,037,219	$—

Description	December 31, 2012
Cash Equivalents	$21,595,885	$21,595,885	$—
Futures (1)	1,042,090	1,042,090	—
	$22,637,975	$22,637,975	$—

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

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with OTC (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In OTC transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and MLPF&S may also require margin in the OTC markets.

Set forth below are tables which disclose both gross information and net information about instruments and transactions eligible for offset in the Statements of Financial Condition and instruments and transactions that are subject to an agreement similar to a master netting agreement, as well as amounts related to margin, reflected as financial collateral (including cash collateral), held at MLPF&S. Margin reflected in the collateral tables reflects margin up to an amount of 100% of the net amount of unrealized loss for MLPF&S. Actual margin amounts required at each counterparty are based on the notional amounts or the number of contracts outstanding and may exceed the margin presented in the collateral tables. The master netting agreements allow MLPF&S to net any collateral held in or on behalf of the Company or liabilities or payment obligations of MLPF&S to the Company against any liabilities or payment obligations of the Company to MLPF&S. The Company is required to deposit financial collateral (including cash collateral) at MLPF&S. Such requirements are specific to MLPF&S.

As noted in Note 2, during the normal course of business, the Company enters into derivative contracts with MLPF&S. Pursuant to the agreement with MLPF&S, certain positions have been netted in the Statements of Financial Condition to reflect the legal right of offset with MLPF&S. The tables below present the offsetting on a basis by commodity industry sector.  As the receivables and payables are netted by MLPF&S, as appropriate under GAAP, the presentation below does not reflect amounts across commodity industry sectors which have been netted in the Statements of Financial Condition.  Thus, amounts for certain commodity industry sectors may appear to be netted in excess of the gross amounts of recognized assets or liabilities, as indicated by a negative net asset amount or positive net liability amount in the net amounts presented in the Statements of Financial Condition in the tables below.

As of 12/31/2013

Offsetting of Net unrealized profit on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Assets	Condition	Condition

Futures
Agriculture	$185,285	$(8,688)	$176,597
Currencies	229,189	(49,465)	179,724
Energy	59,320	(15,656)	43,664
Interest rates	18,717	(125,321)	(106,604)
Metals	132,042	(241,017)	(108,975)
Stock indices	355,451	(100)	355,351
Subtotal	980,004	(440,247)	539,757

Total Derivatives subject to a master netting or similar arrangement	980,004	(440,247)	539,757

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$980,004	$(440,247)	$539,757

Offsetting of Net unrealized loss on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Liabilities	Condition	Condition

Futures
Agriculture	$(8,688)	$8,688	$—
Currencies	(49,465)	49,465	—
Energy	(15,656)	15,656	—
Interest rates	(125,321)	125,321	—
Metals	(241,017)	241,017	—
Stock indices	(100)	100	—
Subtotal	(440,247)	440,247	—

Total Derivatives subject to a master netting or similar arrangement	(440,247)	440,247	—

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(440,247)	$440,247	$—

As of 12/31/2012

Offsetting of Net unrealized profit on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Assets	Condition	Condition

Futures
Agriculture	$337,925	$—	$337,925
Currencies	1,094,467	(307,440)	787,027
Energy	53,800	(234,461)	(180,661)
Interest rates	206,994	(238,994)	(32,000)
Metals	—	(601,955)	(601,955)
Stock indices	756,597	(24,843)	731,754
Subtotal	2,449,783	(1,407,693)	1,042,090

Total Derivatives subject to a master netting or similar arrangement	2,449,783	(1,407,693)	1,042,090

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$2,449,783	$(1,407,693)	$1,042,090

Offsetting of Net unrealized loss on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Liabilities	Condition	Condition

Futures
Agriculture	$—	$—	$—
Currencies	(307,440)	307,440	—
Energy	(234,461)	234,461	—
Interest rates	(238,994)	238,994	—
Metals	(601,955)	601,955	—
Stock indices	(24,843)	24,843	—
Subtotal	(1,407,693)	1,407,693	—

Total Derivatives subject to a master netting or similar arrangement	(1,407,693)	1,407,693	—

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(1,407,693)	$1,407,693	$—

As of 12/31/2013

Collateral Held by Counterparty:

Gross Amounts not offset in the Statements of Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Received	Amount

Counterparty A	$539,757	$—	$539,757
	$539,757	$—	$539,757

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Pledged	Amount

Counterparty A	$—	$—	$—
	$—	$—	$—

As of 12/31/2012
Collateral Held by Counterparty:

Gross Amounts not offset in the Statements of Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Received	Amount

Counterparty A	$1,042,090	$—	$1,042,090
	$1,042,090	$—	$1,042,090

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Pledged	Amount

Counterparty A			$—
	$—	$—	$—

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranges from 1% to 10% of the members’ capital of the Company.  The cash held to satisfy such requirement at December 31, 2013 and 2012 was $2,529,118 and $7,597,881 respectively, which equals 19.82% and 19.33% of the Members’ capital, respectively.  The Company has a substantial portion of its assets on deposit with financial institutions.  In the event of a financial institution’s insolvency, recovery of Company assets on deposit may be limited to account insurance or other protection afforded such deposits.

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

On February 28, 2014, the other fund managed by the General Partner redeemed from Breakout Global Horizons, LLC.  As a result effective March 1, 2014, Breakout Global Horizons, LLC will be a wholly owned subsidiary of the BlackRock Global Horizons I L.P.

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