Form 10-K, Exhibit 13
period 2013-12-31
BlackRock Global Horizons I L.P.
filed 2014-03-21
CIK 904918

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

INDEPENDENT AUDITORS’ REPORT

To Cambridge Global Horizons, LLC:

We have audited the accompanying financial statements of Cambridge Global Horizons, LLC (the “Company”), which comprise the statement of financial condition as of December 31, 2013 and December 31, 2012, and the related statements of operations, and changes in members’ capital, and the financial data highlights for the years ended December 31, 2013 and December 31, 2012, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Cambridge Global Horizons, LLC as of December 31, 2013 and 2012, and the results of its operations, changes in its members’ capital, and financial data highlights for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

March 21, 2014

CAMBRIDGE GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	December 31,	December 31,
	2013	2012

ASSETS:
Cash and cash equivalents	$8,337,799	$4,757,862
Equity in commodity futures trading accounts:
Cash (restricted cash $669,616 and $14,557,619)	5,069,438	38,461,055
Net unrealized profit on open contracts	238,479	—
Accrued interest and other assets	—	2,720

TOTAL ASSETS	$13,645,716	$43,221,637

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Net unrealized loss on open contracts	$—	$175,044
Due to BlackRock Global Horizons I L.P.	527,516	1,680,015
Redemptions payable	308,875	—
Profit Shares payable	—	407,841
Trading Advisor’s management fees payable	5,937	28,093
Administrator fees payable	22,632	15,569
Professional fees payable	32,016	26,116
Other fees payable	2,935	6,247

Total liabilities	899,911	2,338,925

MEMBERS’ CAPITAL	12,745,805	40,882,712

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$13,645,716	$43,221,637

See notes to financial statements.

CAMBRIDGE GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
TRADING PROFITS (LOSSES):
Realized	$(4,507,557)	$9,438,281
Change in unrealized	180,645	380,791
Brokerage commissions and clearing costs	(192,350)	(624,299)

Total trading profits (losses)	(4,519,262)	9,194,773

INVESTMENT INCOME:
Interest	—	—

EXPENSES:
Trading Advisor’s management fees	428,609	953,699
Profit Shares	479	1,173,623
Administrator fees	55,783	113,056
Professional fees	79,833	185,622
Other fees	792,930	1,435,287
Total expenses	1,357,634	3,861,287

NET INVESTMENT LOSS	(1,357,634)	(3,861,287)

NET INCOME / (LOSS)	$(5,876,896)	$5,333,486

See notes to financial statements.

CAMBRIDGE GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

MEMBERS’ CAPITAL, DECEMBER 31, 2011	$48,268,248

Subscriptions	3,520,306

Net income / (loss)	5,333,486

Redemptions	(12,042,779)

Net reallocations by BlackRock Global Horizons I L.P.	(4,196,549)

MEMBERS’ CAPITAL, DECEMBER 31, 2012	40,882,712

Subscriptions	1,329,507

Net income / (loss)	(5,876,896)

Redemptions	(18,608,090)

Net reallocations by BlackRock Global Horizons I L.P.	(4,981,428)

MEMBERS’ CAPITAL, DECEMBER 31, 2013	$12,745,805

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

	2013		2012
Total Return:

Total return (before Profit Shares)	-19.44%		14.81%
Profit Shares	0.00%		-2.76%
Total return	-19.44%		12.22%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	5.45%		7.09%
Profit Shares	0.00	%(2)	2.55%
Expenses	5.45%		9.64%

Net investment loss	-5.84%		-9.74%

(1) Included in the ratios of expenses to average Members’ capital are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statements of Operations.

(2) The Profit Shares ratios round to less than 0.01%.

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

3.              CONDENSED SCHEDULES OF INVESTMENTS

The Company trades futures and forwards contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2013, 31,574 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, that are presented as Net unrealized profit on open contracts in the Statements of Financial Condition as of December 31, 2013 are as follows:

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

During the year ended December 31, 2012, 85,796 contracts were closed.  The fair value of the Company’s futures and forward contracts by type, that are presented as Net unrealized loss on open contracts in the Statements of Financial Condition as of December 31, 2012 are as follows:

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

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statements of Operations for the years ended December 31, 2013 and 2012 are as follows:

2013

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$56,445	$56,802	$113,247
Currencies	248,510	(142,575)	105,935
Energy	(377,018)	(326,219)	(703,237)
Interest rates	(6,355,361)	89,886	(6,265,475)
Metals	878,124	333,774	1,211,898
Stock indices	4,956,222	339,977	5,296,199
Subtotal	(593,078)	351,645	(241,433)

Forwards
Currencies	(3,914,479)	(171,000)	(4,085,479)
Total	$(4,507,557)	$180,645	$(4,326,912)

2012

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(527,105)	$6,063	$(521,042)
Currencies	(419,261)	346,328	(72,933)
Energy	(128,532)	346,296	217,764
Interest rates	7,223,421	(375,797)	6,847,624
Metals	(925,448)	(308,910)	(1,234,358)
Stock indices	2,339,040	(153,710)	2,185,330
Subtotal	7,562,115	(139,730)	7,422,385

Forwards
Currencies	1,876,166	520,521	2,396,687
Total	$9,438,281	$380,791	$9,819,072

4.              RELATED PARTY TRANSACTIONS

As of December 31, 2013 and 2012, $8,337,799 and $4,757,862, respectively, were invested in an affiliated BlackRock money market fund.  The Due to BlackRock Global Horizons I L.P. balances of $527,516 and $1,680,015 included in the Statements of Financial Condition as of December 31, 2013 and 2012, respectively, represents amounts due to the BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

5.              ADVISORY AGREEMENT

The Company and the Trading Advisor has entered into the Agreement.  The Agreement generally renews one year after it is entered into, subject to certain renewal rights exercisable by the Company. The Trading Advisor determines the commodity futures, options on futures, forwards and options contracts trades, if any, to be made on behalf of the Company’s account, subject to certain trading policies and to certain rights reserved by BRIM.  The Company pays the Trading Advisor a management fee of 1.35% annually on the allocated Members’ capital.

Profit Shares, which are 10% of any New Trading Profit, are paid by the Company to the Trading Advisor as of the end of each quarter and upon the net reallocation of assets away from the Trading Advisor.  Profit Shares are also paid out in respect of Member redemptions as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Member.  Profit shares were waived on any new trading profit from April 1, 2013 through December 31, 2013 with the exception of new direct investments.

6.              MEMBERS’ CAPITAL

At December 31, 2013 and 2012, the Members’ capital balances were:

December 31, 2013	Members’ Capital

BlackRock Global Horizons I L.P.	$7,773,556
Multi Manager Alpha Systematic Trend LTD.	4,972,249
Total Members’ Capital	$12,745,805

December 31, 2012	Members’ Capital

BlackRock Global Horizons I L.P.	$24,462,897
BlackRock Global Horizons LTD.	9,061,503
Core Hedge Fund Strategies LTD.	800,646
Multi Manager Alpha Systematic Trend LTD.	6,557,666
Total Members’ Capital	$40,882,712

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

ASC 820 establishes a hierarchy that classifies these inputs into the three broad levels listed below:

Level 1 – Price quotations (unadjusted) in active markets/exchanges for identical instruments.

Level 2 – Other than quoted prices included within Level 1 that are observable for substantially the full term of the asset or liability, either directly or indirectly.  Level 2 includes quoted prices (unadjusted) for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and inputs other than quoted prices that are observable or that can be generally corroborated by observable market data, such as those used in models or other valuation methodologies. As a practical expedient, the Company relies on the net asset value (or its equivalent) of certain investments as their fair value.

Level 3 – Primarily inputs and significant assumptions that are unobservable in the market place.  Level 3 includes instruments for which there is little, if any, market activity.  These inputs require significant judgment or estimation by the Manager of the Company.

There were no Level 3 assets or liabilities held at December 31, 2013, December 31, 2012 or during the years then ended.

The following table summarizes the valuation of the Company’s investments by the above ASC 820 fair value hierarchy levels as of December 31, 2013 and 2012.

		Fair Value at Reporting Date Using
Description	December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash Equivalents	$8,337,799	$8,337,799	$—
Futures (1)	143,194	143,194	—
Forwards (1)	95,285	—	95,285
	$8,576,278	$8,480,993	$95,285

Description	December 31, 2012
Cash Equivalents	$4,757,862	$4,757,862	$—
Futures (1)	(441,328)	(441,328)	—
Forwards (1)	266,284	—	266,284
	$4,582,818	$4,316,534	$266,284

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

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with OTC (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In OTC transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and Newedge USA may also require margin in the OTC markets.

Set forth below are tables which disclose both gross information and net information about instruments and transactions eligible for offset in the Statements of Financial Condition and instruments and transactions that are subject to an agreement similar to a master netting agreement, as well as amounts related to margin, reflected as financial collateral (including cash collateral), held at Newedge USA. Margin reflected in the collateral tables reflects margin up to an amount of 100% of the net amount of unrealized loss for Newedge USA. Actual margin amounts required at each counterparty are based on the notional amounts or the number of contracts outstanding and may exceed the margin presented in the collateral tables. The master netting agreements allow Newedge USA to net any collateral held in or on behalf of the Company or liabilities or payment obligations of Newedge USA to the Company against any liabilities or payment obligations of the Company to Newedge USA. The Company is required to deposit financial collateral (including cash collateral) at Newedge USA. Such requirements are specific to Newedge USA.

As noted in Note 2, during the normal course of business, the Company enters into derivative contracts with Newedge USA. Pursuant to the agreement with Newedge USA, certain positions have been netted in the Statements of Financial Condition to reflect the legal right of offset with Newedge USA. The tables below present the offsetting on a basis by commodity industry sector.  As the receivables and payables are netted by Newedge USA, as appropriate under GAAP, the presentation below does not reflect amounts across commodity industry sectors which have been netted in the Statements of Financial Condition.  Thus, amounts for certain commodity industry sectors may appear to be netted in excess of the gross amounts of recognized assets or liabilities, as indicated by a negative net asset amount or positive net liability amount in the net amounts presented in the Statements of Financial Condition in the tables below.

As of 12/31/2013

Offsetting of Net unrealized profit on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Assets	Condition	Condition

Futures
Agriculture	$18,938	$(10,166)	$8,772
Currencies	20,912	(1,458)	19,454
Energy	4,432	(4,530)	(98)
Interest rates	19,166	(44,050)	(24,884)
Metals	256,282	(303,981)	(47,699)
Stock indices	187,649	—	187,649
Subtotal	507,379	(364,185)	143,194

Forwards
Currencies	413,043	(317,758)	95,285

Total Derivatives subject to a master netting or similar arrangement	920,422	(681,943)	238,479

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$920,422	$(681,943)	$238,479

Offsetting of Net unrealized loss on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Liabilities	Condition	Condition

Futures
Agriculture	$(10,166)	$10,166	$—
Currencies	(1,458)	1,458	—
Energy	(4,530)	4,530	—
Interest rates	(44,050)	44,050	—
Metals	(303,981)	303,981	—
Stock indices	—	—	—
Subtotal	(364,185)	364,185	—

Forwards
Currencies	(317,758)	317,758	—

Total Derivatives subject to a master netting or similar arrangement	(681,943)	681,943	—

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(681,943)	$681,943	$—

As of 12/31/2012

Offsetting of Net unrealized profit on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Assets	Condition	Condition

Futures
Agriculture	$160,859	$(160,859)	$—
Currencies	137,189	(137,189)	—
Energy	1,011,810	(1,011,810)	—
Interest rates	286,006	(286,006)	—
Metals	250,436	(250,436)	—
Stock indices	255,758	(255,758)	—
Subtotal	2,102,058	(2,102,058)	—

Forwards
Currencies	2,764,184	(2,764,184)	—

Total Derivatives subject to a master netting or similar arrangement	4,866,242	(4,866,242)	—

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$4,866,242	$(4,866,242)	$—

Offsetting of Net unrealized loss on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Liabilities	Condition	Condition

Futures
Agriculture	$(208,889)	$160,859	$(48,030)
Currencies	(208,038)	137,189	(70,849)
Energy	(685,689)	1,011,810	326,121
Interest rates	(400,774)	286,006	(114,768)
Metals	(631,910)	250,436	(381,474)
Stock indices	(408,086)	255,758	(152,328)
Subtotal	(2,543,386)	2,102,058	(441,328)

Forwards
Currencies	(2,497,900)	2,764,184	266,284

Total Derivatives subject to a master netting or similar arrangement	(5,041,286)	4,866,242	(175,044)

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(5,041,286)	$4,866,242	$(175,044)

As of 12/31/2013

Collateral Held by Counterparty:

Gross Amounts not offset in the Statements of Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Received	Amount

Counterparty A	$238,479	$—	$238,479
	$238,479	$—	$238,479

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Pledged	Amount

Counterparty A	$—	$—	$—
	$—	$—	$—

As of 12/31/2012

Collateral Held by Counterparty:

Gross Amounts not offset in the Statements of
Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Received	Amount

Counterparty A	$—	$—	$—
	$—	$—	$—

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Pledged	Amount

Counterparty A	$175,044	$175,044	$—
	$175,044	$175,044	$—

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranges from 1% to 10% of the members’ capital of the Company.  The cash held to satisfy such requirement at December 31, 2013 and 2012 was $669,616 and $14,557,619 respectively, which equals 5.25% and 35.61% of the Members’ capital, respectively.   The Company has a substantial portion of its assets on deposit with financial institutions.  In the event of a financial institution’s insolvency, recovery of Company assets on deposit may be limited to account insurance or other protection afforded such deposits.

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