Form 10-K, Exhibit 13
period 2013-12-31
BlackRock Global Horizons I L.P.
filed 2014-03-21
CIK 904918

Exhibit 13.01(d)

NETS GLOBAL HORIZONS, LLC

(Liquidation Basis)

(A Delaware Limited Liability Company)

Financial Statements for the period from January 1, 2013 to
March 31, 2013 (Liquidation Basis) and for the year ended
December 31, 2012 and Independent Auditors’ Report

NETS GLOBAL HORIZONS, LLC (LIQUIDATION BASIS)

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS (LIQUIDATION BASIS):

Statements of Financial Condition as of March 31, 2013 (Liquidation Basis) and December 31, 2012	2

Statements of Operations for the period from January 1, 2013 to March 31, 2013
(Liquidation Basis) and for the year ended December 31, 2012	3

Statements of Changes in Members’ Capital for the period from January 1, 2013 to March 31, 2013
(Liquidation Basis) and for the year ended December 31, 2012	4

Financial Data Highlights for the period from January 1, 2013 to March 31, 2013
(Liquidation Basis) and for the year ended December 31, 2012	5

Notes to Financial Statements (Liquidation Basis)	6-20

INDEPENDENT AUDITORS' REPORT

To the Members of Nets Global Horizons, LLC:

We have audited the accompanying financial statements of Nets Global Horizons, LLC (the “Company”), which comprise the statements of financial condition as of March 31, 2013 (liquidation basis) and December 31, 2012, and the related statements of operations, changes in members’ capital, for the period January 1, 2013 to March 31, 2013 (liquidation basis) and the year ended December 31, 2012, and the financial data highlights for the periods presented, and the related notes to the financial statements (liquidation basis).

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

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Nets Global Horizons, LLC as of March 31, 2013 (liquidation basis) and December 31, 2012, the results of its operations, changes in its members’ capital, and financial data highlights for the period and year presented, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Liquidation Basis of Accounting

As discussed in Note 1 to the financial statements, the General Partner terminated the advisory agreement with the Trading Advisor for the Company on February 22, 2013. Upon termination of the Agreement, the Company changed its basis of accounting from the going concern basis to the liquidation basis of accounting and has pursued an orderly liquidation of the Company. Our opinion is not modified with respect to this matter.

DELOITTE & TOUCHE LLP

September 11, 2013

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

MARCH 31, 2013 (LIQUIDATION BASIS) AND DECEMBER 31, 2012

	March 31,	December 31,
	2013	2012

ASSETS:
Cash and cash equivalents	$18,554	$26,712,321
Equity in commodity futures trading accounts:
Cash (restricted cash $0 and $2,095,713)	8,716	5,138,261
Net unrealized profit on open contracts	30,179	—
Due from BlackRock Global Horizons I L.P.	21,848	—
Accrued interest and other assets	135	1,319

TOTAL ASSETS	$79,432	$31,851,901

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Net unrealized loss on open contracts	$—	$91,517
Due to BlackRock Global Horizons I L.P.	—	997,556
Redemptions payable	—	950,000
Trading Advisor’s management fees payable	—	22,700
Administrator fees payable	18,544	17,468
Professional fees payable	57,083	31,250
Other fees payable	3,805	5,667

Total liabilities	79,432	2,116,158

MEMBERS’ CAPITAL	—	29,735,743

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$79,432	$31,851,901

See notes to financial statements (liquidation basis).

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS FOR THE PERIOD FROM JANUARY 1, 2013

TO MARCH 31, 2013 (LIQUIDATION BASIS) AND FOR THE YEAR ENDED DECEMBER 31, 2012

	2013	2012
TRADING PROFITS (LOSSES):
Realized	$(342,485)	$(6,661,564)
Change in unrealized	105,155	128,008
Brokerage commissions and clearing costs	(4,265)	(73,267)

Total trading profits (losses)	(241,595)	(6,606,823)

INVESTMENT INCOME:
Interest	—	47,328

EXPENSES:
Trading Advisor’s management fees	88,076	851,236
Administrator fees	9,472	94,334
Professional fees	34,219	158,204
Other fees	114,886	1,110,434
Total expenses	246,653	2,214,208

NET INVESTMENT LOSS	(246,653)	(2,166,880)

NET LOSS	$(488,248)	$(8,773,703)

See notes to financial statements (liquidation basis).

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL FOR THE PERIOD FROM

JANUARY 1, 2013 TO MARCH 31, 2013 (LIQUIDATION BASIS) AND FOR THE YEAR ENDED

DECEMBER 31, 2012

MEMBERS’ CAPITAL, DECEMBER 31, 2011	$50,218,492

Additions	3,127,169

Net loss	(8,773,703)

Redemptions	(13,815,456)

Net redemptions by BlackRock Global Horizons I L.P.	(1,020,759)

MEMBERS’ CAPITAL, DECEMBER 31, 2012	29,735,743

Additions	75,334

Net loss	(488,248)

Redemptions	(13,468,579)

Net redemptions by BlackRock Global Horizons I L.P.	(15,854,250)

MEMBERS’ CAPITAL, MARCH 31, 2013	$—

See notes to financial statements (liquidation basis).

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS FOR THE PERIOD FROM JANUARY 1, 2013 TO

MARCH 31, 2013 (LIQUIDATION BASIS) AND FOR THE YEAR ENDED DECEMBER 31, 2012

The following ratios have been derived from information provided in the financial statements.  An individual Member’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	2013		2012
Total Return:

Total return (before Profit Shares)	-1.00%		-18.48%
Profit Shares	0.00%		0.00%
Total return	-1.00%		-18.48%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	7.41	%(2)	5.31%
Profit Shares	0.00%		0.00%
Expenses	7.41	%(2)	5.31%

Net investment loss	-7.41	%(2)	-5.20%

(1) Included in the ratios of expenses to average Members’ capital are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statement of Operations.

(2) The expenses (before Profit Shares) and the interest component have been annualized.

See notes to financial statements (liquidation basis).

NETS GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS (LIQUIDATION BASIS)

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

Prior to October 1, 2011, the Company was wholly owned by the Partnership, and as a result consolidated into the financial statements of the Partnership.  Effective October 1, 2011, the Manager allowed other funds and accounts managed by the General Partner of the Partnership (and affiliates of the General Partner) to invest directly with the Company.  The General Partner terminated the advisory agreement with the Trading Advisor for the Company on February 22, 2013. Upon termination of the Agreement, the Company changed its basis of accounting from the going concern basis to the liquidation basis of accounting and has pursued an orderly liquidation of the Company. As of March 31, 2013, the Company had returned all proceeds to members.  The financial statements of the Company presented herein reflect the financial position as of March 31, 2013 (liquidation basis) and December 31, 2012, the results of operations, changes in members’ capital and financial data highlights for the period January 1, 2013 to March 31, 2013 (liquidation basis) and for the year ended December 31, 2012.

The Bank of New York Mellon provides custody services for the Company.  The Company’s assets are held in cash and a customer segregated managed account at J.P. Morgan Securities LLC (“JPMS”).

Capitalized terms used throughout the notes without definition have the same meaning as set forth in the Agreement.

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) on a liquidation basis as of March 31, 2013 and for the period from January 1, 2013 to March 31, 2013.  The financial statements as of and for the year ended December 31, 2012 were prepared on going concern basis.  The preparation of financial statements in accordance with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. The liquidation basis is appropriate when liquidation is considered imminent and an entity is not viewed as a going concern.  The liquidation basis of accounting requires the Company to record assets at their realizable value, liabilities at their anticipated settlement amounts and to provide estimated costs of liquidating to the extent they are determinable.

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

Equity in Commodity Futures Trading Accounts

Cash at brokers -

A portion of the assets maintained at JPMS was restricted to meet maintenance margin requirements.  Typically, margin requirements ranged from 1% to 10% of the notional value of the derivatives traded.

Net Unrealized Profit (Loss) on Open Contracts -

The Company, in its normal course of business, entered into various derivatives contracts with JPMS which acted as the Company’s clearing broker. Pursuant to the brokerage agreement with JPMS (which included netting arrangements), to the extent that such trading resulted in receivables from and payables to JPMS, these receivables and payables are offset and reported as a net receivable or payable with JPMS.  Net receivables are included in the Statements of Financial Condition under Equity in commodity futures trading accounts in Net unrealized profit on open contracts; net payables are included in the Statements of Financial Condition under Liabilities in Net unrealized loss value on open contracts.

Commodity futures and forwards contracts transactions were recorded on the trade date. The receivables and payables for forwards contracts represented the difference between the original contract value and the market value. The receivables and payables for futures contracts represented the variation margin, which was the daily fluctuation in market value of the futures contracts. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized in the Statements of Operations.

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

The Company files U.S. Federal and various state and local tax returns. No income tax returns are currently under examination. The statute of limitations on the Company’s U.S. Federal tax returns are open for the period ended 2013, the year ended 2012, and the period ended December 31, 2011. The statute of limitations on the Company’s state and local tax returns may remain open for an additional year depending on the jurisdiction.

There are no unrecognized tax benefits relating to the accompanying financial statements.

Distributions

The Members were entitled to receive any distributions which may be made by the Company.  No such distributions were declared for the period ended March 31, 2013 or year ended December 31, 2012.

Members Transactions

The Manager could have, in its sole discretion, reallocated Partnership assets from the Company by contributing to or withdrawing amounts from the Company as of any month end.

Indemnifications

In the normal course of business, the Company entered into contracts and agreements that contain a variety of representations and warranties and which provided general indemnifications.  The Company’s maximum exposure under these arrangements was unknown, as this would involve future claims that may be made against the Company that have not yet occurred.  The Company expects the risk of any future obligation under these indemnifications to be remote.

3.              CONDENSED SCHEDULES OF INVESTMENTS

The Company traded futures and forwards contracts.  The level of trading was affected by conditions in those markets.  During the period ended March 31, 2013, 598 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type that are presented as Net unrealized profit (loss) / market value on open contracts in the Statements of Financial Condition as of March 31, 2013 are as follows:

	Long Positions			Long Positions		Short Positions			Short Positions		Net Unrealized
Commodity	Number	Gross Unrealized		Unrealized	Percent of	Number	Gross Unrealized		Unrealized	Percent of	Profit (Loss) on	Percent of
Industry Sector	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital (1)	of Contracts	Gains	Losses	Profit (Loss)	Members’ Capital (1)	Open Contracts	Members’ Capital (1)	Maturity Dates
Futures
Agriculture	—	$—	$—	$—	N/M	—	$—	$—	$—	N/M	$—	N/M
Currencies	—	—	—	—	N/M	—	—	—	—	N/M	—	N/M
Energy	—	—	—	—	N/M	—	—	—	—	N/M	—	N/M
Interest rates	—	—	—	—	N/M	—	—	—	—	N/M	—	N/M
Metals	10	—	(46,604)	(46,604)	N/M	10	76,783	—	76,783	N/M	30,179	N/M	April 13 - May 13
Stock indices	—	—	—	—	N/M	—	—	—	—	N/M	—	N/M
Total	10	$—	$(46,604)	$(46,604)	N/M	10	$76,783	$—	$76,783	N/M	$30,179	N/M

(1) N/M — Percentages are not meaningful as Members’ Capital as of March 31, 3013 was zero.

No individual contract’s unrealized profit or loss comprised greater than 5% of the Company’s capital as of March 31, 2013.

The Company traded futures and forwards contracts.  The level of trading was affected by conditions in those markets.  During the year ended December 31, 2012, 5,433 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type that are presented as Net unrealized profit (loss) / market value on open contracts in the Statements of Financial Condition as of December 31, 2012 are as follows:

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

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statements of Operations for the period ended March 31, 2013 and the year ended December 31, 2012 are as follows:

2013

		Change in Net
Commodity	Realized Profits	Unrealize	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(3,450)	$12,922	$9,472
Currencies	353,370	(85,922)	267,448
Energy	128,756	(60)	128,696
Interest rates	(53,654)	(15,852)	(69,506)
Metals	(223,816)	70,477	(153,339)
Stock indices	(543,691)	123,590	(420,101)
Total	$(342,485)	$105,155	$(237,330)

2012

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(604,308)	$(2,963)	$(607,271)
Currencies	(1,407,870)	38,478	(1,369,392)
Energy	(1,261,824)	7,764	(1,254,060)
Interest rates	361,596	156,293	517,889
Metals	(1,331,101)	45,137	(1,285,964)
Stock indices	(2,418,057)	(116,701)	(2,534,758)
Total	$(6,661,564)	$128,008	$(6,533,556)

4.              RELATED PARTY TRANSACTIONS

As of March 31, 2013 and December 31, 2012, $18,554 and $26,712,321, respectively, were invested in an affiliated BlackRock money market fund.  The Due from BlackRock Global Horizons I L.P. balance of $21,848 included in the Statements of Financial Condition as of March 31, 2013 represents amounts due to the Company for expenses paid on the Company’s behalf and redemptions of capital from the Company. The Due to BlackRock Global Horizons I L.P. balance of $997,556 included in the Statements of Financial Condition as of December 31, 2012 represents amounts due to BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

5.     ADVISORY AGREEMENT

The Company and the Trading Advisor had entered into the Agreement, which was terminated on February 22, 2013.  The Trading Advisor determined the commodity futures, options on futures, forwards and options contracts trades, if any, to be made on behalf of the Company’s account, subject to certain trading policies and to certain rights reserved by BRIM.  The Company paid the Trading Advisor a management fee of 2.0% annually on the allocated Members’ capital.

Profit Shares, which are 17% of any New Trading Profit, were paid by the Company to the Trading Advisor as of the end of each year and upon the net reallocation of assets away from the Trading Advisor.  Profit Shares were also paid out in respect of Member redemptions as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Member.

6.              MEMBERS’ CAPITAL

At March 31, 2013 and December 31, 2012, the Members’ capital balances were:

March 31, 2013	Members’ Capital

BlackRock Global Horizons I L.P.	$—
Concentrated Quantitative Strategies LTD.	—
Core Hedge Fund Strategies LTD.	—
Multi Manager Alpha Systematic Trend LTD.	—
Total Members’ Capital	$—

December 31, 2012	Members’ Capital

BlackRock Global Horizons I L.P.	$17,110,071
Concentrated Quantitative Strategies LTD.	8,515,400
Core Hedge Fund Strategies LTD.	541,496
Multi Manager Alpha Systematic Trend LTD.	3,568,776
Total Members’ Capital	$29,735,743

Each Member shared in the operations of the Company in proportion to their respective interests in the Company.

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

There were no Level 3 assets held at March 31, 2013, December 31, 2012 or during the period or the year then ended.

The following table summarizes the valuation of the Company’s investments by the above ASC 820 fair value hierarchy levels as of March 31, 2013 and December 31, 2012.

		Fair Value at Reporting Date Using
		Quoted Prices in
		Active Markets for	Significant Other
		Identical Assets	Observable Inputs
Description	March 31, 2013	(Level 1)	(Level 2)
Cash Equivalents	$18,554	$18,554	$—
Futures (1)	30,179	30,179	—
	$48,733	$48,733	$—

Description	December 31, 2012
Cash Equivalents	$26,712,321	$26,712,321	$—
Futures (1)	(91,517)	(91,517)	—
	$26,620,804	$26,620,804	$—

(1) See Condensed Schedules of Investments in Note 3 for the values in each commodity industry sector within this table.

There were no transfers between Level 1 and Level 2 during the period ended March 31, 2013 or the year ended December 31, 2012.

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

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with OTC (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In OTC transactions, on the other hand, the Trading Advisor must rely solely on the credit of their respective individual counterparties. Margins, which were subject to loss in the event of a default, were generally required in exchange trading, and JPMS could also have required margin in the OTC markets.

Set forth below are tables which disclose both gross information and net information about instruments and transactions eligible for offset in the Statements of Financial Condition and instruments and transactions that are subject to an agreement similar to a master netting agreement as well as amounts related to margin, reflected as financial collateral (including cash collateral), held at JPMS. Margin reflected in the Collateral Tables reflect margin up to an amount of 100% of the net amount of unrealized loss for JPMS. Actual margin amounts required at each counterparty are based on the notional amounts or the number of contracts outstanding and may exceed the margin presented in the Collateral Tables. The master netting agreements allow JPMS to net any collateral held in or on behalf of the Company or liabilities or payment obligations of JPMS to the Company against any liabilities or payment obligations of the Company to JPMS. The Company is required to deposit financial collateral (including cash collateral) at JPMS. Such requirements were specific to JPMS.

As of 3/31/2013

Offsetting of Net unrealized profit / market value on open contracts / options:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Assets	Position	Position
Futures
Agriculture	$—	$—	$—
Currencies	—	—	—
Energy	—	—	—
Interest rates	—	—	—
Metals	76,783	46,604	30,179
Stock indices	—	—	—
Subtotal	76,783	46,604	30,179

Total Derivatives subject to a master netting or similar arrangement	76,783	46,604	30,179
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$76,783	$46,604	$30,179

Offsetting of Net unrealized loss / market value on open contracts / options:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Liabilities	Position	Position
Futures
Agriculture	$—	$—	$—
Currencies	—	—	—
Energy	—	—	—
Interest rates	—	—	—
Metals	46,604	46,604	—
Stock indices	—	—	—
Subtotal	46,604	46,604	—

Total Derivatives subject to a master netting or similar arrangement	46,604	46,604	—
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$46,604	$46,604	$—

As of 12/31/2012

Offsetting of Net unrealized profit / market value on open contracts / options:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Assets	Position	Position
Futures
Agriculture	$141,311	$141,311	$—
Currencies	141,032	71,651	69,381
Energy	38,942	38,882	60
Interest rates	28,765	12,913	15,852
Metals	74,783	74,783	—
Stock indices	71,013	71,013	—
Subtotal	495,846	410,553	85,293

Total Derivatives subject to a master netting or similar arrangement	495,846	410,553	85,293
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$495,846	$410,553	$85,293

Offsetting of Net unrealized loss / market value on open contracts / options:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Liabilities	Position	Position
Futures
Agriculture	$154,232	$141,311	$12,921
Currencies	71,651	71,651	—
Energy	38,882	38,882	—
Interest rates	12,913	12,913	—
Metals	115,082	74,783	40,299
Stock indices	194,603	71,013	123,590
Subtotal	587,363	410,553	176,810

Total Derivatives subject to a master netting or similar arrangement	587,363	410,553	176,810
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$587,363	$410,553	$176,810

As of 3/31/2013

Collateral Held by Counterparty:

Gross Amounts not offset in the Statements of
Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statements of Financial Position	Received	Amount

Counterparty A	$30,179	$—	$—
	$30,179	$—	$—

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statements of Financial Position	Pledged	Amount

Counterparty A	$—	$—	$—
	$—	$—	$—

As of 12/31/2012

Collateral Held by Counterparty:

Gross Amounts not offset in the Statements of
Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statements of Financial Position	Received	Amount

Counterparty A	$—	$—	$—
	$—	$—	$—

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statements of Financial Position	Pledged	Amount

Counterparty A	$91,517	$91,517	$—
	$91,517	$91,517	$—

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranged from 1% to 10% of the members’ capital of the Company.  There was no such requirement at March 31, 2013.  The cash and cash equivalents held to satisfy such requirement at December 31, 2012 was $2,095,713 which equaled 7.05% of the Members’ capital.

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