Form 10-K, Exhibit 13
period 2013-12-31
BlackRock Global Horizons I L.P.
filed 2014-03-21
CIK 904918

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

INDEPENDENT AUDITORS’ REPORT

To Quantum Global Horizons, LLC:

We have audited the accompanying financial statements of Quantum Global Horizons, LLC (the “Company”), which comprise the statement of financial condition as of December 31, 2013 and December 31, 2012, and the related statements of operations, and changes in members’ capital, and the financial data highlights for the years ended December 31, 2013 and December 31, 2012, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Quantum Global Horizons, LLC as of December 31, 2013 and 2012, and the results of its operations, changes in its members’ capital, and financial data highlights for the years ended December 31, 2013 and 2012, in accordance with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

March 21, 2014

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	December 31,	December 31,
	2013	2012

ASSETS:
Cash and cash equivalents	$19,551,925	$24,812,881
Equity in commodity futures trading accounts:
Cash (restricted cash $1,123,068 and $7,392,494)	4,535,527	21,435,349
Net unrealized profit on open contracts	381,076	—
Accrued interest and other assets	272	4,094

TOTAL ASSETS	$24,468,800	$46,252,324

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Net unrealized loss on open contracts	$—	$521,711
Due to BlackRock Global Horizons I L.P.	687,414	1,237,006
Redemptions payable	853,745	—
Subscription received in advance	450,000	—
Profit Shares payable	68,481	—
Administrator fees payable	31,646	22,826
Professional fees payable	38,933	33,333
Other fees payable	1,767	8,148

Total liabilities	2,131,986	1,823,024

MEMBERS’ CAPITAL	22,336,814	44,429,300

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$24,468,800	$46,252,324

See notes to financial statements.

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
TRADING PROFITS (LOSSES):
Realized	$(3,054,963)	$5,853,021
Change in unrealized	922,140	309,294
Brokerage commissions and clearing costs	(129,629)	(269,264)

Total trading profits (losses)	(2,262,452)	5,893,051

INVESTMENT INCOME:
Interest	14,689	53,066

EXPENSES:
Profit Shares	68,481	2,756,131
Administrator fees	51,158	91,946
Professional fees	74,621	155,086
Other fees	634,624	1,115,510
Total expenses	828,884	4,118,673

NET INVESTMENT LOSS	(814,195)	(4,065,607)

NET INCOME / (LOSS)	$(3,076,647)	$1,827,444

See notes to financial statements.

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

MEMBERS’ CAPITAL, DECEMBER 31, 2011	$47,984,736

Subscriptions	5,079,604

Net income / (loss)	1,827,444

Redemptions	(10,457,436)

Net reallocations by BlackRock Global Horizons I L.P.	(5,048)

MEMBERS’ CAPITAL, DECEMBER 31, 2012	44,429,300

Subscriptions	9,194,503

Net income / (loss)	(3,076,647)

Redemptions	(26,672,558)

Net reallocations by BlackRock Global Horizons I L.P.	(1,537,784)

MEMBERS’ CAPITAL, DECEMBER 31, 2013	$22,336,814

See notes to financial statements.

QUANTUM GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The following ratios have been derived from information provided in the financial statements.  An individual Member’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	2013	2012
Total Return:
Total return (before Profit Shares)	-2.72%	10.07%
Profit Shares	-0.31%	-6.03%
Total return	-2.99%	4.31%

Ratios to Average Net Assets:(1)
Expenses (before Profit Shares)	2.80%	3.44%
Profit Shares	0.22%	5.80%
Expenses	3.02%	9.24%

Net investment loss	-2.97%	-9.13%

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

3.              CONDENSED SCHEDULES OF INVESTMENTS

The Company trades futures and forwards contracts.  The level of trading is affected by conditions in those markets.  During the year ended December 31, 2013, 17,156 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, that are presented as Net unrealized profit on open contracts in the Statements of Financial Condition as of December 31, 2013 are as follows:

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

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statements of Operations for the years ended December 31, 2013 and 2012 are as follows:

2013

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(355,637)	$12,149	$(343,488)
Currencies	(69,263)	200,520	131,257
Energy	(469,724)	(68,285)	(538,009)
Interest rates	285,280	(244,246)	41,034
Metals	361,381	(23,651)	337,730
Stock indices	(2,807,000)	1,045,653	(1,761,347)

Total	$(3,054,963)	$922,140	$(2,132,823)

2012

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$(347,106)	$105,271	$(241,835)
Currencies	2,201,087	(134,944)	2,066,143
Energy	491,919	47,078	538,997
Interest rates	(3,655,526)	922,682	(2,732,844)
Metals	422,928	63,753	486,681
Stock indices	6,739,719	(694,546)	6,045,173

Total	$5,853,021	$309,294	$6,162,315

4.          RELATED PARTY TRANSACTIONS

As of December 31, 2013 and 2012, $19,551,925 and $24,812,881, respectively, were invested in an affiliated BlackRock money market fund.  The Due to BlackRock Global Horizons I L.P. balances of $687,414 and $1,237,006 included in the Statements of Financial Condition as of December 31, 2013 and 2012, respectively, represents amounts due to BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

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

6.              MEMBERS’ CAPITAL

At December 31, 2013 and 2012, the Members’ capital balances were:

December 31, 2013	Members’ Capital

BlackRock Global Horizons I L.P.	$10,085,057
Multi Manager Alpha Systematic Trend LTD.	3,525,961
TAMUS ARS Fund L.P.	8,725,796
Total Members’ Capital	$22,336,814

December 31, 2012	Members’ Capital

BlackRock Global Horizons I L.P.	$21,164,490
BlackRock Global Horizons LTD.	6,197,644
Concentrated Quantitative Strategies LTD.	12,155,125
Core Hedge Fund Strategies LTD.	858,714
Multi Manager Alpha Systematic Trend LTD.	4,053,327
Total Members’ Capital	$44,429,300

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

		Fair Value at Reporting Date Using
		Quoted Prices in
		Active Markets for	Significant Other
		Identical Assets	Observable Inputs
Description	December 31, 2013	(Level 1)	(Level 2)
Cash Equivalents	$19,551,925	$19,551,925	$—
Futures (1)	381,076	381,076	—
	$19,933,001	$19,933,001	$—

Description	December 31, 2012
Cash Equivalents	$24,812,881	$24,812,881	$—
Futures (1)	(521,711)	(521,711)	—
	$24,291,170	$24,291,170	$—

(1) See Condensed Schedules of Investments in Note 3 for the values in each commodity industry sector within this table

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2013 and 2012.

8.              DERIVATIVE CONTRACTS AND OFF BALANCE SHEET RISK

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

As of 12/31/2013

Offsetting of Net unrealized profit on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Assets	Condition	Condition
Futures
Agriculture	$7,337	$—	$7,337
Currencies	52,981	(9)	52,972
Energy	2,552	(40,449)	(37,897)
Interest rates	144,533	(426)	144,107
Metals	13,303	(1,700)	11,603
Stock indices	204,196	(1,242)	202,954
Subtotal	424,902	(43,826)	381,076

Total Derivatives subject to a master netting or similar arrangement	424,902	(43,826)	381,076
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$424,902	$(43,826)	$381,076

Offsetting of Net unrealized loss on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Liabilities	Condition	Condition
Futures
Agriculture	$—	$—	$—
Currencies	(9)	9	—
Energy	(40,449)	40,449	—
Interest rates	(426)	426	—
Metals	(1,700)	1,700	—
Stock indices	(1,242)	1,242	—
Subtotal	(43,826)	43,826	—

Total Derivatives subject to a master netting or similar arrangement	(43,826)	43,826	—
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(43,826)	$43,826	$—

As of 12/31/2012

Offsetting of Net unrealized profit on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Assets	Condition	Condition
Futures
Agriculture	$8,116	$(8,116)	$—
Currencies	28,021	(28,021)	—
Energy	31,224	(31,224)	—
Interest rates	749,015	(749,015)	—
Metals	36,438	(36,438)	—
Stock indices	110,177	(110,177)	—
Subtotal	962,991	(962,991)	—

Total Derivatives subject to a master netting or similar arrangement	962,991	(962,991)	—
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$962,991	$(962,991)	$—

Offsetting of Net unrealized loss on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statements of Financial	the Statements of Financial
Industry Sector	Recognized Liabilities	Condition	Condition
Futures
Agriculture	$(12,928)	$8,116	$(4,812)
Currencies	(156,216)	28,021	(128,195)
Energy	(835)	31,224	30,389
Interest rates	(360,663)	749,015	388,352
Metals	(1,184)	36,438	35,254
Stock indices	(952,876)	110,177	(842,699)
Subtotal	(1,484,702)	962,991	(521,711)

Total Derivatives subject to a master netting or similar arrangement	(1,484,702)	962,991	(521,711)
Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(1,484,702)	$962,991	$(521,711)

As of 12/31/2013

Collateral Held by Counterparty:

		Gross Amounts not offset in the Statements of Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Received	Amount

Counterparty A	$381,076	$—	$381,076
	$381,076	$—	$381,076

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Pledged	Amount

Counterparty A	$—	$—	$—
	$—	$—	$—

As of 12/31/2012

Collateral Held by Counterparty:

Gross Amounts not offset in the Statements of Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Received	Amount

Counterparty A	$—	$—	$—
	$—	$—	$—

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statements of Financial Condition	Pledged	Amount

Counterparty A	$521,711	$521,711	$—
	$521,711	$521,711	$—

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranges from 1% to 10% of the members’ capital of the Company.  The cash held to satisfy such requirement at December 31, 2013 and 2012 was $1,123,068 and $7,392,494 respectively, which equals 5.03% and 16.64% of the Members’ capital, respectively.  The Company has a substantial portion of its assets on deposit with financial institutions.  In the event of a financial institution’s insolvency, recovery of Company assets on deposit may be limited to account insurance or other protection afforded such deposits.

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