Form 10-K, Exhibit 13
period 2013-12-31
BlackRock Global Horizons I L.P.
filed 2014-03-21
CIK 904918

Exhibit 13.01(f)

QUAKER GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2013 and for the
period from May 7, 2013 to December 31, 2013 and
Independent Auditors’ Report

QUAKER GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS:

Statement of Financial Condition as of December 31, 2013	3

Statement of Operations for the period from May 7, 2013 to December 31, 2013	4

Statement of Changes in Members’ Capital for the period from May 7, 2013 to December 31, 2013	5

Financial Data Highlights for the period from May 7, 2013 to December 31, 2013	6

Notes to Financial Statements	7-19

INDEPENDENT AUDITORS’ REPORT

To Quaker Global Horizons, LLC:

We have audited the accompanying financial statements of Quaker Global Horizons, LLC (the “Company”), which comprise the statement of financial condition as of December 31, 2013, and the related statements of operations, and changes in members’ capital, and the financial data highlights for period from May 7, 2013 (commencement of operations) to December 31, 2013, and the related notes to the financial statements.

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

Opinion

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of Quaker Global Horizons, LLC as of December 31, 2013, and the results of its operations, changes in its members’ capital, and financial data highlights for the period from May 7, 2013 (commencement of operations) to December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

March 21, 2014

QUAKER GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2013

December 31,
2013
ASSETS:
Cash and cash equivalents	$11,978,889
Equity in commodity futures trading accounts:
Cash (restricted cash $5,369,821)	10,681,449
Net unrealized profit on open contracts	840,087
Accrued interest and other assets	—

TOTAL ASSETS	$23,500,425

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:

Due to BlackRock Global Horizons I L.P.	$1,242,900
Profit Shares payable	173,061
Trading Advisor’s management fees payable	6,698
Administrator fees payable	3,288
Professional fees payable	20,001
Other fees payable	382

Total liabilities	1,446,330

MEMBERS’ CAPITAL	22,054,095

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$23,500,425

See notes to financial statements.

QUAKER GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MAY 7, 2013 TO DECEMBER 31, 2013

2013
TRADING PROFITS (LOSSES):
Realized	$1,908,485
Change in unrealized	839,434
Brokerage commissions and clearing costs	(117,010)

Total trading profits	2,630,909

INVESTMENT INCOME:
Interest	—

EXPENSES:
Trading Advisor’s management fees	154,892
Profit Shares	471,623
Administrator fees	32,980
Professional fees	48,591
Other fees	483,195
Total expenses	1,191,281

NET INVESTMENT LOSS	(1,191,281)

NET INCOME	$1,439,628

See notes to financial statements.

QUAKER GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE PERIOD FROM MAY 7, 2013 TO DECEMBER 31, 2013

MEMBERS’ CAPITAL, MAY 7, 2013	$—

Subscriptions	31,017,915

Net income	1,439,628

Redemptions	(14,921,787)

Net reallocations by BlackRock Global Horizons I L.P.	4,518,339

MEMBERS’ CAPITAL, DECEMBER 31, 2013	$22,054,095

See notes to financial statements.

QUAKER GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD FROM MAY 7, 2013 TO DECEMBER 31, 2013

The following ratios have been derived from information provided in the financial statements.  An individual Member’s results may vary from these ratios due to timing of income and expenses and capital transactions.

	2013
Total Return:

Total return (before Profit Shares)	8.88%
Profit Shares	-2.17%
Total return	6.72%

Ratios to Average Net Assets:(1)

Expenses (before Profit Shares)	5.30	%(2)
Profit Shares	2.02%
Expenses	7.32	%(2)

Net investment loss	-7.39	%(2)

(1) Included in the ratios of expenses to average Members’ capital are brokerage commissions and clearing costs which are presented in Trading Profits (Losses) on the Statement of Operations.

(2) The expenses (before Profit Shares) and the interest portion of net investment loss for the net investment loss ratios have been annualized.

See notes to financial statements.

QUAKER GLOBAL HORIZONS, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.              ORGANIZATION

Quaker Global Horizons, LLC (the “Company”) was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act on April 16, 2013.  BlackRock Investment Management, LLC (the “Manager” or “BRIM”), a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”), is the manager of the Company and entered into a limited liability company agreement with the Company on April 16, 2013.

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

The Company commenced trading on May 7, 2013 and the Manager allowed other funds and accounts managed by the General Partner of the Partnership (and affiliates of the General Partner) to invest directly with the Company at that time.  The financial statements of the Company presented herein reflect the financial position as of December 31, 2013, the results of operations, changes in members’ capital and financial data highlights for the period from May 7, 2013 to December 31, 2013.

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

Net Unrealized Profit (Loss) on Open Contracts

The Company, in its normal course of business, enters into various derivatives contracts with Newedge USA which acts as the Company’s clearing broker. Pursuant to the brokerage agreement with Newedge USA (which include netting arrangements), to the extent that such trading results in receivables from and payables to Newedge USA, these receivables and payables are offset and reported as a net receivable or payable with the broker.  Net receivables are included in the Statement of Financial Condition under Equity in commodity futures trading accounts in Net unrealized profit on open contracts; net payables are included in the Statement of Financial Condition under Liabilities in Net unrealized loss on open contracts.

Commodity futures and forwards contracts transactions are recorded on the trade date. The receivables and payables for forwards contracts represent the difference between the original contract value and the market value. The receivables and payables for futures contracts represent the variation margin, which is the daily fluctuation in market value of the futures contracts. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized in the Statement of Operations.

Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar; however, it has trading activities in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statement of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statement of Operations.

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

The Company files U.S. Federal and various state and local tax returns. No income tax returns are currently under examination. The statute of limitations on the Company’s U.S. Federal tax returns are open for the period ended 2013. The statute of limitations on the Company’s state and local tax returns may remain open for an additional year depending on the jurisdiction.

There are no unrecognized tax benefits relating to the accompanying financial statements.

Distributions

The Members are entitled to receive any distributions which may be made by the Company.  No such distributions have been declared for the period ended December 31, 2013.

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

3.              CONDENSED SCHEDULES OF INVESTMENTS

The Company trades futures and forwards contracts.  The level of trading is affected by conditions in those markets.  During the period ended December 31, 2013, 6,421 contracts were closed.  The fair value of the Company’s futures and forwards contracts by type, that are presented as Net unrealized profit on open contracts in the Statement of Financial Condition as of December 31, 2013 are as follows:

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

The trading profits (losses) of the Company’s derivatives by instrument type, as well as the location of those gains and losses on the Statement of Operations for the period from May 7, 2013 to December 31, 2013 are as follows:

2013

		Change in Net
Commodity	Realized Profits	Unrealized	Net Trading
Industry Sector	(Losses)	Profits (Losses)	Profits (Losses)

Futures
Agriculture	$875,308	$326,775	$1,202,083
Currencies	19,569	(653)	18,916
Energy	124,964	15,286	140,250
Interest rates	(64,151)	(558,805)	(622,956)
Metals	181,450	41,460	222,910
Stock indices	444,011	520,823	964,834
Subtotal	1,581,151	344,886	1,926,037

Forwards
Currencies	327,334	494,548	821,882
Total	$1,908,485	$839,434	$2,747,919

4.              RELATED PARTY TRANSACTIONS

As of December 31, 2013, $ 11,978,889 was invested in an affiliated BlackRock money market fund.  The Due to BlackRock Global Horizons I L.P. balance of $1,242,900 included in the Statement of Financial Condition as of December 31, 2013 represents the amount due to the BlackRock Global Horizons I L.P. by the Company for expenses paid on the Company’s behalf and subscriptions, redemptions and allocations of capital from the Company.

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

Profit Shares, which are 20% of any New Trading Profit, are paid by the Company to the Trading Advisor as of the end of each year and upon the net reallocation of assets away from the Trading Advisor.  If net contribution amount to the Company exceeds $50 million, Profit Shares will be 17.5% of any New Trading Profit. Profit Shares are also paid out in respect of Member redemptions as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Member.

6.              MEMBERS’ CAPITAL

At December 31, 2013, the Members’ capital balances were:

December 31, 2013	Members’ Capital

BlackRock Global Horizons I L.P.	$14,195,907
Multi Manager Alpha Systematic Trend LTD.	7,858,188
Total Members’ Capital	$22,054,095

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

There were no Level 3 assets or liabilities held at December 31, 2013 or during the period then ended.

The following table summarizes the valuation of the Company’s investments by the above ASC 820 fair value hierarchy levels as of December 31, 2013.

		Fair Value at Reporting Date Using
Description	December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Cash Equivalents	$11,978,889	$11,978,889	$—
Futures (1)	345,539	345,539	—
Forwards (1)	494,548	—	494,548
	$12,818,976	$12,324,428	$494,548

(1) See Condensed Schedule of Investments in Note 3 for the values in each commodity industry sector within this table.

There were no transfers between Level 1 and Level 2 during the period ended December 31, 2013.

8.              DERIVATIVE CONTRACTS AND OFF BALANCE SHEET RISK

The Company is exposed to market risk, the risks arising from changes in the market value of the contracts; credit risk, the risk of failure by another party to perform according to the terms of a contract and concentration risk; the risk of financial institution insolvency.

Market Risk

Derivative contracts involve varying degrees of off-balance sheet market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial contracts or commodities underlying such open derivative contracts frequently result in changes in the Company’s net unrealized profit (loss) on such derivative contracts as reflected in the Statement of Financial Condition.  The Company’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative contracts held by the Company as well as the volatility and liquidity of the markets in which the derivative contracts are traded.  Investments in foreign markets may also entail legal and political risks.

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

Set forth below are table which disclose both gross information and net information about instruments and transactions eligible for offset in the Statement of Financial Condition and instruments and transactions that are subject to an agreement similar to a master netting agreement, as well as amounts related to margin, reflected as financial collateral (including cash collateral), held at Newedge USA. Margin reflected in the collateral tables reflects margin up to an amount of 100% of the net amount of unrealized loss for Newedge USA. Actual margin amounts required at each counterparty are based on the notional amounts or the number of contracts outstanding and may exceed the margin presented in the collateral tables. The master netting agreements allow Newedge USA to net any collateral held in or on behalf of the Company or liabilities or payment obligations of Newedge USA to the Company against any liabilities or payment obligations of the Company to Newedge USA. The Company is required to deposit financial collateral (including cash collateral) at Newedge USA. Such requirements are specific to Newedge USA.

As noted in Note 2, during the normal course of business, the Company enters into derivative contracts with Newedge USA. Pursuant to the agreement with Newedge USA, certain positions have been netted in the Statement of Financial Condition to reflect the legal right of offset with Newedge USA. The tables below present the offsetting on a basis by commodity industry sector.  As the receivables and payables are netted by Newedge USA, as appropriate under GAAP, the presentation below does not reflect amounts across commodity industry sectors which have been netted in the Statement of Financial Condition.  Thus, amounts for certain commodity industry sectors may appear to be netted in excess of the gross amounts of recognized assets or liabilities, as indicated by a negative net asset amount or positive net liability amount in the net amounts presented in the Statement of Financial Condition in the tables below.

As of 12/31/2013

Offsetting of Net unrealized profit on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statement of Financial	the Statement of Financial
Industry Sector	Recognized Assets	Condition	Condition
Futures
Agriculture	$408,465	$(81,690)	$326,775
Energy	66,707	(51,421)	15,286
Interest rates	474,804	(1,033,608)	(558,804)
Metals	49,220	(7,760)	41,460
Stock indices	696,785	(175,963)	520,822
Subtotal	1,695,981	(1,350,442)	345,539

Forwards
Currencies	842,524	(347,976)	494,548

Total Derivatives subject to a master netting or similar arrangement	2,538,505	(1,698,418)	840,087

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$2,538,505	$(1,698,418)	$840,087

Offsetting of Net unrealized loss on open contracts:

		Gross	Net
	Gross	Amounts offset in	Amounts presented in
Commodity	Amounts of	the Statement of Financial	the Statement of Financial
Industry Sector	Recognized Liabilities	Condition	Condition
Futures
Agriculture	$(81,690)	$81,690	$—
Energy	(51,421)	51,421	—
Interest rates	(1,033,608)	1,033,608	—
Metals	(7,760)	7,760	—
Stock indices	(175,963)	175,963	—
Subtotal	(1,350,442)	1,350,442	—

Forwards
Currencies	(347,976)	347,976	—

Total Derivatives subject to a master netting or similar arrangement	(1,698,418)	1,698,418	—

Total Derivatives not subject to a master netting or similar arrangement	—	—	—

Total Derivatives	$(1,698,418)	$1,698,418	$—

As of 12/31/2013

Collateral Held by Counterparty:

		Gross Amounts not offset in the Statement of Financial Condition
	Net Amount of Unrealized Profit	Cash Collateral	Net
Counterparty	in the Statement of Financial Condition	Received	Amount

Counterparty A	$840,087	$—	$840,087
	$840,087	$—	$840,087

	Net Amount of Unrealized Loss	Cash Collateral	Net
Counterparty	in the Statement of Financial Condition	Pledged	Amount

Counterparty A	$—	$—	$—
	$—	$—	$—

Concentration Risk

The amount of required margin and good faith deposit with the broker usually ranges from 1% to 10% of the members’ capital of the Company.  The cash held to satisfy such requirement at December 31, 2013 was $5,369,821, which equals 24.35% of the Members’ capital, respectively.  The Company has a substantial portion of its assets on deposit with financial institutions.  In the event of a financial institution’s insolvency, recovery of Company assets on deposit may be limited to account insurance or other protection afforded such deposits.

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

of Quaker Global Horizons, LLC

and

Managing Director of

BlackRock Investment Management, LLC

General Partner of

BlackRock Global Horizons I L.P. and

Manager of

Quaker Global Horizons, LLC